    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           SPECTRASITE HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      4899
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   56-2027322
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                              8000 REGENCY PARKWAY
                                   SUITE 570
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112
                         (ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                           AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                                DAVID P. TOMICK
                           SPECTRASITE HOLDINGS, INC.
                              8000 REGENCY PARKWAY
                                   SUITE 570
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                 AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)

                               ------------------
                Please address a copy of all communications to:

                               TIMOTHY J. KELLEY
                                THOMAS D. TWEDT
                         DOW, LOHNES & ALBERTSON, PLLC
                        1200 NEW HAMPSHIRE AVENUE, N.W.
                             WASHINGTON, D.C. 20036
                                 (202) 776-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ------------------
                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

              TITLE OF EACH CLASS                   PROPOSED MAXIMUM AGGREGATE                 AMOUNT OF
         OF SECURITIES TO BE REGISTERED                   OFFERING PRICE                  REGISTRATION FEE(1)
-------------------------------------------------------------------------------------------------------------------
11 1/4% Senior Discount Notes Due 2009..........           $347,546,477                         $96,618
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f).
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement covers the registration of $586,800,000 aggregate principal amount at maturity of Series B 11 1/4% senior discount notes due 2009 of SpectraSite Holdings, Inc. that may be exchanged for equal principal amounts at maturity of SpectraSite's outstanding 11 1/4% senior discount notes due 2009. This registration statement also covers the registration of the registered notes for resale by CIBC World Markets Corp. in market-making transactions. The complete prospectus relating to the exchange offer follows immediately after this explanatory note. Following the exchange offer prospectus are certain pages of the prospectus relating solely to such market-making transactions, including an alternate front cover page and alternate sections entitled "Use of Proceeds" and "Plan of Distribution." In addition, each market-making prospectus will not include the following captions, or the information set forth under such captions, included in the exchange offer prospectus: "Risk Factors -- Lack of Public Market for the Notes -- You may not be able to sell your notes," "Prospectus Summary -- Summary of the Exchange Offer," "The Exchange Offer" and "Certain United States Federal Income Tax Considerations -- Effect of Exchange of Outstanding Notes for Registered Notes." All other sections of the exchange offer prospectus will be included in the market-making prospectus.

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THEIR OFFER OR SALE IS NOT PERMITTED.
                                                             [SpectraSite Logo]

                  SUBJECT TO COMPLETION, DATED AUGUST 12, 1999

PROSPECTUS

                                  $586,800,000

                           SPECTRASITE HOLDINGS, INC.

OFFER TO EXCHANGE SERIES B 11 1/4% SENIOR DISCOUNT NOTES DUE 2009 FOR ANY AND ALL OUTSTANDING 11 1/4% SENIOR DISCOUNT NOTES DUE 2009.

                            TERMS OF EXCHANGE OFFER

- Expires 5:00 p.m., New York City time, September 15, 1999, unless extended

- All outstanding notes that are validly tendered and not withdrawn will be exchanged

- Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer

- The exchange of notes will not be a taxable exchange for United States federal tax purposes

- We will not receive any proceeds from the exchange offer

- The terms of the registered notes we will issue in the exchange offer are substantially identical to the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes

     The notes are eligible for trading in The Portal(SM) Market, a subsidiary of The Nasdaq Market, Inc. The notes also may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

     WE ARE NOT MAKING AN OFFER TO EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" COMMENCING ON PAGE 8.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               August     , 1999

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. In this prospectus, Holdings refers to SpectraSite Holdings, Inc., a Delaware corporation, and SpectraSite and we or our each refers to Holdings, its subsidiaries and all predecessor entities to Holdings and its subsidiaries collectively, unless the context otherwise requires.

                               THE EXCHANGE OFFER

     On April 20, 1999, we completed the private offering of $586,800,000 aggregate principal amount at maturity of 11 1/4% senior discount notes due 2009. Holdings entered into a registration rights agreement with the initial purchasers of the notes in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer on or prior to October 20, 1999. This exchange offer allows you to exchange your notes for registered notes with substantially identical terms. You should read the discussions under the heading "-- Summary of Terms of the Registered Notes" and "Description of the Notes" for further information regarding the registered notes.

     We believe that you may resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the headings "-- Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the registered notes.

                                  SPECTRASITE

     We believe that SpectraSite is one of the leading full service providers of tower related services in the U.S. wireless communications industry. SpectraSite develops and manages build-to-suit tower networks and provides site acquisition and site management services for major wireless communications companies. We are capitalizing on the growing trend toward antenna co-location and independent tower ownership, as leading wireless providers increasingly redirect their capital outlays from tower development to subscriber acquisition activities and local municipalities encourage multiple tenants on single towers. In addition, we plan to expand our tower inventory through future acquisitions or partnerings with major wireless communications service providers and by building or acquiring selective tower assets in strategic geographic areas that will be attractive to multiple tenants.

     Our primary focus is the ownership of multi-tenant towers and the leasing, under long-term contracts, of antenna space on such towers to a variety of wireless service providers, including personal communications service, cellular, paging, specialized mobile radio and enhanced specialized mobile radio. Our build-to-suit programs provide a comprehensive solution to those wireless service providers seeking to minimize their capital expenditures, overhead and time associated with the build-out and ongoing maintenance of their wireless network infrastructure. We also offer comprehensive site acquisition services, including site location analysis; site acquisition; zoning and land use permitting; FAA compliance analysis and filing; and contract, title and building permit administration. In addition, we provide comprehensive site management services for communications sites. We manage not only our own tower sites, but also over 1,000 sites for carriers. Site acquisition and site management allow us to offer a complete line of tower services.

     Our principal executive offices are located at 8000 Regency Parkway, Suite 570, Cary, North Carolina 27511, and our telephone number is (919) 468-0112.

BUSINESS STRATEGY

     Our strategic objective is to be one of the largest owners and operators of communications towers and to be the premier build-to-suit provider of tower networks in the United States. Our strategy involves the following elements:

     - Maximize utilization of tower capacity.

     - Partner with major wireless service providers and assume ownership of their existing towers.

     - Integrate the Nextel tower assets.

     - Build towers in areas of increasing wireless demand.

     - Acquire towers with substantial co-location opportunities.

     - Capitalize on our strong relationships with major wireless service providers.

     - Leverage our site acquisition experience.

COMPETITIVE STRENGTHS

     We believe that the following strengths will enable us to successfully expand our business:

     - National presence with over 2,500 communications towers.

     - Build-to-suit focus.

     - Capability to manage multiple projects.

     - Standardized procedures and specifications.

     - Integrated provider of site development services.

     - Experienced management.

       RECENT EVENTS

     WESTOWER MERGER. On May 15, 1999, we agreed to acquire Westower Corporation, a Washington corporation, in a merger transaction. In the merger, holders of Westower common stock will receive 1.81 shares of Holdings' common stock for each of their shares. The merger is subject to the approval of Westower stockholders and other closing conditions. We cannot assure you when or if the Westower merger will occur.

     NEXTEL TOWER ACQUISITION. On April 20, 1999, we acquired 2,000 communications towers from Nextel Communications, Inc. in exchange for $560.0 million in cash and 14 million shares of Holdings' Series C preferred stock. As part of this transaction, Nextel agreed to lease 1,700 additional sites on our towers as part of its national service deployment.

     SALE OF SERIES C PREFERRED STOCK. In connection with the Nextel tower acquisition, we privately placed 46,286,795 shares of Holdings' Series C preferred stock for an aggregate purchase price of $231.4 million. We used the proceeds from this sale to partially fund the Nextel tower acquisition.

     CREDIT FACILITY. We have entered into a $500.0 million seven-year credit facility. We borrowed $150.0 million under this facility at the closing of the Nextel tower acquisition.

     AIRADIGM TOWER ACQUISITION. We acquired 40 towers from Airadigm Communications, Inc. in 1998 and an additional five towers in 1999. The total purchase price for all 45 towers was $11.25 million.

                         SUMMARY OF THE EXCHANGE OFFER

Registration Rights Agreement.............  You have the right to exchange your 2009 notes for registered notes with substantially identical terms.
                                            This exchange offer is intended to satisfy these rights.
                                            After the exchange offer is complete, you will no longer
                                            be entitled to any exchange or registration rights with
                                            respect to your notes.
The Exchange Offer........................  We are offering to exchange $1,000 principal amount at maturity of Holdings' Series B 11 1/4% senior discount
                                            notes due 2009 which have been registered under the
                                            Securities Act for each $1,000 principal amount at
                                            maturity of Holdings' outstanding 11 1/4% senior
                                            discount notes due 2009 which were issued in April 1999
                                            in a private offering. In order to be exchanged, an
                                            outstanding note must be properly tendered and accepted.
                                            We will exchange all 2009 notes validly tendered and not
                                            validly withdrawn.
                                            As of this date there is $586,800,000 aggregate
                                            principal amount at maturity of 2009 notes outstanding.
                                            We will issue registered notes on or promptly after the
                                            expiration of the exchange offer.
Resales...................................  We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without
                                            compliance with the registration and prospectus delivery
                                            provisions of the Securities Act provided that:
                                            - you acquire the registered notes issued in the
                                              exchange offer in the ordinary course of your business;
                                            - you are not participating, do not intend to
                                              participate, and have no arrangement or understanding
                                              with any person to participate, in the distribution of
                                              the registered notes issued to you in the exchange
                                              offer; and
                                            - you are not an affiliate, as defined under Rule 405 of
                                              the Securities Act, of ours.
                                            If a broker-dealer receives registered notes for its own
                                            account in exchange for outstanding notes which were
                                            acquired by that broker-dealer as a result of
                                            market-making or other trading activities, then that
                                            broker-dealer must acknowledge that it will deliver a
                                            prospectus meeting the requirements of the Securities
                                            Act in connection with any resale of the registered
                                            notes. A broker-dealer may use this prospectus for an
                                            offer to resell, resale or other retransfer of the
                                            registered notes issued to it in the exchange offer.
Record Date...............................  We mailed this prospectus and the related exchange offer documents to registered holders of outstanding 2009
                                            notes on August 11, 1999.
Expiration Date...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, September 15, 1999, unless we decide to
                                            extend the expiration date.


Conditions to the Exchange Offer..........  We may terminate or amend the exchange offer if:
                                            - any legal proceeding, government action or other
                                              adverse development materially impairs our ability to
                                              complete the exchange offer;
                                            - any SEC rule, regulation or interpretation materially
                                              impairs the exchange offer; or
                                            - we have not obtained any necessary governmental
                                              approvals with respect to the exchange offer.
Procedures for Tendering Outstanding
  Notes...................................  Each holder of outstanding 2009 notes wishing to accept the exchange offer must:
                                            - complete, sign and date the accompanying letter of
                                              transmittal, or a facsimile thereof; or
                                            - arrange for DTC to transmit certain required
                                              information to the exchange agent in connection with a
                                              book-entry transfer.
                                            You must mail or otherwise deliver the documentation
                                            listed above and your outstanding 2009 notes to United
                                            States Trust Company of New York, as exchange agent, at
                                            the address set forth under "The Exchange
                                            Offer -- Exchange Agent."
                                            By tendering your outstanding 2009 notes in this manner,
                                            you will be representing, among other things, that you
                                            meet the three requirements set forth under "-- Resales"
                                            above.
Untendered Outstanding Notes..............  If you are eligible to participate in the exchange offer and you do not tender your outstanding notes, you will
                                            not have any further registration or exchange rights and
                                            your outstanding notes will continue to be subject to
                                            restrictions on transfer. Accordingly, the liquidity of
                                            the market for such outstanding notes could be adversely
                                            affected.
Special Procedures for Beneficial
  Owners..................................  If you beneficially own outstanding 2009 notes registered in the name of a broker, dealer, commercial
                                            bank, trust company or other nominee and you wish to
                                            tender your outstanding notes in the exchange offer, you
                                            should contact the registered holder promptly and
                                            instruct it to tender on your behalf. If you wish to
                                            tender on your own behalf, you must, prior to completing
                                            and executing the letter of transmittal for the exchange
                                            offer and delivering your outstanding 2009 notes, either
                                            arrange to have your outstanding notes registered in
                                            your name or obtain a properly completed bond power from
                                            the registered holder. The transfer of registered
                                            ownership may take considerable time.
Guaranteed Delivery Procedures............  If you wish to tender your outstanding 2009 notes and time will not permit your required documents to reach
                                            the exchange agent by the expiration date of the
                                            exchange offer, or you cannot complete the procedure for
                                            book-entry transfer on time or you cannot deliver
                                            certificates for your outstanding notes on time, you may
                                            tender your outstanding notes according to the
                                            procedures described in this prospectus under the
                                            heading "The Exchange Offer -- Guaranteed Delivery
                                            Procedures."


Withdrawal Rights.........................  You may withdraw the tender of your outstanding 2009 notes at any time prior to 5:00 p.m., New York City
                                            time, on September 15, 1999.
Certain United States Federal Tax
  Considerations..........................  The exchange of notes will not be a taxable event for
                                            United States federal income tax purposes.
Use of Proceeds...........................  We will not receive any proceeds from the issuance of registered notes in the exchange offer. We will pay all
                                            our expenses incident to the exchange offer.
Exchange Agent............................  United States Trust Company of New York is serving as the exchange agent in connection with the exchange
                                            offer.

                    SUMMARY OF TERMS OF THE REGISTERED NOTES

     The form and terms of the registered notes are the same as the form and terms of the outstanding 2009 notes except that the registered notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The registered notes will evidence the same debt as the outstanding 2009 notes, and the same indenture will govern both the registered notes and the outstanding notes.

Registered Notes..........................  Series B 11 1/4% senior discount notes due 2009 of
                                            SpectraSite Holdings, Inc.
Maturity..................................  April 15, 2009
Accreted Value and Interest...............  The registered notes will accrete at a daily rate of
                                            11 1/4% per year, compounded semiannually, to an
                                            aggregate principal amount of $586,800,000 by April 15,
                                            2004. Cash interest will begin to accrue on April 15,
                                            2004, and we will pay cash interest on October 15, 2004,
                                            and on each April 15 and October 15 thereafter, at a
                                            rate of 11 1/4% per year.
Optional Redemption.......................  After April 15, 2004, we may redeem all or a portion of the 2009 notes at specified redemption prices, plus
                                            accrued and unpaid interest, to the applicable
                                            redemption date.
                                            On any one or more occasions prior to April 20, 2002, we
                                            may redeem up to 35% of the aggregate principal amount
                                            at maturity of the 2009 notes with the net cash proceeds
                                            from one or more equity offerings. The redemption price
                                            would be 111.25% of the accreted value on the redemption
                                            date.
                                            You should refer to the heading "Description of Notes --
                                            Optional Redemption" for further details.
Ranking...................................  The 2009 notes:
                                            - are general unsecured obligations of Holdings;
                                            - rank equal in right of payment with all existing and
                                              future unsecured senior indebtedness of Holdings;
                                            - are senior in right of payment to all future
                                              subordinated indebtedness of Holdings; and
                                            - are effectively subordinated to all indebtedness,
                                              liabilities and other obligations of Holdings'
                                              subsidiaries.
                                            Holdings conducts all operations through its
                                            subsidiaries, and Holdings' subsidiaries are not
                                            guarantors of the notes. As of December 31, 1998, after
                                            giving effect to the offering of our 2009 notes and
                                            initial borrowings under our credit facility, Holdings
                                            would have had $472.7 million of debt outstanding, and
                                            Holdings' subsidiaries had approximately $152.7 million
                                            of indebtedness and other liabilities.
Certain Covenants.........................  The indenture governing the 2009 notes contains a number of covenants for your benefit which, among other things
                                            and subject to certain qualifications, restrict our
                                            ability to:
                                            - incur indebtedness;
                                            - make certain payments;
                                            - issue preferred stock;
                                            - enter into transactions with affiliates;

                                            - create liens;
                                            - sell assets; and
                                            - consolidate, merge or sell substantially all of our
                                              assets.
Change of Control.........................  Upon the occurrence of a change of control of Holdings, we will offer to repurchase your 2009 notes, in whole or
                                            in part, at a price equal to 101% of their accreted
                                            value to the date of purchase prior to April 15, 2004 or
                                            101% of their principal amount, plus accrued and unpaid
                                            interest, if any, to the date of purchase on or after
                                            April 15, 2004. We cannot assure you, however, that we
                                            will have sufficient funds available to repurchase all
                                            of the notes which holders may deliver in connection
                                            with a change of control repurchase offer.
Form of Registered Notes..................  The registered notes will be represented by one or more permanent global securities in bearer form deposited
                                            with United States Trust Company of New York, as book
                                            entry depositary, for the benefit of DTC. You will not
                                            receive registered notes in registered form unless one
                                            of the events set forth under the heading "Description
                                            of the Registered Notes -- Book-Entry; Delivery and
                                            Form" occurs. Instead, beneficial interests in the
                                            registered notes will be shown on, and transfers of
                                            these will be effected only through, records maintained
                                            in book-entry form by DTC with respect to its
                                            participants.

                                  RISK FACTORS

     Ownership of the outstanding notes or the registered notes involves a high degree of risk. You should consider carefully the risk factors below, as well as the other information in this prospectus, before making any investment decision regarding the notes.

LACK OF PUBLIC MARKET FOR THE NOTES -- YOU MAY NOT BE ABLE TO SELL YOUR NOTES.

     The outstanding notes were not registered under the Securities Act or under the securities laws of any state and may not be resold unless they are subsequently registered or an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and:

     - any market that may develop may not be liquid;

     - the registered note holders may not be able to sell their notes; or

     - the registered note holders may not be able to sell their notes at a favorable price. If such a market were to exist, the registered notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and the financial performance of SpectraSite.

     The notes are designated for trading among qualified institutional buyers in The Portal(SM) Market. We understand that CIBC World Markets Corp. Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, BancBoston Robertson Stephens Inc. and TD Securities (USA) Inc. presently intend to make a market in the 2009 notes. However, they are not obligated to do so, and any market-making activity with respect to the 2009 notes may be discontinued at any time without notice. In addition, this market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. No active trading market may exist for the 2009 notes and any trading market which does develop may not be liquid.

     Notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer, and, upon completion of the exchange offer, registration rights with respect to the outstanding 2009 notes will terminate. In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding 2009 notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding 2009 notes could be adversely affected.

WE ARE NOT OBLIGATED TO NOTIFY YOU OF UNTIMELY OR DEFECTIVE TENDERS OF OUTSTANDING NOTES.

     We will issue registered notes in this exchange offer only after a timely receipt of your outstanding 2009 notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding 2009 notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding 2009 notes for exchange.

OUR SUBSTANTIAL INDEBTEDNESS COULD INTERFERE WITH OUR FINANCIAL GROWTH.

     SpectraSite is and will continue to be highly leveraged. As of March 31, 1999, after giving effect to the offering of our 2009 notes, initial borrowings under our credit facility and the Westower merger, SpectraSite would have had total consolidated indebtedness of approximately $628.9 million. Also, if SpectraSite had sold the 2009 notes, borrowed under its credit facility to acquire the Nextel towers and consummated the merger with Westower on January 1, 1998, SpectraSite's earnings before interest and taxes would have been inadequate to service its fixed charges by $97.8 million and $25.0 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. We expect that earnings will continue to be inadequate to service fixed charges at least through fiscal 2000.

     Our high level of indebtedness could have important consequences. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to obtain additional financing;

     - require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures or other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

     - place us at a competitive disadvantage relative to less leveraged competitors.

IF WE DO NOT GENERATE SUFFICIENT CASH, WE WILL BE UNABLE TO SERVICE OUR INDEBTEDNESS.

     Our ability to make scheduled payments of principal of, or to pay interest on, SpectraSite's debt obligations and our ability to refinance any such debt obligations or to fund planned capital expenditures, will depend on SpectraSite's future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our ability to generate sufficient cash flow from operations is uncertain. In addition, we may not meet our anticipated revenue growth targets, and our future debt service obligations could exceed borrowing capacity or equity or debt financing availability. Further, SpectraSite may not be able to effect any required refinancing of its indebtedness on commercially reasonable terms or at all.

WE ARE A HOLDING COMPANY AND OUR ONLY SOURCE OF CASH TO PAY INTEREST ON AND THE PRINCIPAL OF THE 2008 NOTES AND THE 2009 NOTES IS DISTRIBUTIONS FROM OUR SUBSIDIARIES.

     Holdings is a holding company with no business operations of its own. Holdings' only significant asset is and will be the outstanding capital stock of its subsidiaries. Holdings conducts all of its business operations through its subsidiaries. Accordingly, Holdings' only source of cash to pay interest on and the principal of the notes is distributions with respect to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. We currently expect that Holdings' subsidiaries will retain and use any earnings and cash flow to support their operations, including to service their respective debt obligations. Even if we decided to pay a dividend on or to make a distribution in respect of the capital stock of Holdings' subsidiaries, the subsidiaries may not generate sufficient cash flow to pay such a dividend or distribute such funds to Holdings and applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of those subsidiaries, may not permit such dividends or distributions.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS EFFECTIVELY JUNIOR TO SPECTRASITE'S EXISTING INDEBTEDNESS AND POSSIBLY ALL FUTURE BORROWINGS.

     The 2008 notes and the 2009 notes rank equally in right of payment. Holdings' subsidiaries are not guarantors of the notes. As a result, all indebtedness, including trade payables, of Holdings' subsidiaries, including any borrowings under a new credit facility will be structurally senior to the notes. As of March 31, 1999, after giving effect to the Nextel tower acquisition and the related financing transactions, SpectraSite's subsidiaries had approximately $167.5 million of debt and other liabilities and the ability to borrow $350.0 million under the credit facility, all of which is structurally senior in right of payment to the senior discount notes.

THE CREDIT FACILITY RESTRICTS THE ABILITY OF HOLDINGS' SUBSIDIARIES TO MAKE DISTRIBUTIONS TO HOLDINGS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO PAY INTEREST ON OR THE PRINCIPAL OF THE 2008 NOTES AND THE 2009 NOTES.

     The credit facility, subject to certain limited exceptions, prohibits dividends or other distributions by Holdings' subsidiaries to Holdings. In addition, Holdings' subsidiaries are permitted under the terms of the indentures governing the 2008 notes and the 2009 notes to incur certain additional indebtedness that may restrict or prohibit the subsidiaries from making distributions, paying dividends or making loans to Holdings. If any or all of Holdings' subsidiaries become subject to bankruptcy proceedings before payment of the notes, we do not expect the note holders to have claims in such proceedings. Only after the subsidiaries' creditors are fully paid would any remaining value of the subsidiaries' assets be available to Holdings or its creditors, including the note holders.

     The credit facility permits distributions to Holdings in an amount sufficient to pay scheduled interest payments on the 2008 notes commencing in 2003 and on the 2009 notes commencing in 2004, provided that there is no default or event of default outstanding under the credit facility, including under the financial maintenance tests set forth in the credit facility. If Holdings' subsidiaries are not able to make distributions to Holdings, we will have to pursue other alternatives which may include refinancing the credit facility or seeking other sources of debt or equity capital. For more information regarding the credit facility, see "Description of Certain Indebtedness -- Credit Facility."

REPAYMENT OF THE PRINCIPAL OF THE 2008 NOTES AND THE 2009 NOTES WILL REQUIRE ADDITIONAL FINANCING AND WE ARE NOT CERTAIN OF THE SOURCE OR AVAILABILITY OF FUTURE FINANCING AT THIS TIME.

     We currently anticipate that, in order to pay the principal of the notes or to redeem or repurchase the notes upon a change of control under the indentures governing the 2008 notes and the 2009 notes, we will be required to adopt one or more alternatives, such as refinancing SpectraSite's indebtedness or selling its equity securities or the equity securities or assets of its subsidiaries. Financing alternatives may not be available on satisfactory terms or terms that would be permitted under the indentures governing the 2008 notes and the 2009 notes or any other debt instruments then in effect.

A GROUP OF STOCKHOLDERS CONTROLS THE VOTING POWER OF HOLDINGS AND THEIR INTERESTS MAY BE DIFFERENT FROM YOURS.

     Affiliates of Welsh, Carson, Anderson & Stowe own approximately 32 million shares of Holdings' capital stock. They also have the right to appoint a majority of the board of directors and proxies from certain of the other stockholders to vote 51% of the voting power of Holdings' capital stock under a stockholders' agreement. In addition, other Holdings stockholders have a right to board representation under this agreement. Welsh, Carson and the other parties to the stockholders' agreement may have interests that are different from yours. See "Certain Transactions -- Stockholders' Agreement."

WE MAY BE UNABLE TO ACQUIRE TOWERS OR INCREASE OUR CONSTRUCTION ACTIVITIES AS PROJECTED; FAILURE TO FULFILL THESE STRATEGIES MAY HARM OUR REVENUES.

     Our growth strategy depends on our ability to construct, acquire and operate towers in conjunction with the expansion by wireless service providers of their tower network infrastructure. Our ability to construct new towers can be affected by a number of factors beyond our control, including zoning and local permitting requirements, FAA considerations, FCC tower registration procedures, availability of tower components and construction equipment, availability of skilled construction personnel and weather conditions. In addition, because the concern over tower proliferation has grown in recent years, certain communities now restrict new tower construction or delay granting permits required for construction. These regulatory and other barriers could adversely affect our ability to complete towers in accordance with the requirements of our customers.

     Anchor tenant leases may contain penalty or forfeiture provisions in the event the towers are not completed within specified time periods.

     Our expansion plans call for a significant increase in construction activity. We may not be able to overcome the barriers to new construction and we may not complete the number of towers planned for construction. Our failure to complete the necessary construction could have a material adverse effect on our business, financial condition and results of operations.

     With respect to the acquisition of towers, we compete with wireless service providers, broadcasters, site developers and other independent tower owners and operators for acquisitions of towers, and we expect competition to increase. Increased competition for acquisitions may result in fewer acquisition opportunities, as well as higher acquisition prices. We regularly explore acquisition opportunities; however, we may have trouble identifying towers or tower companies to acquire in the future.

WE ANTICIPATE SIGNIFICANT CAPITAL EXPENDITURES AND MAY NEED ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     Our current plans call for at least $140.0 million of capital expenditures through 1999 for the construction and acquisition of communication sites, primarily towers. However, if acquisitions or other opportunities present themselves more rapidly than we currently anticipate or if estimates prove inaccurate, we may seek additional sources of debt or equity capital prior to the end of 1999 or scale back the scope of tower construction activity. Additional financing may not be available and could be restricted by the terms of the credit facility and the indentures governing our senior discount notes.

SUCCESS OF OUR BUSINESS STRATEGY REQUIRES US TO ACT QUICKLY, AND IMPLEMENTATION OF OUR STRATEGY COULD STRAIN OUR RESOURCES.

     We may not be able to identify, finance and complete future acquisitions on acceptable terms or manage profitably and market available space on SpectraSite's towers. Our business strategy depends on the construction or acquisition of additional towers and the profitable operation of our tower assets. Failure to execute our strategy will have a material adverse effect on SpectraSite's business, financial condition or results of operations.

     In addition, the time frame for completion of networks currently planned by wireless communications service providers may be limited to the next few years, and many personal communications services networks already have been substantially completed in large markets. Failure to move quickly and aggressively to obtain growth capital and capitalize on this infrastructure development opportunity could have a material adverse effect on our business, financial condition or results of operations with respect to both site acquisition services and site leasing.

     Implementation of our strategy to expand our site leasing business may impose significant strains on our management, operating systems and financial resources. In addition, we anticipate that operating expenses will increase significantly as we build and acquire additional tower assets. Failure to manage growth or unexpected difficulties encountered during expansion could have a material adverse effect on our business, financial condition or results of operations. The pursuit and integration of build-to-suit prospects, acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to the existing operations. Future acquisitions could result in the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon our business, financial condition or results of operations.

OUR BUSINESS DEPENDS ON DEMAND FOR WIRELESS COMMUNICATIONS.

     Our business depends on demand for communications sites from wireless service providers, which, in turn, depends on the demand for wireless services. Success of SpectraSite's business model requires us to secure co-location tenants, and securing co-location tenants depends upon the demand for communications sites from a variety of service providers in a particular market. A reduction in demand for communications sites or increased competition for co-location tenants could have a material adverse effect on SpectraSite's business, financial condition or results of operations.

COMPETING TECHNOLOGIES AND OTHER ALTERNATIVES COULD REDUCE THE DEMAND FOR OUR SERVICES.

     Most types of wireless services currently require ground-based network facilities, including communications sites for transmission and reception. Communications technologies which do not require ground-based sites or other alternatives could reduce the demand for space on our towers. The extent to which wireless service providers lease communications sites on our towers depends on the level of demand for wireless services, the financial condition and access to capital of such providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of communications licenses, changes in telecommunications regulations, the propagation characteristics of each company's technology and geographic terrain. In addition, wireless service providers frequently enter into agreements with competitors allowing them to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home providers' services. These roaming agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antennae on communications sites we own. The proliferation of these roaming agreements could have a material adverse effect on our business, financial condition or results of operations.

     The emergence of new technologies that do not require terrestrial antenna sites and can be substituted for those that do also could have a negative impact on our operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice and data services; one such system is currently operating. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services, and one of those systems is operational. Although such systems are highly capital-intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. Reduced demand for ground-based antenna sites could have a material adverse effect on our business, financial condition or results of operations.

WE COMPETE WITH COMPANIES WHICH HAVE GREATER FINANCIAL RESOURCES.

     SpectraSite competes for site leasing tenants with:

     - wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

     - site acquisition companies which acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site acquisition services;

     - owners of non-tower antenna sites including rooftops, water towers and other alternate structures; and

     - other independent tower operators.

     Wireless service providers that own and operate their own towers generally are substantially larger and have greater financial resources than SpectraSite. For example, AT&T Wireless and Sprint PCS are large companies that own and operate their own tower networks. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

     We compete for acquisition and new tower construction opportunities primarily with site developers and other independent tower companies. Some of these competitors have or are expected to have greater financial resources than SpectraSite has.

WE MAY NOT BE ABLE TO INTEGRATE WESTOWER'S OPERATIONS AND REALIZE THE POTENTIAL BENEFITS OF THE MERGER.

     Integration of the operations of SpectraSite and Westower will present significant challenges. In this regard, Westower has recently completed 13 acquisitions. The integration of managers from our companies will result in changes affecting all employees and the operations of both companies. Differences in management approach and corporate culture may strain employee relations. The success of the merger will also depend on our ability to integrate our business strategies. We may not realize the anticipated benefits of the merger. If we are unable to integrate our operations successfully, we may not achieve the anticipated financial benefits of the merger.

SPECTRASITE MAY ENCOUNTER DIFFICULTIES IN INTEGRATING NEXTEL'S TOWERS WITH OUR OPERATIONS, WHICH MAY RESULT IN A FAILURE TO GENERATE EXPECTED REVENUES AND DIVERT ITS MANAGEMENT.

     In April 1999, we acquired 2,000 towers from Nextel. We have never consummated a transaction as large as the Nextel tower acquisition and will likely face significant challenges in integrating the 2,000 acquired towers into our operations. We are in the process of upgrading our infrastructure to successfully manage these towers. In addition, integration of these towers will require substantial attention from our management team, which has had limited experience in integrating an acquisition of this size. Diversion of management attention from our existing business could have an adverse impact on our revenues and operating results. We may not be able to integrate the 2,000 towers into our operations successfully.

MOST OF OUR REVENUES AND TOWER CONSTRUCTION ACTIVITY WILL DEPEND ON NEXTEL.

     Nextel accounts for a significant portion of our total revenues. On a pro forma basis, for the three months ended March 31, 1999, Nextel represented 36.9% of our revenues. If Nextel were to suffer financial difficulties or if Nextel were unwilling or unable to perform its obligations under its arrangements with us, our business, financial condition and results of operations could be materially and adversely affected.

     The financial data related to Nextel set forth in the unaudited pro forma financial statements are estimated amounts provided by Nextel. Neither the independent auditors of SpectraSite nor Nextel have separately audited such financial data. We believe the estimated amounts are factually supportable and based on reasonable assumptions. However, these amounts may not accurately reflect the results of operations from the Nextel towers for the periods presented or the operating results that we can expect from the Nextel towers in the future.

     Nextel has agreed to lease 1,700 additional sites on our towers as part of its national service deployment. Under the terms of our agreements with Nextel, we will be required to construct or purchase certain numbers of towers at specified times. Our failure to construct or purchase such towers as agreed could result in the cancellation of our right to construct or purchase additional towers under these agreements. Such a cancellation could have a material adverse effect on our business, financial condition or results of operations and on our ability to implement or achieve our business objectives in the future.

     Under our agreements with Nextel, subject to limited exceptions, we will be required to construct new towers in locations to be determined by Nextel. These towers may have limited appeal to other providers of wireless communications services, limiting our opportunities to attract additional tenants, which could have a material adverse effect on our business, financial condition or results of operations.

OUR OPERATIONS REQUIRE COMPLIANCE WITH AND APPROVAL FROM FEDERAL AND STATE REGULATORY AUTHORITIES.

     SpectraSite is subject to a variety of regulations, including those at the federal, state and local levels. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting, marking, and lighting of towers and may, depending on the characteristics of the tower, require registration of tower facilities with the FCC. Wireless communications devices operating on towers are separately regulated and independently licensed by the FCC based upon the particular frequency used and the services being provided. Any proposals to construct new communications sites or modify existing communications sites that could affect air traffic must be reviewed by the FAA to ensure that the proposals will not present a hazard to aviation. Tower owners may have an obligation to paint their towers or install lighting to conform to FCC and FAA standards, and to maintain such painting or lighting. Tower owners also may bear the responsibility for notifying the FAA of any tower lighting failure. SpectraSite generally indemnifies its customers against any failure by SpectraSite to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties and tort liability.

     Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customers' demands. In addition, such regulations increase the costs associated with new tower construction. Existing regulatory policies may adversely affect the timing or cost of new tower construction and additional regulations may be adopted that will increase such delays or result in additional costs to SpectraSite. Such factors could have a material adverse effect on SpectraSite's business, financial condition or results of operations and on SpectraSite's ability to implement or achieve its business objectives in the future.

     As part of the Westower merger, we will acquire operations in Canada and an interest in a Brazilian joint venture. As a result, we will be subject to regulation in those jurisdictions. Our customers also may become subject to new regulatory policies which adversely affect the demand for communications sites. In addition, if we pursue international opportunities, we will be subject to regulation in foreign jurisdictions.

WE GENERALLY LEASE THE LAND UNDER OUR TOWERS AND MAY NOT BE ABLE TO MAINTAIN THESE LEASES.

     Our real property interests relating to towers primarily consist of leasehold interests, private easements and licenses, easements and rights-of-way granted by governmental entities. A loss of these interests would interfere with our ability to conduct our business and generate revenues. Our ability to protect our rights against persons claiming superior rights in towers depends on our ability to:

     - recover under title policies, the policy limits of which may be less than the purchase price of a particular tower;

     - in the absence of title insurance coverage, realize on title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and

     - realize on title covenants from landlords contained in lease agreements.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS THAT IMPOSE LIABILITY WITHOUT REGARD TO FAULT.

     Our operations are subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Following the Westower merger, we will be subject to similar Canadian regulations. Under these laws, SpectraSite could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although we believe that we are in substantial compliance with and have no material liability under all applicable environmental laws, the costs of compliance with existing or future environmental laws and any related liability could have a material adverse effect on our business, financial condition or results of operations.

OUR TOWERS ARE SUBJECT TO NATURAL DISASTERS.

     Our towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We self-insure almost all of our towers against such risks. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on our business, financial condition or results of operations.

PERCEIVED HEALTH RISKS OF RADIO FREQUENCY EMISSIONS.

     The FCC requires tower owners subject to the agency's antenna structure registration program to comply at the time of registration with federal environmental rules which may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff prior to registration and construction of the particular towers. The wireless service providers that utilize our towers are subject to FCC requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. If radio frequency emissions were conclusively proved harmful, our tenants and possibly we could be subject to lawsuits claiming damages from such emissions and demand for wireless services and new towers would be adversely affected. Although we have not been subject to any claims relating to radio frequency emissions, there can be no assurance that we will not be subject to such claims in the future.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING PRONOUNCEMENTS.

     This prospectus contains forward-looking statements, including statements concerning possible or assumed future results of operations of SpectraSite set forth under "Description of SpectraSite" and those preceded by, followed by or that include the words believes, expects, anticipates or similar expressions. You should understand that the following important factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements:

     - materially adverse changes in economic conditions in the markets we serve;

     - future regulatory actions and conditions in our operating areas;

     - competition from others in the communications tower industry;

     - the successful integration of the tower assets we recently acquired from Nextel Communications, Inc.; and

     - other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

                                    USE OF PROCEEDS

     Holdings will not receive any cash proceeds from the issuance of the registered notes in exchange for the outstanding notes. In consideration for issuing the registered notes, Holdings will receive outstanding notes in like original principal amount at maturity. Outstanding notes received in the exchange offer will be cancelled.

     The gross proceeds to SpectraSite from the original issuance of the outstanding notes was approximately $340.0 million. SpectraSite used a portion of the proceeds to partially fund the Nextel tower acquisition and to pay related fees and expenses. We will use the remaining proceeds for general corporate purposes, including construction of new towers and possible selective acquisitions.

                              THE WESTOWER MERGER

     On May 15, 1999, Holdings entered an agreement and plan of merger with Westower Corporation, a Washington corporation. Westower common stock is listed on the American Stock Exchange under the trading symbol "WTW." Under the merger agreement, Westower stockholders would receive 1.81 shares of Holdings common stock, plus cash for any fractional Westower shares, in exchange for each of their shares of Westower common stock.

     Approval of the merger requires the affirmative vote of holders of two-thirds of Westower's outstanding common stock. Holders representing approximately 49% of Westower's outstanding common stock have agreed to vote in favor of the merger. Westower will hold a special meeting of its stockholders to vote upon the proposed merger with SpectraSite.

THE MERGER AGREEMENT

     According to the terms of the agreement, W Acquisition Corp., a Washington corporation and wholly-owned subsidiary of Holdings, will merge with and into Westower, which will then become a wholly-owned subsidiary of Holdings. Completion of the merger is subject to conditions customary to that type of transaction. The conditions to the parties' obligations to effect the merger include:

     - the requisite approval of Westower's stockholders;

     - authorization to list Holdings' common stock on the Nasdaq National
       Market;

     - effectiveness of the registration statement on Form S-4 of Holdings of which the proxy statement/ prospectus soliciting approval of the merger by Westower's stockholders will be a part;

     - Holdings' receipt of evidence showing exercise of certain stock purchase warrants granting their holders the right to purchase shares of Westower common stock;

     - Holdings' receipt of all required authorizations, consents or approvals of its lenders as required by the credit facility;

     - FCC approval of the change of control of a Westower subsidiary that has FCC licenses;

     - surrender for payment and cancellation of Westower's $15.0 million principal amount 7% convertible senior subordinated note due April 30, 2007;

     - amendment of certain merger agreements to which Westower is a party, stating that Holdings common stock may be substituted for any additional shares of Westower common stock issuable under those agreements;

     - execution and delivery of post-closing lock-up letters under which several principal holders of Westower common stock covenant not to sell the Holdings common stock they receive in the merger for a specified period of time; and

     - proper demands for appraisal by holders of Westower common stock not exceeding 5% of all outstanding shares of Westower common stock.

     Waiver or satisfaction of all conditions to the merger, including those listed above, is required before the merger will be completed. We cannot assure you whether all conditions to the merger will be satisfied or waived, or when the Westower merger will be completed or if it will be completed at all.

     Following the merger, Calvin J. Payne, Westower's Chief Executive Officer, will become Executive Vice President -- Construction Operations and a director of SpectraSite Holdings. Mr. Payne is currently Chairman of the Board and Chief Executive Officer of Westower and has been a director of Westower. He is a co-founder and has been the Chief Executive Officer and a director of Westower or its predecessor since 1990. In addition, SpectraSite has agreed to elect Mr. Payne to the Holdings board of directors at or prior to consummation of the merger.

WESTOWER CORPORATION

     Westower is a leading provider of integrated tower services to the wireless communications industry in North America, primarily the West Coast and Canada. Westower offers turn-key communications site development and tower construction services as well as leasing of antenna sites on towers it owns.

     Westower had approximately 660 employees as of May 31, 1999. Westower owns towers located in 15 states and three Canadian provinces and maintains 27 office locations throughout the United States and Canada. Westower is also party to a joint venture with Hi-Lite Construction, Ltd., a Canadian corporation. The joint venture constructs communications towers in Brazil in the greater Sao Paulo area for customers who are affiliates of Westower's North American customers. All transactions of the joint venture are denominated in Canadian currency. The joint venture employs 11 North Americans and 22 Brazilians.

     As of May 31, 1999, Westower owned or had entered into binding agreements to acquire 191 towers in the United States and Canada located as follows:

                                                              NUMBER    % OF
                                                                OF     TOTAL
                           STATE                              TOWERS   TOWERS
                           -----                              ------   ------
Louisiana...................................................    42      22.0%
Texas.......................................................    31      16.2
Arizona.....................................................    28      14.7
New Mexico..................................................    25      13.1
California..................................................    14       7.3
Alberta.....................................................    13       6.8
Other.......................................................    38      19.9
                                                               ---     -----
          Total.............................................   191     100.0%
                                                               ===     =====

In addition to the towers listed above, as of May 31, 1999, Westower had binding site lease agreements and had started construction for 17 towers and had non-binding mandates for approximately 300 towers.

                          THE NEXTEL TOWER ACQUISITION

     On April 20, 1999, SpectraSite acquired 2,000 communications towers from Nextel Communications, Inc. in a merger transaction. All the sites were then leased back to Nextel under a master lease agreement. In addition, in connection with this transaction, Nextel and its controlled affiliates agreed to offer SpectraSite certain exclusive opportunities relating to the construction or purchase of an additional 1,700 sites. Certain of these sites may in the future be leased to Nextel Partners Operating Corp. instead of Nextel. Nextel Partners is an entity in which Nextel has a minority equity interest. We paid $560.0 million in cash and issued 14 million shares of Series C preferred stock, valued at $70.0 million, to Nextel.

     The following table sets forth the sources and uses of funds for the Nextel tower acquisition in thousands of dollars:

SOURCES OF FUNDS:
  Credit facility...........................................  $150,000
  11 1/4% senior discount notes due 2009....................   340,004
  Series C preferred stock issued to Nextel.................    70,000
  Series C preferred stock sold to the Series C investors...   231,434
                                                              --------
     Total sources..........................................  $791,438
                                                              ========
USES OF FUNDS:
  Cash paid to Nextel.......................................  $560,000
  Series C preferred stock issued to Nextel.................    70,000
  General corporate purposes................................   127,688
  Estimated fees and expenses...............................    33,750
                                                              --------
     Total uses.............................................  $791,438
                                                              ========

     The merger agreement required that SpectraSite and Nextel and certain other persons enter into several ancillary agreements. For a summary of the material terms of the new stockholders' agreement and the new registration rights agreement, see "Certain Transactions -- Stockholders' Agreement" and
"-- Registration Rights Agreement," respectively. The following is a summary of the material terms of the other ancillary agreements.

MASTER SITE COMMITMENT AGREEMENT

     Concurrently with the closing, SpectraSite and certain of Nextel's subsidiaries entered into the master site commitment agreement. In accordance with this agreement, Nextel and its controlled affiliates will offer SpectraSite certain exclusive opportunities, under specified terms and conditions, relating to the construction or purchase of, or co-location on, additional communications sites which will then be leased by subsidiaries of Nextel under the terms of the master site lease agreement. If the number of new sites leased, whether such sites are purchased from Nextel, constructed at Nextel's request or otherwise made available for co-location by Nextel, its affiliates and Nextel Partners, is less than certain specified numbers as of certain specified dates, then commencing with the 37th month after the closing, Nextel shall make certain payments to SpectraSite. The master site commitment agreement will terminate on the earlier of April 20, 2004 or the date on which the number of sites purchased or constructed or made available for co-location under the master site commitment agreement equals or exceeds 1,700. The master site commitment agreement also gives SpectraSite a right of first refusal to acquire any towers that Nextel or certain affiliates desire to sell.

     The master site commitment agreement specifies that SpectraSite will not be obligated to develop more than 566 new sites each year. SpectraSite has agreed to abide by Nextel's deployment plan. To date, Nextel's plan has emphasized filling gaps in current coverage to increase capacity and enhance signal quality, as well as deploying sites in areas contiguous to Nextel's existing markets and deploying sites in new markets in a way which expands the Nextel network. These sites also include sites operated or to be developed by Nextel Partners in their service areas. This strategy contemplates expansion and deployment in most major metropolitan areas of the contiguous United States, including highway corridors that connect existing and planned markets, particularly in the eastern half of the United States and along the west coast. SpectraSite is not obligated to develop sites outside of Nextel's or Nextel Partner's currently delineated network deployment area to the extent such sites account for more than 10% of the total sites developed under this agreement.

     The agreement may be terminated by either side, by written notice, under certain conditions. SpectraSite may terminate the agreement if:

     - Nextel or one of its subsidiaries that transferred assets to SpectraSite becomes insolvent, or is unable to pay its debts as they become due; or

     - Nextel or a transferring subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for such entity.

Nextel may terminate the agreement if:

     - either Holdings or its subsidiary holding the Nextel towers becomes insolvent, or is unable to pay its debts as they become due;

     - either Holdings or such subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for such entity; or

     - at or after the end of any calendar year, Nextel has exercised its rights to recover a penalty payment, as specified in the agreement, because, for more than 10% of the total number of towers required to be developed by SpectraSite during each year, SpectraSite has failed to complete development of new towers during the time period allotted for such development.

Either SpectraSite or Nextel may terminate the agreement if the other party is in breach of an obligation to pay money or in breach of a material nonmonetary obligation, if such breach is neither waived nor cured according to the methods specified in the agreement.

MASTER SITE LEASE AGREEMENT

     Concurrently with the closing, SpectraSite and Nextel entered into the Nextel master site lease agreement. Under this agreement, SpectraSite will lease to certain Nextel subsidiaries space on wireless communications towers or other transmission space at the sites:

     - transferred to SpectraSite as part of the Nextel tower acquisition;

     - subsequently constructed or acquired by SpectraSite under the master site commitment agreement; or

     - other sites and related wireless communications towers or transmission space owned, leased or licensed by SpectraSite.

     In addition, an entity in which Nextel holds a minority equity interest, Nextel Partners, may in the future enter into a master site lease agreement. Under this agreement, SpectraSite will lease to Nextel Partners space on wireless communications towers or other transmission space at some of the sites:

     - transferred to SpectraSite as part of the Nextel tower acquisition;

     - subsequently constructed or acquired by SpectraSite under the master site commitment agreement; or

     - other sites and related space on wireless communications towers or transmission space owned, leased or licensed by SpectraSite.

If Nextel Partners does not enter into a master site lease agreement with SpectraSite in the future, any site that would otherwise have been leased to Nextel Partners thereunder will instead be leased to Nextel's subsidiaries under the Nextel master site lease agreement.

     The Nextel master site lease agreement and, if executed, the Nextel Partners master site lease agreement, will be supplemented from time to time to provide for the lease of space on certain additional communications towers or other transmission space at sites owned, constructed or acquired by SpectraSite. Nextel and, if Nextel Partners executes a master site lease agreement, Nextel Partners shall have a right of first refusal with respect to the sale of any sites acquired by SpectraSite as part of the Nextel tower acquisition, or that are constructed or acquired by SpectraSite under the master site commitment agreement.

     The master site lease agreements provide that within 15 days of the commencement of the lease of a given site, and on the first day of each month thereafter for the term of the lease, rental payments of $1,600 per month will be due on each tower which it leases to any of the tenants who are parties to the agreement. Monthly payments will be adjusted for partial months when appropriate. On each annual anniversary of a given lease's commencement, the rent owed under the lease will increase by 3%.

     Other rental provisions include:

     - an option for tenants to lease additional space, if such space is available, on sites where the tenant already leases space; and

     - a right allowing tenants to install, at their sole option and expense and only when additional capacity exists at the rental site, microwave antennae of various sizes and other equipment at additional rental rates delineated in the agreement.

These provisions are subject to the same annual 3% rate increase as is the base rent.

     The agreement further provides that each tenant is responsible for any portion of personal property taxes assessed on any site and directly attributable to the tenant's property, franchise and similar taxes imposed on the tenant's business and sales tax imposed upon payment or receipt of rents payable under the agreement. The landlord is responsible for all other taxes. Additionally, the agreement provides that the landlord will be responsible for certain types of insurance. Each tenant also is responsible for certain other types of insurance.

     The term of each lease contracted under the agreement is at least five years, with a right to extend for five successive five-year periods. In certain cases, the initial lease term will be six, seven or eight years. The lease is automatically renewed unless the tenant submits notification of its intent to terminate the lease, when its current term expires, prior to such expiration. The tenant has the right to trade the term of any given site for the term of any other site, upon written notice to the landlord. However, such a trade is limited to one time per site per term.

     A tenant may terminate a lease for any site, at its sole discretion, without further liability to the landlord, with 30 days prior written notice, if:

     - the tenant uses reasonable efforts and fails to obtain or maintain any license, permit or other approval necessary for operation of its communications equipment; or

     - the tenant is unable to use the tower due to FCC action which is not a result of any action by the tenant.

     Either party may terminate a lease for any site with 60 days prior written notice, if the other party breaches a nonmonetary obligation, subject to certain cure provisions. Either party may terminate a lease for any site with 10 days prior written notice, if the other party breaches a monetary obligation and that breach is not cured within the 10-day period. In addition, if Nextel or Nextel Partners, if Nextel Partners executes a master site lease agreement, defaults on rental payments with respect to more than 10% of the sites covered by its respective master site lease agreement and Nextel or Nextel Partners, as the case may be, remains in default for 30 days following notice from SpectraSite, SpectraSite may cancel the master site lease agreement of the defaulting party as to all sites covered by such agreement.

SECURITY AND SUBORDINATION AGREEMENT

     Concurrently with the closing, SpectraSite and Nextel entered into the security and subordination agreement. Under this agreement, SpectraSite granted to Nextel a continuing security interest in the assets acquired in the Nextel tower acquisition or acquired or constructed under the master site commitment agreement. This interest secures SpectraSite's obligations under the Nextel master site lease agreement and, if applicable, the Nextel Partners master site lease agreement. The terms of an intercreditor agreement render Nextel's lien and the other rights and remedies of Nextel under the security and subordination agreement subordinate and subject to the rights and remedies of the lenders under the credit facility.

NEXTEL COMMUNICATIONS, INC.

     Nextel provides a wide array of digital and analog wireless communications services throughout the United States. Nextel offers a differentiated, integrated package of digital wireless communications services under the Nextel brand name, primarily to business users. Nextel's Digital Mobile Network constitutes one of the largest integrated wireless communications systems utilizing a single transmission technology in the United States. Nextel has significant specialized mobile radio spectrum holdings in and around every major business population center in the country, including all of the top 50 metropolitan statistical areas in the United States.

     Nextel files periodic reports and other information with the SEC. For more information about Nextel, you should read Nextel's SEC filings. However, we are not incorporating any of Nextel's SEC filings by reference into this document.

                       UNAUDITED PRO FORMA FINANCIAL DATA

GENERAL

     The unaudited pro forma financial data are based on the historical financial statements of SpectraSite and Westower and the adjustments described in the accompanying notes. The unaudited pro forma financial data do not purport to represent what SpectraSite's, Westower's or the combined entity's financial position or results of operations would actually have been if the transactions had in fact occurred on the dates indicated and are not necessarily representative of SpectraSite's financial position or results of operations at any future date or for any future period. The unaudited pro forma consolidated financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

SPECTRASITE

     The following unaudited pro forma consolidated financial data present the post-merger unaudited pro forma consolidated balance sheet of SpectraSite as of March 31, 1999 and both the pre-merger and post-merger unaudited pro forma consolidated statements of operations of SpectraSite for the year ended December 31, 1998 and for the three months ended March 31, 1999. The SpectraSite pro forma column and the Westower pro forma column presented in the post-merger SpectraSite unaudited pro forma consolidated statements of operations for the three months ended March 31, 1999 and for the twelve months ended December 31, 1998 are derived from the pre-merger SpectraSite and Westower pro forma consolidated statements of operations for the corresponding periods. The post-merger unaudited pro forma consolidated balance sheet data reflect the following transactions as if they had occurred on March 31, 1999:

     - the acquisition of 2,000 communications towers from Nextel and SpectraSite's exclusive agreement to acquire or construct 1,700 additional sites for Nextel;

     - the issuance and sale of SpectraSite's 11 1/4% senior discount notes due 2009;

     - the issuance and sale of SpectraSite's Series C preferred stock;

     - the issuance of two million shares of SpectraSite's common stock as consideration for financing commitments related to the Nextel tower acquisition;

     - initial borrowings under SpectraSite's credit facility;

     - the acquisition of one tower from Airadigm and the release of escrowed funds to SpectraSite; and

     - the consummation of the merger with Westower.

     The unaudited pro forma consolidated statement of operations data give effect to the transactions listed above, the issuance of SpectraSite's 12% senior discount notes due 2008 and the acquisition of an additional 44 towers from Airadigm as if they had occurred on January 1, 1998.

     Certain of the data presented in the "Nextel" columns to the unaudited pro forma statements of operations of SpectraSite are estimates provided by Nextel. Neither SpectraSite's independent accountants nor Westower's independent accountants have audited or otherwise tested this data. The unaudited pro forma consolidated statements of operations do not include a one-time expense related to the issuance of two million shares of SpectraSite common stock to various parties as consideration for providing financing commitments related to the Nextel tower acquisition that were not utilized. These shares were valued at $9.0 million and will be included in SpectraSite's statement of operations as of the date of the transaction.

     The acquisition of tower assets from Nextel and the leaseback of antennae space by Nextel are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenue are based on the terms of the master site lease agreement and on historical co-location revenues. Adjustments to costs of operations consist of direct operating expenses, which include ground lease payments, historical routine maintenance costs and property taxes associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of the towers. Ground leases are non-cancelable operating leases, generally for terms of five years and include options for renewal, and pro forma ground lease expense is based on executed ground leases. Nextel has leased space on each of the 2,000 towers we acquired, primarily for five-year terms with options for renewal. The pro forma minimum ground lease expenses and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                                       GROUND LEASE EXPENSE   RENTAL INCOME
                                                       --------------------   -------------
                                                              (DOLLARS IN THOUSANDS)
1998.................................................        $ 17,648           $ 40,766
1999.................................................          17,648             40,766
2000.................................................          17,648             40,766
2001.................................................          17,648             40,766
2002.................................................          17,648             40,766
                                                             --------           --------
          Total......................................        $ 88,240           $203,830
                                                             ========           ========

     The acquisition of tower assets from Airadigm and the leaseback of antennae space by Airadigm are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenue are based on the executed tenant lease terms for the Airadigm towers. Cost of revenues represents the cost of the executed ground leases, historical routine maintenance costs and property taxes associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of $11.25 million of the 45 towers. The Airadigm ground leases are non-cancelable operating leases, generally for terms of five years and include options for renewal, and pro forma ground lease expense is based on executed ground leases. Airadigm has leased space on these towers for a five-year term with options for renewal. The pro forma minimum ground lease expenses and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                                       GROUND LEASE EXPENSE   RENTAL INCOME
                                                       --------------------   -------------
                                                              (DOLLARS IN THOUSANDS)
1998.................................................         $  260             $1,007
1999.................................................            260              1,007
2000.................................................            260              1,007
2001.................................................            260              1,007
2002.................................................            260              1,007
                                                              ------             ------
          Total......................................         $1,300             $5,035
                                                              ======             ======

WESTOWER

     The following unaudited pro forma consolidated financial data of Westower present the unaudited pro forma consolidated statements of operations of Westower for the twelve months ended December 31, 1998 and the three months ended March 31, 1999. The unaudited consolidated statement of operations data give effect to the following transactions as if they had occurred on January 1, 1998:

     - the acquisition of Cord Communications, Inc.;

     - the acquisition of Summit Communications, LLC; and

     - the acquisition of communications towers from Koch Industries, Inc. and its affiliates.

     These statements include pro forma adjustments to reflect the results of operations of Cord and Summit for the period from January 1, 1998 through the date of acquisition, August 31, 1998 and November 11, 1998, respectively, and give effect to the Koch tower acquisition, which occurred in February 1999, as if such acquisition occurred on January 1, 1998. In addition to the above acquisitions, from March 1, 1998 through March 31, 1999, Westower acquired Jovin Communications, Inc., Acier Filteau, Inc., CNG Communications, Inc., Teletronics Management Services, Inc., Cypress Real Estate Services, Inc. and Telecommunications R. David. These acquisitions, which are included in the historical financial statements of Westower, were not considered significant transactions, individually or in the aggregate, and were therefore, not included in the unaudited pro forma consolidated statement of operations of Westower.

     The acquisition of tower assets from Koch and the leaseback of antennae space by Koch are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenue are based on the executed tenant lease terms for the Koch towers. Adjustments to costs of operations consist of direct operating expenses, which include ground lease payments, estimated routine maintenance costs, property taxes and insurance associated with the towers. Depreciation expense is straight-line depreciation of the aggregate cost of $17.0 million. The Koch ground leases are non-cancelable operating leases for a term of 49 years, and pro forma ground lease expense is based on executed ground leases. Koch has leased space on these towers for a ten-year term with options for renewal. The pro forma minimum ground lease expenses and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                                       GROUND LEASE EXPENSE   RENTAL INCOME
                                                       --------------------   -------------
                                                              (DOLLARS IN THOUSANDS)
1998.................................................        $   439             $ 1,364
1999.................................................            439               1,364
2000.................................................            439               1,364
2001.................................................            439               1,364
2002.................................................            439               1,364
Thereafter...........................................         19,322               6,824
                                                             -------             -------
          Total......................................        $21,517             $13,644
                                                             =======             =======

                     POST-MERGER SPECTRASITE HOLDINGS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                                        NEXTEL AND                           POST-MERGER
                                             SPECTRASITE    WESTOWER     AIRADIGM             MERGER         SPECTRASITE
                                             HISTORICAL    HISTORICAL   ADJUSTMENTS         ADJUSTMENTS       PRO FORMA
                                             -----------   ----------   -----------         -----------      -----------
Current assets:
  Cash and cash equivalents................   $111,079      $  9,246     $127,688(a)         $ (5,000)(j)    $  188,080
                                                                              500(d)           (4,500)(j)
                                                                                              (50,933)(h)
  Accounts receivable......................      3,144        16,711           --                (405)(k)        19,450
  Earnings in excess of billings...........         --         4,263           --                  --             4,263
  Inventory................................         --         2,920           --                  --             2,920
  Related party advances and receivables...         --         1,579           --                  --             1,579
  Other current assets.....................        246         2,128           --                  --             2,374
                                              --------      --------     --------            --------        ----------
         Total current assets..............    114,469        36,847      128,188             (60,838)          218,666
Property and equipment, net................     32,340        30,529      585,250(b)             (114)(k)       648,005
Intangible assets..........................      8,020        33,739           --             172,370(j)        214,129
Notes receivable...........................        246            --           --                  --               246
Deposits...................................        750            --       45,000(c)               --            45,000
                                                                             (750)(d)
Deferred debt issue costs..................      4,517         2,364       30,300(a)           (2,364)(i)        34,817
Other......................................        370         3,183           --                                 3,553
                                              --------      --------     --------            --------        ----------
         Total assets......................   $160,712      $106,662     $787,988            $109,054        $1,164,416
                                              ========      ========     ========            ========        ==========
Current liabilities:
  Accounts payable.........................   $    850      $  4,909     $     --            $   (405)(k)    $    5,354
  Accrued and other current liabilities....        900         1,366           --                  --             2,266
  Billings in excess of costs and estimated
    earnings...............................         --         1,112           --                  --             1,112
  Income taxes payable.....................         --         2,690           --                  --             2,690
  Deferred income taxes....................         --           370           --                  --               370
  Stockholder advances and notes payable to
    related parties........................         --           254           --                  --               254
  Note payable.............................         --            68           --                  --                68
  Current portion of long-term debt and
    capital lease obligations..............         15         1,630           --                  --             1,645
                                              --------      --------     --------            --------        ----------
         Total current liabilities.........      1,765        12,399           --                (405)           13,759
Other long-term liabilities................        224                         --                  --               224
Revolving credit facility and capital lease
  obligations..............................         --        46,437      150,000(a)          (45,858)(h)       150,579
Deferred income taxes......................         --         2,926           --                  --             2,926
2008 Notes.................................    136,651            --           --                  --           136,651
2009 Notes.................................         --            --      340,004(a)               --           340,004
                                              --------      --------     --------            --------        ----------
         Total liabilities.................    138,640        61,762      490,004             (46,263)          644,143
Redeemable preferred stock (Series A)......     11,500            --      (11,500)(e)              --                --
Redeemable preferred stock (Series B)......     29,916            --      (29,916)(e)              --                --
Stockholders' equity
  Common stock.............................          1            84            2(f)              (69)(j)            18
  Preferred stock (Series A, B and C)......         --            --      339,434(a)(e)            --           339,434
  Additional paid-in-capital...............         --        39,488        8,998(f)          160,828(j)        209,280
                                                                              (34)(g)
  Accumulated other comprehensive income...         --          (482)          --                 482(j)             --
  Accumulated deficit......................    (19,345)        5,810       (9,000)(f)          (5,810)(j)       (28,459)
                                                                                                 (114)(k)
                                              --------      --------     --------            --------        ----------
         Total stockholder's equity........    (19,344)       44,900      339,400             155,317           520,273
                                              --------      --------     --------            --------        ----------
         Total liabilities, preferred stock
           and stockholders' equity........   $160,712      $106,662     $787,988            $109,054        $1,164,416
                                              ========      ========     ========            ========        ==========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

 (a) Reflects the sources and uses of funds to complete the Nextel tower acquisition on April 20, 1999:

                    SOURCES OF FUNDS:
                    -----------------
Credit facility...........................................  $150,000
11 1/4% senior discount notes due 2009....................   340,004
Series C preferred stock..................................   301,434
                                                            --------
     Total Sources........................................  $791,438
                                                            ========
                      USES OF FUNDS:
                      --------------
Cash paid to Nextel.......................................  $560,000
Series C preferred stock issued to Nextel.................    70,000
General corporate purposes*...............................   127,688
Estimated fees and expenses**.............................    33,750
                                                            --------
     Total Uses...........................................  $791,438
                                                            ========

---------------
     * Represents the excess of the sources of funds over the specifically identified uses of funds.
    ** Includes $3,450 of estimated costs related to the Series C preferred stock.

 (b) Reflects the increase in property and equipment relating to the purchase of 2,000 towers from Nextel and the purchase of one tower from Airadigm for $250.

 (c) Reflects the amount of the $630,000 of total consideration paid to Nextel allocated to an exclusive agreement to acquire or construct 1,700 new sites for Nextel. As tower sites are identified and accepted in accordance with the master site commitment agreement, a proportional amount of the recorded cost will be capitalized as part of the tower cost. The capitalized costs will be charged to depreciation expense over an estimated life of 15 years.

 (d) Reflects the release from escrow of $250 paid to Airadigm in connection with the purchase of one tower and an increase in cash of $500 released from escrow back to SpectraSite.

 (e) Reflects the issuance of the Series C preferred stock and the reclassification of the Series A preferred stock and Series B preferred stock to stockholders' equity, as they are no longer redeemable or accrue dividends. In connection with the closing of the Nextel tower acquisition, SpectraSite restated its certificate of incorporation and, as part of this restatement, eliminated the mandatory redemption of, and cumulative dividends on, the Series A and Series B preferred stock.

Series A preferred stock..................................  $ 11,500
Series B preferred stock..................................    29,916
Series C preferred stock..................................   301,434
                                                            --------
                                                             342,850
Less: accrued dividends as of March 31, 1999..............    (3,416)
                                                            --------
                                                            $339,434
                                                            ========

 (f) Reflects the issuance of two million shares of SpectraSite's common stock to various parties as consideration for providing financing commitments related to the Nextel tower acquisition. The fair value of the common stock issued reflects a 10% discount from the per share value of the Series C preferred stock. This discount is attributable to the liquidation preference and other rights held of Series C preferred stockholders.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

 (g) Reflects the net decrease to additional paid-in-capital due to the elimination of previously accrued dividends on the Series A preferred stock and the Series B preferred stock of $3,416, offset by the estimated costs of issuance related to the Series C preferred stock of $3,450.

 (h) Reflects the repayment of Westower's credit facility in the amount of $31,500 and the $19,433 repayment of its $15,000 convertible note, with a carrying value of $14,358. The final effect of this adjustment is an increase in goodwill of SpectraSite. Subsequent to March 31, 1999, Westower drew an additional $16,500 on its credit facility.

 (i) Reflects the write-off of $2,364 of unamortized deferred financing costs associated with Westower's credit facility and its $15,000 convertible note. The final effect of this adjustment is an increase in goodwill of SpectraSite.

 (j) Reflects the allocation of $205,331 purchase price, Westower's payment of $4,500 for transaction costs and the elimination of stockholders' equity in the Westower merger. The purchase price consists of the issuance of 15,267,350 shares of SpectraSite common stock valued at $200,331, or $13.12 per share, and cash paid of $5,000 for transaction costs. The fair value of SpectraSite's common stock is based on the price of Westower stock on June 1, 1999. Actual amounts will be calculated based on the average stock price for the three days before closing and may be different from this amount.

 (k) Reflects the elimination of accounts receivable and accounts payable between SpectraSite and Westower as at March 31, 1999, and the elimination of the gross profit recorded by Westower on intercompany site construction revenues recorded for towers built for SpectraSite.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)


                                                                                                          PRE-MERGER
                                                                                                          SPECTRASITE
                                                              HISTORICAL       NEXTEL       AIRADIGM       PRO FORMA
                                                              ----------      --------      --------      -----------
Revenues:
  Site acquisition..........................................   $ 2,383        $     --       $--           $  2,383
  Site leasing..............................................       572          12,347(a)        12(f)       12,931
                                                               -------        --------       ------        --------
Total revenues..............................................     2,955          12,347           12          15,314
Cost of operations:
  Site acquisition..........................................       550              --        --                550
  Site leasing..............................................       354           5,708(b)         1(f)        6,063
                                                               -------        --------       ------        --------
                                                                   904           5,708            1           6,613
Selling, general and administrative expenses................     2,676              --(c)     --              2,676
Depreciation and amortization...............................       656           9,754(d)        10(f)       10,420
Restructuring and other non-recurring charges...............       600              --        --                600
                                                               -------        --------       ------        --------
Operating income (loss).....................................    (1,881)         (3,115)           1          (4,995)
Other income (expense):
  Interest income...........................................     1,268              --        --              1,268
  Interest expense..........................................    (3,905)        (15,924)(e)    --            (19,829)
  Other expense.............................................        --              --        --                 --
                                                               -------        --------       ------        --------
                                                                (2,637)        (15,924)       --            (18,561)
                                                               -------        --------       ------        --------
Net income (loss)...........................................   $(4,518)       $(19,039)      $    1        $(23,556)
                                                               =======        ========       ======        ========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

(a) Consists of $2,155 of historical co-location revenues, which have been provided by Nextel and are based on fixed payment lease terms, and $10,192 of additional revenues to be recognized by SpectraSite under the terms of the Nextel master site lease agreement.

(b) Reflects certain direct operating expenses previously paid by Nextel, primarily the cost of executed ground leases, historical routine maintenance and property taxes associated with the towers.

(c) SpectraSite expects that it will incur incremental operating expenses as a result of the Nextel tower acquisition. Such incremental expenses are currently estimated to amount to approximately $875 per quarter. These incremental operating expenses are based upon management's best estimates rather than on any contractual obligation; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statements.

(d) Reflects the incremental depreciation of towers calculated on a straight-line basis over 15 years.

(e) Reflects adjustment to interest expense as if the issuance of SpectraSite's 11 1/4% senior discount notes due 2009, as well as the Nextel tower acquisition and related transactions, had occurred on January 1, 1998. The table below outlines the adjustment:

                PRO FORMA INTEREST EXPENSE:
                ---------------------------
     Commitment fees on credit facility....................  $ 1,000
     $150,000 of term loan at 8.50%........................    3,188
     $340,004 (gross proceeds) of 2009 notes at 11.25%.....   10,669
     Amortization of debt issuance costs...................    1,067
                                                             -------
     Total adjustment......................................  $15,924
                                                             =======

 (f) Reflects the acquisition of one tower from Airadigm and one month of revenue and related expenses for each of the four Airadigm towers placed into service on January 31, 1999.

                     WESTOWER CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                             HISTORICAL      KOCH          WESTOWER
                                                              WESTOWER    ADJUSTMENTS      PRO FORMA
                                                             ----------   -----------      ---------
Revenues:
  Site leasing.............................................    $   288       $ 227(a)       $   515
  Site construction........................................     18,031          --           18,031
                                                               -------       -----          -------
Total revenues.............................................     18,319         227           18,546
Cost of operations:
  Site leasing.............................................         67         123(b)           190
  Site construction........................................     12,519          --           12,519
                                                               -------       -----          -------
                                                                12,586         123           12,709
Selling, general and administrative expenses...............      3,999          --            3,999
Depreciation and amortization..............................        870         142(c)         1,012
Restructuring and other non-recurring charges..............         --          --               --
                                                               -------       -----          -------
Operating income (loss)....................................        864         (38)             826
Other income (expense):
  Interest income..........................................         78          --               78
  Interest expense.........................................       (551)       (213)(d)         (764)
  Other expense............................................        237          --              237
                                                               -------       -----          -------
                                                                  (236)       (213)            (449)
                                                               -------       -----          -------
Income before income taxes.................................        628        (251)             377
Provision for income taxes.................................        273        (100)(e)          173
                                                               -------       -----          -------
Net income (loss)..........................................    $   355       $(151)         $   204
                                                               =======       =====          =======

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     WESTOWER CORPORATION AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

(a) Consists of additional revenues to be recognized by Westower in connection with site lease agreements with Koch.

(b) Reflects certain direct operating expenses, primarily the cost of executed ground leases, estimated routine maintenance, property taxes and insurance associated with the towers.

(c) Reflects the incremental depreciation of towers calculated on a straight-line basis over 20 years.

(d) Reflects adjustment to interest expense related to additional borrowings under Westower's credit facility to acquire the Koch towers, based on the credit facility's interest rate of 7.5% at March 31, 1999.

(e) Reflects income tax benefit for the Koch tower operating results at Westower's estimated tax rate of 40%.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

                                                                                           POST-MERGER
                                            SPECTRASITE      WESTOWER       MERGER         SPECTRASITE
                                             PRO FORMA      PRO FORMA     ADJUSTMENTS       PRO FORMA
                                            ------------   ------------   -----------      -----------
Revenues:
  Site acquisition........................    $  2,383       $    --        $    --         $  2,383
  Site leasing............................      12,931           515             --           13,446
  Site construction.......................          --        18,031           (379)(a)       17,652
                                              --------       -------        -------         --------
Total revenues............................      15,314        18,546           (379)          33,481
Cost of operations:
  Site acquisition........................         550            --             --              550
  Site leasing............................       6,063           190             --            6,253
  Site construction.......................          --        12,519           (265)(a)       12,254
                                              --------       -------        -------         --------
                                                 6,613        12,709           (265)          19,057
Selling, general and administrative
  expenses................................       2,676         3,999             --            6,675
Depreciation and amortization.............      10,420         1,012          3,325(b)        14,441
                                                                               (316)(c)
Restructuring and other non-recurring.....         600            --             --              600
                                              --------       -------        -------         --------
Operating income (loss)...................      (4,995)          826         (3,123)          (7,292)
Other income (expense):
  Interest income.........................       1,268            78             --            1,346
  Interest expense........................     (19,829)         (764)           411(d)       (20,182)
  Other expense...........................          --           237             --              237
                                              --------       -------        -------         --------
                                               (18,561)         (449)           411          (18,599)
                                              --------       -------        -------         --------
Income before income taxes................     (23,556)          377         (2,712)         (25,891)
Provision for income taxes................          --           173            (87)(e)           86
                                              --------       -------        -------         --------
Net income (loss).........................    $(23,556)      $   204        $(2,625)        $(25,977)
                                              ========       =======        =======         ========

   See accompanying notes to pro forma consolidated statement of operations.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

(a) Reflects the elimination of intercompany site construction revenues and costs of site construction for towers built by Westower for SpectraSite during the three months ended March 31, 1999.

(b) Reflects amortization of goodwill as if the merger of Westower and SpectraSite had occurred on January 1, 1998. Goodwill is amortized over a useful life of 15 years.

(c) Reflects adjustments to eliminate amortization of historical goodwill of Westower of $452 and to convert Westower tower depreciation from 20 years to 15 years, increasing expense by $136.

(d) Reflects adjustments to eliminate interest expense as if Westower's credit facility and its $15,000 convertible note from BET Associates were paid in full on January 1, 1998.

(e) Reflects a reduction of the tax provision based on the consolidated results of post-merger SpectraSite.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                                                                                                    TOTAL
                                                                                                 SPECTRASITE
                                                            HISTORICAL    NEXTEL      AIRADIGM    PRO FORMA
                                                            ----------   --------     --------   -----------
Revenues:
  Site acquisition........................................   $ 8,142     $     --      $   --     $  8,142
  Site leasing............................................       656       49,388(a)    1,007       51,051
                                                             -------     --------      ------     --------
Total revenues............................................     8,798       49,388       1,007       59,193
Cost of operations:
  Site acquisition........................................     2,492           --          --        2,492
  Site leasing............................................       299       22,830(b)      326       23,455
                                                             -------     --------      ------     --------
                                                               2,791       22,830         326       25,947
Selling, general and administrative expenses..............     9,690           --(c)       --        9,690
Depreciation and amortization.............................     1,268       39,000(d)      750       41,018
                                                             -------     --------      ------     --------
Operating income (loss)...................................    (4,951)     (12,442)        (69)     (17,462)
Other income (expense):
  Interest income.........................................     3,569           --          --        3,569
  Interest expense........................................    (8,170)     (67,865)(e)      --      (76,035)
  Other expense...........................................       473           --          --          473
                                                             -------     --------      ------     --------
                                                              (4,128)     (67,865)         --      (71,993)
                                                             -------     --------      ------     --------
Net income (loss).........................................   $(9,079)    $(80,307)     $  (69)    $(89,455)
                                                             =======     ========      ======     ========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                     PRE-MERGER SPECTRASITE HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

 (a) Consists of $8,662 of historical co-location revenues, which have been provided by Nextel and are based on fixed payment lease terms, and $40,766 of additional revenues to be recognized by SpectraSite under the terms of the master site lease agreement.

 (b) Reflects certain direct operating expenses previously paid by Nextel, primarily ground lease payments, historical routine maintenance and property taxes associated with the towers.

 (c) SpectraSite expects that it will incur incremental operating expenses as a result of the Nextel tower acquisition. Such incremental expenses are currently estimated to amount to approximately $3,500 per year. These incremental operating expenses are based upon management's best estimates rather than on any contractual obligation; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statements.

 (d) Reflects the incremental depreciation of towers calculated on a straight-line basis over 15 years.

 (e) Reflects adjustment to interest expense as if the issuance of SpectraSite's 12% senior discount notes due 2008 and its 11 1/4% senior discount notes due 2009, as well as the Nextel tower acquisition and related financing transactions, had occurred on January 1, 1998. The table below outlines the adjustment:

                PRO FORMA INTEREST EXPENSE:
                ---------------------------
Commitment fees on credit facility.........................  $ 4,000
$150,000 of term loan at 8.50%.............................   12,750
$125,000 (gross proceeds) of 2008 notes at 12.00%..........   15,450
$340,004 (gross proceeds) of 2009 notes at 11.25%..........   39,326
Amortization of debt issuance costs........................    4,272
Less: historical interest expense of 2008 notes............   (7,933)
                                                             -------
          Total adjustment.................................  $67,865
                                                             =======

                     WESTOWER CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                                               HISTORICAL                             HISTORICAL
                                     -------------------------------    TOTAL     -------------------
                                     WESTOWER   WESTOWER   WESTOWER    WESTOWER     CORD      SUMMIT
                                     1/1/98 -   3/1/98 -   10/1/98 -   1/1/98-    1/1/98-    1/1/98-       KOCH
                                     2/28/98    9/30/98    12/31/98    12/31/98   8/31/98    11/11/98   ADJUSTMENTS
                                     --------   --------   ---------   --------   --------   --------   -----------
Revenues
  Site leasing.....................   $   49    $   170     $    74    $   293    $    --     $   --      $ 1,364(a)
  Site construction................    7,784     31,774      24,914     64,472      6,714      8,818           --
                                      ------    -------     -------    -------    -------     ------      -------
Total revenues.....................    7,833     31,944      24,988     64,765      6,714      8,818        1,364
Cost of operations:
  Site leasing.....................       11         25          13         49         --         --          738(b)
  Site construction................    5,971     23,833      18,131     47,935      6,219      6,707           --
                                      ------    -------     -------    -------    -------     ------      -------
                                       5,982     23,858      18,144     47,984      6,219      6,707          738
Selling, general and administrative
  expenses.........................      991      4,958       4,258     10,207      2,636      1,040           --
Depreciation and amortization......      149        578         589      1,316        132        279          850(c)
Merger related expenses............       --        327          77        404         --         --           --
                                      ------    -------     -------    -------    -------     ------      -------
Operating income (loss)............      711      2,223       1,920      4,854     (2,273)       792         (224)
Other income (expense):
  Interest income..................       14        130          53        197          4         --           --
  Interest expense.................      (42)      (771)       (572)    (1,385)       (45)       (93)      (1,275)(d)
  Other income.....................      128         (2)         --        126         17         30           --
                                      ------    -------     -------    -------    -------     ------      -------
                                         100       (643)       (519)    (1,062)       (24)       (63)      (1,275)
                                      ------    -------     -------    -------    -------     ------      -------
Income (loss) before income
  taxes............................      811      1,580       1,401      3,792     (2,297)       729       (1,499)
Provision for (benefit from) income
  taxes............................      556        351         610      1,517       (919)        --         (600)(e)
                                      ------    -------     -------    -------    -------     ------      -------
Net income (loss)..................   $  255    $ 1,229     $   791    $ 2,275    $(1,378)    $  729      $  (899)
                                      ======    =======     =======    =======    =======     ======      =======


                                                        TOTAL
                                        OTHER         WESTOWER
                                     ADJUSTMENTS      PRO FORMA
                                     -----------      ---------
Revenues
  Site leasing.....................    $    --         $ 1,657
  Site construction................         --          80,004
                                       -------         -------
Total revenues.....................         --          81,661
Cost of operations:
  Site leasing.....................         --             787
  Site construction................         --          60,861
                                       -------         -------
                                            --          61,648
Selling, general and administrative
  expenses.........................         73(f)       13,956
Depreciation and amortization......        673(g)        3,250
Merger related expenses............         --             404
                                       -------         -------
Operating income (loss)............       (746)          2,403
Other income (expense):
  Interest income..................         --             201
  Interest expense.................         --          (2,798)
  Other income.....................         --             173
                                       -------         -------
                                            --          (2,424)
                                       -------         -------
Income (loss) before income
  taxes............................       (746)            (21)
Provision for (benefit from) income
  taxes............................        262(e)          260
                                       -------         -------
Net income (loss)..................    $(1,008)        $  (281)
                                       =======         =======

     See accompanying notes to unaudited proforma consolidated statement of operations.

                     WESTOWER CORPORATION AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

 (a) Consists of additional revenues to be recognized by Westower in connection with site lease agreements with Koch.

 (b) Reflects certain direct operating expenses, primarily ground lease payments, estimated routine maintenance, property taxes and insurance associated with the towers.

 (c) Reflects the incremental depreciation of towers calculated on a straight-line basis over 20 years.

 (d) Reflects adjustment to interest expense related to additional borrowings under Westower's credit facility to acquire the Koch towers, based on the credit facility's interest rate of 7.5% at March 31, 1999.

 (e) Reflects a tax benefit for the Koch tower operating results and an increase of the tax provision based on the pro forma operating results related to the Cord and Summit acquisitions at Westower's estimated tax rate of 40%.

 (f) Reflects adjustments in selling, general, and administrative expense related to compensation of former owners of Cord and Summit.

 (g) Reflects the amortization of goodwill as if the acquisitions of Cord and Summit had each occurred on January 1, 1998. Goodwill is amortized over a period of 20 years.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                       PRO                        POST-MERGER
                                                        PRO FORMA     FORMA       MERGER          SPECTRASITE
                                                       SPECTRASITE   WESTOWER   ADJUSTMENTS        PRO FORMA
                                                       -----------   --------   -----------       -----------
Revenues:
  Site acquisition...................................   $  8,142     $    --     $     --          $   8,142
  Site leasing.......................................     51,051       1,657           --             52,708
  Site construction..................................         --      80,004       (2,004)(a)         78,000
                                                        --------     -------     --------          ---------
Total revenues.......................................     59,193      81,661       (2,004)           138,850
Cost of operations:
  Site acquisition...................................      2,492          --           --              2,492
  Site leasing.......................................     23,455         787           --             24,242
  Site construction..................................         --      60,861       (1,403)(a)         59,458
                                                        --------     -------     --------          ---------
                                                          25,947      61,648       (1,403)            86,192
Selling, general and administrative expenses.........      9,690      13,956                          23,646
Depreciation and amortization........................     41,018       3,250       13,299(b)          56,902
                                                                                     (665)(c)
Merger related expenses..............................         --         404           --                404
                                                        --------     -------     --------          ---------
Operating income (loss)..............................    (17,462)      2,403      (13,235)           (28,294)
Other income (expense):..............................
  Interest income....................................      3,569         201           --              3,770
  Interest expense...................................    (76,035)     (2,798)       1,034(d)         (77,799)
  Other expense......................................        473         173           --                646
                                                        --------     -------     --------          ---------
                                                         (71,993)     (2,424)       1,034            (73,383)
                                                        --------     -------     --------          ---------
Income (loss) before income taxes....................    (89,455)        (21)     (12,201)          (101,677)
Provision for income taxes...........................         --         260         (153)(e)            107
                                                        --------     -------     --------          ---------
Net income (loss)....................................   $(89,455)    $  (281)    $(12,048)         $(101,784)
                                                        ========     =======     ========          =========

     See accompanying notes to unaudited pro forma statement of operations.

                     POST-MERGER SPECTRASITE HOLDINGS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

(a) Reflects the elimination of intercompany site construction revenues and costs of site construction for towers built by Westower for SpectraSite for the year ended December 31, 1998.

(b) Reflects amortization of goodwill as if the merger of Westower and SpectraSite had occurred on January 1, 1998. Goodwill is amortized over a useful life of 15 years.

(c) Reflects adjustments to eliminate amortization of historical and pro forma goodwill of Westower of $979 and to convert Westower tower depreciation from 20 years to 15 years, increasing expense by $314.

(d) Reflects adjustments to eliminate interest expense as if Westower's credit facility and the $15,000 convertible note were paid in full on January 1, 1998.

(e) Reflects a reduction of the tax provision based on the consolidated results of post-merger SpectraSite.

                       SELECTED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table sets forth summary historical financial data derived from the audited and unaudited financial statements included elsewhere in this prospectus, as of and for:

     - the year ended December 31, 1996;

     - the period from January 1, 1997 to May 12, 1997;

     - the period from SpectraSite's inception on April 25, 1997 to December 31, 1997;

     - the year ended December 31, 1998;

     - the three months ended March 31, 1998; and

     - the three months ended March 31, 1999.

     The data for the three months ended March 31, 1998 and 1999 were derived from SpectraSite's unaudited financial statements for those periods. Data for all other periods presented were derived from the audited financial statements of SpectraSite and its predecessor, Telesite Services, LLC. SpectraSite prepared the unaudited financial data on the same basis as the audited financial statements and, in management's opinion, such data include all normal and recurring adjustments necessary to fairly present the information. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results expected for the entire year.

     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                     TELESITE (PREDECESSOR)        SPECTRASITE       YEAR ENDED DECEMBER 31,       SPECTRASITE
                                 ------------------------------   --------------   ---------------------------   ----------------
                                                                                                                   THREE MONTHS
                                                  JANUARY 1,        APRIL 25,       TELESITE &                        ENDED
                                  YEAR ENDED        1997 -            1997 -       SPECTRASITE                      MARCH 31,
                                 DECEMBER 31,       MAY 12,        DECEMBER 31,      COMBINED     SPECTRASITE    ----------------
                                     1996            1997              1997            1997           1998        1998     1999
                                 ------------   ---------------   --------------   ------------   ------------   ------   -------
OPERATING DATA:
Revenues:
  Site acquisition.............     $8,841          $1,926           $ 5,002         $ 6,928        $  8,142     $2,319   $ 2,383
  Site leasing.................         --              --                --              --             656         11       572
                                    ------          ------           -------         -------        --------     ------   -------
Total revenues.................      8,841           1,926             5,002           6,928           8,798
Costs of operations:
  Site acquisition.............      2,255             595             1,120           1,715           2,492        708       550
  Site leasing, exclusive of
    depreciation...............         --              --                --              --             299          8       354
                                    ------          ------           -------         -------        --------     ------   -------
                                     2,255             595             1,120           1,715           2,791        716       904
Selling, general and
  administrative(a)............      4,256           1,742             7,688           9,430          10,246      1,995     2,830
Depreciation expense...........         91              56               191             247             712        101       501
Restructuring charge...........         --              --                --              --              --         --       600
                                    ------          ------           -------         -------        --------     ------   -------
Operating income (loss)(a).....     $2,239          $ (467)          $(3,997)        $(4,464)       $ (4,951)    $ (482)  $(1,880)
                                    ======          ======           =======         =======        ========     ======   =======
Net income(loss)...............      2,289            (503)           (3,890)         (4,393)         (9,079)      (252)   (4,517)
Net income (loss)
  applicable to common
  shareholders.................      2,289            (503)           (4,390)         (4,893)        (11,235)      (483)   (5,277)

                                          TELESITE                                                            SPECTRASITE
                                 --------------------------                                                ------------------
                                       (PREDECESSOR)          SPECTRASITE      COMBINED     SPECTRASITE       THREE MONTHS
                                 --------------------------   ------------   ------------   ------------         ENDED
                                  YEAR ENDED    JANUARY 1 -    APRIL 25 -     YEAR ENDED     YEAR ENDED        MARCH 31,
                                 DECEMBER 31,     MAY 12,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   ------------------
                                     1996          1997           1997           1997           1998        1998       1999
                                 ------------   -----------   ------------   ------------   ------------   -------   --------
                                                                    (DOLLARS IN THOUSANDS)
OTHER DATA:
Net cash provided by (used in)
  operating activities.........     $1,109        $  (71)       $   223        $   152        $ (2,347)    $   (64)  $   (278)
Net cash provided by (used in)
  investing activities.........       (853)         (322)        (7,178)        (7,500)        (45,002)     (1,029)    12,062
Net cash provided by (used in)
  financing activities.........       (266)          390          9,189          9,579         144,663      16,118       (253)
EBITDA(b)......................      2,330          (411)        (3,508)        (3,919)         (3,683)       (254)    (4,621)
Adjusted EBITDA(c).............                                                                 24,198          --         --
Depreciation and
  amortization.................         91            56            489            545           1,268         228        656
Capital expenditures(d)........        498            64            850            914          26,598       1,322      3,373
Cash interest expense..........         64            31             64             95             216          27         --
Ratio of earnings to fixed
  charges(e)...................       23.2x           --             --             --              --          --         --
Deficiency of earnings to fixed
  charges(f)...................         --           503          3,890          4,393           9,079         252      4,517
SELECTED OPERATING DATA (AT END
  OF PERIOD):
Number of owned towers....................................................           5             106           5        142
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash, cash equivalents and short term investments.........................     $ 2,234        $114,962     $17,259   $ 11,079
Total assets..............................................................      13,642         161,946      30,630    160,712
Total liabilities.........................................................       5,040         135,357       5,508    138,640
Stockholders' deficiency..................................................      (1,898)        (14,067)     (2,609)   (19,344)

---------------

Notes to Selected Historical Financial Data

(a) Selling, general and administrative expense and operating income attributable to site acquisition activities for the period April 25-December 31, 1997 were $2,706 and $1,110, respectively. In addition, selling, general and administrative expense includes approximately $1,463 of non-recurring charges primarily related to formation costs and the operations of Metrosite.

(b) EBITDA consists of operating income (loss) before depreciation and amortization. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

    EBITDA is widely used in the communications site industry as a measure of a company's operating performance. SpectraSite believes that EBITDA can assist in comparing company performance on a consistent basis without regard to depreciation and amortization, which may vary significantly depending on accounting methods where acquisitions are involved or non-operating factors such as historical cost bases. EBITDA presented in the table is consistent with EBITDA calculated under the indenture governing the notes.

(c) Adjusted EBITDA for any stated period means the sum of the EBITDA of SpectraSite for the fiscal quarters included within the stated period, less SpectraSite's site leasing EBITDA for such stated period, plus the product of the most recent quarter's site leasing EBITDA included within the stated period and the total number of fiscal quarters within the stated period. Site leasing EBITDA includes, for any stated period, the EBITDA directly attributable to site rental revenue, license or management fees paid to manage, lease or sublease space on communications sites owned, leased or managed by SpectraSite, which we refer to collectively as site leasing revenues. For the purposes of calculating Adjusted EBITDA, the site leasing EBITDA for the most recent quarter included in the stated period shall be determined on a pro forma basis after giving effect to acquisitions or dispositions, new contracts and rent increases as if these events had occurred at the beginning of the fiscal quarter, and eliminating losses related to individual lease or site management contracts. In allocating corporate, general administrative and other operating expenses that are not allocated to any particular line of business in the financial statements of SpectraSite, such expense shall be allocated to SpectraSite's site leasing business in proportion to its percentage of the total revenues for the applicable period. Adjusted EBITDA for site leasing includes the acquisition from Airadigm of certain towers without co-location tenants.

     For the year ended December 31, 1998, Adjusted EBITDA was computed as follows:

EBITDA......................................................  $(3,683)
Less site leasing EBITDA....................................     (257)
                                                              -------
     Adjusted EBITDA -- site acquisition....................  $(3,426)
                                                              =======
Pro forma revenue...........................................  $12,773
Pro forma cost of site leasing revenue......................    2,347
Pro forma selling, general and administrative...............    3,520
                                                              -------
Pro forma site leasing EBITDA for the three months ended
  December 31, 1998.........................................    6,906
                                                              X     4
                                                              -------
     Adjusted EBITDA -- site leasing........................  $27,624
                                                              =======

    Adjusted EBITDA is used in the communications tower industry as a measure of a company's operating performance, and it is presented as additional information because management believes that it serves as a useful financial analysis tool for measuring and comparing companies in several areas, such as liquidity, operating performance and leverage. In addition, Adjusted EBITDA is a measure used in the indenture governing the notes, and the measure reported in the table is consistent with the calculation under the indenture. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable with similarly titled measures for other companies.

(d) Capital expenditures for Telesite have been reduced for the periods ended December 31, 1996 and May 12, 1997 by $340 and $258, respectively. These expenditures were for land and construction in progress which were sold prior to the closing of the acquisition of Telesite.

(e) The ratio of earnings to fixed charges is computed by dividing income (loss) before income taxes and fixed charges by fixed charges. Fixed charges consist of interest charges, amortization of debt discount and debt issuance costs, and that portion of rental expense of SpectraSite believes to be representative of interest. Earnings were not sufficient to cover fixed charges for all periods presented in the table, except for the year ended December 31, 1996, and, therefore, the ratio is not meaningful for such periods.

(f) After giving effect to the Westower merger and the other transactions given effect in the Unaudited Pro Forma Financial Data section, as if such transactions had occurred on January 1, 1998, SpectraSite's deficiency of earnings to fixed charges for the year ended December 31, 1998 and the three months ended March 31, 1999 would have been $101,784 and $25,977, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Integrated Site Development, Inc., a Delaware corporation which has since been renamed SpectraSite Holdings, Inc., was incorporated on April 25, 1997. Integrated Site Development, U.S. Towers, Inc., Metrosite and Telesite were combined to form SpectraSite through a series of transactions effected as of May 12, 1997. Following this transaction, U.S. Towers was renamed SpectraSite Communications, Inc., and on October 31, 1997, Telesite was merged into SpectraSite Communications. On February 27, 1998, we sold Metrosite to an unaffiliated third party for approximately $299,000 in cash, plus the right to certain royalty payments which continue for a period of six years. Metrosite primarily provides site acquisition services to municipal governments. As a result of the foregoing transactions and as of the date of this prospectus, SpectraSite Communications is a wholly-owned subsidiary of Holdings, and substantially all of our operations are conducted through SpectraSite Communications and its subsidiaries.

     Holdings has operated the site acquisition services business for a limited period of time and had no operations prior to May 12, 1997. The acquisitions were accounted for as a purchase and, accordingly, the results of operations of the respective former entities are included in the consolidated operations of SpectraSite from the date of acquisition to, in Metrosite's case, the date of disposition.

     SpectraSite plans to continue to offer site acquisition services in the future. However, its primary focus will be on the ownership of multi-tenant towers and leasing of antenna space on such towers. As of December 31, 1998, we had 106 towers in service. As a result of our limited operating history and primary focus on tower ownership and leasing, management believes that our results of operations for the period ended December 31, 1997 and for the year ended December 31, 1998 are not indicative of our results of operations in the future.

RECENT EVENTS

     During 1998, a group of investors purchased seven million shares of Holdings' Series B preferred stock in a series of transactions for an aggregate purchase price of $28.0 million. See "Certain Transactions -- The Series A and Series B Preferred Stock Offerings."

     In May 1998, SpectraSite sold its 33% interest in Communications Management Specialists to the other owners for approximately $0.4 million. As payment SpectraSite received a note payable over 60 months and bearing interest at 8.5% per annum. Communications Management Specialists provides construction management services to telecommunications companies.

     In June 1998, SpectraSite acquired all of the membership interests of H&K Investments LLC, an independent tower owner, for an aggregate purchase price of $1.4 million, and in December 1998, H&K was merged with SpectraSite. H&K owned five towers; each of the towers has multiple tenants, and Sprint PCS is the anchor tenant on all five towers.

     In August 1998, SpectraSite and Airadigm, a regional provider of wireless communications services, entered into an agreement covering our acquisition of up to 47 communications towers and certain related assets from Airadigm for $11.75 million. Airadigm is the anchor tenant on each tower. Under the agreement, SpectraSite acquired 40 of the towers in 1998, four towers in January 1999 and one tower in April 1999. SpectraSite paid $11.25 million for the 45 towers, with the remaining $0.5 million released from escrow and returned to us after we decided not to close on the purchase of the remaining two towers. Airadigm has recently filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

     In August 1998, SpectraSite acquired 14 ground leases and two towers in inventory from Amica, a regional provider of wireless communications services, for an aggregate cash purchase price of approximately $0.5 million. SpectraSite has constructed towers on the sites. Amica is the anchor tenant on all 14 towers.

     In September 1998, SpectraSite acquired all of the shares of capital stock of GlobalComm, Inc. for $2.0 million in cash, and as of December 30, 1998, GlobalComm was merged into SpectraSite Communications. GlobalComm provides co-location marketing services to BellSouth Mobility DCS and other wireless communications providers in North Carolina, South Carolina and Tennessee. See "Certain Transactions -- GlobalComm Acquisition."

     In April 1999, SpectraSite acquired 2,000 communications towers from Nextel for a combination of cash and stock.

     In connection with the Nextel tower acquisition, SpectraSite privately placed 46,286,795 shares of Holdings' Series C preferred stock for an aggregate purchase price of $231.4 million. We used proceeds from this sale to partially fund the Nextel tower acquisition.

     On April 20, 1999, SpectraSite completed the private offering of $586.8 million aggregate principal amount at maturity of 11 1/4% senior discount notes due 2009. We used a portion of the net proceeds from this offering to partially fund the Nextel tower acquisition and to pay related fees and expenses. We will use the remaining proceeds for general corporate purposes, including construction of new towers and possible selective acquisitions.

     SpectraSite has entered into a new $500.0 million seven-year credit facility. We borrowed $150.0 million under this facility at the closing of the Nextel tower acquisition.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THE RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1998.

     Revenues from site acquisition services remained at $2.3 million for the three months ended March 31, 1999 compared to the three months ended March 31, 1998. Revenues from site leasing increased to $0.6 million for the three months ended March 31, 1999 from $11,000 for the three months ended March 31, 1998 primarily as a result of revenues derived from communications towers which SpectraSite acquired or constructed in the second half of 1998.

     Costs of operations increased to $0.9 million for the three months ended March 31, 1999 from $0.7 million for the three months ended March 31, 1998. The increase in costs was attributable to site leasing activity. Gross profit increased to $2.1 million for the three months ended March 31, 1999 from $1.6 million for the three months ended March 31, 1998. As a percentage of total revenues, gross profit increased to 69.4% for the three months ended March 31, 1999 from 69.3% for the three months ended March 31, 1998. As our site leasing operations mature, additional tenants on a tower will generate disproportionately larger increases in gross profit margin and cash flow due to the low associated variable operating costs.

     Selling, general and administrative expenses increased to $2.8 million for the three months ended March 31, 1999 from $2.0 million for the three months ended March 31, 1998. The increase is a result of expenses related to additional corporate overhead and field operations to manage and operate the growth in the ongoing activities of SpectraSite. Depreciation expense increased to $0.5 million for the three months ended March 31, 1999 from $0.1 million for the three months ended March 31, 1998 as a result of the increased number of communication towers we own.

     In March 1999, SpectraSite announced that it would relocate its marketing and administrative operations from Little Rock, Arkansas and Birmingham, Alabama to its corporate headquarters in Cary, North Carolina. As a result, we recorded a restructuring charge of $0.6 million in the quarter ended March 31, 1999 for employee termination and other costs related to the relocation of these activities.

     As a result of the factors discussed above, our operating loss was $1.9 million for the three months ended March 31, 1999 compared to $0.5 million for the three months ended March 31, 1998.

     SpectraSite's net interest expense increased to $2.6 million during the three months ended March 31, 1999 from $27,000 for the three months ended March 31, 1998, reflecting additional interest expense due to the issuance of the 2008 notes in June 1998.

     SpectraSite recorded other income of $0.3 million for the three months ended March 31, 1998 resulting from a gain on the sale of assets in connection with the disposal of Metrosite.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE COMBINED RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997.

     The following is a discussion of the financial condition and results of operations of SpectraSite for the year ended December 31, 1998 and for the period from April 25, 1997 through December 31, 1997, and Telesite's results of operations for the period from January 1, 1997 through May 12, 1997.

     Revenues increased to $8.8 million for the year ended December 31, 1998 from $6.9 million for the year ended December 31, 1997 due to the initiation of site leasing activity and an increase in the number and size of site development services projects.

     Selling, general and administrative expenses, including depreciation expense, increased to $11.0 million for the year ended December 31, 1998 from $9.7 million for the year ended December 31, 1997. The increase is a result of expenses related to additional corporate overhead to manage and operate the ongoing activities of SpectraSite. Marketing expenses related to tower development activities as well as the site acquisition operations also contributed to the increase in expenses. Telesite did not actively market its services, relying primarily on its reputation in the industry and customer referrals to generate revenues. To support our entry into tower development and leasing, we have established a dedicated marketing effort which promotes tower development and leasing as well as site acquisition services. Amortization of goodwill increased to approximately $0.6 million in the year ended December 31, 1998 compared to approximately $0.3 million in the year ended December 31, 1997 as a result of acquisitions.

     As a result of the factors discussed above, our operating loss was $5.0 million for the year ended December 31, 1998, compared to $4.5 million for the year ended December 31, 1997.

     Other income, which consists primarily of gain on sales of assets and equity in earnings of affiliates, increased to approximately $0.5 million for the year ended December 31, 1998 from approximately $0.1 million for the year ended December 31, 1997. The increase is a result of a gain on the sale of assets in connection with the disposal of Metrosite during the first quarter of 1998 of approximately $0.5 million. During the year ended December 31, 1997, we recognized approximately $0.2 million as equity earnings of Communication Management Specialists. We disposed of our interest in Communication Management Specialists during the second quarter of 1998 and did not recognize any equity in the earnings of such affiliate during 1998.

COMBINED RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TELESITE'S RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996.

     The following is a discussion of the financial condition and results of operations of SpectraSite for the year ended December 31, 1998 and for the period from April 25, 1997 through December 31, 1997, and Telesite's results of operations for the period from January 1, 1997 through May 12, 1997 and for the twelve month period ended December 31, 1996.

     Total revenues decreased to $6.9 million for the twelve months ended December 31, 1997 from $8.8 million for the twelve months ended December 31, 1996 due primarily to the decreased demand for site development services from more established personal communications services licensees as a result of their completing the first phase of construction in their initial markets and not yet commencing secondary build-outs in such markets or in additional markets, and the fact that holders of certain more recently issued licenses had not yet commenced construction of tower networks in their respective markets.

     Selling, general and administrative expenses increased to $9.7 million for the twelve months ended December 31, 1997 from $4.3 million for the twelve months ended December 31, 1996. The increase is a result of the expenses related to management of the ongoing activities of SpectraSite, expenses related to the implementation of tower development and marketing activities, one-time non-cash charges of approximately $2.6 million as a result of the formation of SpectraSite, amortization of goodwill of approximately $0.3 million in connection with our acquisition of Telesite and expenses incurred in connection with the operations of Metrosite. We sold our interest in Metrosite during early 1998. We anticipate that in the future costs related to tower development activities will be capitalized as part of the cost of the towers.

     Operating loss was $4.5 million for the twelve months ended December 31, 1997 compared to $2.2 million during the twelve months ended December 31, 1996. The change is primarily a result of the decline in revenues and the increase in selling, general and administrative expenses attributable to the commencement of operations of SpectraSite.

     Other income, which consists primarily of equity in earnings of affiliates, was approximately $0.1 million for the twelve months ended December 31, 1997 and for the twelve months ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Holdings is a holding company whose only significant asset is the outstanding capital stock of its subsidiary, SpectraSite Communications. Our only source of cash to pay interest on and principal of the 2008 notes and the 2009 notes is distributions from SpectraSite Communications. Prior to July 15, 2003, interest expense on the 2008 notes will consist solely of non-cash accretion of an original issue discount and the notes will not require annual cash interest payments. After such time, the 2008 notes will have accreted to approximately $225.2 million and will require semi-annual cash interest payments of $13.5 million. In addition, the notes mature on July 15, 2008. Similarly, the 2009 notes will not require cash interest payments prior to October 15, 2004 and mature on April 15, 2009. After October 15, 2004, the 2009 notes will have accreted to approximately $586.8 million and will require semi-annual cash interest payments of $33.0 million. Furthermore, the new credit facility provides for periodic principal and interest payments.

     To complete the Nextel tower acquisition and pay related fees and expenses, we used $150.0 million of borrowings under our credit facility, $340.0 million of proceeds from the sale of the 2009 notes and $231.4 million from the sale of Series C preferred stock. In addition, Nextel received shares of Series C preferred stock valued at $70.0 million. We also issued two million shares of common stock to various parties as consideration for providing financing commitments related to the Nextel tower acquisition. We did not utilize these commitments for the Nextel acquisition primarily because of the success of the 2009 notes offering. We currently have $350.0 million available under our credit facility to fund new tower construction or acquisition activity. In addition, our cash, cash equivalents and short-term investments are $241.9 million.

     Under a registration rights agreement with the initial purchasers of the 2008 notes, Holdings agreed to complete an exchange offer for the privately placed 2008 notes prior to March 10, 1999. Since we did not complete this exchange offer prior to March 10, 1999, the interest rate on the 2008 notes increased by 0.50% per year. This additional interest will accrue on the 2008 notes until we complete the exchange offer, and we will pay this interest in cash on each July 15 and January 15 until we complete the exchange offer. Similarly, under a registration rights agreement with the initial purchasers of the 2009 notes, Holdings agreed to file a registration statement with the SEC for an exchange offer of registered notes for the privately placed 2009 notes before July 20, 1999. Since we did not file the 2009 notes exchange offer registration statement before July 20, 1999, the interest rate on the 2009 notes increased by 0.50% per year. This additional interest accrued on the 2009 notes until we filed the exchange offer registration statement of which this prospectus is a part, and we will pay this interest in cash on October 15, 1999.

     As a result of the issuance and sale of our Series B preferred stock and the 2008 notes, we realized net proceeds of $147.7 million, after deducting fees and expenses. SpectraSite used:

     - $11.25 million to acquire 45 towers from Airadigm;

     - approximately $0.5 million to acquire 14 ground leases and two towers in inventory from Amica and to construct towers on the sites;

     - $2.0 million for the acquisition of GlobalComm; and

     - $2.3 million to repay outstanding indebtedness.

     The remaining proceeds will be used for the construction and acquisition of towers and for general working capital purposes.

     Net cash used in operating activities during the year ended December 31, 1998 was $2.3 million compared to $0.2 million provided by operating activities during the comparable period in 1997. The increase in cash used in operating activities was primarily attributable to an increase in accounts receivable resulting from the timing of billings related to site development services and the net loss incurred during the year. Net cash used for investing for the year ended December 31, 1998 was $45.0 million compared to $7.5 million for the year ended December 31, 1997. The cash used for investing activities during the year ended December 31, 1998 was primarily the result of the investment of unused proceeds from the sale of the 2008 notes in short-term investments, costs associated with tower construction, acquisition of towers from Airadigm and the acquisition of GlobalComm. The cash used for investing activities during the year ended December 31, 1997 primarily related to the acquisition of Telesite. Net cash provided by financing activities for the year ended December 31, 1998 was $144.7 million compared to $9.6 million for the same period in 1997. The increase in cash provided by financing activities was attributable to the proceeds from the sales of Series B preferred stock and the 2008 notes.

     Our ability to make scheduled payments of principal of, or to pay interest on, our debt obligations, and our ability to refinance any such debt obligations, including the 2008 notes and the 2009 notes, or to fund planned capital expenditures, will depend on our future performance, which, to a certain extent is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business strategy contemplates substantial capital expenditures in connection with our planned tower buildout. Based on SpectraSite's current operations and anticipated revenue growth, management believes that cash flow from operations, available cash of approximately $241.9 million and anticipated available borrowings under the credit facility will be sufficient to fund our capital expenditures of approximately $140.0 million through fiscal 1999. Thereafter, however, or in the event SpectraSite exceeds its currently anticipated capital expenditures for fiscal 1999, SpectraSite anticipates that it will seek additional equity or debt financing to fund its business plan. Failure to obtain any such financing could require SpectraSite to significantly reduce its planned capital expenditures or scale back the scope of its tower buildout or acquisition activities, any of which could have a material adverse effect on its business, prospects, financial condition or results of operations. There can be no assurance that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service our indebtedness and make anticipated capital expenditures.

     Some of our expenses, such as those for marketing, wages and benefits generally increase with inflation. However, we do not believe that our financial results have been, or will be, adversely affected by inflation in a material way.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 2000. We will adopt the requirements of SFAS 133 in our 1999 financial statements. We have not yet determined the effect that the adoption of SFAS 133 will have on our consolidated financial statements.

YEAR 2000 COMPLIANCE

     We have conducted a comprehensive review of our computer systems to identify which of our systems will have to be modified, upgraded or converted to recognize and process dates after December 31, 1999. We believe that most, if not all, of our computer software and systems are year 2000 compliant, because most of our hardware and software has been purchased within the past 18 months. We expect to incur internal staff costs, as well as other expenses, related to testing and updating our systems to prepare for the millennium date change. We presently believe that, with minor modifications and upgrades to existing software and successful conversion to new software, the year 2000 issue will not pose significant operational problems for our systems as so modified, upgraded or converted. In fact, even if all of our computer systems and other equipment vulnerable to the millennium date change failed, we could continue operations uninterrupted after such failures. Like most other companies, SpectraSite is dependent upon a variety of external suppliers including vendors providing electrical power, telephony, water and other necessary commodities. SpectraSite also relies upon the interstate banking system and related electronic communications for functions such as transmitting financial data from field offices. We are not aware currently of any material non-compliance by these vendors that will materially affect our business operations; however, we do not control these systems and cannot assure you that they will be converted in a timely fashion. Any delays or omissions by us or our customers, suppliers or contractors to resolve the year 2000 issue could materially adversely affect our business, financial condition or results of operations. We do not anticipate material expenditures related to the year 2000 issue and incremental costs to date have been negligible, but we cannot assure you that amounts to be spent on addressing the year 2000 issue will not be material.

                               INDUSTRY OVERVIEW

GENERAL

     SpectraSite was formed in 1997 through the combination of three existing companies in the tower development, site acquisition and site management businesses to capitalize on the trend toward co-location and independent tower ownership in the wireless communications industry and has grown into a leading build-to-suit provider of tower networks. As wireless services and current wireless technologies are used in more applications, the cost of wireless services to consumers declines and new wireless technologies are developed. Changes in U.S. federal regulatory policy, including the implementation of the Telecommunications Act of 1996, have led to a significant number of competitors in the industry through the auction of frequency spectrum for a wide range of uses, most notably personal communications services. This competition, combined with a growing reliance on wireless services by consumers, has led to an increased demand for higher quality, uninterrupted service and improved coverage, which, in turn, has led to increased demand for communication sites as new providers build out their networks and existing providers upgrade and expand their networks to maintain their competitiveness. We believe that, as the wireless communications industry has become more competitive, wireless service providers have sought operating and capital efficiencies by outsourcing certain network services and build-out activities and by co-locating transmission equipment with other providers on multi-tenant towers. The need for co-location has also been driven by the growing trend by municipalities to slow the proliferation of towers by requiring that towers accommodate multiple tenants.

     All of these factors provide an opportunity for us to identify and acquire communication sites, lease antennae space on such sites and provide related network infrastructure and support services.

NETWORK AND TOWERS

     Wireless service providers require wireless transmission networks in order to provide service to their customers. Each of these networks is configured specifically to meet the coverage requirements of the particular provider and includes transmission equipment such as antennae placed at various locations throughout the service area. These locations, or communication sites, are critical to the operation of a wireless network. A communication site may have the capacity for multiple antennae installations, or antennae sites, depending on the size and type of the communication site. The potential value of a tower generally depends on its location and the number of antennae that it can support.

     Set forth below is a diagram illustrating the basic functions of each of the primary components of a wireless communication network.

                   [WIRELESS COMMUNICATIONS NETWORK DIAGRAM]

     Communication sites consist of towers, rooftops and other structures upon which antennae are placed. A typical tower includes a compound enclosing the tower and an equipment shelter. The equipment shelter houses a variety of transmitting, receiving and switching equipment. The tower can be either a self-supporting or guyed model. There are two types of self-supporting models: the lattice and the monopole. A lattice model is usually tapered from the bottom up and can have three or four sides of open-framed steel supports. A monopole is a free standing tubular structure. Guyed towers gain their support capacity from a series of guy cables attaching separate levels of the tower to anchor foundations in the ground. Monopoles typically range in height from 50-200 feet, lattice towers can reach up to 350 feet and guyed towers can reach 2000 feet or more.

                                TYPES OF TOWERS
                             (DIAGRAM NOT TO SCALE)

                          [TYPES OF TOWERS DIAGRAM]

     Rooftop sites are more common in urban areas where tall buildings are generally available and multiple communication sites are required because of high wireless traffic density. One advantage of a rooftop site is that zoning regulations typically permit installation of antennae. In cases of such high population density, neither height nor extended radius of coverage are as important and the installation of a tower structure may prove to be impossible because of zoning restrictions, land cost and land availability. Other structures on which antennae have been installed include billboards, electric transmission towers, silos, water tanks and smokestacks.

     OPERATION OF TWO-WAY WIRELESS SYSTEMS. Wireless transmission networks use a variety of radio frequencies to transmit voice and data. Wireless transmission networks include two-way radio applications, such as cellular, personal communications services, specialized mobile radio and enhanced specialized mobile radio networks, and one-way radio applications, such as paging services. Each application operates within a distinct radio frequency. Although cellular currently represents the largest segment of the wireless communications industry, other wireless technologies are expected to grow significantly.

     Two-way wireless service areas are divided into multiple regions called cells, each of which contains a base station consisting of a low-power transmitter, a receiver and signaling equipment, typically located on a tower. The cells are usually configured in a grid pattern, although terrain factors, including natural and man-made obstructions, and signal coverage patterns may result in irregularly shaped cells and overlaps or gaps in coverage. Cellular system cells generally have a radius ranging from two miles to 25 miles and personal communications services and other higher frequency services system cells generally have a radius ranging from one-quarter mile to 12 miles, depending on the technology being used, level of customer usage, installation, height and the terrain. Growing demand for cell sites is one of the primary reasons for the expected growing demand for our services. The base station in each cell is connected by microwave, fiber optic cable or telephone wires to a switch, which uses computers and specially developed software to control the operation of the wireless telephone system for an entire service area. The switch controls the transfer of calls from cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier.

     Each wireless transmission network is planned to meet a certain level of subscriber density and traffic demand in addition to providing a certain geographic coverage. Each transmission requires a certain amount of radio frequency, so a system's capacity is limited by the amount of frequency that is available. The same frequency can be reused by each separate transmitter, subject to certain interference limitations. The design of each wireless system involves the placement of transmission equipment in locations that will make optimal use of available frequency based upon projected usage patterns, subject to the availability of such locations and the ability to use them for wireless transmission under applicable zoning requirements.

     WIRELESS COMMUNICATIONS. The wireless communications industry now provides a broad range of services, including cellular, personal communications services, paging, specialized mobile radio and enhanced specialized mobile radio. The industry has benefited in recent years from increasing demand for its services and industry experts expect this demand to continue to increase. The following table sets forth industry estimates regarding projected subscriber growth for certain types of wireless communications services:

                                                                           1998-2002     1998-2008
                                 ESTIMATED     PROJECTED     PROJECTED    COMPOUNDED    COMPOUNDED
                                   1998          2002          2008         ANNUAL        ANNUAL
                                SUBSCRIBERS   SUBSCRIBERS   SUBSCRIBERS   GROWTH RATE   GROWTH RATE
                                -----------   -----------   -----------   -----------   -----------
                                                 (IN MILLIONS, EXCEPT PERCENTAGES)
Cellular......................     60.0          80.7          81.1           7.7%          3.1%
Personal communications
  services....................      7.2          46.0          86.6          59.1%         28.3%
Enhanced specialized mobile
  radio.......................      2.8          10.1          17.0          37.4%         19.6%

---------------
Source: Paul Kagan Associates, Inc. We cannot assure you that these projections will prove to be accurate.

     We believe that more communication sites will be required in the future to accommodate the expected increase in demand for wireless communications services. Current emerging wireless communications systems, such as personal communications services and enhanced specialized mobile radio, represent an immediate and sizable market for providers of communication site services as they build out large nationwide and regional networks. The development of higher frequency technologies such as personal communications services offers us opportunities as the reduced cell range of those technologies requires a more concentrated network of towers. While several personal communications services and enhanced specialized mobile radio providers have already built limited networks in certain markets, these providers still need to fill in dead zones and expand geographic coverage. The Personal Communications Industry Association estimates that there were approximately 80,000 antenna sites in the United States as of December 31, 1998. In January 1999, the Personal Communications Industry Association estimated that the number of antenna sites in the United States for cellular, personal communications services and enhanced mobile radio providers will increase by an additional 66,000 communications sites through 2005 as cellular systems expand coverage and personal communications services systems are deployed.

     As a result of advances in digital technology, enhanced specialized mobile radio operators have also begun to design and deploy digital mobile telecommunications networks in competition with cellular providers. In response to the increased competition, cellular operators are re-engineering their networks by increasing the number of sites, locating sites within a smaller radius, filling in dead zones and converting from analog to digital cellular service in order to manage subscriber growth, extend geographic coverage and provide competitive services. The demand for communication sites is also being stimulated by the development of new paging applications, such as e-mail and voicemail notification and two-way paging, as well as other wireless data applications.

     Licenses are also being awarded, and technologies are being developed, for numerous new wireless applications that will require networks of communication sites. These potential applications include local multi-point distribution services, such as wireless local loop, wireless cable television, data and Internet access. Radio spectrum required for these technologies has, in many cases, already been awarded and licensees have begun to build out and offer services through local loop networks operated by Winstar and Teligent, through new wireless cable networks operated by companies such as CellularVision, and through data networks being constructed and operated by RAM Mobile Data, MTEL and Ardis.

CHARACTERISTICS OF THE TOWER INDUSTRY

     In addition to the increased demand for wireless services and the need to develop and expand wireless communications networks, we believe that other trends influencing the wireless communications industry have important implications for independent tower operators. In this increasingly competitive wireless industry environment, we believe that many providers are dedicating their capital and operations primarily to those activities that directly contribute to subscriber growth, such as marketing and distribution. Management believes these providers, therefore, will seek to reduce costs and increase efficiency through the outsourcing of infrastructure network functions such as communication site ownership, construction, operation and maintenance. In order to speed new network deployment and expansion and generate efficiencies, providers are increasingly co-locating transmission equipment with that of other wireless service providers. The trend towards co-location has been furthered by the Not-In-My-Backyard arguments generated by local zoning and planning authorities in opposition to the proliferation of towers.

     Management believes that, in addition to the favorable growth and outsourcing trends in the wireless communications industry and high barriers to entry as a result of regulatory and local zoning restrictions associated with new tower sites, tower operators benefit from several favorable characteristics. The ability of tower operators to provide antenna sites to customers on multiple tenant towers diversifies them against the specific technology, product and market risks typically faced by an individual provider. The emergence of new technologies, providers, products and markets may allow independent tower operators to further diversify against such risks. We believe that independent tower operators also benefit from the contract nature of the site leasing business and the predictability and stability of these recurring revenues. In addition, the site leasing business has low variable operating costs and significant operating leverage. Towers generally are fixed cost assets with minimal variable operating costs associated with additional tenants. A tower operator can generally expect to experience increasing margins when new tenants are added to existing towers.

     The site leasing business typically experiences low customer churn rates as a result of the high costs that would be incurred by a wireless service provider were it to relocate an antenna to another site and consequently be forced to re-engineer its network. Moving a single antenna may alter the pre-engineered maximum signal coverage, requiring a reconfiguration of the network at significant cost to maintain the same coverage. Municipal approvals are becoming increasingly difficult to obtain and may also affect the provider's decision to relocate. We believe that the costs associated with network reconfiguration and municipal approval and the time required to complete these activities usually are not justified by the potential savings in reduced site rental expense.

                                    BUSINESS

OVERVIEW

     SpectraSite is one of the leading full service providers of tower related services in the U.S. wireless communications industry. We develop and manage build-to-suit tower networks and provide site acquisition services for major wireless communication companies such as AT&T Wireless, Nextel and Sprint PCS, as well as numerous other entrepreneurial service providers. Our business enjoys favorable unit economics which include stable and recurring revenues, low operating costs, minimal post-construction capital requirements, high customer retention levels and a diversified asset and customer base. We are capitalizing on the growing trend toward antenna co-location and independent tower ownership, as leading wireless providers increasingly redirect their capital outlays from tower development to subscriber acquisition activities and local municipalities encourage multiple tenants on single towers.

     SpectraSite generally builds towers suited for multi-tenant use under build-to-suit programs and typically does not start construction of a tower until an anchor tenant has agreed to lease antenna space on the tower. We have the capacity to develop a large number of towers as:

     - a typical tower takes approximately two months to construct, once zoning approval is obtained;

     - we utilize a standard set of proprietary building specifications; and

     - we capitalize on our program management expertise and our established relationships with highly experienced, pre-qualified third-party engineers and construction firms that specialize in the wireless communications industry.

     Our primary focus is the ownership of multi-tenant towers and the leasing, under long-term contracts, of antenna space on such towers to a variety of wireless service providers, including personal communications services, cellular, paging, specialized mobile radio, enhanced specialized mobile radio and other providers. Since a typical tower has and will have multiple antennae positions that are leased to different wireless providers and the towers are dispersed geographically, SpectraSite will benefit from a recurring revenue base that is diversified in terms of customer mix, geographic presence and industry segment. The relatively low, fixed costs associated with maintaining a tower network allow for incremental leasing revenues from co-location tenants to result in disproportionately greater increases in tower cash flow. Assuming a conservative level of tenants per tower, the payback period on construction investment is approximately five years, while the usable life of the tower asset is estimated to be at least 15 years. The tower franchise is further enhanced by the high cost of antenna relocation, which reduces customer turnover, and the high barriers to entry resulting from local opposition to tower proliferation.

     Under a build-to-suit program for an anchor wireless service provider, SpectraSite is awarded non-binding mandates and undertakes all site development activities and costs. In return, the anchor wireless service provider enters into a long-term lease. SpectraSite retains ownership of the tower and has the ability to co-locate additional tenants. Management believes that many wireless service providers are using build-to-suit programs as an alternative to tower ownership and that this outsourcing trend is likely to continue. SpectraSite's build-to-suit programs provide a comprehensive solution to those wireless service providers seeking to minimize their capital expenditures, overhead and time associated with the build-out and on-going maintenance of their wireless network infrastructure. We believe that our site leasing business will continue to grow, particularly through greater acceptance of build-to-suit programs.

     SpectraSite also offers comprehensive site acquisition services, including site location analysis; site acquisition; zoning and land use permitting; FAA compliance analysis and filing; and contract, title and building permit administration. One of the three businesses that combined to form SpectraSite in 1997 has been providing site acquisition services since 1992 and has developed standard procedures for efficiently and effectively identifying locations, obtaining compliance approvals and acquiring sites. We are typically paid fees for site acquisition services on a project by project basis.

     Management believes that the number of communication sites in use, which include towers, rooftops and other structures, will continue to increase with the growth in demand for wireless services. This increase is the result of several factors, including:

     - the continuing build-out of higher frequency technologies, such as personal communications services, which have a reduced cell range and thus require a concentrated network of towers;

     - the need to expand the capacity of existing networks;

     - the issuance of new wireless network licenses requiring the construction of new wireless networks; and

     - the emergence of new wireless technologies.

BUSINESS STRATEGY

     Our strategic objective is to continue to be one of the largest owners and operators of communications towers and to be the premier build-to-suit provider of tower networks in the United States. SpectraSite's strategy involves the following elements:

     MAXIMIZE CO-LOCATION ON TOWERS. Our strategy for our owned and managed towers is to maximize the number of tenants on each tower in order to rapidly increase tower cash flow. Since most tower costs are fixed, leasing available space on an existing tower results in minimal additional expenses and, therefore, generates a disproportionately large increase in tower cash flow margins. SpectraSite generally constructs towers to accommodate at least three tenants. We have a dedicated sales force to market available co-location opportunities to wireless communication providers, and we intend to leverage our national tower presence to enable wireless providers to more quickly establish wireless coverage in individual and multiple markets.

     PARTNER WITH WIRELESS COMMUNICATIONS CARRIERS TO ASSUME OWNERSHIP OF THEIR EXISTING TOWERS. Our acquisition of Nextel's towers provides us with a nationwide network of more than 2,100 strategically located towers and a commitment to construct, acquire or make available for co-location on our towers an additional 1,700 sites to facilitate Nextel's national service deployment over the next several years. In addition to our transaction with Nextel, we will continue to seek partnerships and other strategic arrangements with other major wireless communications carriers in order to assume ownership of their towers.

     INTEGRATE THE NEXTEL TOWER ASSETS. In conjunction with the Nextel tower acquisition, we are establishing four regional offices in the New York, Atlanta, Chicago and San Francisco areas. Each office offers SpectraSite's full complement of services, including site acquisition, zoning, project management, construction, site operations and co-location marketing. A seasoned Regional Vice President is in charge of each office. We intend to immediately begin site acquisition and tower development for Nextel and to increase these activities during 1999 as our regional offices become fully operational.

     BUILD TOWERS IN AREAS OF INCREASING WIRELESS DEMAND. SpectraSite is well positioned to capitalize on the trend of wireless service providers outsourcing the ownership and management of communications sites. Our turn-key operation can develop and implement build-to-suit tower networks and then provide efficient site management services for completed towers. Carriers value our ability to serve all of their tower network development needs. In addition, we selectively invest radio frequency engineering and site acquisition costs into sites that management believes have higher than average co-location opportunities.

     ACQUIRE TOWERS WITH SUBSTANTIAL CO-LOCATION OPPORTUNITIES. SpectraSite intends to continue to make selective acquisitions in the fragmented tower owner and operator industry. Management's strategy is to acquire towers that can service multiple tenants and will be attractive to wireless providers based upon their location, height and available capacity. Additionally, our strategy is to purchase under-utilized towers with high future co-location potential. Management believes that there are small and large acquisition candidates and that the number of available towers will grow as large personal communications services and other small independent tower companies divest their tower holdings. SpectraSite has strict valuation criteria and believes that certain tower properties can be purchased at reasonable price levels. SpectraSite regularly evaluates acquisition opportunities, engages in negotiations and submits bids with respect to acquisitions of individual towers, groups of towers and entities that own or manage towers and related businesses, any of which may be material.

     CAPITALIZE ON STRONG RELATIONSHIPS WITH MAJOR WIRELESS SERVICE
PROVIDERS. In addition to developing towers for Nextel, we will continue to pursue build-to-suit contracts with other major wireless communications providers. We have established a reputation as a highly professional, responsive build-to-suit and site acquisition provider. This has been achieved through ongoing investment in the development of multi-level customer relationships. Our sales force implements a dual marketing strategy that focuses company resources on the client's decision maker at the local level while solidifying relationships with the customer's senior management. Our experience is that a high level of responsiveness and the rapid development of tower sites for an existing customer is likely to result in SpectraSite continuing to be an integral part of that customer's network deployment plans.

     LEVERAGE SITE ACQUISITION SERVICES. Over the last six years, SpectraSite has performed an array of site acquisition services covering approximately 4,000 sites for major wireless service providers, including ALLTEL, BellSouth Mobility, GTE Mobility, Horizon, Nextel and Powertel. SpectraSite has a broad field organization that allows it to identify and participate in site acquisition projects across the country. Knowledge of local markets and strong customer relationships with wireless service providers are competitive strengths that position SpectraSite to further capitalize on the site acquisition and build-to-suit needs of the wireless communications industry.

COMPETITIVE STRENGTHS

     The leasing of antenna space on communications towers provides a recurring, diversified, stable cash flow stream due to the long-term nature of the customer contracts, the provision of services to multiple customers from different wireless segments, and the significant costs existing tenants would incur to relocate. Once a tower is built for an anchor tenant, co-location tenants provide high incremental cash flow due to low, fixed tower maintenance expense. To enhance our ability to secure additional tenants on our towers, in September 1998, we acquired GlobalComm, Inc., a leading co-location marketing company; GlobalComm handled co-location marketing for over 750 towers owned by BellSouth Mobility DCS. Towers can accommodate a broad array of wireless communications carriers and, therefore, revenues are not dependent upon any specific wireless segment or technology. Penetration of personal communications services, cellular and enhanced specialized mobile radio was approximately 25.3% as of December 31, 1998 and is expected to reach 60.6% by 2008, according to Paul Kagan Associates, Inc. Since towers are a basic component of a wireless communications network, we believe we are well positioned to benefit from the proliferation and increased penetration of wireless communications services.

     Management believes that the following strengths will enable SpectraSite to successfully expand its business:

     NATIONAL PRESENCE WITH OVER 2,500 COMMUNICATIONS TOWERS. As a result of the Nextel tower acquisition, we are one of the largest independent owners and operators of communications towers in the United States with over 2,500 towers under management, including more than 2,100 owned towers. Furthermore, Nextel has agreed to lease space on 1,700 additional towers we construct, acquire or currently own. As a result, we believe we are well positioned to assist wireless providers in initiating service in new markets both on a local and a national basis, thereby better positioning us to capture additional co-location opportunities.

     BUILD-TO-SUIT FOCUS. SpectraSite specializes in developing and building tower networks to suit the needs of wireless communication carriers. Management believes that its primary focus on and expertise in build-to-suit programs is unique among its major competitors. SpectraSite has assembled the resources, tools and proven personnel which combine to form the program management organization needed for managing high-speed tower development projects. In addition, SpectraSite offers professional site leasing and asset management services for the towers it builds, as well as for towers owned by carriers.

     CAPABILITY TO MANAGE MULTIPLE PROJECTS. We have been able to successfully manage multiple site acquisition and tower development projects in various locations at the same time. SpectraSite utilizes a pre-qualified pool of local contractors and advisors to build its towers, which allows management to focus its resources and capital on managing multiple construction projects simultaneously. SpectraSite's diversified and outsourced labor pool provides flexibility to handle varying numbers of build-to-suit programs in a variety of local markets. Management believes that the ability to undertake concurrent build-to-suit programs in multiple markets is attractive to wireless service providers.

     STANDARDIZED PROCEDURES AND SPECIFICATIONS. SpectraSite has developed detailed site acquisition procedures and construction specifications and procedures that allow it to rapidly construct tower networks. Wireless carriers require aggressive network build-out schedules, and uniform procedures and specifications allow for reduced employee training time, improved vendor performance and quicker identification of potential tower sites. SpectraSite uses a pre-qualified pool of architectural, engineering and construction contractors that work within its standard guidelines and have a proven capacity for multiple projects. In addition, we are organized to efficiently:

     - plan the project;

     - secure the sites by purchase or lease;

     - obtain zoning approvals; and

     - manage all site preparation and tower construction.

     INTEGRATED PROVIDER OF SITE DEVELOPMENT SERVICES. SpectraSite benefits from its integrated, comprehensive site development and program management capabilities, as wireless service providers prefer the flexibility of a vendor who can program-manage all direct and subcontract functions related to real estate, design, construction and on-going operations. SpectraSite's efficient site acquisition business provides a competitive advantage by:

     - maintaining a comprehensive project management database;

     - allowing management to position SpectraSite with customers as an end-to-end, full service provider of tower development services; and

     - performing site acquisition services rather than finding third parties to achieve the same task, which permits tower development mandates to be fulfilled more rapidly than they would be otherwise.

     EXPERIENCED MANAGEMENT. Our senior managers have acquired over 8,000 communication sites and built more than 1,000 towers. In addition, SpectraSite provides tower management services to 2,500 sites, consisting of both SpectraSite-owned and carrier-owned tower sites. Management believes that its industry experience allows it to offer quality service and proven results to wireless communication providers in their network build-outs.

TOWER LOCATIONS

     The following chart shows the location of our owned towers as of May 31, 1999:

                                                              NUMBER    % OF
                                                                OF     TOTAL
                           STATE                              TOWERS   TOWERS
                           -----                              ------   ------
California..................................................    379     17.7%
Michigan....................................................    157      7.3
Ohio........................................................    153      7.1
Florida.....................................................    142      6.6
Illinois....................................................    142      6.6
Georgia.....................................................    133      6.2
North Carolina..............................................    122      5.7
Texas.......................................................    102      4.8
Washington..................................................     74      3.5
Wisconsin...................................................     71      3.3
Louisiana...................................................     55      2.6
Tennessee...................................................     55      2.6
South Carolina..............................................     48      2.2
Missouri....................................................     47      2.2
Indiana.....................................................     46      2.1
Massachusetts...............................................     40      1.9
Oklahoma....................................................     39      1.8
Alabama.....................................................     38      1.8
Maryland....................................................     33      1.5
Oregon......................................................     31      1.4
Colorado....................................................     30      1.4
Nevada......................................................     28      1.3
Pennsylvania................................................     26      1.2
Arizona.....................................................     18      0.8
Utah........................................................     18      0.8
Virginia....................................................     17      0.8
Minnesota...................................................     15      0.7
New Jersey..................................................     14      0.7
New York....................................................     14      0.7
Kansas......................................................     13      0.6
Other.......................................................     46      2.1
                                                              -----    -----
          Total.............................................  2,146    100.0%
                                                              =====    =====

OUR SERVICES

     SpectraSite's business is divided into three areas:

     - tower operations, including leasing of tower space;

     - tower development; and

     - site acquisition.

     These services are centrally managed with proprietary documentation and through a program and site management database which contains information on all aspects of individual tower sites.

     TOWER OPERATIONS. The tower operations business consists of the leasing of antenna space on tower sites to wireless service providers, and the maintenance and management of tower sites. These services are provided for our towers and for carrier-owned towers. When SpectraSite provides site leasing services for carrier-owned towers, SpectraSite receives a percentage of the revenues of the leases it obtains on behalf of the carrier. When SpectraSite performs site management services for carrier-owned towers, the carrier pays SpectraSite a fixed monthly fee for each managed site. SpectraSite generally receives monthly lease payments from customers payable under written antenna site leases. The majority of SpectraSite's outstanding customer leases, and the new leases typically entered into by SpectraSite, have original terms of five years, with four or five renewal periods of five years each, and usually provide for periodic price increases. Monthly lease pricing varies with the number and type of antennae installed on a communication site.

     Management believes that the site leasing portion of SpectraSite's business has significant potential for growth, and SpectraSite intends to expand its site leasing business through increasing activity from its build-to-suit programs and selective acquisitions, such as the recent acquisition of GlobalComm.

     Once acquired or constructed, SpectraSite maintains and manages its communication sites through a combination of in-house personnel and independent contractors. In-house personnel are responsible for oversight and supervision of all aspects of site maintenance and management and are particularly responsible for monitoring security access and lighting, radio frequency emission and interference issues, signage, structural engineering and tower capacity, tenant relations and supervision of independent contractors. SpectraSite hires independent contractors locally to perform routine maintenance functions, such as landscaping, pest control, snow removal, site access and equipment installation oversight. Independent contractors are engaged by SpectraSite on a fixed fee or time and materials basis.

     TOWER DEVELOPMENT. SpectraSite offers comprehensive build-to-suit program management and also selectively builds towers in strategic geographic locations for anchor tenant and co-location marketing opportunities. Under its build-to-suit programs, SpectraSite generally constructs tower networks only after having signed an antenna site lease agreement with an anchor tenant and having made the determination that the initial or planned capital investment for such tower network would not exceed a targeted multiple of tower cash flow after a certain period of time. In selling its build-to-suit programs, SpectraSite's representatives utilize their existing relationships in the wireless communications industry to target wireless service providers interested in outsourcing their network build-out. Proposals for build-to-suit towers are made by SpectraSite's sales representatives in response to specific requests for quotes or proposals from carriers. Although the terms vary from proposal to proposal, SpectraSite typically offers a five-year lease agreement with four or five additional five-year renewal periods. The term of the anchor tenant lease is designed to match the term of the ground lease underlying the tower. While the proposed monthly rent also varies, anchor tenants will generally pay lower monthly rents than subsequent tenants.

     Build-to-suit proposal requests typically require SpectraSite to offer a fixed monthly lease rate for all towers included in the proposed network build-out. To arrive at this average monthly rate, SpectraSite will analyze a number of factors including projected construction cost, projected average monthly ground lease rate, zoning and permitting issues and co-location opportunities.

     If a wireless provider accepts the terms of the proposal submitted by SpectraSite, the provider will award SpectraSite a mandate:

     - to pursue specific sites;

     - to identify appropriate sites within specific search rings; or

     - to build a tower network within a general area.

These mandates are in the form of non-binding agreements and either party may terminate the mandate at any time.

     Based on the status of the sites SpectraSite has been given a mandate to pursue, SpectraSite will provide the site development activities required to:

     - secure and complete a ground lease;

     - obtain zoning approval and other required permits;

     - design the network; and

     - construct all towers within the network.

Prior to starting construction on each site, SpectraSite will enter into an antenna site lease agreement with a provider. Certain of the build-to-suit agreements contain penalty provisions in the event the towers are not completed within specified time periods.

     SpectraSite invests resources in radio frequency engineering and site acquisition of potential tower sites we believe have higher than average co-location opportunities. SpectraSite does not commence tower construction until an anchor tenant signs a lease.

     SpectraSite also selectively pursues acquisitions of revenue-producing communication sites. SpectraSite's goal is to acquire towers that have an initial or planned capital investment not exceeding a targeted multiple of tower cash flow after a certain period of time. Tower cash flow is determined by subtracting from gross tenant revenues the direct expenses associated with operating the communication site, such as ground lease payments, real estate taxes, utilities, insurance and maintenance.

     SpectraSite has had discussions with a number of wireless communication providers regarding possible strategic partnerships and other investment arrangements other than the Nextel tower acquisition and the Westower Merger. SpectraSite has no present agreement regarding the terms of any such transaction. If and when attractive opportunities become available, SpectraSite contemplates pursuing such opportunities. Nonetheless, there can be no assurance that any such future strategic business arrangement will be entered into or the timing thereof. Specifically, any decision by SpectraSite as to whether or not to pursue any such strategic partnership or similar business arrangement will be based upon, among other things, the relative attractiveness of available alternative business and investment opportunities, the regulatory environment for wireless communication properties, future developments relating to SpectraSite, general economic conditions and other future developments.

     SITE ACQUISITION. SpectraSite offers a full range of site acquisition services. Site acquisition typically occurs in four phases:

     - network pre-design;

     - communication site selection;

     - communication site acquisition; and

     - local zoning and permitting.

SpectraSite offers each phase of its site acquisition services to its customers.

     During the initial phase, network pre-design, SpectraSite performs pre-design analysis by investigating those areas of the Basic Trading Area that are designated as a priority by the customer. SpectraSite will then identify, to the extent possible, all sites which meet the customer's radio frequency requirements. Geographic Information Systems specialists create maps of the sites, analyzing for a number of factors, including which areas may have the most favorable zoning regulations and availability of co-location opportunities. A preliminary zoning analysis is typically conducted, and SpectraSite will determine those areas of the Basic Trading Area where zoning approval is likely, along with a possible time frame for approval. These initial services are intended to eliminate costly redesigns once a project is commenced, which can result in significant savings of both time and money.

     In the second phase, site selection, SpectraSite determines which sites:

     - most closely meet the radio frequency engineering requirements of the customer;

     - can be leased or purchased;

     - have the potential to be zoned for site construction or co-location based on the then current zoning requirements; and

     - are suitable for the construction of a site.

     Geographic Information Systems specialists select the most suitable sites based on demographics, traffic patterns and signal characteristics.

     Typically, SpectraSite will identify two or three potential sites for each location in the radio frequency engineering plan, with the intent of co-locating on an existing site or constructing a new site on the location most advantageous to the customer. FAA approval, when necessary, is also typically sought at this time.

     In the third phase, site acquisition, SpectraSite secures the right from the property owner to construct a tower or co-locate on the site. Depending on the type of interest in the property that SpectraSite believes will best suit the needs of the customer, SpectraSite will negotiate and enter into on behalf of the customer:

     - a contract of sale under which the customer acquires fee title to the property;

     - a long-term ground or rooftop lease under which the customer acquires a leasehold interest in the property, typically a five-year lease with four or five renewal periods of five years each;

     - an easement agreement under which the customer acquires an easement over the property; or

     - an option to purchase or lease the property under which the customer has a future right to acquire fee title to the property or acquire a leasehold interest.

     It is during this phase of the site acquisition services that SpectraSite generally obtains a title report on the site, conducts a survey of the site, performs soil analysis of the site and obtains an environmental survey of the site.

     The final phase, local zoning and permitting, includes preparing all appropriate zoning applications and providing representation at any zoning hearings that may be conducted. SpectraSite also obtains all necessary entitlement land use permits necessary to commence construction on the site or install equipment on the site.

     Once SpectraSite is hired on a site acquisition project, a site acquisition team is dispatched to the project site. A temporary field office is established for the duration of the project. The site acquisition team is typically composed of permanent in-house employees, supplemented with local hires employed only for that particular project. A team leader is assigned to each phase of the site acquisition project and reports to a project manager who oversees all team leaders. Upon the completion of a site acquisition project, the field office typically is closed and all permanent in-house employees are either relocated to another project or directed to return to headquarters or one of the other division offices.

     SpectraSite generally sets prices for each site acquisition service separately. Customers are billed for these services on a fixed price or time and materials basis and SpectraSite may negotiate fees on individual sites or for groups of sites.

CUSTOMERS

     SpectraSite has performed site acquisition, tower construction and site leasing services for several of the largest wireless service providers. The majority of SpectraSite's contracts have historically been for personal communications services customers. SpectraSite also serves enhanced specialized mobile radio, specialized mobile radio and cellular wireless providers. In both its site acquisition and site leasing businesses, SpectraSite works with national, local and regional operators. For the year ended December 31, 1997, Powertel, Sprint PCS, GTE Mobility, Intercel and Horizon accounted for 38.9%, 18.8%, 14.7%, 13.0% and 11.2%, respectively, of SpectraSite's revenue. For the year ended December 31, 1998, Powertel and Tritel accounted for 46.6% and 24.3%, respectively, of SpectraSite's revenues. No other customer accounted for more than 10% of SpectraSite's revenues during the year ended December 31, 1998.

SALES AND MARKETING

     SpectraSite's sales and marketing goals are:

     - to further cultivate existing customers in order to obtain mandates for build-to-suit programs and to maximize sales of site acquisition services;

     - to position SpectraSite to become a market leader in the site leasing business;

     - to use existing relationships and develop new relationships with wireless service providers to lease antennae space on SpectraSite-owned or -managed communication sites; and

     - to form affiliations with select communications system vendors who utilize end-to-end services, including those provided by SpectraSite, which will enable SpectraSite to market its services and products through additional channels of distribution.

     Historically, SpectraSite has capitalized on the strength of its experience, performance and relationships with wireless service providers to obtain build-to-suit mandates, and it expects to continue to enhance and leverage these attributes to sell site acquisition services, build-to-suit programs and antennae space on SpectraSite-owned or -managed communication sites.

     Maintaining and cultivating relationships with wireless service providers is a main focus of senior management. SpectraSite's strategy is to delegate sales efforts to those of its employees who have the best relationships with the wireless service providers. The representatives are assigned specific accounts based on historical experience with a provider and the quality of the relationship between the SpectraSite representative and such provider. Most wireless service providers have national corporate headquarters with regional offices. SpectraSite believes that most decisions for site acquisition and site leasing services are made by providers at the regional level with input from their corporate headquarters. SpectraSite's sales representatives work with provider representatives at the local level and at the national level when appropriate. SpectraSite's sales staff compensation is heavily weighted to incentive-based goals and measurements. In addition to its marketing and sales staff, SpectraSite relies upon its executive and operations personnel on the national and field office levels to identify sales opportunities within existing customer accounts, as well as acquisition opportunities.

COMPETITION

     SpectraSite's principal competitors include American Tower Corporation, Crown Castle International Corp., Pinnacle Tower, SBA Communications Corporation and Unisite, Inc. See "Risk Factors -- We compete with companies which have greater financial resources."

     Towers are not the only kind of platform for radio transmitters. The FCC has authorized numerous entities and is considering applications from many others to provide fixed and mobile satellite services using various frequency bands in a manner that may compete with terrestrial service providers. Iridium, for example, has commenced space-borne provision of mobile satellite service, and Teledesic plans to provide high-speed fixed satellite data services through low-earth-orbit satellites. In 1997, the FCC allocated one gigahertz of spectrum in the 47 GHz band for any use consistent with the spectrum allocation table. The FCC has decided to auction this spectrum in 200 MHz blocks for the provision of communications services. It is as yet unclear which of these new technologies will be commercially feasible, and to what extent they will offer significant competitive alternatives to terrestrial structures.

EMPLOYEES

     As of May 31, 1999, SpectraSite had 185 employees, none of whom are represented by a collective bargaining agreement. SpectraSite considers its employee relations to be good. Due to the nature of the site acquisition business of SpectraSite, it may experience increases and decreases in employees as site acquisition contracts are completed.

PROPERTIES

     SpectraSite is headquartered in Cary, North Carolina, where it currently leases approximately 12,250 square feet of space. We are also establishing full-service regional offices in the New York, Atlanta, Chicago and San Francisco areas. In addition, we currently lease an office in Little Rock. SpectraSite opens and closes project offices from time to time in connection with its site acquisition business, which offices are generally leased for periods not exceeding 18 months.

LEGAL PROCEEDINGS

     From time to time, SpectraSite is involved in various legal proceedings relating to claims arising in the ordinary course of business. SpectraSite is not a party to any such legal proceeding, the adverse outcome of which, individually or in the aggregate, is expected to have a material adverse effect on its business, financial condition or results of operations.

INTERNATIONAL

     SpectraSite's primary focus is on its domestic operations. From time to time, however, SpectraSite may evaluate international opportunities and take advantage of those that it feels may be profitable for SpectraSite. As part of the proposed merger with Westower, we will acquire an interest in certain tower operations in Canada and Brazil. Currently, SpectraSite is not considering any other significant international projects.

REGULATORY AND ENVIRONMENTAL MATTERS

     FEDERAL REGULATIONS. Both the FCC and the FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control the siting, marking and lighting of towers and may, depending on the characteristics of particular towers, require registration of tower facilities. Wireless communications antennae operating on towers are separately regulated and independently licensed by the FCC based upon the particular frequency being used and the service being provided. In addition to these regulations, SpectraSite must comply with certain environmental laws and regulations. See "Risk
Factors -- We are subject to environmental laws that impose liability without regard to fault" and "--Perceived health risks of radio frequency emissions."

     Under the requirements of the Communications Act of 1934, as amended, the FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antennae. These standards mandate that the FCC and the FAA consider the height of the proposed antenna structure, the relationship of the structure to existing natural or man-made obstructions and the proximity of the structure to runways and airports. Proposals to construct or modify existing structures above certain heights or within certain proximity to airports are reviewed by the FAA to ensure they will not present a hazard to aviation. The FAA may condition its issuance of no-hazard determinations upon compliance with specified lighting and marking requirements. The FCC will not license the operation of wireless telecommunications antennae on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has received all necessary clearances from the FAA. The FCC also enforces special lighting and painting requirements. Owners of towers on which wireless communications antennae are located have an obligation to maintain painting and lighting to conform to FCC standards. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. SpectraSite generally indemnifies its customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties and tort liability.

     In 1995, the FCC adopted regulations making the owners of towers, rather than communications licensees, primarily responsible for compliance with antenna structure painting and lighting requirements. These rule changes are based on statutory amendments adopted by Congress in 1992 extending regulatory jurisdiction to tower owners. Communications licensees are now secondarily responsible for tower maintenance if the tower owners are unwilling or unable to perform those duties. Currently, these requirements apply to antenna structures that are more than 200 feet in height, or that may interfere with the approach or departure space of a nearby airport runway.

     The regulatory requirements adopted in 1995 required tower owners to register existing structures by state, in accordance with filing windows, over a two-year period between July 1, 1996 and June 30, 1998. Historically, tower locations were determined using area maps. The FCC has recognized that, with the proliferation of inexpensive, satellite-based locating devices, such as Global Positioning System receivers, structures can now be easily located with a higher degree of accuracy. Accordingly, the FCC has told owners who determined that tower registration information conflicted with previously issued licenses for antennae on their towers to register their structures using the new data and to seek new FAA determinations of no hazard as necessary under the FAA's rules. The FCC also has instructed licensees or permittees who discovered that the coordinates on their authorizations differed from those determined by more accurate means to submit corrective construction permit applications. In February 1999, the FCC's Wireless Telecommunications Bureau announced a new policy under which defective applications for wireless authorizations and antenna structure registrations will be summarily dismissed, without giving the applicants an opportunity to amend but requiring them to correct and retender their applications. As part of the new policy, the Bureau said that effective May 1, 1999, it will return and not process tower registration applications including data that do not agree with information listed on previously issued FAA determinations. The FCC also announced that applications for FCC communications authorizations would be dismissed if a tower registration number is not listed on the FCC application. Although the FCC initially said the rule affecting communications applications would apply beginning May 1, 1999, for applicants proposing antennae on existing structures, and July 1, 1999, for applicants proposing to utilize new towers, the FCC in late April 1999 extended these deadlines. For services, such as cellular, paging, and personal communications services, which have already had their records converted to the FCC's new Uniform Licensing System database, the new tougher dismissal rule will apply effective July 1, 1999. For other communications services that have not yet been converted to the Uniform Licensing System, the FCC said the new processing rules would go into effect six months after each service's incorporation into the Uniform Licensing System. This new policy means that for towers to be of use to FCC applicants, it will be necessary for tower owners to notify the FAA and obtain FCC tower registrations well in advance of the date tenants will be filing FCC applications.

     In December 1998, the FCC announced that a recent audit of existing antenna structures revealed that over one quarter of the audited structures had not been registered as required by the FCC's rules. In light of this finding and several reported near misses of towers by aircraft, the FCC in January 1999 announced a no-tolerance policy, requiring all owners of existing unregistered structures to register them immediately or face monetary forfeitures or civil fines.

     The 1996 Telecom Act amended the Communications Act of 1934 by limiting state and local zoning authorities' jurisdiction over the construction, modification and placement of towers. The new law preserves local zoning authority but prohibits any action that would discriminate between different providers of wireless services or ban altogether the construction, modification or placement of communications towers. The 1996 Telecom Act also requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

     Owners and operators of communications towers may be subject to, and, therefore, must comply with environmental laws. The FCC's decision to register a proposed tower may be subject to environmental review under the National Environmental Policy Act of 1969, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC has issued regulations implementing the National Environmental Policy Act. These regulations place responsibility on each applicant to investigate any potential environmental effects of operations and to disclose any significant effects on the environment in an environmental assessment prior to constructing a tower. In the event the FCC determines the proposed tower would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. This process could significantly delay the registration of a particular tower.

     STATE AND LOCAL REGULATIONS. Most states regulate certain aspects of real estate acquisition and leasing activities. Where required, SpectraSite conducts the site acquisition portions of its site acquisition services business through licensed real estate brokers or agents, who may be employees of SpectraSite or hired as independent contractors. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers. Companies owning or seeking to build towers have encountered an array of obstacles arising from state and local regulation of tower site and construction, including environmental assessments, fall radius assessments, marketing/lighting requirements, and concerns with interference to other electronic devices. The delays resulting from the administration of such restrictions can last for several months, and when appeals are involved, can take several years.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers, directors and key employees of SpectraSite are as follows:

              NAME                   AGE                       POSITION
              ----                   ---                       --------
Stephen H. Clark.................    54     President and Chief Executive Officer and a
                                            Director
David P. Tomick..................    47     Executive Vice President, Chief Financial
                                            Officer and Secretary
Richard J. Byrne.................    41     Executive Vice President -- Business
                                            Development
Terry L. Armant..................    50     Senior Vice President -- Operations
Daniel I. Hunt...................    35     Vice President -- Finance and Administration
Lawrence B. Sorrel...............    40     Chairman of the Board
Timothy M. Donahue...............    50     Director
Andrew R. Heyer..................    41     Director
James R. Matthews................    32     Director
Thomas E. McInerney..............    57     Director
Michael J. Price.................    41     Director
Rudolph E. Rupert................    33     Director
Steven M. Shindler...............    36     Director
Michael R. Stone.................    36     Director

     STEPHEN H. CLARK is President and Chief Executive Officer of SpectraSite and a director of Holdings. He has been a director of SpectraSite since its formation in May 1997. Mr. Clark has 22 years of general management experience in high growth, start-up companies in the communications, technology and manufacturing sectors. In 1994, he co-founded PCX Corporation, a manufacturer of electrical distribution systems. Prior to starting PCX, Mr. Clark co-founded and served as Chairman and President of Margaux, a supplier of building automation systems. Prior to starting Margaux, he worked at several technology based, start-up companies. Mr. Clark has a BA in physics and an MBA from the University of Colorado.

     DAVID P. TOMICK is Chief Financial Officer and Secretary of SpectraSite. Mr. Tomick has extensive experience raising capital in both private and public markets for high growth companies in the telecommunications industry. From 1994 to 1997, Mr. Tomick was Chief Financial Officer of Masada Security, Inc., a company engaged in the security monitoring business. From 1988 to 1994, he was Vice President -- Finance of Falcon Cable TV, a multiple system operator of cable television systems, where he was responsible for debt management, mergers and acquisitions, equity origination and investor relations. Prior to 1988, he managed a team of corporate finance professionals focusing on the communications industry for The First National Bank of Chicago. Mr. Tomick holds a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.

     RICHARD J. BYRNE is Executive Vice President -- Business Development. Prior to joining SpectraSite in April 1999, Mr. Byrne served as the Director of Business Development for Nextel. He has had primary responsibility for the tower sale/lease-back and build-to-suit commitment. In addition, Mr. Byrne has been responsible for all carrier-to-carrier co-location agreements. Before joining Nextel in 1997, Mr. Byrne held positions of increasing responsibility in the System Development Group of AT&T Wireless Services. Prior to entering the wireless communications industry, Mr. Bryne spent 15 years in the real-estate industry. His work centered on property management, ownership and brokerage of investment properties.

     TERRY L. ARMANT is Vice President -- Operations of SpectraSite. Prior to joining SpectraSite in August 1998, Mr. Armant was Director -- System Implementation at AT&T Wireless Services. In this position, he was responsible for site acquisition, construction, equipment installation and site management for the Northeast region. Mr. Armant oversaw eight departments and a staff of over 115.

     DANIEL I. HUNT is Vice President -- Finance and Administration of SpectraSite. Prior to joining SpectraSite in April 1999, Mr. Hunt served as Director of Accounting and Financial Reporting at Wavetek Wandel & Goltermann, Inc., a developer and manufacturer of communications test equipment based in North Carolina and Eningen, Germany. Previously, Mr. Hunt was Controller for Wandel & Goltermann Technologies, Inc. Before joining Wandel & Goltermann, Mr. Hunt worked in the audit and business consulting practice of Arthur Anderson. Mr. Hunt is a certified public accountant and a graduate of Wake Forest University.

     LAWRENCE B. SORREL has been Chairman of the Board since April 1999. Mr. Sorrel joined Welsh, Carson, Anderson & Stowe in 1998 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Prior to joining Welsh, Carson, Mr. Sorrel spent 12 years at Morgan Stanley, where he was a Managing Director and senior executive in Morgan Stanley's private equity group, Morgan Stanley Capital Partners. Mr. Sorrel is a director of Select Medical Corp., Emmis Communications, MedCath Inc. and Canterbury Healthcare Ltd.

     TIMOTHY M. DONAHUE has been a director of Holdings since April 1999. Mr. Donahue has served as President of Nextel since joining it on February 1, 1996 and as a director of Nextel since May 1996. On February 29, 1996, Mr. Donahue was elected to the additional position of Chief Operating Officer of Nextel. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including Regional President for the Northeast. Mr. Donahue serves as a director of Nextel International.

     ANDREW R. HEYER has been a director of Holdings since April 1999. Mr. Heyer is a Managing Director at CIBC World Markets Corp., where he serves as co-head of The High Yield Group. Prior to joining CIBC World Markets, Mr. Heyer was founder and Managing Director of the Argosy Group L.P., which was acquired by CIBC World Markets in 1995. Mr. Heyer is also Chairman of the Board of Directors of the Hain Food Group, and is a director of Niagara Corporation, Hayes Lemmerz International, Inc., Lancer Industries and Fairfield Manufacturing Company and Millenium Digital Media Holdings, Inc.

     JAMES R. MATTHEWS has been a director of Holdings since August 1998. Mr. Matthews has been employed by J.H. Whitney & Co. since 1994 and has served as a Principal since 1998. Previously, he was with Gleacher & Co. Inc. and Salomon Brothers Inc. Mr. Matthews is a director of ClearSource, Inc.

     THOMAS E. MCINERNEY has been a director of Holdings since April 1999. Mr. McInerney joined Welsh, Carson, Anderson & Stowe in 1986 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Formerly, he co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a telecommunications services company. Earlier, he was Group Vice
President -- Financial Services at ADP and Senior Vice President -- Operations at the American Stock Exchange. Mr. McInerney is a director of, among others, Centennial Cellular Corp., Control Data Systems, Bridge Information Systems, The BISYS Group, The Cerplex Group, Attachmate Corp., MedE America Corporation and Global Knowledge Network.

     MICHAEL J. PRICE has been a director of Holdings since April 1999. Mr. Price is co-Chief Executive Officer of FirstMark Communications International LLC, a broadband wireless telecommunications company. Prior to that, he worked at Lazard Freres & Co. LLC, starting in 1987, serving first as a Vice President and then as a Managing Director, where he led their global technology and telecommunications practice.

     RUDOLPH E. RUPERT has been a director of Holdings since April 1999. Mr. Rupert joined Welsh, Carson, Anderson & Stowe in 1997 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Previously he was at General Atlantic Partners and Lazard Freres. Mr. Rupert is a director of Centennial Cellular and Control Data Systems, Inc. and serves on the executive board of Amdocs Limited.

     STEVEN M. SHINDLER has been a director of Holdings since April 1999. Mr. Shindler joined Nextel in May 1996 and serves as Senior Vice President and Chief Financial Officer. Between 1987 and 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where most recently he was a Managing Director in its Communications Finance Group. Mr. Shindler serves as a director of Nextel International.

     MICHAEL R. STONE has been a director of Holdings since its formation in May 1997. Mr. Stone has been employed by J.H. Whitney & Co. since 1989 and has served as a General Partner since 1992. Previously, he was with Bain & Company.

BOARD OF DIRECTORS

     Each member of the board of directors holds office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified. For information regarding certain voting arrangements with respect to the board of directors, see "Certain Transactions -- Stockholders'
Agreement -- Board of Directors."

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of SpectraSite to its Chief Executive Officer and the other executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 1998. Amounts shown for 1997 include compensation paid by Holdings to the named executive officers from April 25, 1997, the date of Holdings' inception, through December 31, 1997. The amounts reported as All Other Compensation for all years represent SpectraSite's contributions under its 401(k) plan.

                                                                           LONG TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                                           NUMBER OF
                                            ANNUAL COMPENSATION           SECURITIES
                                        ---------------------------   UNDERLYING OPTIONS/      ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)         SARS(#)         COMPENSATION($)
     ---------------------------        ----   ---------   --------   -------------------   ---------------
Stephen H. Clark......................  1998    168,000     68,000          300,000              2,400
  Chief Executive Officer               1997    107,046         --          425,000                 --
David P. Tomick.......................  1998    140,000     56,000           50,000              2,178
  Chief Financial Officer               1997     64,029         --          225,000                 --
Terry L. Armant(a)....................  1998     55,192     68,150          125,000                 --
  Senior Vice President
Joe L. Finley, III(b).................  1998    350,000         --               --              2,400
  Executive Vice President              1997    248,548         --               --              2,375

---------------

(a) Mr. Armant joined SpectraSite in August 1998.

(b) Mr. Finley was an executive officer of SpectraSite in 1997 and 1998. Effective January 1, 1999, Mr. Finley became a consultant to SpectraSite. See " -- Employment Agreements."

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     All options become exercisable immediately upon a change in control. Unless a particular option grant provides otherwise, a change in control occurs upon a merger, consolidation, reorganization or any transaction in which all or substantially all of Holdings' assets are sold, leased or transferred. However, a transaction in which the holders of Holdings' capital stock immediately prior to the transaction continue to hold at least a majority of the voting power of the surviving corporation does not constitute a change in control, and no options become exercisable upon a change in control as to which a performance milestone has not been achieved as of the date of the change in control. Messrs. Clark, Tomick and Armant have agreed that the Nextel tower acquisition and the related financing transactions did not constitute a change of control under their options. The shares of common stock issuable upon exercise of the options are subject to certain rights of first refusal.

     The present value of the options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%, volatility of 0.7, risk free interest rate of 6.0% and expected option lives of seven years.

                                    NUMBER OF      % OF TOTAL
                                    SECURITIES    OPTIONS/SARS
                                    UNDERLYING     GRANTED TO
                                   OPTIONS/SARS   EMPLOYEES IN   EXERCISE PRICE   EXPIRATION    GRANT DATE
              NAME                   GRANTED          1998         PER SHARE         DATE      PRESENT VALUE
              ----                 ------------   ------------   --------------   ----------   -------------
Stephen H. Clark.................     300,000           36%          $4.00         3/23/05       $178,500
David P. Tomick..................      50,000            6            4.00         3/23/05         31,500
Terry L. Armant..................      62,500            7            4.00         8/10/02         37,500
                                       62,500            7            4.00         8/10/05         37,500

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                                                  VALUE OF UNEXERCISED
                                                    NUMBER OF SECURITIES              IN-THE-MONEY
                                                   UNDERLYING UNEXERCISED             OPTIONS/SARS
                                                        OPTIONS/SARS             AT DECEMBER 31, 1998($)
                                                    AT DECEMBER 31, 1998              UNEXERCISABLE
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
Stephen H. Clark...............................    106,250        618,750       $117,938       $353,813
David P. Tomick................................     56,250        218,750         62,438        187,313
Terry L. Armant................................          0        125,000              0              0

EMPLOYMENT AGREEMENTS

     SpectraSite has entered into employment agreements with each of Messrs. Clark, Tomick and Byrne effective April 20, 1999. The initial term of the employment agreements is five years. The annual salaries for Messrs. Clark, Tomick and Byrne are $225,000, $200,000 and $175,000, respectively, and they are eligible to receive annual bonuses determined at the discretion of the board of directors. Mr. Byrne also will receive a $40,000 bonus in connection with his relocation to Cary, North Carolina. In the event their employment is terminated as a result of their death, disability, or termination without cause Messrs. Clark, Tomick and Byrne will be entitled to receive continued salary, bonus and health benefits for a period of 24 months.

     Under the employment agreements, Messrs. Clark, Tomick and Byrne will be granted incentive stock options under the 1997 Stock Option Plan to purchase 775,000, 225,000 and 200,000 shares of common stock, respectively. The exercise price for the options will be $5.00. Twenty percent of the stock options will become exercisable each year over the five-year employment period. If SpectraSite terminates the employment of Mr. Byrne without cause, or if he dies or becomes disabled, then his stock options shall be fully exercisable. If SpectraSite terminates the employment of Mr. Clark or Mr. Tomick without cause, or if either of them dies or becomes disabled, then the stock options that they held prior to entering into the employment agreement, but not those granted under the employment agreement, shall be fully exercisable.

     Messrs. Clark, Tomick and Byrne have agreed that for a period of 24 months following the termination of their employment with SpectraSite they will not:

     - engage in competition, own any interest in, or perform any services for any business which engages in competition with SpectraSite;

     - solicit management employees of SpectraSite or otherwise interfere with the employment relationship between SpectraSite and its employees; or

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     - engage or work with any supplier, contractor or entity with a business relationship with SpectraSite, if such action would have a material adverse effect on SpectraSite.

     In addition, in connection with his employment with SpectraSite, Mr. Byrne purchased 50,000 shares of common stock for a nominal amount. Mr. Byrne's right to retain these shares of common stock vests in equal 25% installments on each of the first four anniversaries of his employment agreement. Vesting will accelerate upon Mr. Byrne's termination without cause or if he dies or becomes disabled. Mr. Byrne will also receive a bonus to pay income taxes incurred in connection with this purchase of common stock.

     On May 12, 1997, SpectraSite entered an employment agreement with Joe L. Finley, III. The initial term of the employment agreement was May 12, 1997 to May 31, 1999. SpectraSite and Mr. Finley terminated the employment agreement, effective December 31, 1998. Although the employment agreement has been terminated, Mr. Finley remains employed by SpectraSite. In connection with the termination of his employment agreement, Mr. Finley agreed that:

     - he will not use, divulge or otherwise transfer or convey any confidential or proprietary information obtained as a result of his employment,

     - for three years after his employment terminates, he will not engage in any business related to certain of SpectraSite's activities in any state where SpectraSite has done business at any time during the three years prior to the termination of Mr. Finley's employment,

     - for three years after his employment terminates he will not interfere with the relationships between SpectraSite and any of its affiliates, including employees and customers existing at any time during the two years prior to Mr. Finley's departure, or suppliers existing at any time during the three years prior to Mr. Finley's departure.

     Effective January 1, 1999, SpectraSite and Finley & Company, Inc., an Arkansas corporation, entered into a consulting agreement. The initial term of this agreement ended on May 31, 1999, but it renews automatically from month to month, subject to termination upon 15 days prior notice. Under the consulting agreement, Finley & Company agrees to provide not less than 50 hours a month of general business and strategic consultation, and SpectraSite agrees to provide office space and part-time secretarial support. Mr. Finley is employed on an independent contractor basis with no authority to bind SpectraSite or to incur obligations on its behalf, and receives $9,000 a month as compensation. Under the consulting agreement, Finley & Company agrees that it will not use, divulge or otherwise transfer or convey any confidential or proprietary information obtained as a result of consultation activities conducted for SpectraSite, and assigns all rights, title and interest to any inventions, ideas, developments and designs created while providing services under the consulting agreement. Further, Finley & Company agrees not to provide or perform the same or substantially similar services for any competing business which it provides to SpectraSite or to any SpectraSite customer as it provides for such customers under the consulting agreement. Finley & Company also agrees not to interfere with the relationship between SpectraSite and any of its employees, or any of its customers or suppliers existing during the term of the consulting agreement or at the time of its termination. Finley & Company may not assign the consulting agreement or delegate its duties thereunder without prior written consent from SpectraSite.

1997 STOCK INCENTIVE PLAN

     The SpectraSite Holdings, Inc. Stock Incentive Plan was originally effective June 24, 1997 and was amended and restated effective August 5, 1999. The plan has a term of ten years and provides for the issuance of incentive stock options, non-qualified stock options and other stock-based awards to key employees, directors, advisors and consultants of SpectraSite, as well as any subsidiary of SpectraSite. An aggregate of 4,100,000 shares of common stock of SpectraSite Holdings, Inc. have been reserved for issuance under the plan. The number of shares available for grant as options may be adjusted in the event of a stock split, stock dividend, combination of shares, spin-off, spin-out or other similar change, exchange or reclassification of the common stock at the discretion of the board, and shares subject to an option

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which expires, is terminated or canceled, or is repurchased by SpectraSite, shall be available for future grants under the plan.

     ADMINISTRATION. The plan may be administered by the board or by a duly appointed committee having powers specified by the board. Once SpectraSite becomes subject to the reporting requirements of the Exchange Act, this committee shall consist solely of directors who are non-employee directors, for purposes of Section 16 of the Exchange Act, and outside directors, for purposes of Section 162(m) of the Internal Revenue Code. The specific terms of any award under the plan will be reflected in a written agreement. The committee administering the plan has the discretion to determine which eligible individuals will receive awards, the number of shares to be covered by the awards, the exercise date of the awards, whether the options should be incentive stock options or non-qualified stock options, and the terms and conditions of the awards.

     STOCK OPTIONS -- INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS. Under the plan, the committee has the discretion to grant incentive stock options qualifying for special tax treatment under Section 422 of the Internal Revenue Code and nonqualified stock options that do not qualify for such treatment. The exercise price of any incentive stock option may not be less than the fair market value of the stock on the date the option is granted, provided the exercise price of any incentive stock option shall be not less than 110% of the fair market value of a share of stock on the date the option is granted in the event the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of SpectraSite. Payment of the option price is to be made in cash, by check, in cash equivalent or by any other form permitted by the committee, including by promissory note to SpectraSite or by delivering other shares. Only employees are eligible to receive incentive stock options, and at the time an incentive stock option is granted, the fair market value of the common stock for which the incentive stock option will become exercisable in any year may not exceed $100,000.

     The committee is authorized to award re-load options to participants in order to enable the participant to use previously owned shares to pay the exercise price of the stock options and/or to satisfy any tax withholding requirements incident to the exercise of the underlying options, without reducing the participant's overall ownership of shares. Re-load options are not intended to be incentive stock options, become exercisable twelve months after the date of grant, and must be exercised within the term of the original stock option.

     OTHER AWARDS. Under the plan, the committee has the discretion to grant restricted stock, performance awards, dividend equivalents, deferred stock, stock appreciation rights and other stock-based awards on terms and conditions determined by the committee.

     Restricted stock means shares that are subject to certain transfer restrictions and/or risk of forfeiture. Except as specifically set forth in the restricted stock award agreement, the participant will have all rights and privileges of a stockholder as to his or her restricted stock, including the rights to vote and to receive dividends.

     Performance award means an award of the right to receive shares, cash or other property upon the achievement of performance criteria determined by the committee.

     Dividend equivalent means the award of the right to the payment of amounts equal to the value of dividends that may be paid with respect to shares in the future. The committee may provide that dividend equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional shares or awards, or otherwise reinvested.

     Deferred Stock means an award of the right to receive shares upon expiration of a deferral period subject to certain restrictions and the risk of forfeiture as provided under the plan and the award agreement related to the award. SpectraSite will deliver shares under a deferred stock award upon expiration of the deferral period or other conditions specified by the committee or, if permitted by the committee, as elected by the participant.

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

     Stock appreciation right means a right to receive an amount measured by the appreciation in the fair market value of shares from the date of grant of the stock appreciation right to the date of exercise of the right. A stock appreciation right may be exercised at such times and in such manner as is determined by the committee and, as determined by the committee, may be settled in cash, shares or other property.

     The committee may grant other stock-based awards purely as bonuses that are not subject to any restrictions or conditions. Such awards will be denominated or payable in, valued by reference to, or otherwise based on or related to, shares.

     RESTRICTIONS ON PERFORMANCE-BASED AWARDS. Performance awards, performance-based restricted stock, and certain other stock-based awards subject to performance criteria are intended to be "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, and will be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of Code Section 162(m) and the regulations thereunder. As selected by the committee, the performance goal will be the attainment of one or more preestablished amounts of sales revenue, net income, operating income, cash flow, return on assets, return on equity or total shareholder return of SpectraSite. No participant may be granted any combination of performance awards, restricted stock or other stock-based awards subject to performance criteria in any single year, the value of which is based on more than 1,000,000 shares. The payout of any such award to a participant may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the direction of the committee.

     VESTING AND EXERCISABILITY. Generally, SpectraSite expects the committee to award options that vest and become exercisable according to a four-year vesting schedule, whereby 25% of the total grant of shares becomes vested every year for four consecutive years. In the event of a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets of SpectraSite are sold, leased, transferred or otherwise disposed of, all outstanding options shall immediately vest and become exercisable as of a date prior to the change in control, unless the options were to become exercisable upon attainment of a performance milestone which has not been achieved as of the date of the change in control.

     VESTING AND EXERCISABILITY FOR INCENTIVE STOCK OPTIONS. Once vested, an incentive stock option may remain exercisable until the earliest of:

     - ten years from the date of grant or five years from the date of grant if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of SpectraSite;

     - three months from the date on which the participant terminates employment with SpectraSite; or

     - if the participant's employment ceases by reason of his or her death or disability, 12 months from the date on which the participant's employment terminated.

     In no event shall an incentive stock option be exercisable after one month following the date an participant's employment with SpectraSite is terminated for cause, as determined by the committee.

     VESTING FOR RESTRICTED STOCK. Restricted stock awards will be subject to the vesting schedules stated in the applicable award agreements. Any restricted stock awards that are not vested or are subject to restrictions upon the employee's termination of employment for any reason with SpectraSite will be forfeited, provided that the committee may determine that a participant may become vested in all or any portion of his award if his employment termination constitutes a dismissal without cause and/or follows a change in control.

     VESTING FOR DEFERRED STOCK. In general, any deferred stock that is subject to deferral, other than deferral at the employee's election, will be forfeited upon the employee's termination of employment for any reason during the deferral period, subject to the committee's authority to waive such forfeiture conditions.

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

     VESTING FOR OTHER STOCK BASED AWARDS. A participant's rights in other awards will be subject to forfeiture in accordance with the terms and conditions of the award as set forth in the award agreement related to the award.

     RIGHT OF FIRST REFUSAL. Generally, SpectraSite expects the committee to award options subject to a right of first refusal. When a participant proposes to sell, pledge or otherwise transfer any shares acquired upon the exercise of an option, SpectraSite would have the right to repurchase those shares under a right of first refusal, in accordance with the terms set forth in the individual option agreements. If SpectraSite fails to exercise the right of first refusal, the participant may conclude the proposed transfer, but the subsequent transferee would be required, as a condition of such transfer, to hold the shares subject to SpectraSite's right of first refusal with respect to any subsequent transfer. SpectraSite's right of first refusal would not apply to transfers of shares:

     - in connection with a change in control;

     - to one or more members of the participant's immediate family;

     - that constitute a pledge to SpectraSite as security for a loan by SpectraSite to the participant in connection with exercise of an option; or

     - that have been approved by the board.

     In addition, SpectraSite's right of first refusal would terminate upon a change in control, unless the successor assumes the plan, or at such time as the common stock is traded on a public market.

     ASSIGNMENT OF INTEREST/NON-TRANSFERABILITY. Awards under the plan generally are not assignable or transferable except by the laws of descent and distribution. A participant's rights under the plan belong to the participant alone and may not be sold, transferred, assigned or pledged to any other person during his or her lifetime, provided the committee may permit an option or restricted stock to be transferable to members of the participant's immediate family or to a trust, partnership or other entity for the benefit of the participant and/or member of the participant's immediate family to the extent the shares underlying the options or restricted stock may be registered pursuant to a Form S-8.

     MAXIMUM NUMBER OF SHARES. The maximum number of shares with respect to which options and awards may be granted to a participant in any single taxable year of SpectraSite is 1,000,000.

     COMPETITION. Notwithstanding any plan provisions to the contrary, the committee may provide under the terms of any award agreement that all rights of the participant in any award, to the extent such rights have not already expired or been exercised, will terminate and be extinguished immediately if a participant engages in competition, as defined in the applicable award agreement, with SpectraSite or any of their subsidiaries, affiliates or successors, whether during or after his or her employment. In the event that a participant exercises an option or other award at a time when, without the committee's knowledge or consent, he or she has already engaged in competition with the committee, the committee may rescind and void such exercise, and the participant will return upon demand by the committee such stock certificate(s) representing the shares issued to him or her upon the exercise of the option or award and still owned by the participant.

     AMENDMENT OR TERMINATION OF PLAN. The plan may be amended, suspended or terminated by the board in whole or in part at any time, provided that no such amendment, suspension or termination of the plan may not adversely affect the rights of or obligations to the participants without such participants' consent. The board must obtain stockholder approval for any change in the plan that would:

     - extend the period during which options may be granted beyond June 24, 2007;

     - materially increase the number of shares which may be issued under the plan; or

     - materially modify the requirements as to eligibility for participation under the plan.

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

1997 STOCK INCENTIVE PLAN TAX CONSEQUENCES

     STOCK OPTIONS. The grant of an option under the plan will not have any immediate effect on the federal income tax liability of SpectraSite or the participant. If the board grants a participant a non-qualified stock option, then the participant will recognize ordinary income at the time he or she exercises the non-qualified stock option equal to the difference between the fair market value of the common stock and the exercise price paid by the participant, and SpectraSite will receive a deduction for the same amount.

     If the board grants a participant an incentive stock option, then the participant generally will not recognize any taxable income at the time he or she exercises the incentive stock option, other than potential liability for alternative minimum tax, but will recognize income only at the time he or she sells the common stock acquired by exercise of the incentive stock option. Upon sale of the common stock acquired upon exercise of the incentive stock option, the participant will recognize income equal to the difference between the exercise price paid by the participant and the amount received upon sale, and such income generally will be eligible for capital gain treatment. SpectraSite generally is not entitled to an income tax deduction for the grant of an incentive stock option or as a result of either the participant's exercise of an incentive stock option or the participant's sale of the common stock acquired through exercise of an incentive stock option. However, if the participant sells the common stock either within two years of the date of the grant to him or her of the incentive stock option, or within one year of the date of the transfer to him or her of the common stock following exercise of the incentive stock option, then the option is treated for federal income tax purposes as if it were a non-qualified stock option; the income recognized by the participant will not be eligible for capital gain treatment and SpectraSite will be entitled to a federal income tax deduction equal to the amount of income recognized by the participant.

     AWARDS OF RESTRICTED STOCK. If the participant receives restricted Stock, the participant will be taxed in accordance with Section 83 of the Code. In general, under Section 83(a) a participant will not recognize ordinary income, and SpectraSite will not receive a deduction, with respect to restricted stock until such shares are no longer subject to risk of forfeiture or are transferable. The amount included in ordinary income will be the fair market value of the restricted stock determined as of the date the shares are no longer subject to risk of forfeiture or are transferable. However, under Section 83(b) of the Code, the participant may accelerate the recognition of ordinary income to the time of the grant of the restricted stock award by filing an election with the Internal Revenue Service and SpectraSite no later than 30 days after the date of grant. In that case, the amount of ordinary income recognized by the participant, and the amount of SpectraSite's deduction will be equal to the fair market value of the restricted stock determined as of the date of grant of the restricted stock award.

     OTHER AWARDS. In general, there will be no tax consequences to the participant upon the issuance of other awards under the plan, and the participant will recognize ordinary income only at the time that cash, shares or other property are received by the participant under the award. The amount of ordinary income recognized by the participant will be equal to the cash received by the participant and/or the fair market value of the shares or other property received by the participant, determined as of the date of receipt.

     The disclosure contained in this prospectus of the 1997 Stock Incentive Plan will constitute approval of SpectraSite's adoption of the plan for purposes of the stockholder approval requirements of SEC Rule 16b-3, which will exempt certain transactions involving the plan from short-swing profit liability under
Section 16(b) of the Exchange Act.

SPECTRASITE'S EMPLOYEE STOCK PURCHASE PLAN

     SpectraSite has adopted the SpectraSite Holdings, Inc. Employee Stock Purchase Plan, effective as of January 1, 2000. The stock purchase plan is administered by a committee designated by the board of directors. The board of directors has reserved and authorized for issuance under the stock purchase plan 1,000,000 shares of common stock. SpectraSite intends to register the shares reserved under the stock purchase plan with the SEC.

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

     All individuals employed by SpectraSite as of a grant date who customarily work at least 20 hours per week and five months per year will be eligible to participate in the stock purchase plan. Each eligible employee will be given an option to purchase a number of shares of common stock equal to the total dollar amount contributed by the employee to his or her payroll deduction account during each six month offering period, divided by the purchase price per share under the option. In no event may an employee receive an option which would permit him or her during any one calendar year to purchase shares which have a fair market value on the grant date in excess of $25,000. The price of the shares offered to employees under the stock purchase plan will be the lesser of:
(1) 85% of the fair market value of the common stock on the grant date, or (2) 85% of the fair market value of the common stock at the exercise date. Payment of an eligible employee's subscription amount will be made through payroll deductions, and an employee's participation in the stock purchase plan is contingent on the employee providing SpectraSite with written authorization to withhold from their pay an amount to be applied toward the purchase of shares of common stock. An eligible employee is deemed to have exercised his or her option granted under the stock purchase plan as of the exercise date.

     Generally, the employee does not recognize taxable income, and SpectraSite is not entitled to an income tax deduction, on the grant or exercise of an option issued under the stock purchase plan. If the employee sells the shares acquired upon exercise of his or her option at least one year after the date he or she exercised the option and at least two years after the date the option was granted to him or her, then the employee will recognize ordinary income equal to the difference between the fair market value of the stock as of the date of grant and the exercise price. Any additional appreciation realized on the sale of the option stock will be treated as a capital gain. SpectraSite will be entitled to an income tax deduction corresponding to the amount of ordinary income recognized by the employee. If the employee sells the shares acquired upon the exercise of his or her option at any time within (1) one year after the date of exercise of the option, or (2) two years after the date the option was granted, then the employee will recognize ordinary income in an amount equal to the excess, if any, of (a) the lesser of the sale price or the fair market value on the date of exercise, over (b) the exercise price of the option. SpectraSite will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee.

     The stock purchase plan may be amended, suspended or terminated by the board of directors at any time, provided no such amendment, suspension or termination of the stock purchase plan may adversely affect the rights of or obligations to the participants without such participants' consent, and any such amendment, suspension or termination will be subject to the approval of SpectraSite stockholders to the extent required by any federal or state law or regulation of any stock exchange.

     The disclosure contained in this prospectus of the stock purchase plan will constitute approval of SpectraSite's adoption of the stock purchase plan for purposes of the stockholder approval requirements of SEC Rule 16b-3, which will exempt certain transactions involving the stock purchase plan from short-swing profit liability under Section 16(b) of the Exchange Act.

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                              CERTAIN TRANSACTIONS

TELESITE AND METROSITE ACQUISITION

     On May 12, 1997, in connection with its formation, SpectraSite purchased the outstanding membership units of Telesite and Metrosite for an aggregate purchase price of $7,233,125 which included 81,753 shares of common stock valued at $71,125 in the aggregate. In addition, as part of the acquisition consideration, 408,764 shares of common stock were issued into escrow, to be released upon the acquired business achieving certain operating goals. The escrow arrangement provides that SpectraSite may repurchase the shares held in escrow if the acquired business does not achieve the specified operating goals. In May 1998, SpectraSite exercised its option to repurchase 204,382 shares of the common stock held in escrow for an aggregate repurchase price of $204.38, and in May 1999, SpectraSite repurchased an additional 137,828 shares for an aggregate purchase price of $137.83. The remaining 66,554 shares of common stock were released to Mr. Finley in May 1999.

     Joe L. Finley, III, formerly the Vice Chairman of Holdings' board of directors, members of Mr. Finley's family and entities controlled by Mr. Finley received all of the aggregate purchase price, which amount included a note payable to Mr. Finley in the original principal amount of $2,312,000, and all of the common stock issued in connection with the acquisitions. SpectraSite used $2,331,953 of the proceeds from the sale of the outstanding notes to pay the outstanding principal amount of and accrued interest on the note payable to Mr. Finley.

GLOBALCOMM ACQUISITION

     As of September 23, 1998, SpectraSite acquired all of the shares of capital stock of GlobalComm, Inc. for approximately $2.0 million in cash. In connection with this acquisition, Holdings granted Michael Garrett, the founder and president of GlobalComm, an option to purchase 100,000 shares of its common stock for a nominal price per share. This option vests in equal installments over a three-year period, with the first installment vesting on June 30, 1999.

REPURCHASE OF COMMON STOCK FROM FORMER EMPLOYEE

     In an agreement dated September 15, 1998, a former employee agreed to sell 125,000 shares of Holdings common stock to SpectraSite and to release SpectraSite from any potential claims for an agreed upon price. In addition, the agreement provided that stockholders of Holdings would have an option to purchase the former employee's remaining 37,605 shares of Holdings common stock for the same price per share, provided that SpectraSite advise the former employee in writing of the exercise of all or any portion of such option by November 15, 1998. On October 9, 1998, SpectraSite paid the former employee $0.5 million for his shares and the release under the agreement, and on February 5, 1999, David P. Tomick purchased the remaining 37,605 shares for an aggregate purchase price of $150,240.

THE PREFERRED STOCK OFFERINGS

     According to the terms of a stock purchase agreement, dated as of May 12, 1997, the Whitney Equity Partners, L.P. and Kitty Hawk Capital Limited Partnership, III purchased an aggregate of 3,462,830 shares of Holdings' Series A preferred stock for an aggregate purchase price of $10.0 million in a transaction exempt from registration under the Securities Act.

     According to the terms of a stock purchase agreement, dated as of March 23, 1998, Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, III, Kitty Hawk Capital Limited Partnership IV, Eagle Creek Capital, L.L.C., The North Carolina Enterprise Fund, L.P., Finley Family Partnership, William R. Gupton, Jack W. Jackman and Alton D. Eckert agreed to purchase shares of Holdings' Series B preferred stock for an aggregate purchase price of $28.0 million.

     In addition, Holdings is obligated under the Series A agreement and the Series B agreement to pay the Whitney funds a monitoring fee of $10,000 in the aggregate per month until Holdings completes an initial public offering of its common stock.

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

     According to the terms of a stock purchase agreement, dated as of February 10, 1999, as amended on April 20, 1999, Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P., Kenneth Melkus, Patrick J. Welsh, Russell
L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Laura M. VanBuren, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Lawrence
B. Sorrel, D. Scott Mackesy, Priscilla A. Newman, Rudolph E. Rupert, Trust under an agreement dated 11/26/84 for the benefit of Eric Welsh, Trust under an agreement dated 11/26/84 for the benefit of Randall Welsh, Trust under an agreement dated 11/26/84 for the benefit of Jennifer Welsh, J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, The North Carolina Enterprise Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, IV, Finley Family Limited Partnership, Eagle Creek Capital, L.L.C., David P. Tomick, Jack W. Jackman, Alton D. Eckert, William R. Gupton, The Price Family Limited Partnership and Benake L.P. agreed to purchase 46,286,795 shares of Holdings' Series C convertible preferred stock in connection with and partially to fund the Nextel tower acquisition. The Series C investors paid an aggregate purchase price of $231,433,975 on April 20, 1999 for the shares of Holdings' Series C preferred stock in a transaction exempt from registration under the Securities Act.

     The Series C investors, including the holders of the Series A preferred stock and the Series B preferred stock, and certain other stockholders of Holdings are entitled to certain rights under the stockholders' agreement and the registration rights agreement, described below.

TRANSACTIONS RELATED TO THE NEXTEL TOWER ACQUISITION

     On April 20, 1999, in connection with the Nextel tower acquisition, Messrs. Sorrel, Rupert, McInerney and Price purchased 50,000, 25,000, 262,973 and 100,000 shares of Holdings' Series C preferred stock for $5.00 per share. In addition, Mr. Price purchased 100,000 shares of common stock and executed promissory notes as payment for the common stock. The promissory notes mature on April 20, 2009 and bear interest at 5.67% per year. Under the purchase agreement for Mr. Price's shares, 25% of the shares of common stock vest each year, with the first installment vesting on April 20, 2000. In addition, SpectraSite has the right to repurchase half of the shares at their original cost to Mr. Price at any time prior to April 20, 2000 and upon the date Mr. Price ceases to perform services for SpectraSite. Each of Messrs. Sorrel, Rupert, McInerney and Price are members of Holdings' board of directors. Messrs. Sorrel, Rupert and McInerney are also affiliates of Welsh, Carson, Anderson & Stowe.

     Affiliates of Welsh, Carson, Anderson & Stowe, J. H. Whitney & Co., and Canadian Imperial Bank of Commerce received an aggregate of two million shares of Holdings common stock as consideration for financing commitments made in connection with the Nextel tower acquisition. Welsh Carson, J. H. Whitney and Canadian Imperial Bank of Commerce are each significant stockholders of Holdings and affiliates of each entity are members of Holdings' board of directors.

PURCHASE OF COMMON STOCK BY CHIEF EXECUTIVE OFFICER

     In May 1997, Stephen H. Clark agreed to invest additional personal funds in SpectraSite at the average per share price of Holdings Series A and Series B preferred stock. In satisfaction of this commitment, Mr. Clark purchased 210,000 shares of Holdings common stock for an aggregate purchase price of $772,800 on April 20, 1999.

STOCKHOLDERS' AGREEMENT

     In connection with the closing of the Nextel tower acquisition, Holdings and its stockholders entered into the third amended and restated stockholders' agreement, which superceded and replaced the existing stockholders' agreement among Holdings and its stockholders. The following is a summary of the material terms of the new stockholders' agreement.

     Under the stockholders' agreement, as long as Welsh, Carson, Anderson & Stowe holds at least 30% of Holdings' capital stock, it shall have the right to designate a majority of Holdings' directors. The chief executive officer shall also be a director and certain of the other stockholders shall designate the remaining directors. In addition, subject to certain exceptions, certain stockholders will grant proxies to Welsh,

Carson so that Welsh, Carson will have the right to vote 51% of Holdings' outstanding capital stock. The stockholders' agreement also provides:

        (a) certain stockholders with preemptive rights;

        (b) Welsh, Carson with the right to require that other stockholders participate in a sale of Holdings stock;

        (c) all other stockholders with the right to participate in sales of Holdings stock by Welsh, Carson; and

        (d) certain restrictions on transfers of Holdings stock.

     Each of the rights described in clauses (a) through (d) is subject to certain important qualifications and exceptions. In addition, SpectraSite shall not:

     - without the consent of Nextel, for a period of one year after the closing, enter into any agreement for the sale or transfer of all or substantially all of the assets of SpectraSite or for the merger of Holdings that would result in the transfer of more than 50% of Holdings' capital stock; or

     - without the consent of Nextel, until the earliest of an initial public offering, termination of the master site commitment agreement and the third anniversary of the closing, (1) acquire assets or stock for consideration in excess of $100.0 million, or enter into any build-to-suit program for more than 250 towers, unless SpectraSite has obtained financing commitments sufficient to permit it to accomplish such acquisition or program without materially impairing SpectraSite's ability to perform its obligations under the master site commitment agreement, or
       (2) enter into certain transactions with any wireless communications services provider having more than two million subscribers.

REGISTRATION RIGHTS AGREEMENT

     In connection with the closing of the Nextel tower acquisition, Holdings, Nextel, the Series A investors, the Series B investors, the Series C investors and certain members of SpectraSite's management entered into a second amended and restated registration rights agreement. The following is a summary of the registration rights agreement.

     The registration rights agreement provides that following Holdings' initial public offering, or the third anniversary of the closing of the Nextel tower acquisition if Holdings has not completed an initial public offering by that date, the holders of at least 25% of Holdings' common stock shall have the right, exercisable on no more than three occasions, to cause Holdings to register their shares of its common stock, so long as the aggregate offering price for the securities to be registered will equal or exceed $50.0 million. In addition, any institutional stockholder or Nextel shall have the right, at any time that Holdings is eligible to file a registration statement on SEC Form S-3, to cause Holdings to effect a registration on Form S-3 of such stockholder's common stock, so long as the aggregate offering price for securities to be registered will equal or exceed $10.0 million and provided that Holdings shall not be required to effect more than one such registration in any six-month period. Finally, the registration rights agreement provides that if Holdings proposes to register any of its common stock, then the parties to the registration rights agreement shall have the right to cause Holdings to register their shares of common stock as part of such registration, subject to certain exceptions and limitations.

                           OWNERSHIP OF CAPITAL STOCK

     The table below sets forth, as of May 31, 1999, information with respect to the beneficial ownership of Holdings' capital stock by:

     - each person who is known by Holdings to be the beneficial owner of more than 5% of any class or series of capital stock of Holdings;

     - each of the directors and named executive officers individually; and

     - all directors and executive officers as a group.

The table also sets forth the total voting power for each of these persons and groups as of May 31, 1999, before the merger, and as if the Westower merger had occurred.

     Each share of Series A preferred stock, each share of Series B preferred stock and each share of Series C preferred stock is immediately convertible into one share of common stock, subject to certain adjustments, and, therefore, the holders of Series A preferred stock, Series B preferred stock and Series C preferred stock are deemed to be the beneficial owners of the shares of common stock into which their preferred stock can be converted. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has an economic interest.

                                                                                                  PRE-MERGER        POST-MERGER
                                                                                                 PERCENTAGE OF     PERCENTAGE OF
                                                                                                 TOTAL VOTING      TOTAL VOTING
                                                                                 NUMBER OF         POWER OF          POWER OF
                                        SERIES A    SERIES B     SERIES C     SHARES OF STOCK   COMMON STOCK ON   COMMON STOCK ON
                             COMMON     PREFERRED   PREFERRED    PREFERRED     BENEFICIALLY     A FULLY-DILUTED   A FULLY-DILUTED
 NAME OF BENEFICIAL OWNER     STOCK       STOCK       STOCK        STOCK           OWNED             BASIS             BASIS
 ------------------------    ------     ---------   ---------    ---------    ---------------   ---------------   ---------------
Stephen H. Clark (a)......  1,119,435          --          --            --       1,119,435           1.5%              1.2%
David P. Tomick (b).......     93,855          --          --        12,395         106,250             *                 *
Terry L. Armant (c).......         --          --          --            --              --            --
Michael R. Stone (d)......         --   3,203,118   5,161,219     4,000,000      12,364,337          16.7%             13.8%
James R. Matthews (d).....         --   3,203,118   5,161,219     4,000,000      12,364,337          16.7%             13.8%
Lawrence B. Sorrel (e)....  1,375,000          --          --    30,875,000      30,875,000          41.6%             34.4%
Andrew R. Heyer (f).......         --          --          --    10,000,000      10,000,000          13.5%             11.2%
Thomas E. McInerney (e)...  1,375,000          --          --    29,712,973      31,087,973          41.9%             34.7%
Michael J. Price (g)......    100,000          --          --       100,000         200,000             *                 *
Rudolph E. Rupert (e).....  1,375,000          --          --    30,850,000      30,850,000          41.6%             34.4%
Timothy M. Donahue (h)....         --          --          --    14,000,000      14,000,000          18.9%             15.6%
Steven M. Shindler (h)....         --          --          --    14,000,000      14,000,000          18.9%             15.6%
Nextel Communications,
  Inc. (h)................         --          --          --    14,000,000      14,000,000          18.9%             15.6%
Welsh, Carson, Anderson &
  Stowe VIII, L.P. (e)....         --          --          --    29,300,000      29,300,000          39.5%             32.7%
WCAS Information Partners,
  L.P. (e)................         --          --          --       150,000         150,000             *                 *
WCAS Capital Partners III,
  L.P. (e)................  1,375,000          --          --            --       1,375,000           1.9%              1.5%
Whitney Equity Partners,
  L.P. (d)................         --   3,203,118   1,720,406            --       4,923,524           6.6%              5.5%
J. H. Whitney Mezzanine
  Fund, L.P. (d)..........    312,500          --          --            --         312,500             *                 *
Canadian Imperial Bank of
  Commerce (f)............         --          --          --    10,000,000      10,000,000          13.5%             11.2%
Caravelle Investment Fund,
  L.L.C. (i)..............    312,500          --          --            --         312,500             *                 *
Whitney Strategic Partners
  III, L.P. (d)...........         --          --      80,961        94,118         175,079             *                 *
J. H. Whitney III, L.P.
  (d).....................         --          --   3,359,852     3,905,882       7,265,734           9.8%              8.1%
Waller-Sutton Media
  Partners, L.P. (j)......         --          --   1,228,862       400,000       1,628,862           2.2%              1.8%

                                                                                                  PRE-MERGER        POST-MERGER
                                                                                                 PERCENTAGE OF     PERCENTAGE OF
                                                                                                 TOTAL VOTING      TOTAL VOTING
                                                                                 NUMBER OF         POWER OF          POWER OF
                                        SERIES A    SERIES B     SERIES C     SHARES OF STOCK   COMMON STOCK ON   COMMON STOCK ON
                             COMMON     PREFERRED   PREFERRED    PREFERRED     BENEFICIALLY     A FULLY-DILUTED   A FULLY-DILUTED
 NAME OF BENEFICIAL OWNER     STOCK       STOCK       STOCK        STOCK           OWNED             BASIS             BASIS
 ------------------------    ------     ---------   ---------    ---------    ---------------   ---------------   ---------------
Kitty Hawk Capital Limited
  Partnership, III (k)....     32,761     259,712      61,443            --         353,916             *                 *
Kitty Hawk Capital Limited
  Partnership, IV (k).....         --          --     307,216       200,000         507,216             *                 *
All directors and
  executive officers as a
  group (14 persons)
  (l).....................  2,738,290   3,203,118   5,161,219    57,900,368      69,002,995          92.8%             76.7%

---------------
 *    Less than 1%.

(a) Includes 172,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. The business address for Mr. Clark is 8000 Regency Parkway, Suite 570, Cary, North Carolina 27511.

(b) Includes 56,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(c) None of Mr. Armant's outstanding stock options are exercisable within 60 days.

(d) Mr. Stone is a managing member of each of the general partners of each of the Whitney funds, and Mr. Matthews is a principal of the Whitney funds. Messrs. Stone and Matthews own no shares directly and disclaim beneficial ownership of the shares held by such entities. The business address for Mr. Stone, Mr. Matthews and the Whitney funds is 177 Broad Street, Stamford, Connecticut 06901.

(e) Messrs. Sorrel, McInerney and Rupert are each general partners of Welsh, Carson, Anderson & Stowe and will acquire directly 50,000, 262,973 and 25,000 shares of Series C preferred stock, respectively. Messrs. Sorrel, McInerney and Rupert each disclaim beneficial ownership of the shares held by the Welsh, Carson funds. The business address for Messrs. Sorrel, McInerney and Rupert and the Welsh, Carson funds is 320 Park Avenue, Suite 2500, New York, New York 10022.

(f) Andrew R. Heyer, an employee of an affiliate of Canadian Imperial Bank of Commerce, along with Jay R. Bloom and Dean C. Kehler, who are also employees of an affiliate of Canadian Imperial Bank of Commerce, have shared power to vote and dispose of the Series C preferred stock reported in the table. The business address for Canadian Imperial Bank of Commerce is 161 Bay Street, PP Box 500, M51258, Toronto, Canada, and the business address for Mr. Heyer is 425 Lexington Avenue, 7th Floor, New York, New York 10017.

(g) All of the Series C preferred shares reported as beneficially owned by Mr. Price are held by The Price Family Limited Partnership. Mr. Price disclaims beneficial ownership of all such shares.

(h) Messrs. Donahue and Shindler are executive officers of Nextel, own no shares directly and disclaim beneficial ownership of the shares held by Nextel. The business address for Messrs. Donahue and Shindler and Nextel is 2001 Edmund Halley Drive, Reston, Virginia 20191.

(i) The general partner and investment manager of Caravelle Investment Fund, L.L.C. are affiliates of Canadian Imperial Bank of Commerce. The business address for Caravelle is 425 Lexington Avenue, New York, New York 10017.

(j) The business address for Waller-Sutton Media Partners, L.P. is c/o Waller-Sutton Management Group, Inc., 1 Rockefeller Plaza, New York, New York 10020.

(k) The business address for Kitty Hawk III and Kitty Hawk IV is 2700 Coltsgate Road, Suite 202, Charlotte, North Carolina 28211.

(l) Includes 228,750 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the material terms and provisions of Holdings' capital stock. Holdings' amended and restated certificate of incorporation authorizes 95,000,000 shares of common stock, $0.001 par value per share, and 70,749,625 shares of preferred stock, of which 3,462,830 shares have been designated as Series A convertible preferred stock, 7,000,000 shares have been designated as Series B convertible preferred stock and 60,286,795 shares have been designated as Series C convertible preferred stock. SpectraSite's stockholders have approved an increase in the authorized shares of common stock to 120,000,000 in connection with the Westower merger and may consider further increases prior to the merger. As of May 31, 1999, there were:

     - 3,398,307 shares of common stock issued and outstanding;

     - 3,462,830 shares of Series A preferred stock issued and outstanding;

     - 7,000,000 shares of Series B preferred stock issued and outstanding; and

     - 60,286,795 shares of Series C preferred stock issued and outstanding.

     The 60,286,795 shares of Series C preferred stock were issued to the Series C investors and Nextel in connection with the Nextel tower acquisition. In addition:

     - 979,600 shares of common stock are reserved for issuance upon exercise of stock options available for future grant under the 1997 stock option plan;

     - 3,120,400 shares of common stock are reserved for issuance upon exercise of stock options granted under the 1997 stock option plan; and

     - 70,749,625 shares of common stock are reserved for issuance upon the conversion of the preferred stock.

COMMON STOCK

     Holdings has two classes of authorized common stock which are identical in all respects except that one class is non-voting. If a Holdings stockholder is deemed a regulated entity under the Bank Holding Company Act of 1956, as amended, its shares of Holdings common stock over 5% of the total issued and outstanding common stock will become non-voting until transferred to a non-regulated entity. The voting common stock is entitled to one vote per share. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock holders have no cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. There are no preemptive rights other than those granted under the stockholders' agreement. See "Certain Transactions -- Stockholders' Agreement." Subject to preferences that may be applicable to the Series A, the Series B and Series C preferred stock or any preferred stock which Holdings may issue in the future, the common stock holders will be entitled to receive such dividends as the board of directors may declare out of funds legally available for that purpose. The rights and preferences of the common stock holders are subject to the rights of the preferred stock holders and will be subject to the rights of any series of preferred stock which Holdings may issue in the future.

PREFERRED STOCK

     CONVERSION. Each holder of the Series A, the Series B and the Series C preferred stock has the right to convert his or her shares at any time. Currently each share of preferred stock is convertible into one share of common stock, subject to adjustment in the event of:

     - any dividend or distribution made in shares of common stock;

     - subdivision, combination or reclassification of Holdings' outstanding common stock;

     - any issue of common stock at less than a specified price per share;

     - any issue of rights, options or warrants to subscribe for or purchase shares of common stock at less than a specified price per share;

     - any issue of rights for the purchase of shares of common stock or other securities convertible or exchangeable into shares of common stock at less than a specified price per share; and

     - any Holdings distribution, to the common stock holders, of any shares of its capital stock, other than common stock, or evidence of indebtedness, cash or other assets.

     The preferred stock will automatically convert into common stock upon Holdings' completion of a firm commitment underwritten initial public offering raising gross proceeds of at least $150.0 million at an offering price per share greater than or equal to $8.00.

     DIVIDENDS. The holders of outstanding shares of preferred stock are not entitled to receive dividends. However, when, as and if Holdings' board of directors declares and pays a dividend on the common stock out of funds legally available for that purpose, Holdings will declare and pay to each preferred stock holder a dividend equal to the dividend that would have been payable to such holder if his or her shares of preferred stock had been converted into common stock on the date of determination of common stock holders entitled to receive such dividend. No dividends will be paid on the common stock until all accumulated and unpaid dividends have been paid on the preferred stock, or with the prior written consent of 75% of the holders of outstanding preferred stock voting as a single class. Accrued and unpaid dividends on the preferred stock will be payable upon Holdings' liquidation, dissolution or winding-up.

     LIQUIDATION. In the event of any liquidation, dissolution or winding-up of Holdings, either voluntary or involuntary, before any distribution or payment to holders of common stock or other capital stock, other than the Series A, the Series B and the Series C preferred stock, the preferred stock holders shall be entitled to receive an amount equal to the applicable liquidation preference. The liquidation preference, for this purpose, is equal to the original issue price plus all unpaid accrued and accumulated dividends on the Series A, the Series B and the Series C preferred stock. If Holdings' assets are insufficient to permit payment in full to all the preferred stock holders, the assets shall be distributed ratably among them. Any remaining assets available for distribution shall be distributed to the common stock holders.

     VOTING. Each of the Series A, the Series B and the Series C preferred stock holders is entitled to such number of votes equal to the whole number of shares of common stock into which such holder's preferred stock is convertible immediately after the close of business on the record date of the meeting.

SPECIAL REQUIRED APPROVAL

     Holdings may not take the following actions without approval by vote or written consent of the holders of 60% of all issued shares of the Series A, the Series B and the Series C preferred stock, voting as a single class:

     - the consummation of any sale or transfer of all or substantially all of Holdings' assets, or any consolidation or merger with or into any other corporation or corporations;

     - any amendment, restatement or modification of Holdings' certificate of incorporation or bylaws which adversely affects the respective preferences, qualifications, special or relative rights, or privileges of preferred stock holders or which adversely affect the common stock or its holders, provided, however, that any such change which adversely affects the preferences, qualifications, special or relative rights or privileges of any series of preferred stock but does not affect the other series of preferred stock in a substantially similar manner shall require the prior consent of the holders of a majority of the outstanding shares of the affected series of preferred stock;

     - Holdings' voluntary dissolution, liquidation or winding-up; or

     - the authorization, creation or issuance of any shares of capital stock or other securities which are ranked prior to or ratably with the preferred stock, increase the authorized amount of the preferred stock, increase the authorized amount of any additional class of shares of stock which are ranked prior to or ratably with the preferred stock, or create or authorize any obligation or security convertible into shares of preferred stock or any other class of stock which is ranked prior to or ratably with the preferred stock as to dividends and the distribution of assets on Holdings' liquidation, dissolution or winding up.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

     SpectraSite Communications, Inc., a wholly-owned subsidiary of Holdings, entered into a credit agreement, dated as of April 20, 1999, with CIBC Oppenheimer Corp., now known as CIBC World Markets Corp., and Credit Suisse First Boston, New York Branch, and certain other lenders. This credit facility provides a $500.0 million credit facility. The proceeds of the credit facility will be used to consummate the Nextel tower acquisition, to finance the construction and acquisition of additional towers and for working capital and general corporate purposes.

     The following is a summary of the material terms of the credit facility. This summary is qualified in its entirety by the final terms of the credit facility.

     The credit facility consists of:

     - a $50.0 million revolving credit facility that may, subject to the satisfaction of certain financial covenants, be drawn at any time after the closing of the Nextel tower acquisition and from time to time thereafter up to December 31, 2005, at which time all amounts drawn under the revolving credit facility must be paid in full;

     - a $300.0 million multiple draw term loan that may be drawn at any time and from time to time from the closing of the Nextel tower acquisition through March 31, 2002; the amount drawn must be repaid in quarterly installments commencing on June 30, 2002 and ending on December 31, 2005; and

     - a $150.0 million term loan that was drawn in full at the closing of the Nextel tower acquisition and that amortizes at a rate of 1.0% annually, payable in quarterly installments beginning in 2002, $67.5 million on March 31, 2006 with the balance due on June 30, 2006.

In addition, the credit facility contemplates borrowings to be funded by affiliates of certain of Holdings' shareholders subject to the approval of a majority of the lenders under the credit facility and the consent of such affiliates.

     The revolving credit loans and the multiple draw term loans will bear interest, at SpectraSite Communications' option, at either:

     - Canadian Imperial Bank of Commerce's base rate, plus an applicable margin of 1.5% per annum initially, which margin after a period of time may decrease based on a leverage ratio, or

     - the reserve adjusted London interbank offered rate, plus an applicable margin of 3.0% per annum initially, which margin after a period of time may decrease based on a leverage ratio.

     The term loan bears interest, at SpectraSite Communications' option, at either:

     - Canadian Imperial Bank of Commerce's base rate, plus 2.0% per annum, which margin after a period of time may decrease based on a leverage ratio, or

     - the reserve adjusted London interbank offered rate, plus 3.5% per annum, which margin after a period of time may decrease based on a leverage ratio.

     SpectraSite Communications will be required to pay a commitment fee of between 1.25% and 0.50% per annum in respect of the undrawn portion of the multiple draw term loan, depending on the amount undrawn. SpectraSite Communications will be required to pay a commitment fee of 0.50% per annum in respect of the undrawn portion of the revolving credit facility.

     SpectraSite Communications may be required to prepay the credit facility in part upon the occurrence of certain events, such as a sale of assets, the incurrence of certain additional indebtedness, the issuance of equity and the generation of excess cash flow.

     Holdings and each of SpectraSite Communications' subsidiaries has guaranteed SpectraSite Communications' obligations under the credit facility. The credit facility is further secured by:
     - substantially all the tangible and intangible assets of SpectraSite Communications and its subsidiaries, and
     - a pledge of all of the capital stock of SpectraSite Communications and of all of its subsidiaries.

     The credit facility contains a number of covenants that, among other things, restrict the ability of Holdings, SpectraSite Communications and their subsidiaries to:
     - incur additional indebtedness,
     - create liens on assets,
     - make investments, make acquisitions, or engage in mergers or consolidations,
     - dispose of assets,
     - enter into new lines of business,
     - engage in certain transactions with affiliates, and
     - pay dividends or make capital distributions.

SpectraSite Communications, however, will be permitted to pay dividends after July 15, 2003, for the purpose of paying interest on the 2008 notes and the 2009 notes so long as no default under the credit facility then exists or would exist after giving effect to such payment.

     In addition, the credit facility requires compliance with certain financial covenants, including requiring SpectraSite Communications and its subsidiaries, on a consolidated basis, to maintain:
     - a maximum ratio of total debt to annualized EBITDA;
     - a minimum interest coverage ratio;
     - a minimum fixed charge coverage ratio; and
     - a minimum annualized EBITDA, for the first year only.

SpectraSite Communications does not expect that such covenants will materially impact its ability and the ability of its subsidiaries to operate their respective businesses.

     The credit facility contains customary events of default.

12% SENIOR DISCOUNT NOTES DUE 2008

     On June 26, 1998, Holdings issued $225.2 million in aggregate principal amount at maturity of its 12% senior discount notes due 2008 under an indenture between Holdings and the United States Trust Company of New York, as trustee. The 2008 notes mature on July 15, 2008 and rank equally with the 2009 notes.

     The 2008 notes were issued at a substantial discount to their principal amount, and were sold to investors at a price that yielded gross proceeds to Holdings of $125.0 million. The 2008 notes accrete daily at a rate of 12% per year, compounded semiannually, to an aggregate principal amount of $225.2 million as of July 15, 2003. Cash interest will not accrue on the 2008 notes prior to July 15, 2003. Commencing July 15, 2003, cash interest on the 2008 notes will accrue and be payable semiannually in arrears on each January 15 and July 15, commencing January 15, 2004, at a rate of 12% per year.

     Except as described below, the 2008 notes are not redeemable at Holdings' option prior to July 15, 2003. Thereafter, the 2008 notes will be subject to redemption at any time at the option of Holdings, in whole or in part, at the redemption prices set forth in the indenture plus accrued and unpaid interest thereon, if any, to the applicable redemption date. In addition, from time to time prior to July 15, 2001, SpectraSite may on one or more occasions redeem up to 25% of the aggregate principal amount at maturity of the 2008 notes issued at a redemption price of 112% of their accreted value, to the redemption date, with the net cash proceeds from one or more equity offerings; provided, however, that at least 75% of the aggregate principal amount at maturity of 2008 notes originally issued remains outstanding immediately after the occurrence of such redemption.

     The 2008 notes are general unsecured obligations of Holdings, rank senior in right of payment to any future indebtedness of Holdings which is made expressly junior thereto, and rank equal in right of payment with all current and future unsecured senior indebtedness of Holdings, including the 2009 notes. All of the operations of Holdings are conducted through its subsidiaries, and Holdings' subsidiaries did not guarantee the 2008 notes. Accordingly, the 2008 notes are effectively subordinated to all indebtedness and all other liabilities or obligations of such subsidiaries, including borrowings under the $500.0 million new credit facility.

     Upon the occurrence of a change of control, the holders of the 2008 notes have the right to require Holdings to repurchase such holders' 2008 notes, in whole or in part, at a price equal to 101% of the accreted value thereof to the date of purchase prior to July 15, 2003 or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase on or after July 15, 2003.

     The indenture governing the 2008 notes contains certain covenants that, among other things, limit the ability of Holdings and its subsidiaries to:

     - incur additional indebtedness and issue preferred stock;

     - pay dividends or make certain other restricted payments;

     - enter into transactions with affiliates;

     - make certain asset dispositions;

     - merge or consolidate with, or transfer substantially all its assets to, another entity;

     - create liens securing indebtedness; and

     - permit subsidiaries to incur restrictions on their ability to pay dividends to Holdings.

However, all of these limitations are subject to a number of important qualifications.

     On March 24, 1999, Holdings received consents from all holders of the 2008 notes to certain amendments to the indenture governing the 2008 notes. The indenture amendments allowed for consummation of the Nextel tower acquisition and the related financing transactions.

     Holdings has filed a registration statement with the SEC with respect to a registered offer to exchange the outstanding 2008 notes for registered 2008 notes, which will have terms substantially identical in all material respects to the outstanding notes except that such notes will not contain terms with respect to transfer restrictions. We will keep the registered exchange offer open for not less than 30 days, or longer if required by applicable law, after the date notice of the registered exchange offer is mailed to the holders of the outstanding notes. The SEC declared the 2008 notes exchange offer registration statement effective on August 11, 1999, and we expect to commence the exchange offer on or before August 16, 1999. The 2008 notes began accruing additional cash interest at the rate of 0.50% per year on March 10, 1999. This interest is payable in addition to any other interest payable from time to time with respect to the 2008 notes. Additional interest will be payable in cash on July 15 and January 15 of each year, and this interest will stop accruing upon completion of the exchange offer. This prospectus is not an offer to purchase or a solicitation of an offer to purchase the 2008 notes or a solicitation to tender the 2008 notes in the exchange offer. The exchange offer will only be made by means of a prospectus which is part of the exchange offer registration statement for the 2008 notes, and a copy of that prospectus will be mailed to all registered holders of the 2008 notes as of the record date for the exchange offer.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Holdings originally sold the outstanding notes to CIBC World Markets Corp., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, BancBoston Robertson Stephens Inc. and TD Securities (USA) Inc. These initial purchasers subsequently placed the outstanding notes with:

     - qualified institutional buyers in reliance on Rule 144A under the Securities Act; and

     - qualified buyers outside the United States in reliance on Regulation S under the Securities Act.

     Holdings entered into a registration rights agreement with the initial purchasers, as a condition to their purchase of the outstanding notes, under which Holdings agreed, for the benefit of the outstanding note holders and at its own expense, to file a registration statement for this exchange offer, of which this prospectus is a part, with the SEC no later than July 20, 1999. When the exchange offer registration statement is declared effective, Holdings will offer the registered notes in exchange for tender of the outstanding notes. For each outstanding note tendered to Holdings in response to the exchange offer, the holder of such outstanding note will receive a registered note having an original principal amount at maturity equal to that of the tendered outstanding note.

     Based upon interpretations by the SEC staff set forth in certain no-action letters to third parties, including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), SpectraSite believes that the registered notes issued under this exchange offer in exchange for the outstanding notes, in general will be freely tradeable after the exchange offer, without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of outstanding notes who is a SpectraSite affiliate, within the meaning of Rule 405 under the Securities Act, who does not acquire the registered notes in the ordinary course of business, or who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes, could not rely on the SEC staff position enunciated in such no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A holder's failure to comply with those requirements in such an instance may result in that holder incurring liability under the Securities Act. We do not assume or indemnify you against any such liability.

     As the above mentioned no-action letters and the registration rights agreement contemplate, each holder accepting the exchange offer is required to represent to us, in a letter of transmittal, that:

     - the holder or the person receiving the registered notes, whether or not such person is the holder, will acquire those registered notes in the ordinary course of business;

     - the holder or any other acquiror is not engaging in a distribution of the registered notes;

     - the holder or any other acquiror has no arrangement or understanding with any person to participate in a distribution of the registered notes;

     - neither the holder nor any other acquiror is a Holdings affiliate within the meaning of Rule 405 under the Securities Act; and

     - the holder or any other acquiror acknowledges that if that holder or other acquiror participates in the exchange offer for the purpose of distributing the registered notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any such resale and cannot rely on the above mentioned no-action letters.

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

As indicated above, each broker-dealer that receives for its own account a registered note in exchange for outstanding notes must acknowledge that it:

     - acquired the outstanding notes for its own account as a result of market-making activities or other trading activities;

     - has not entered into any arrangement or understanding with Holdings or any Holdings affiliate to distribute the registered notes; and

     - will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes.

For a description of the procedures for resales by participating broker-dealers, see "Plan of Distribution."

     In the event that changes in the law or the applicable interpretations of the SEC staff do not permit Holdings to effect this exchange offer, or if for any other reason the exchange offer is not consummated within 180 days of April 20, 1999, SpectraSite will:

     - file a shelf registration statement covering resales of the outstanding notes;

     - use reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

     - use reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the outstanding notes' original issuance date, subject to extension under certain circumstances, or such time as all of the applicable outstanding notes have been sold.

     Holdings will, if and when it files the shelf registration statement, provide to each applicable holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement. A holder that sells the outstanding notes under the shelf registration statement generally:

     - must be named as a selling security holder in the related prospectus;

     - must deliver a prospectus to purchasers;

     - will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - will be bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification obligations.

In addition, each of the outstanding note holders must deliver information to Holdings, to be used in connection with the shelf registration statement, in order to have his or her outstanding notes included in the shelf registration statement and to benefit from the provisions set forth in the foregoing paragraph.

     The registration rights agreement covering the outstanding notes provides that Holdings will file an exchange offer registration statement with the SEC no later than July 19, 1999. In the event that:

     - by the 90th day after the exchange offer registration statement filing date neither the exchange offer is consummated nor the shelf registration statement is declared effective;

     - by the 180th day after April 20, 1999, neither the exchange offer is consummated nor the shelf registration statement is declared effective; or

     - after either the exchange offer registration statement or shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable, subject to certain exceptions, including an exception for a period not to exceed 60 days in any 12-month period during which SpectraSite effects a material corporate transaction, in connection with resales of the outstanding notes or registered notes in accordance with and during the periods specified in the registration rights agreement,

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

the interest rate on the outstanding notes will increase by 0.50% per year from and including the date on which any such registration default occurred, but excluding the date on which all registration defaults are cured. The sole remedy available to the outstanding note holders will be the immediate assessment of cash interest on the outstanding notes, whether or not cash interest is then payable on the outstanding notes under the indenture. All interest payable because a registration default occurred will be payable to the outstanding notes holders in cash on each October 15 and April 15, commencing with the first such date occurring after any such interest begins to accrue, until the registration default is cured or the exchange offer is completed. After the date on which the registration default is cured or the exchange offer is completed, the interest rate on the outstanding notes will revert to 11 1/4% per annum.

     Outstanding note holders must:

     - make certain representations to us in order to participate in the exchange offer;

     - deliver information to be used in connection with the shelf registration statement, if required; and

     - provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement,

in order to have their outstanding notes included in the shelf registration statement and to benefit from the provisions regarding additional interest payable because a registration default occurred, as set forth above.

     The preceding summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the exchange offer registration statement of which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. See "-- Expiration Date; Extensions; Amendments." Holdings will issue $1,000 original principal amount at maturity of registered notes in exchange for each $1,000 original principal amount at maturity of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes in response to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that:

     - the registered notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

     - the registered note holders will not be entitled to certain rights under the registration rights agreement covering the outstanding notes, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

     The registered notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture governing the outstanding notes. As of the date of this prospectus, $586,800,000 aggregate original principal amount at maturity of outstanding notes were outstanding. We have fixed the close of business on August 11, 1999 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

     Outstanding note holders do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to such offers.

     Holdings shall be deemed to have accepted validly tendered outstanding notes when, as and if we give oral or written notice to that effect to United States Trust Company of New York, which is the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from Holdings.

     If any tendered outstanding notes are not accepted for exchange either because of an invalid tender, the occurrence of certain other events set forth herein, or otherwise, the certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the exchange offer's expiration date.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in response to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     We shall keep the exchange offer open for at least 30 days, or longer if required by applicable law, including in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension, after the date that notice of the exchange offer is mailed to outstanding note holders. The expiration date shall be 5:00 p.m., New York City time, on September 15, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which we extend the exchange offer.

     If we decide to extend the exchange offer, we will notify United States Trust Company of New York, which is the exchange agent, of the extension by oral or written notice, and will mail an announcement of the extension to the registered holders prior to 10:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     SpectraSite reserves the right, in its sole discretion:

     - to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     We will give oral or written notice of any delay in acceptance, extension, termination or amendment to the registered holders as promptly as practicable.

PROCEDURES FOR TENDERING

     Only an outstanding note holder may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if the letter of transmittal so requires, or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or facsimile, or agent's message, together with the outstanding notes and any other required documents, to United States Trust Company of New York, which is the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

     - the exchange agent must receive the letter of transmittal and certificates for the outstanding notes prior to the expiration date;

     - the exchange agent must receive a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below, prior to the expiration date; or

     - the holder must comply with the guaranteed delivery procedures described below.

     For effective tender, the exchange agent must receive the outstanding notes or book-entry confirmation, as the case may be, the letter of transmittal, and other required documents, at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     DTC has authorized DTC participants that hold outstanding notes on behalf of the outstanding notes' beneficial owners to tender their outstanding notes as if they were holders. To effect a tender of outstanding notes, DTC participants should either:

     - complete and sign the letter of transmittal, or a manually signed facsimile thereof, have the signature guaranteed if required by the instructions, and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedure set forth in "Procedures for Tendering;" or

     - transmit their acceptance to DTC through the DTC automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "-- Book-Entry Transfer."

     By executing the letter of transmittal or an agent's message, each holder will make to SpectraSite the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     Each holder's tender, and Holdings' acceptance, will constitute agreement between such holder and Holdings in accordance with the terms, and subject to the conditions, set forth herein and in the letter of transmittal or agent's message.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE, AND ALL OTHER REQUIRED DOCUMENTS, TO THE EXCHANGE AGENT IS AT THE HOLDER'S ELECTION AND SOLE RISK. AS AN ALTERNATIVE TO MAIL DELIVERY, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO SPECTRASITE. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     A member of the Medallion System must guarantee signatures on a letter of transmittal or a notice of withdrawal, as the case may be, unless the outstanding notes tendered thereto are tendered, respectively:

     - by a registered holder who has not completed the box entitled Special Registration Instructions or Special Delivery Instructions on the letter of transmittal; or

     - for the account of a Medallion System member.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a Medallion System member.

     If a person other than the registered holder of any outstanding notes listed therein signs the accompanying letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his or her name appears on the outstanding notes, with the signature guaranteed by a Medallion System member.

     If trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations, or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond powers, such persons should so indicate when signing, and they must submit evidence satisfactory to SpectraSite of their authority to so act, with the letter of transmittal.

     SpectraSite will determine, in its sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered, or any outstanding notes, Holdings' acceptance of which would, in the opinion of SpectraSite's counsel, be unlawful. We also reserve the right, in our sole discretion, to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither Holdings, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. If the exchange agent receives any outstanding notes that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, the exchange agent will return them to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF REGISTERED NOTES

     For each outstanding note Holdings accepts for exchange, the holder will receive a registered note having a principal amount at maturity equal to that of the surrendered outstanding note. For purposes of the exchange offer, Holdings shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if Holdings has given oral or written notice to that effect to United States Trust Company of New York, as exchange agent.

     In all cases, Holdings will issue registered notes for outstanding notes that are accepted for exchange under the exchange offer only after the exchange agent's timely receipt of certificates for such outstanding notes, or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at the book-entry transfer facility, plus a properly completed and duly executed letter of transmittal or agent's message and all other required documents. If Holdings does not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offer, we will return the unaccepted or non-exchanged outstanding notes without expense to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account, the non-exchanged outstanding notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration date.

BOOK-ENTRY TRANSFER

     United States Trust Company of New York, as exchange agent, will establish a new account or utilize an existing account at DTC for the outstanding notes promptly after the date of this prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of outstanding notes may make a book-entry tender of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, the exchange agent must receive, at its address set forth below under the caption "Exchange Agent," on or prior to the expiration date, or the holders must comply with the guaranteed delivery procedures described below to submit, the letter of transmittal, or a manually signed facsimile thereof, properly completed and validly executed, with any required signature guarantees, or an agent's message, and any other required documents. Document delivery to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

     The term agent's message means a message transmitted by DTC to, and received by, the exchange agent, forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the outstanding notes, stating:

     - the aggregate principal amount of outstanding notes which have been tendered by such participant;

     - that such participant has received and agrees to be bound by the terms of the letter of transmittal; and

     - that Holdings may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and:

     - whose outstanding notes are not immediately available;

     - who cannot deliver their outstanding notes, the letter of transmittal or any other required documents, to United States Trust Company of New York, which is the exchange agent; or

     - who cannot complete the procedures for book-entry transfer, prior to the expiration date,

may effect a tender if:

          (a) the tender is made through a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States;

          (b) prior to the expiration date, the exchange agent receives from an institution listed in clause (a) above a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, or an agent's message, together with the certificate(s) representing the outstanding notes, or a confirmation of book-entry transfer of the notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the letter of transmittal, will be deposited by the institution with the exchange agent; and

          (c) the exchange agent receives, no later than five New York Stock Exchange trading days after the expiration date, the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at the book-entry transfer facility, together with a letter of transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and all other documents required by the letter of transmittal.

     Holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above may request that the exchange agent send them a Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on September 15, 1999; otherwise such tenders are irrevocable.

     To withdraw a tender of outstanding notes in the exchange offer United States Trust Company of New York, which is the exchange agent, must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of such outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

     - specify the name in which to register the outstanding notes, if different from that of the depositor.

     Holdings will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices. This determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no registered notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Holdings will return to the holder any outstanding notes which have been tendered but which are not accepted for exchange, without expense to the holder, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Holders may retender properly withdrawn outstanding notes by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or offer registered notes for, any outstanding notes, and may terminate or amend the exchange offer as provided herein before the acceptance of the outstanding notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, might impair materially our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to Holdings or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the SEC staff is proposed, adopted or enacted, which, in our judgment, might impair materially our ability to proceed with the exchange offer, or impair materially our contemplated benefits from the exchange offer; or

          (c) any governmental approval has not been obtained, which approval we shall, in our discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the holders' rights to withdraw the outstanding notes; or

     - waive the unsatisfied conditions and accept all properly tendered outstanding notes which have not been withdrawn.

     We shall keep the exchange offer open for at least 30 days, or longer if applicable law so requires, including, in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension under applicable law, after the date we mail notice of the exchange offer to outstanding note holders.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as the exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

  By Registered or Certified Mail:                   By Overnight Courier:

  United States Trust Company of New York            United States Trust Company of New York
  P.O. Box 844                                       770 Broadway, 13th floor
  Cooper Station                                     New York, New York 10003
  New York, New York 10276-0844                      Attn: Corporate Trust Window
  Attn: Corporate Trust Services

  By Hand:                                           By Facsimile:

  United States Trust Company of New York            (212) 780-0592
  111 Broadway, Lower Level
  Corporate Trust Window                             Confirm by Telephone:
  New York, New York 10006                           (800)548-6565

DELIVERY TO AN ADDRESS OTHER THAN THOSE SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     Holdings will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of Holdings and its affiliates or its agents.

     Holdings has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. Holdings, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of pocket expenses in connection with the exchange offer.

     Holdings will pay the cash expenses incurred in connection with the exchange offer. Such expenses include the exchange agent's and the trustee's fees and expenses, accounting and legal fees, and printing costs, among others.

ACCOUNTING TREATMENT

     The registered notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in Holdings' accounting records on the date of exchange. Accordingly, Holdings will not recognize any gain or loss for accounting purposes. The exchange offer expenses will be expensed over the term of the registered notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The outstanding notes that are not exchanged for registered notes in response to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be resold only:

     - to Holdings, upon redemption thereof or otherwise;

     - so long as the outstanding notes are eligible for resale under Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

     - outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act; or

     - under an effective registration statement under the Securities Act.

     Any resale of outstanding notes must comply with any applicable securities laws of any state of the United States.

                            DESCRIPTION OF THE NOTES

     The registered notes have the same form and terms as the outstanding notes, which they replace, with two exceptions. First, because the issuance of the registered notes has been registered under the Securities Act, the registered notes will not bear legends restricting their transfer. Second, the holders of registered notes will not be entitled to rights under the registration rights agreement, since the primary provision of that agreement will terminate when the exchange offer is consummated. Copies of the indenture, dated April 20, 1999, between Holdings and United States Trust Company of New York, as trustee, has been filed as exhibits to the exchange offer registration statement of which this prospectus forms a part.

     The following is a summary of the material terms of the indenture. This summary does not include all the provisions of the indenture, nor does it include certain terms made a part of the indenture by the Trust Indenture Act of 1939, as amended. You can find definitions of certain capitalized terms used in the following summary under the subheading "-- Certain Definitions." Certain terms contained in this summary but not capitalized in this summary or defined under the subheading "-- Certain Definitions" are defined in the indenture. You should carefully read the indenture before participating in the exchange offer.

GENERAL

     Methods of Payment

     The principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of SpectraSite in the Borough of Manhattan, The City of New York. The initial office for transfers is the corporate trust office of the trustee at 114 West 47th Street, 25th Floor, New York, New York 10036. However, at Holdings' option, interest payments may be made by check, mailed to the registered holders of the notes at their registered addresses.

     Methods of Issuance

     Holdings will issue the registered notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of a transfer or an exchange of notes, but SpectraSite may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

     Federal Tax Issues

     For United States federal income tax purposes, a significant amount of original issue discount, taxable as ordinary income, will be recognized by a registered holder of notes as such discount is amortized from the Issue Date. However, holders will not receive any payments on the notes until October 15, 2004. For a description of certain tax matters related to an investment in the notes, see "Certain United States Federal Tax Considerations."

TERMS OF THE NOTES

     The notes:

     - are unsecured, senior obligations of Holdings;

     - are subordinated in right of payment to all existing and future senior indebtedness of Holdings;

     - are senior in right of payment to any future subordinated indebtedness of Holdings;

     - mature on April 15, 2009;

     - have a maximum aggregate principal amount at maturity of $586.8 million; and

REDEMPTION

Terms of Optional Redemption

     Prior to April 15, 2002 Holdings may redeem up to 35% of the principal amount at maturity of the notes at any time and from time to time but only from the proceeds of equity offerings. The redemption price for any such redemption will be 111.25% of the Accreted Value of the notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date. At least 65% of the aggregate principal amount at maturity of the notes originally issued must remain outstanding after each such redemption, excluding notes held by Holdings or any of its subsidiaries, and each such redemption must occur within 90 days after the date of closing of the related equity offering.

     Holdings may redeem the notes at any time or from time to time on or after April 15, 2004. Holdings shall pay accrued and unpaid interest, if any, on the Accreted Value of the notes being redeemed to the redemption date. For any notes being redeemed in any period in Column A below, Holdings shall pay a redemption price equal to the percentage of the Accreted Value of the notes being redeemed set forth opposite such period in Column B below.

PERIOD                                                  REDEMPTION PRICE
COLUMN A                                                    COLUMN B
--------                                                ----------------
2004..................................................      105.625%
2005..................................................      103.750%
2006..................................................      101.875%
2007 and thereafter...................................      100.000%

Partial Redemption: Selection and Notice

     In the case of any partial redemption, the trustee will select the notes for redemption:

     - in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

     - if the notes are not so listed, on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $1,000 or less, in original principal amount, will be redeemed in part.

     Holdings will send notice by first class mail at least 30, but not more than 60, days before the redemption date, to each note holder, to be redeemed at its registered address. Notes called for redemption become due on the date fixed for redemption. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note, in principal amount equal to the unredeemed portion of the partially redeemed note, will be issued in the name of the holder thereof upon cancellation of the original note.

Mandatory Redemption

     Holdings will not make mandatory redemption or sinking fund payments with respect to the notes.

RANKING

     The indebtedness evidenced by the notes:

     - is unsecured indebtedness of Holdings;

     - will rank ratably in right of payment with all existing and future unsecured senior indebtedness of Holdings;

     - will be senior in right of payment to all existing and future subordinated obligations of Holdings; and

     - will be equal in right of payment with all existing and future senior indebtedness of Notes.

     Also, the notes will be effectively subordinated to all existing and future Secured Indebtedness of Holdings to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all existing and future indebtedness and other liabilities of any of Holdings' subsidiaries.

     At December 31, 1998, after giving pro forma effect to this offering and the transactions contemplated hereby, Holdings had no indebtedness outstanding other than the 2008 notes and the 2009 notes, and Holdings' subsidiaries had $152.7 million of debt and other liabilities and the ability to borrow at least $350.0 million under the new credit facility. Although the indenture contains limitations on the amount of additional indebtedness which Holdings may incur, under certain circumstances the amount of indebtedness could be substantial and, in any case, the indebtedness may be senior indebtedness or Secured Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."

     Holdings conducts all of its operations through subsidiaries and, therefore, Holdings depends upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Holdings' subsidiaries will not be guarantors of the notes and are separate entities, with no obligation to make payments on the notes, or to make funds available for that purpose. Generally, with respect to the assets and earnings of such subsidiaries, priority will be given to claims of the subsidiaries' creditors, including trade creditors, secured creditors, creditors holding indebtedness and guarantees issued by the subsidiaries, and claims of preferred stockholders, if any, of the subsidiaries over the claims of Holdings' creditors, including holders of the notes. The notes, therefore, will be effectively subordinated to all indebtedness, preferred stock, if any, and other liabilities and commitments of Holdings' subsidiaries. Holdings expects that the provisions of any Credit Facility will contain substantial restrictions on the ability of its subsidiaries to transfer cash or assets to Holdings, by dividend or distribution. Although the indenture limits the incurrence of indebtedness and preferred stock of certain of Holdings' subsidiaries, that limitation is subject to a number of significant qualifications. Further, the indenture does not impose any limitation on the subsidiaries' incurrence of liabilities that are not considered indebtedness or preferred stock under the indenture. See
"-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries."

     As of the date of the indenture, all of Holdings' subsidiaries are restricted subsidiaries. However, under certain circumstances, Holdings may designate current or future subsidiaries as Unrestricted Subsidiaries, which will not be subject to many of the restrictive covenants set forth in the indenture.

CHANGE OF CONTROL

     If a Change of Control occurs, each registered note holder will have the right to require Holdings to repurchase all or any part of that holder's notes, at a purchase price in cash equal to 101% of the Accreted Value as of the repurchase date, plus accrued and unpaid interest, if any, to the repurchase date.

     Within 30 days following any Change of Control, Holdings shall mail a notice to each holder, with a copy to the trustee, stating:

     - that a Change of Control has occurred and that each holder has the right to require Holdings to purchase the holder's notes at a purchase price in cash equal to 101% of the Accreted Value as of the repurchase date, plus accrued and unpaid interest, if any, to the repurchase date;

     - the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow, and capitalization, after giving effect to the Change of Control;

     - the repurchase date, which shall be no earlier than 30 days, nor later than 60 days, from the date such notice is mailed; and

     - the instructions Holdings determines, consistent with this covenant, that a holder must follow in order to have its notes purchased.

     The definition of Change of Control includes the phrase "all or substantially all," as used with respect to a sale of assets. The meaning of substantially all varies according to the facts and circumstances of the subject transaction. There is no clearly established meaning of substantially all under New York law, the law governing the indenture, and the phrase thus is subject to judicial interpretation. Accordingly, in certain circumstances, there may be uncertainty in ascertaining whether a particular transaction would involve a disposition of all or substantially all of the assets of a person, and therefore it may be unclear whether a Change of Control has occurred.

     Holdings will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with the law.

     The Change of Control purchase feature is a result of negotiations between Holdings and the initial purchasers of the notes. Subject to the limitations discussed below, Holdings could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Holdings' capital structure or credit rating. Restrictions on Holdings' ability to incur additional indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." These restrictions can be waived only with the consent of the holders of a majority, in principal amount at maturity, of the notes then outstanding. Except for the limitations contained in those covenants, however, the indenture does not contain any covenants or provisions that afford holders of notes protection in the event of a highly leveraged transaction.

     The Credit Facility:

     - limits Holdings' access to its subsidiaries' cash flow and, therefore, restricts Holdings' ability to purchase any note; and

     - provides, with respect to Holdings, that the occurrence of certain events similar to those included in the definition of the term Change of Control will constitute a default.

     In the event that a Change of Control occurs at a time when Holdings' subsidiaries are prohibited from making distributions to Holdings to allow it to purchase notes, Holdings could cause its subsidiaries to seek the consent of the lenders under any Credit Facility that prohibits such distribution, to allow such distributions, or it could attempt to refinance the borrowings that contain the prohibition against distributions. If Holdings does not obtain such a consent or repay such borrowings, Holdings will remain prohibited from purchasing notes. In that case, Holdings' failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under any such Credit Facility.

     Future indebtedness of Holdings and its subsidiaries may contain prohibitions against the occurrence of certain events that would constitute a Change of Control, or require such indebtedness to be purchased upon a Change of Control. Moreover, the holders' exercise of their right to require Holdings to purchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not cause a default, due to the financial effect on Holdings of such a notes purchase.

     Holdings' ability to pay cash to the holders following the occurrence of a Change of Control may be limited by Holdings' then existing financial resources, including its ability to access its subsidiaries' cash flow. See "Risk
Factors -- If we do not generate sufficient cash, we will be unable to service our indebtedness" and "Risk Factors -- We are a holding company and our only source of cash to pay interest on and the principal of the 2008 notes and the 2009 notes is distributions from our subsidiaries." We cannot assure you that sufficient funds will be available when necessary for Holdings to make any required purchases.

     The indenture provisions relative to Holdings' obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority, in principal amount at maturity, of the notes.

     Holdings will not be required to make an offer, pursuant to this section of the indenture, upon a Change of Control, if a third party, in compliance with the requirements set forth in the indenture applicable to Holdings' Change of Control, makes an offer to purchase, and purchases, all notes validly tendered and not withdrawn under such offer.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

Limitation on Indebtedness

        1. Holdings cannot have an Indebtedness to Adjusted EBITDA Ratio of more than 7.00:1. Holdings may give pro forma effect to the incurrence of indebtedness and the application of proceeds from such incurrence when determining compliance with the ratio. Accrual of interest, accretion, or amortization of original issue discount, and the payment of interest in the form of additional indebtedness, will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

        2. Despite the limitations described in paragraph (1), and regardless of the amount of Holdings' outstanding indebtedness, Holdings may incur any or all of the following indebtedness:

           a. indebtedness of Holdings owing to and held by any restricted subsidiary. However, any subsequent issuance or transfer of any capital stock, or any other event which results in the restricted subsidiary ceasing to be a restricted subsidiary, or any subsequent transfer of this type of indebtedness, except to another restricted subsidiary, will be deemed to constitute Holdings' incurrence of this type of indebtedness;

           b. indebtedness represented by the notes;

           c. Any of Holdings' indebtedness outstanding on the Issue Date, other than the indebtedness described in clauses (2) (a) or (b) above;

           d. indebtedness, including capital lease obligations, which Holdings incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount, not to exceed the greater of:

               - $10.0 million and

               - an amount equal to 3% of Holdings' Consolidated Tangible
                 Assets, at any one time outstanding, together with the amount of any indebtedness then outstanding and incurred according to the terms of clause (2)(f) of the "Limitation on Indebtedness and preferred stock of Restricted Subsidiaries" covenant;

               provided, that the indebtedness is incurred within 180 days after the date of the acquisition, construction or improvement, and does not exceed the fair market value of the acquired, constructed or improved assets, as Holdings' board of directors determines in good faith;

           e. Refinancing Indebtedness, incurred in respect of any indebtedness incurred according to the terms of paragraph (1) above or according to the terms of clauses (2)(b) or (c) above or this clause (2)(e);

             f. indebtedness which is:

             - in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by Holdings in the ordinary course of its business, which do not secure other indebtedness; and

             - incurred under currency exchange protection agreements and interest rate protection agreements which, at the time of incurrence, are in the ordinary course of business. However, the currency agreements exchange protection and interest rate protection agreements must be directly related to indebtedness which Holdings is permitted to incur pursuant to the indenture;

             g. indebtedness represented by guarantees, by Holdings, of indebtedness which Holdings or any of its subsidiaries otherwise is permitted to incur under the indenture;

             h. indebtedness of any other person, existing at the time the other person is merged with or into Holdings, and outstanding on, or prior to, the date on which that person was merged with or into Holdings, other than indebtedness incurred in connection with, or to provide all, or any portion, of the funds or credit support utilized, to consummate the transaction, or series of related transactions, pursuant to which the person was merged with or into Holdings. However, on the date of such a merger and after giving it effect, Holdings either would be permitted to incur at least $1.00 of additional indebtedness according to the terms of paragraph (1) above or would have had an Indebtedness to Adjusted EBITDA Ratio immediately after giving effect to the merger no greater than the Indebtedness to Adjusted EBITDA Ratio immediately prior to the merger;

             i. indebtedness incurred by Holdings' subsidiaries, which the terms of the indenture do not otherwise prohibit;

             j. incurrence by Holdings of indebtedness not to exceed, at any one time outstanding, together with the amount of any indebtedness then outstanding and incurred pursuant to clause (2)(i) of the "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant;

                - 1.5

                times

                - the sum of 100% of the aggregate Net Cash Proceeds and 50% of the non-cash proceeds Holdings receives from the issue or sale of capital stock, other than Disqualified Stock, subsequent to the first day of the quarter in which the Issue Date occurs, other than an issuance or sale to a Holdings' subsidiary or to an employee stock ownership plan or a trust established by Holdings or any of its restricted subsidiaries, less

                - the aggregate amount of such Net Cash Proceeds used to make
                  Restricted Payments pursuant to clause (1)(c)(ii), or applied pursuant to clause (2)(a)(ii), of the "Limitation on Restricted Payments" covenant; and

             k. other indebtedness, in an aggregate principal amount outstanding at any time, not to exceed $15.0 million, together with the amount of any indebtedness and preferred stock then outstanding and incurred pursuant to clause (2)(j) of the "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant.

          3. Holdings shall not incur any indebtedness pursuant to the foregoing paragraph (2) if it uses the proceeds thereof, directly or indirectly, to refinance any subordinated obligations, unless the new indebtedness shall:

             a. be subordinated to the notes to at least the same extent as the subordinated obligations being refinanced; and

             b. have a Stated Maturity that is no earlier than the earlier of the Stated Maturity of the notes or the Stated Maturity of the subordinated obligations being refinanced.

          4. For purposes of determining compliance with this covenant:

             a. in the event that an item of indebtedness meets the criteria of more than one of the types of indebtedness described above, Holdings, in its sole discretion, will classify that indebtedness, and only be required to include the amount and type of the indebtedness in one of the above clauses; and

             b. an item of indebtedness may be divided and classified into more than one of the types of indebtedness described above.

Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries

          1. Holdings shall not permit any restricted subsidiary to incur, directly or indirectly, any indebtedness or preferred stock unless, on the date of, and after giving effect to, such incurrence and the application of the resulting net proceeds, the Indebtedness to Adjusted EBITDA Ratio of Holdings would be less than 7.00:1. Accrual of interest, accretion or amortization of original issue discount, and the payment of interest in the form of additional indebtedness, will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

          2. Despite the above paragraph (1), and regardless of the amount of the restricted subsidiaries' outstanding indebtedness, any restricted subsidiary may incur any or all of the following indebtedness:

             a. indebtedness incurred under Credit Facilities, in an aggregate principal amount outstanding at any time, not to exceed the product of $200,000 times the number of Completed Towers on the date of that incurrence;

             b. indebtedness or preferred stock of a restricted subsidiary issued to, and held by, Holdings or a restricted subsidiary. However, any subsequent issuance or transfer of any capital stock which results in any restricted subsidiary ceasing to be a restricted subsidiary, or any subsequent transfer of that indebtedness or preferred stock, other than to Holdings or a restricted subsidiary, shall be deemed to constitute an incurrence of such indebtedness or preferred stock by the issuer of such preferred stock or indebtedness;

             c. indebtedness or preferred stock of a restricted subsidiary incurred and outstanding on, or prior to, the date on which Holdings acquired the restricted subsidiary, and indebtedness or preferred stock of an entity merged into a restricted subsidiary, other than, in either case, indebtedness or preferred stock incurred in connection with, or to provide all, or any portion of, the funds or credit support utilized to consummate, the transaction, or series of related transactions, under which the restricted subsidiary became a restricted subsidiary, Holdings acquired it or the entity was merged into such restricted subsidiary. However, on the date of that acquisition or merger and after giving it effect, either Holdings must be permitted to incur at least $1.00 of additional indebtedness pursuant to paragraph (1) above or Holdings must have an Indebtedness to Adjusted EBITDA Ratio immediately after giving effect to the merger or acquisition no greater than the Indebtedness to Adjusted EBITDA Ratio immediately prior to the transaction;

             d. indebtedness or preferred stock outstanding on the Issue Date, other than indebtedness described in clauses (2)(a), (b) or (c) above;

             e. Refinancing Indebtedness incurred in respect of indebtedness or preferred stock referred to in clauses (2)(c) and (d) above or this clause (e). However, to the extent the Refinancing Indebtedness directly or indirectly refinances a subsidiary's indebtedness or preferred stock described in clause (2)(c) above, only the subsidiary shall incur that Refinancing Indebtedness;

             f. indebtedness, including capital lease obligations, which a subsidiary incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount at any one time outstanding, not to exceed the greater of $10.0 million and an amount equal to 3% of Holdings' Consolidated Tangible Assets, together with the amount of any indebtedness then outstanding and incurred according to the terms of clause (2)(d) of the "Limitation on Indebtedness" covenant. However, the subsidiary must incur the indebtedness within 180 days after the date of the acquisition, construction or improvement, and the indebtedness must not exceed the fair market value of the acquired, constructed or improved assets, as Holdings' board of directors determines in good faith;

             g. indebtedness which is:

              i. in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided in the ordinary course of its business, which do not secure other indebtedness; and

              ii. incurred under currency exchange protection agreements and interest rate protection agreements which, at the time of incurrence, are in the ordinary course of business. However, the currency exchange protection agreements and interest rate protection agreements must be directly related to indebtedness which Holdings or any of its subsidiaries is permitted to incur under the indenture;

             h. indebtedness represented by guarantees, by a subsidiary, of indebtedness which Holdings or another subsidiary is otherwise permitted to incur under the indenture;

             i. a subsidiary's incurrence of indebtedness, not to exceed at any one time outstanding together with the amount of any indebtedness then outstanding and incurred according to the terms of clause (2)(j) of the "Limitation on Indebtedness" covenant,

                 1.5

                 times

                 - the sum of 100% of the aggregate Net Cash Proceeds and 50% of the non-cash proceeds SpectraSite receives from the issue or sale of capital stock, other than Disqualified Stock, subsequent to the first day of the quarter in which the Issue Date occurs, other than an issuance or sale to a Holdings subsidiary or to an employee stock ownership plan or to a trust established by Holdings or any of its restricted subsidiaries, less

                 - the amount of Net Cash Proceeds used to make Restricted
                   Payments according to clause (1)(c)(ii) of the "Limitation on Restricted Payments" covenant, or applied according to clause
                   (2)(a)(ii)of the "Limitation on Restricted Payments" covenant; and

             j. other indebtedness and preferred stock, in an aggregate principal and/or liquidation amount, not to exceed at any time outstanding, $15.0 million, less the amount of any indebtedness then outstanding and incurred according to clause (2)(k) of the "Limitation on Indebtedness" covenant.

          3. For purposes of determining compliance with this covenant:

             a. in the event that an item of indebtedness meets the criteria of more than one of the types of indebtedness described above, Holdings, in its sole discretion, will classify that indebtedness, and only be required to include the amount and type of the indebtedness in one of the above clauses; and

             b. an item of indebtedness may be divided and classified into more than one of the types of indebtedness described above.

Holdings will not permit any Unrestricted Subsidiary to incur any indebtedness other than Non-Recourse Debt.

Limitation on Restricted Payments

          1. Holdings will not make, and will not permit any restricted subsidiary to make, directly or indirectly, any Restricted Payment, if at the time Holdings or the restricted subsidiary makes the Restricted Payment:

             a. a default or event of default will have occurred and be continuing, or would result from the payment;

             b. Holdings could not incur at least $1.00 of additional
                indebtedness under paragraph (1) of the "Limitation on Indebtedness" covenant; or

             c. the aggregate amount of that Restricted Payment and all other
                Restricted Payments, which amount, if other than in cash, Holdings' board of directors will determine in good faith, and will evidence such determination by a board of directors resolution, declared or made subsequent to the Issue Date, would exceed the sum of:

                i. the aggregate EBITDA, or, in the event that EBITDA shall be a deficit, minus that deficit, accrued subsequent to the Issue Date to the most recent date for which financial information is available to Holdings, taken as one accounting period, less 1.4 times Consolidated Interest Expense for the same period;

                    plus

                ii. 100% of the aggregate Net Cash Proceeds, less the aggregate amount of the Net Cash Proceeds used to incur indebtedness according to clause (2)(j) of the "Limitation on Indebtedness" covenant and clause (2)(i) of the "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant, plus 70% of the GAAP purchase accounting valuation of Qualified Proceeds, with each of these valuations calculated as of the sale date of the capital stock received as consideration, in each case received by Holdings from the issue or sale of capital stock, other than Disqualified Stock, subsequent to the first day of the quarter in which the Issue Date occurs, other than an issuance or sale to one of Holdings' subsidiaries, and other than an issuance or sale to an employee stock ownership plan, or to a trust established by Holdings or any of its restricted subsidiaries;

                    plus

                iii. the amount by which Holdings' indebtedness is reduced on
                     Holdings' balance sheet, upon conversion or exchange, other than by a restricted subsidiary, subsequent to the Issue Date of any Holdings' indebtedness which is convertible or exchangeable for Holdings' capital stock, other than Disqualified Stock, less the amount of any cash, or the fair value of any other property, distributed by Holdings upon such conversion or exchange;

                    plus

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                iv. an amount equal to the sum of the net reduction in
                    Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets to Holdings or any restricted subsidiary from Unrestricted Subsidiaries, plus the portion, proportionate to Holdings' equity interest in that subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary, at the time the Unrestricted Subsidiary is designated a restricted subsidiary;

                    plus

                v. dividends and distributions Holdings receives, subsequent to the Issue Date, from Unrestricted Subsidiaries, to the extent those dividends and distributions are not otherwise included in calculating EBITDA;

                    plus

                vi. Net Cash Proceeds Holdings receives, subsequent to the Issue
                    Date, from Investments that are not Permitted Investments, to the extent not otherwise included in calculating EBITDA.

     The sum in clause (iv) above shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments Holdings or any restricted subsidiary previously made in the Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

          2. The provisions of paragraph (1) of this covenant will not prohibit:

             a. any purchase, redemption, defeasance or other acquisition of
                Holdings' capital stock or subordinated obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Holdings' capital stock, other than Disqualified Stock and other than capital stock issued or sold to a Holdings subsidiary, or an employee stock ownership plan, or a trust established by Holdings or any of its subsidiaries.
                However:

               i. the purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments; and

               ii. to the extent applied toward any such purchase, redemption, defeasance or other acquisition, the Net Cash Proceeds from the sale will be excluded from clause (1)(c)(ii) above, clause (2)(j) of the "Limitation on Indebtedness" covenant and clause (2)(i) of the "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant;

           b. any purchase, redemption, defeasance or other acquisition of subordinated obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Holdings' subordinated obligations. However:

               i. the principal amount of the new indebtedness must not exceed the principal amount of the subordinated obligations being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the subordinated obligations being so redeemed, repurchased, acquired or retired;

               ii. the new indebtedness must be subordinated to the notes at least to the same extent as the subordinated obligations so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

               iii. the new indebtedness must have a final scheduled maturity date later than the earlier of the final scheduled maturity date of the subordinated obligations being so redeemed, repurchased, acquired or retired, and the final scheduled maturity date of the notes; and

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

               iv. the new indebtedness must have an Average Life equal to or greater than the Average Life of the notes;

           Any purchase redemption, defeasance or other acquisition consistent with clause 2(b) above will be excluded in the calculation of the amount of Restricted Payments;

           c. dividends paid within 60 days after the date of their declaration, if at the date of declaration the dividend would have complied with this covenant; and

           d. purchases of outstanding shares of Holdings' capital stock from former employees, in an amount not to exceed $5.0 million in the aggregate;

     Any dividend or purchase consistent with (2)(c) and 2(d), respectively, above will be included in the calculation of Restricted Payments.

     The Restricted Payments described in clauses (2)(a), (b) and (d) above shall not be permitted if at the time of, and after giving effect to, such Restricted Payments, a default or an event of default shall have occurred and be continuing.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

     Holdings will not, and will not permit any restricted subsidiary to, create, or otherwise cause or permit to exist or become effective, any consensual encumbrance or restriction on the ability of any restricted subsidiary to:

        1. pay dividends or make any other distributions on its capital stock, to Holdings or to a restricted subsidiary, or pay any indebtedness or other obligation owed to Holdings;

        2. make any loans or advances to Holdings; or

        3. transfer any of its property or assets to Holdings or any restricted subsidiary, except:

           a. any encumbrance or restriction pursuant to a Credit Facility or any agreement in effect at, or entered into, on the Issue Date;

           b. any encumbrance or restriction, with respect to a restricted subsidiary, under an agreement relating to any indebtedness it incurred on, or prior to, the date on which Holdings or a restricted subsidiary acquired it, other than indebtedness incurred as consideration in, or to provide all, or any portion, of the funds or credit support utilized to consummate the transaction, or series of related transactions, under which the restricted subsidiary became a subsidiary, or Holdings or a restricted subsidiary acquired it, and outstanding on that date;

           c. any encumbrance or restriction pursuant to an agreement effecting a refinancing of indebtedness incurred, pursuant to an agreement referred to in clause (a) or (b) above, or contained in any amendment to an agreement referred to in clause (a) or (b) above. However, the encumbrances and restrictions contained in any such refinancing agreement or amendment, taken as a whole, with respect to a restricted subsidiary, must be no less favorable to the holders of notes than the encumbrances and restrictions with respect to that restricted subsidiary contained in the predecessor agreements, as Holdings' board of directors determines in good faith;

           d. in the case of paragraph (3), any encumbrance or restriction that restricts, in a customary manner, the subletting, assignment or transfer of any property or asset that is subject to a lease, license or other contract;

           e. in the case of paragraph (3), contained in security agreements or mortgages securing a restricted subsidiary's indebtedness, to the extent the encumbrance or restrictions restrict the transfer of the property subject to the security agreements or mortgages;

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

           f. any restriction with respect to a restricted subsidiary, imposed under an agreement entered into for the sale or disposition of all or substantially all of the restricted subsidiary's capital stock or assets, pending the closing of the sale or disposition; and

           g. customary provisions with respect to the disposition or distribution of assets or property in joint venture and other similar agreements.

Limitation on Sales of Assets and Subsidiary Stock

        1. Holdings will not, and will not permit any restricted subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

           a. Holdings or the restricted subsidiary receives consideration, at the time of such Asset Disposition, at least equal to the fair market value, including as to the value of all non-cash consideration, as Holdings' board of directors determines in good faith, of the shares and assets subject to the Asset Disposition; and

           b. except in the case of a Tower Asset Exchange, at least 75% of the consideration Holdings or the restricted subsidiary receives is in the form of cash or cash equivalents.

        2. Within 365 days after the receipt of any Net Available Cash from an Asset Disposition, Holdings or the applicable restricted subsidiary may apply the Net Available Cash to:

           a. prepay, repay, redeem or purchase indebtedness, other than Disqualified Stock, of a wholly owned subsidiary of Holdings, provided that the applicable restricted subsidiary also may prepay, repay, redeem or purchase its own outstanding indebtedness, or senior indebtedness, in each case other than indebtedness owed to Holdings or an Affiliate of Holdings;

           b. make an offer with respect to the 2008 notes to the extent required in the indenture governing the 2008 notes;

           c. acquire all or substantially all of the assets of an entity engaged in a Permitted Business;

           d. acquire Voting Stock of an entity engaged in a Permitted Business from a person that is not a Holdings subsidiary. However, after giving effect to the acquisition, Holdings or its restricted subsidiary must own a majority of the entity's Voting Stock, and such acquisition otherwise is made in accordance with the indenture, including, without limitation, the "Limitation on Restricted Payments" covenant; or

           e. make a capital expenditure or acquire other long-term assets that are used or useful in a Permitted Business.

          To the extent of the balance of this Net Available Cash, after application in accordance with clause (2)(a), (b), (c), (d), or (e) above, Holdings shall make an offer to the holders to purchase notes according to the terms of, and subject to, the conditions set forth in paragraph (5) below.

        3. Despite the foregoing provisions, Holdings and its restricted subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant, except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash according to this covenant, the Net Available Cash shall be invested in Permitted Investments.

        4. For the purposes of this covenant, the following are deemed to be cash:

           a. the transferee's assumption of Holdings' indebtedness, other than Holdings' Disqualified Stock, and other than indebtedness that is subordinated to the notes, or any restricted

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

              subsidiary's indebtedness and the release of Holdings or the restricted subsidiary from all liability on that indebtedness in connection with the Asset Disposition;

           b. securities that Holdings or any restricted subsidiary receives from the transferee, that Holdings or the restricted subsidiary converts into cash within 20 days of the applicable Asset Disposition, to the extent of the cash received; and

           c. the transferee's assumption of any of Holdings' or any restricted subsidiary's liabilities, as shown on Holdings' or the restricted subsidiary's most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee on the notes, pursuant to a customary novation agreement that releases Holdings or the restricted subsidiary from further liability.

        5. In the event of an Asset Disposition that requires a notes purchase according to paragraph (1) of this covenant, Holdings will be required to purchase notes tendered, in response to Holdings' offer for the notes, at a purchase price of:

           - 100% of their Accreted Value as of the purchase date, without premium,

           plus

           - accrued and unpaid interest to the purchase date, in accordance with the procedures, including prorating in the event of oversubscription, set forth in the indenture.

     If the aggregate purchase price for notes tendered pursuant to the offer is less than the Net Available Cash allotted to the notes purchase, Holdings may use any remaining Net Available Cash for general corporate purposes not otherwise prohibited by the indenture.

     If the aggregate purchase price for notes tendered in response to the offer is greater than the Net Available Cash allotted to the notes purchase, the trustee will select the notes to be purchased on the basis set forth under "-- Redemption -- Partial Redemption: Selection and Notice" above. Upon completion of any required offer to the holders, the amount of Net Available Cash will be reset at zero. Holdings shall not be required to make an offer for notes under this covenant if the Net Available Cash available therefor, after application of the proceeds as provided in paragraph (2) of this covenant, is less than $10.0 million for all Asset Dispositions, which lesser amounts shall be carried forward, for purposes of determining whether an offer is required, with respect to the Net Available Cash, from any subsequent Asset Disposition.

        6. Holdings will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with a notes repurchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with the law.

        7. The provisions of this covenant shall not apply to any transaction that is permitted under the provisions of the covenant described under "-- Merger and Consolidation."

Limitation on Transactions with Affiliates

        1. Holdings will not, and will not permit any restricted subsidiary to, directly or indirectly, enter into or conduct any transaction, or series of transactions, including the purchase, sale, lease or exchange of any property, employee compensation arrangements, or the rendering of any service, with any Holdings Affiliate unless:

           a. the terms of the transaction, taken as a whole, are no less favorable to Holdings or the restricted subsidiary, as the case may be, than those that could be obtained, at the time of such transaction, in arm's-length dealings with a person who is not an Affiliate;

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
             b. in the event the affiliate transaction involves an aggregate amount in excess of $5.0 million, the terms of the transaction are set forth in writing and shall have been approved by a majority of the members of the board of directors having no personal stake in the affiliate transaction, and that majority determines that the affiliate transaction satisfies the criteria in clause (1)(a) above; and

             c. in the event the affiliate transaction involves an aggregate amount in excess of $10.0 million, Holdings has received a written opinion from a nationally recognized independent investment banking firm that the affiliate transaction is fair to Holdings and its restricted subsidiaries from a financial point of view.

          2. The provisions of paragraph (1) above shall not prohibit:

             a. any Restricted Payment permitted to be made according to the
                "Limitation on Restricted Payments" covenant;

             b. any securities issuance, or other payments, awards or grants in cash, securities or otherwise, under, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors, or any arrangements relating thereto;

             c. the grant of stock options or similar rights to Holdings'
                employees and directors, according to plans approved by the board of directors;

             d. loans or advances to employees, in the ordinary course of business, in accordance with Holdings' or its restricted subsidiaries' past practices, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

             e. the payment of reasonable fees to directors of Holdings and its restricted subsidiaries who are not employees of Holdings or its restricted subsidiaries;

             f. any transaction between Holdings and a restricted subsidiary or between restricted subsidiaries;

             g. the issuance or sale of any Holdings capital stock, other than
                Disqualified Stock;

             h. any transaction, consummated according to the terms of any agreement described in Holdings' final offering memorandum dated April 20, 1999, giving effect to any subsequent supplements, amendments, modifications or alterations thereof that are approved by the disinterested members of Holdings' board of directors;

             i. any transaction in the ordinary course of business between
                Holdings or any restricted subsidiary and any Affiliate of Holdings relating to the acquisition, management, construction, leasing or licensing of towers. However, the transaction must be on terms that are no less favorable, taken as a whole, to Holdings or the relevant restricted subsidiary than those that could have been obtained in a comparable transaction by Holdings or the restricted subsidiary in an arm's-length transaction or is otherwise on terms that, taken as a whole, Holdings has determined to be fair to Holdings or the relevant restricted subsidiary; and

             j. any transaction between Holdings or any of its restricted subsidiaries and any of its Affiliates involving ordinary course investment banking, commercial banking or related activities.

Limitation on Liens

     Holdings will not, and will not permit any restricted subsidiary to, directly or indirectly, create, or permit to exist, any Lien on any of its property or assets, including capital stock, whether owned on the Issue Date or thereafter acquired, securing any obligation, other than Permitted Liens, unless effective

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

provision is made contemporaneously to secure the notes equally and ratably with or, in the case of subordinated obligations, on a senior basis to, such obligation, for so long as the obligation is so secured.

Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries

     Holdings:

          1. will not, and will not permit any restricted subsidiary to, transfer, convey, sell, lease, or otherwise dispose of any restricted subsidiary's capital stock, to any person, other than to Holdings or to a wholly owned subsidiary of Holdings, unless:

             a. the transfer, conveyance, sale, lease, or other disposition is of all of the capital stock of the restricted subsidiary, or a majority of the issued and outstanding capital stock of the restricted subsidiary. However, Holdings' minority equity interest in that person, after giving effect to the disposition, shall be deemed to constitute an Investment, by Holdings, in that person; and

             b. the Net Cash Proceeds from the transfer, conveyance, sale, lease, or other disposition, must be applied in accordance with the "Limitation on Sales of Assets and Subsidiary Stock" covenant; and

          2. will not permit any restricted subsidiary to issue any of its capital stock to any person, other than to Holdings or a wholly owned subsidiary of Holdings, and other than shares of its capital stock constituting directors' qualifying shares or the ownership by foreign nationals of capital stock of any restricted subsidiary, to the extent necessary or mandated by applicable law.

Limitation on Sale/Leaseback Transactions

     Holdings will not, and will not permit any restricted subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

          1. Holdings or the restricted subsidiary would be entitled to:

             a. Incur indebtedness in an amount equal to the Attributable
                Indebtedness with respect to the Sale/ Leaseback Transaction, according to the "Limitation on Indebtedness" covenant; and

             b. create a Lien on property securing the Attributable
                Indebtedness, without equally and ratably securing the notes, according to the "Limitation on Liens" covenant;

          2. the Net Cash Proceeds received by Holdings or any restricted subsidiary in connection with the Sale/ Leaseback Transaction are at least equal to the fair value of the property, as Holdings' board of directors determines in good faith; and

          3. the transfer of the property is permitted by, and Holdings or the restricted subsidiary applies the proceeds of the transaction in compliance with, the "Limitation on Sales of Assets and Subsidiary Stock" covenant.

SEC Reports

     Notwithstanding that Holdings may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will file with the SEC, unless the SEC does not permit the filing, and provide the trustee and note holders with, the annual reports and the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. Holdings also will comply with the other provisions of the Trust Indenture Act
Section 314(a).

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MERGER AND CONSOLIDATION

     Holdings will not, in one transaction or a series of transactions, consolidate with or merge with or into, or convey, transfer, or lease, all or substantially all its assets to, any person, unless:

          1. the resulting, surviving or transferee person, the Successor Issuer, will be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Issuer, if not Holdings, will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all Holdings' obligations under the notes and the indenture;

          2. immediately after giving effect to the transaction on a pro forma basis, and treating any indebtedness which becomes an obligation of the Successor Issuer, or any restricted subsidiary, as a result of the transaction, as having been incurred by the Successor Issuer, or the restricted subsidiary, at the time of such transaction, no default or event of default will have occurred and be continuing;

          3. except in the case of a merger of Holdings into a wholly owned subsidiary, a merger Holdings enters into solely for the purpose of reincorporating in another jurisdiction or a merger Holdings enters into solely for the purpose of forming a holding company to hold all of Holdings' outstanding capital stock immediately after giving effect to the transaction on a pro forma basis, as if the transaction had occurred at the beginning of the applicable four-quarter period, Holdings, or the person formed by, or surviving, the consolidation or merger, if other than Holdings, or to which the conveyance, transfer, lease or other disposition shall have been made either would have been permitted to incur at least $1.00 of additional indebtedness according to paragraph (1) of the "Limitation on Indebtedness" covenant above or would have had an Indebtedness to Adjusted EBITDA Ratio immediately after giving effect to the consolidation, merger, conveyance, transfer, lease or other disposition no greater than the Indebtedness to Adjusted EBITDA Ratio immediately prior to the transaction; and

          4. Holdings will have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that the consolidation, merger or transfer, and the supplemental indenture, if any, comply with the indenture, as set forth in the indenture.

     The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of Holdings, under the indenture, and the predecessor issuer, in the case of a conveyance, transfer or lease of all or substantially all its assets, will be released from the obligations under the indenture and the notes, including, without limitation, the obligation to pay the principal of and interest on the notes.

DEFAULTS

     An event of default is defined in the indenture as:

          1. a default in any interest payment, when due, on any note, continued for 30 days;

          2. a default in the payment of principal, when due, of any note at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          3. Holdings' failure to comply with its obligations under "-- Merger and Consolidation;"

          4. Holdings' failure to comply, for 30 days after notice, with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants;"

          5. Holdings' failure to comply, for 60 days after notice, with its other agreements contained in the indenture;

          6. Holdings' failure, or the failure of any of Holdings' Significant Subsidiaries, to pay any indebtedness within any applicable grace period, after final maturity, or the acceleration of any indebtedness by the holders thereof, because of a default, if the total amount of such

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
             indebtedness, unpaid or accelerated, exceeds $10.0 million or its foreign currency equivalent (the cross acceleration provision);

          7. certain events of bankruptcy, insolvency or reorganization of Holdings or any of Holdings' Significant Subsidiaries (the bankruptcy provisions); or

          8. any final judgment or decree, for the payment of money in excess of $10.0 million, is rendered against Holdings or any of Holdings' Significant Subsidiaries, net of any amounts with respect to which a creditworthy insurance company has acknowledged full liability, subject to any deductible amounts of less than $10.0 million required to be paid by Holdings in accordance with the applicable insurance policy, and either:

             a. an enforcement proceeding has been commenced by any creditor upon that judgment or decree; or

             b. the judgment or decree remains outstanding for a period of 60 days following the judgment and is not discharged, waived or stayed within 10 days after notice (the judgment default provision).

     The foregoing will constitute events of default whatever the reason for any such event of default, and whether it is voluntary or involuntary, or is effected by operation of law, or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body.

     However, a default under clauses (4), (5) and (8) above will not constitute an event of default until the trustee or the holders of 25%, in aggregate principal amount at maturity, of the outstanding notes, notify Holdings, as provided in the indenture, of the default and Holdings does not cure that default within the time specified in clauses (4) and (5) above, after it receives notice.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25%, in aggregate principal amount at maturity, of the outstanding notes, by notice to Holdings, may declare the Accreted Value of, and accrued but unpaid interest on, all the notes to be due and payable. Upon such a declaration, such Accreted Value and interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Holdings occurs and is continuing, the Accreted Value of, and accrued interest on, all the notes automatically will become due and payable immediately, without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority, in aggregate principal amount at maturity, of the outstanding notes may rescind any such acceleration, with respect to the notes, and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture, at the request or direction of any of the holders of notes, unless those holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

     - the holder shall have previously given the trustee notice that an event of default is continuing;

     - holders of at least 25%, in aggregate principal amount at maturity, of the outstanding notes shall have requested the trustee to pursue the remedy;

     - the holders shall have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     - the trustee shall not have complied with such request, within 60 days after the receipt of the request and the offer of security or indemnity; and

     - the holders of a majority, in principal amount at maturity, of the outstanding notes shall not have given the trustee a direction inconsistent with such request within such 60-day period.

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

     Subject to certain restrictions, the holders of a majority, in principal amount at maturity, of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, or that the trustee determines is unduly prejudicial to the rights of any other holder of notes, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing, and is known to the trustee, the trustee must mail to each holder notice of the default, within the earlier of 90 days after it occurs, or 30 days after it is known to a trust officer or written notice of it is received by the trustee. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice, if and so long as a committee of its trust officers in good faith determines that withholding notice is not opposed to the interests of the note holders. In addition, Holdings is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether its signers know of any default that occurred during the previous year. Holdings also is required to deliver to the trustee, within 30 days after its knowledge of the occurrence of such event, written notice of any event which would constitute certain defaults, their status, and what action Holdings is taking, or proposes to take, in respect of such event.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended, and any past default or compliance with any provisions may be waived, with the consent of the holders of a majority, in principal amount at maturity, of the notes then outstanding, including consents obtained in connection with a tender offer or exchange for the notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

     - reduce the amount of notes whose holders must consent to an amendment;

     - reduce the rate of, or extend the time for, payment of interest on any note;

     - reduce the principal of, or extend the Stated Maturity of, any note;

     - reduce the premium payable upon the redemption of any note, or change the time at which any note may be redeemed, as described under "-- Terms of Optional Redemption;"

     - make any note payable in money other than that stated in the note;

     - impair the right of any holder to receive payment of principal of, and interest on, such holder's notes on or after the due dates therefor, or to institute suit for the enforcement of any payment on, or with respect to, that holder's notes; or

     - make any change in the amendment provisions which require each holder's consent, or in the waiver provisions.

     Without the consent of any holder, Holdings and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of Holdings' obligations under the indenture, to provide for uncertificated notes in addition to, or in place of, certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are as described in Section 163(f)(2)(B) of the Internal Revenue Code, to add guarantees with respect to the notes, to secure the notes, to add to Holdings' covenants for the benefit of the note holders, or to surrender any right or power, conferred upon Holdings, to make any change that does not materially adversely affect the rights of any holder, and to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     The holders' consent is not necessary, under the indenture, to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

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     After an amendment under the indenture becomes effective, Holdings is required to mail to the holders a notice briefly describing such amendment. However, failure to give notice to all holders, or any defect in the notice Holdings gives, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Holdings may require a holder to pay any taxes required by law or permitted by the indenture, including any transfer tax or other similar governmental charge payable in that connection. Holdings is not required to transfer or exchange any note selected for redemption, or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form, and the registered holder of a note will be treated as the owner of such note for all purposes.

DEFEASANCE

     Holdings at any time may terminate all its obligations under the notes and the indenture, except for certain obligations, including:

     - those respecting the defeasance trust, and obligations to register the transfer or exchange of the notes;

     - the obligation to replace mutilated, destroyed, lost or stolen notes; and

     - maintenance of a registrar and paying agent in respect of the notes.

     Holdings at any time may terminate its obligations under:

     - the covenants described under "-- Certain Covenants," other than the covenant described under "Merger and Consolidation";

     - the operation of the cross acceleration provision;

     - the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults;" and

     - the limitations contained in clause (3) under "-- Merger and Consolidation".

     Holdings may exercise its legal defeasance option despite its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect to that exercise. If Holdings exercises its covenant defeasance option, payment of the notes may not be accelerated because of an event of default as specified in clauses (4), (5), (6), (7) with respect to Significant Subsidiaries only, or (8) under "-- Defaults," or because of SpectraSite's failure to comply with clause (3) under "-- Merger and Consolidation."

     In order to exercise either defeasance option, Holdings must deposit, or cause to be deposited, irrevocably in trust with the trustee, money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof, in accordance with their terms, will provide cash at such times and in such amounts as will be sufficient to pay principal and interest, when due, on all the notes, except lost, stolen or destroyed notes which have been replaced or repaid, to maturity or redemption, as the case may be. Holdings must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that the note holders will not recognize income, gain or loss, for federal income tax purposes, as a result of that deposit and defeasance, and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the deposit and defeasance had not occurred and, in the case of legal defeasance only, the opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No Holdings director, officer, employee, incorporator or stockholder, as such, shall have any liability for any of Holdings' obligations under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal or state securities law, and it is the view of the SEC that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     United States Trust Company of New York is the trustee under the indenture, and Holdings has appointed it as registrar and paying agent with regard to the notes.

     The holders of a majority, in principal amount at maturity, of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding, for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any note holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to it, against any loss, liability or expense, and then only to the extent required by the terms of the indenture.

GOVERNING LAW

     The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms.

     Accreted Value means an amount per $1,000 principal amount at maturity of the notes that is equal to:

          (1) as of any date prior to April 15, 2004, the sum of:

             (a) the initial offering price of each note and

             (b) the portion of the excess of the principal amount at maturity of each note over the initial offering price which shall have been amortized through that date, the amount to be so amortized on a daily basis and compounded semi-annually on each April 15 and October 15 at the rate of 11 1/4% per year from the Issue Date through the date of determination, computed on the basis of a 360-day year of twelve 30-day months; and

          (2) as of any date after April 15, 2004, $1,000.

     Adjusted EBITDA as of any date of determination, means the sum of:

          1. Holdings' EBITDA for the four most recent full fiscal quarters ending prior to the date of determination, less Holdings' Tower EBITDA for that four-quarter period;

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

     plus

          2. the product of four times Holdings' Tower EBITDA for the most recent quarterly period. The Tower EBITDA for the most recent quarterly period shall be determined on a pro forma basis after giving effect to:

             a. all acquisitions or dispositions of assets Holdings and its subsidiaries make, from the beginning of the quarter through, and including, the date of determination, including any related financing transactions, as if the acquisitions and dispositions had occurred at the beginning of the quarter;

             b. any new lease or Site Management Contract Holdings or any restricted subsidiary enters into in the ordinary course of business, with respect to Tower Assets, from the beginning of the quarter through, and including, the date of determination, as if the new lease or Site Management Contract had been signed at the beginning of the quarter, and Holdings or a restricted subsidiary had received the rent required by the terms of such lease or Site Management Contract for that quarter during the quarter;

             c. the loss from the beginning of the quarter through, and including, the date of determination of any lease or Site Management Contract Holdings or a restricted subsidiary has entered into, with respect to any Tower Assets, that was in effect on the first day of the quarter, as if the lease or Site Management Contract had not been in effect during such quarter, and no rent under the lease had been received during the quarter; and

             d. any rent increases Holdings or any restricted subsidiary receives from the beginning of the quarter through, and including, the date of determination related to leases or Site Management Contracts on Tower Assets, as if the increased rental rate had been in effect at the beginning of the quarter and Holdings or a restricted subsidiary had received the increased amount of rent during that quarter.

     For purposes of making the computation referred to above:

                i. acquisitions that Holdings or any of its restricted
                   subsidiaries has made, including through mergers or consolidations, and including any related financing transactions, during the reference period, or subsequent to the reference period, and on or prior to the date of determination, shall be deemed to have occurred on the first day of the reference period, and EBITDA for the reference period shall be calculated without giving effect to clause
                   (2) of the definition of Consolidated Net Income; and

                ii. the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of determination, shall be excluded.

     Affiliate of any specified person means any other person, directly or indirectly, controlling or controlled by, or under direct or indirect common control with, such specified person. For the purposes of this definition, control, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, and the terms controlling and controlled have correlative meanings. For purposes of the covenants in the Indenture, Affiliate shall also mean any beneficial owner of capital stock representing 10% or more of the total voting power of Holdings' Voting Stock, on a fully diluted basis, or of rights or warrants to purchase such capital stock, whether or not currently exercisable, and any person who would be an Affiliate of any such beneficial owner, pursuant to the first sentence in this definition.

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

     Asset Disposition means any sale, lease, transfer, or other disposition, or series of related sales, leases, transfers, or dispositions, by Holdings or any restricted subsidiary, including any disposition by means of a merger, consolidation, or similar transaction, of:

          1. any shares of a restricted subsidiary's capital stock, other than directors' qualifying shares, or shares required, by applicable law, to be held by a person other than Holdings or a restricted subsidiary;

          2. all or substantially all the assets of any of Holdings' or any restricted subsidiary's division or line of business; or

          3. any other of Holdings' or any restricted subsidiary's assets outside of the ordinary course of business;

          other than in the case of clauses (1), (2) and (3) above:

           - a disposition by a restricted subsidiary, to Holdings, or by Holdings or a restricted subsidiary, to a wholly owned subsidiary:

           - only for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock", a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments";

           - a disposition of assets with a fair market value of less than $1.0 million;

           - any transaction not prohibited by the covenant under "Limitation on Restricted Payments" or that constitutes a Permitted Investment;

           - grants of leases or licenses in the ordinary course of business;
             and

           - disposals of cash equivalents.

     Attributable Indebtedness in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the notes, compounded annually, of the total obligations of the lessee, for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction, including any period for which the lease has been extended.

     Average Life means, as of the date of determination, with respect to any indebtedness or preferred stock, the quotient obtained by dividing:

          1. the sum of the product of the numbers of years, from the date of determination to the dates of each successive scheduled principal payment, of the indebtedness, or redemption, or similar payment with respect to the preferred stock, times the amount of such payment;

          by

          2. the sum of all such payments.

     Change of Control means the occurrence of any of the following events:

          1. prior to the first public offering of Holdings common stock, the Permitted Holders cease to be the beneficial owners, as defined in Exchange Act Rules 13d-3 and 13d-5, directly or indirectly, of a majority, in the aggregate, of the total voting power of Holdings' Voting Stock, whether as a result of:

             - Holdings' issuance of any securities;

             - any merger or consolidation of Holdings;

             - any liquidation or dissolution of Holdings;

             - any direct or indirect transfer of securities, by Holdings or otherwise.

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

For purposes of this paragraph (1) and paragraph (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity, the specified entity, held by any other entity, the parent entity, so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate, a majority of the voting power of the parent entity's Voting Stock;

          2. subsequent to the first public offering of Holdings common stock, any person, as such term is used in Exchange Act Sections 13(d) and 14(d), other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in paragraph (1) above, except that for purposes of this paragraph (2) such person shall be deemed to have beneficial ownership of all shares that person has the right to acquire, whether the right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of Holdings' Voting Stock. However, the Permitted Holders must beneficially own, as defined in paragraph
             (1) above, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of Holdings' Voting Stock than the other person, and must not have the right or ability, by voting power, contract, or otherwise, to elect, or designate for election, a majority of Holdings' board of directors;

For purposes of this paragraph (2), the other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if the other person is the beneficial owner, as defined in this paragraph (2), directly or indirectly, of more than 35% of the voting power of the parent entity's Voting Stock, and the Permitted Holders beneficially own, as defined in paragraph (1) above, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the parent entity's Voting Stock than the other person, and do not have the right or ability, by voting power, contract, or otherwise, to elect, or designate for election, a majority of the parent entity's board of directors;

          3. during any period of two consecutive years, or, in the case this event occurs within the first two years after the Issue Date, such shorter period as shall have begun on the Issue Date, individuals who at the beginning of such period constituted Holdings' board of directors, together with any new directors whose election by Holdings' board of directors or whose nomination for election by Holdings' shareholders was approved by a vote of a majority of Holdings' directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of Holdings' board of directors then in office;

          4. Holdings' merger or consolidation with or into another person or the merger of another person with or into Holdings, if Holdings' securities that are outstanding immediately prior to the transaction and which represent 100% of the aggregate voting power of Holdings' Voting Stock are changed into or exchanged for cash, securities or property, unless according to that transaction those securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after the transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; and

          5. the sale of all or substantially all of Holdings' assets to another person, other than a Permitted Holder or a person that is controlled by the Permitted Holders.

     Completed Tower means a wireless transmission tower with, as of any date of determination:

           - at least one anchor tenant that has executed a definitive lease with Holdings or any of its restricted subsidiaries; and

           - capacity for at least three tenants.

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

     Consolidated Indebtedness as of any date of determination means, without duplication:

           - the total amount of indebtedness of Holdings and its restricted subsidiaries;

           - the total amount of indebtedness of any other person, to the extent that such indebtedness has been guaranteed by Holdings or one or more of its restricted subsidiaries; and

           - the aggregate liquidation value of all of Holdings' Disqualified Stock and all preferred stock of Holdings' restricted subsidiaries not owned by Holdings or a restricted subsidiary, in each case determined on a consolidated basis in accordance with GAAP.

     Consolidated Interest Expense means, for any period, the total interest expense of Holdings and its consolidated restricted subsidiaries, plus, to the extent not included in the total interest expense, and to the extent incurred by Holdings or its restricted subsidiaries, without duplication:

          1. interest expense attributable to capital leases and to leases constituting part of a Sale/ Leaseback Transaction;

          2. amortization of debt discount and debt issuance cost;

          3. capitalized interest;

          4. non-cash interest expense;

          5. commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          6. net costs associated with hedging obligations, including amortization of fees;

          7. preferred stock dividends paid in respect of all of Holdings' and its subsidiaries' preferred stock, held by persons other than Holdings or a wholly owned subsidiary of Holdings;

          8. interest incurred in connection with Investments in discontinued operations;

          9. interest accruing on any indebtedness of any other person, to the extent such indebtedness is guaranteed by, or secured by the assets of, Holdings or any restricted subsidiary; and

         10. the cash contributions to any employee stock ownership plan or similar trust, to the extent such contributions are used by such plan or trust to pay interest or fees to any person, other than Holdings, in connection with indebtedness incurred by such plan or trust.

     Consolidated Net Income means, for any period, the net income or loss of Holdings and its consolidated subsidiaries. The following, however, shall not be included in such Consolidated Net Income:

          1. any net income or loss of any person, other than Holdings, if that person is not a restricted subsidiary, except that:

             a. subject to the exclusion contained in clause (4) below,
                Holdings' equity in the net income of any such person for that period, shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during the period, to Holdings or a restricted subsidiary, as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to a restricted subsidiary, to the limitations contained in clause (3) below; and

             b. solely for purposes of calculating the Indebtedness to Adjusted
                EBITDA Ratio, Holdings' equity in a net loss of any such person, other than an Unrestricted Subsidiary, for the period, shall be included in determining such Consolidated Net Income;

          2. any net income or loss of any person, acquired by Holdings or a subsidiary, in a pooling of interests transaction for any period prior to the date of the acquisition;

          3. any restricted subsidiary's net income, if the restricted subsidiary is subject to restrictions, other than any restrictions permitted in the "Limitations on Restrictions on Distributions from
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

          Restricted Subsidiaries" covenant, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Holdings, except that:

             a. subject to the exclusion contained in clause (4) below,
                Holdings' equity in the net income of any such restricted subsidiary for that period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by the restricted subsidiary during the period to Holdings or another restricted subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to another restricted subsidiary, to the limitation contained in this clause; and

             b. solely for purposes of calculating the Indebtedness to Adjusted
                EBITDA Ratio, Holdings' equity in a net loss of any such restricted subsidiary, for that period, shall be included in determining Consolidated Net Income;

          4. any gain or loss realized upon the sale or other disposition of any assets of Holdings, its consolidated subsidiaries, or any other person, including under any Sale/Leaseback Transaction, which are not sold or otherwise disposed of in the ordinary course of business, and any gain or loss realized upon the sale or other disposition of any capital stock of any person;

          5. any Unrestricted Subsidiary's net income or loss, unless distributed to Holdings or one of its subsidiaries;

          6. any extraordinary gain or loss; and

          7. the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, only for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," there shall be excluded from Consolidated Net Income, any dividends, repayments of loans or advances, or other transfers of assets, from Unrestricted Subsidiaries, to Holdings or a restricted subsidiary, to the extent such dividends, repayments, or transfers increase the amount of Restricted Payments permitted under that covenant, according to clause (1)(c)(iv).

     Consolidated Tangible Assets means, with respect to Holdings, the total consolidated tangible assets of Holdings and its restricted subsidiaries, as shown on the most recent internal consolidated balance sheet of Holdings and the restricted subsidiaries, calculated on a consolidated basis in accordance with GAAP.

     Credit Facility means any debt or credit facility, commercial paper facility providing for revolving credit loans, term loans, accounts receivable financing, including through the sale of accounts receivable to such lenders or to special purpose entities formed to borrow from such lenders against such accounts receivable, or letters of credit, or other non-convertible debt securities or other form of debt financing, in each case, as amended, restated, supplemented, extended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any amendment, restatement, supplement, extension, modification, renewal, refunding, replacement or refinancing that increases the amount borrowable under any such facility or alters the maturity of any such facility.

     Disqualified Stock means, with respect to any person, any capital stock which, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, or upon the happening of any event:

          1. matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          2. is convertible or exchangeable at the option of the holder for indebtedness or Disqualified Stock; or

          3. is redeemable at the option of the holder, in whole or in part;

in each case on or prior to the 91st day after the Stated Maturity of the notes.

     Capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the person to repurchase or redeem the capital stock, upon the occurrence of an asset sale

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

or change of control occurring prior to the 91st day after the Stated Maturity of the notes, shall not constitute Disqualified Stock, if the asset sale or change of control provisions applicable to that capital stock are not materially more favorable taken as a whole to the holders of the capital stock than the provisions described under "-- Change of Control" and "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     EBITDA for any period, means the sum of Consolidated Net Income, plus the following, to the extent deducted in calculating the Consolidated Net Income:

          1. Consolidated Interest Expense;

          2. all income tax expense of Holdings and its consolidated restricted subsidiaries;

          3. depreciation expense of Holdings and its consolidated restricted subsidiaries;

          4. amortization expense of Holdings and its consolidated restricted subsidiaries, excluding amortization expense attributable to a prepaid cash item that was paid in a prior period;

          5. all other non-cash charges of Holdings and its consolidated restricted subsidiaries, excluding any such non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period; and

          6. any premium or penalty paid in connection with repurchasing, redeeming, retiring, defeasing or acquiring any indebtedness prior to maturity, to the extent deducted in calculating Consolidated Net Income, in each case, for such period.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a restricted subsidiary, shall be added to Consolidated Net Income to compute EBITDA only to the extent, and in the same proportion, that the net income of the restricted subsidiary was included in calculating Consolidated Net Income, and only if a corresponding amount would be permitted, at the date of determination, to be paid to Holdings in the form of a dividend by the restricted subsidiary without prior approval, that has not been obtained, according to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the restricted subsidiary or its stockholders, without in any event giving effect to any restrictions or limitations permitted in the "Limitations on Restrictions on Distributions from Restricted Subsidiaries" covenant.

     GAAP means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          1. the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          2. statements and pronouncements of the Financial Accounting Standards Board;

          3. other statements by other entities as approved by a significant segment of the accounting profession; and

          4. the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed under Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     Indebtedness to Adjusted EBITDA Ratio as of any date of determination means the ratio of:

          - Consolidated Indebtedness as that date;

          to

          - Adjusted EBITDA.

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     Investment in any person means any direct or indirect advance, loan, other than advances to customers, lessees or licensees in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such person, or other extension of credit, including by way of guarantee or similar arrangement, or capital contribution by means of any transfer of cash or other property to others, or any payment for property or services for the account or use of others, or any purchase or acquisition of, capital stock, indebtedness or other similar instruments issued by such person. For purposes of the definitions of "Unrestricted Subsidiary" and "Restricted Payment," and the "Limitation on Restricted Payments" covenant:

          1. Investment shall include the portion, proportionate to Holdings' equity interest in its subsidiary of the fair market value of the net assets of any of Holdings' subsidiaries at the time that the subsidiary is designated an Unrestricted Subsidiary. However, that upon a redesignation of the subsidiary as a restricted subsidiary, Holdings shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary of an amount, if positive, equal to:

             a. Holdings' Investment in the subsidiary at the time of the redesignation;

             less

             b. the portion, proportionate to Holdings' equity interest in the subsidiary, of the fair market value of the net assets of the subsidiary at the time the subsidiary is so re-designated a restricted subsidiary; and

          2. any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of the transfer, in each case as the Board of Directors determines in good faith, and evidenced by a Board of Directors resolution.

     Issue Date means the date on which the Notes are originally issued.

     Lien means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including any conditional sale or other title retention agreement, or lease in the nature thereof.

     Net Available Cash from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal, under a note or installment receivable or otherwise and proceeds from the sale, or other disposition, of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person, of indebtedness or other obligations relating to such properties or assets, or received in any other non-cash form, from such Asset Disposition, in each case net of:

          1. all legal, title, accounting, investment banking and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          2. all payments made on any indebtedness, which is secured by any assets subject to the Asset Disposition, in accordance with the terms of any Lien upon, or other security arrangement of any kind with respect to, those assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from the Asset Disposition;

          3. all distributions and other payments required to be made to minority interest holders in restricted subsidiaries or joint ventures as a result of the Asset Disposition;

          4. the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in the Asset Disposition, and retained by Holdings or any restricted subsidiary after the Asset Disposition; and

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          5. any reserves established in respect of the sales price of the asset for post-closing adjustments, indemnification purposes or employee termination expenses.

     Net Cash Proceeds, with respect to any issuance or sale of capital stock, means the cash proceeds of the issuance or sale, net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with the issuance or sale, and net of taxes paid or payable as a result thereof.

     Non-Recourse Debt means indebtedness:

          1. as to which neither Holdings nor any restricted subsidiary:

             a. provides any guarantee or credit support of any kind, including any undertaking, guarantee, indemnity, agreement or instrument that would constitute indebtedness; or

             b. is directly or indirectly liable, as a guarantor or otherwise;
                and

          2. as to which no default, including any rights that the debt holders may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other of Holdings' or any restricted subsidiary's indebtedness, to declare a default under such other indebtedness, or cause the payment of that other Indebtedness to be accelerated or payable prior to its Stated Maturity.

     Permitted Business means any business Holdings and its restricted subsidiaries conducted on the Issue Date and any other business related, ancillary or complementary to any such business.

     Permitted Holders means any or all of Stephen H. Clark, David P. Tomick, Joe L. Finley, Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., their respective general partners, employees of Welsh, Carson, Anderson & Stowe, CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, Caravelle Investment Fund L.L.C., Tower Parent Corp., Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., J.H. Whitney Mezzanine Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, III, Kitty Hawk Capital Limited Partnership, IV, Eagle Creek Capital, L.L.C., The North Carolina Enterprise Fund, L.P., Finley Family Limited Partnership, and their respective Affiliates.

     Permitted Investment means any of Holdings' or a restricted subsidiary's Investment in:

          1. Holdings, a wholly owned subsidiary, or a person which will, upon the making of that Investment, become a wholly owned subsidiary, but a loan or other extension of credit by Holdings or a restricted subsidiary, to a restricted subsidiary that is not a wholly owned subsidiary, also will constitute a Permitted Investment. However, the primary business of the person in which any such Investment is made must be a Permitted Business;

          2. another person if, as a result of the Investment, the other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings or a restricted subsidiary. However, that person's primary business must be a Permitted Business;

          3. Temporary Cash Investments;

          4. receivables owing to Holdings or any restricted subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms. However, those trade terms may include concessionary trade terms which Holdings or any such restricted subsidiary deems reasonable under the circumstances;

          5. payroll, travel and similar advances to cover matters that are expected, at the time of such advances, ultimately to be treated as expenses for accounting purposes, and that are made in the ordinary course of business;

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           6. loans or advances to employees made in the ordinary course of business, consistent with the past practices of Holdings or the restricted subsidiary, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

           7. stock, obligations, or securities, received in settlement of debts created in the ordinary course of business and owing to Holdings or any restricted subsidiary, or in satisfaction of judgments;

           8. any person, to the extent the investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted according to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

           9. Holdings' or any restricted subsidiary's capital stock, purchased, redeemed or otherwise acquired or retired for value from members of Holdings' management or employees, but in any event not to exceed $2.0 million in the aggregate in any twelve-month period;

          10. other Investments in Permitted Businesses not to exceed, at any one time outstanding, each such Investment being measured as of the date made and without giving effect to subsequent changes in value, the greater of $10.0 million and 7.5% of Holdings' Consolidated Tangible Assets;

          11. any interest rate protection agreement or currency exchange protection agreement;

          12. any acquisition of assets solely in exchange for the issuance of Holdings' capital stock, other than Disqualified Stock;

          13. prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          14. deposits of proceeds from Asset Dispositions with a qualified intermediary, qualified trustee or similar person for purposes of facilitating a like-kind exchange made in accordance with the applicable provisions of the Internal Revenue Code. However, making any Permitted Investment according to this clause (14) must not in any manner violate the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock"; and

          15. Investments made out of the Net Cash Proceeds or Qualified Proceeds of the issuance or sale, other than to a subsidiary of Holdings, of capital stock of Holdings, other than Disqualified Stock, to the extent that the Net Cash Proceeds or Qualified Proceeds have not been applied to make a Restricted Payment or to effect other transactions according to the covenant "Limitation on Restricted Payments" or to the extent the Net Cash Proceeds or Qualified Proceeds have not been used to incur indebtedness.

     Permitted Liens means, with respect to any person:

          1. pledges or deposits by that person, under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts, other than for the payment of indebtedness, or leases to which that person is a party, or deposits to secure public or statutory obligations of that person, or deposits or cash or United States government bonds to secure surety or appeal bonds to which that person is a party, or deposits as security for contested taxes or import duties, or for the payment of rent, in each case incurred in the ordinary course of business;

          2. Liens imposed by law, such as carriers' warehousemen's, landlords' and mechanics' Liens, in each case for sums not yet due, or being contested in good faith by appropriate proceeding, or judgment Liens not giving rise to an event of default so long as any appropriate legal proceedings which may have been duly initiated for the review of that judgment shall not have been finally terminated, or the period within which the proceedings may be initiated shall not have expired;

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          3. Liens for property taxes not yet subject to penalties for non-payment, or which are being contested in good faith by appropriate proceedings;

          4. Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of, and for the account of, that person in the ordinary course of its business;

          5. minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the conduct of the business of that person, or to the ownership of its properties, which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the person;

          6. Liens securing hedging obligations, so long as the related indebtedness is, and the indenture permits it to be, secured by a Lien on the same property securing the hedging obligations;

          7. leases and subleases of real property which do not interfere with Holdings' or any of its restricted subsidiaries' ordinary conduct of business, and which are made on customary and usual terms applicable to similar properties, and Liens securing the obligations, other than indebtedness, of Holdings or any of its restricted subsidiaries under any such leases and subleases of real property;

          8. Liens existing as of the date on which the notes are originally issued, and Liens which the indenture created;

          9. Liens created solely for the purpose of securing the payment of all, or a part of, the purchase price of assets or property acquired or constructed in the ordinary course of business, after the date on which the notes are originally issued. However:

             a. the indebtedness secured by the Liens must be indebtedness which the indenture otherwise permits to be incurred; and

             b. the Liens shall not encumber any other of Holdings' or any of its restricted subsidiaries' assets or property;

          10. Liens on a restricted subsidiary's assets or property, existing at the time the restricted subsidiary became a Holdings subsidiary, and not incurred as a result of, in connection with, or in anticipation of the restricted subsidiary becoming a Holdings subsidiary. However:

             a. any such Lien must not by its terms cover any property or assets after the time the restricted subsidiary becomes a subsidiary, which were not covered immediately prior to the transaction;

             b. the indebtedness secured by the Liens is indebtedness which the indenture otherwise permits to be incurred; and

             c. the Liens do not extend to or cover any other property or assets of Holdings or any of its restricted subsidiaries;

          11. Liens securing indebtedness outstanding under a Credit Facility and any other Liens securing indebtedness permitted under the indenture to be incurred by a restricted subsidiary;

          12. Liens extending, renewing or replacing, in whole or in part, a Lien the indenture permits. However,

             a. the Liens must not extend beyond the property subject to the existing Lien, and improvements and construction on that property; and

             b. the indebtedness the Lien secures may not exceed the
                indebtedness the existing Lien secured at the time;
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

          13. Liens incurred in the ordinary course of business, by Holdings or any restricted subsidiary of Holdings, with respect to obligations that do not exceed $10.0 million at any one time outstanding, and that:

             a. are not incurred in connection with the borrowing of money or the obtaining of advances of credit, other than trade credit in the ordinary course of business; and

             b. do not, in the aggregate, materially detract from the value of the property, or materially impair the property's use in the operation of business by Holdings or the restricted subsidiary;

          14. Liens in favor of Holdings or a wholly owned subsidiary of Holdings;

          15. any interest in or title of a lessor to any property subject to a capital lease obligation the indenture permits to be incurred;

          16. Liens on Unrestricted Subsidiaries' capital stock; and

          17. the Liens to be granted under the terms of a security and subordination agreement, as amended, modified or supplemented from time to time, entered into according to the terms of the agreement and plan of merger, dated as of February 10, 1999, among Holdings, SpectraSite Communications, Inc., SHI Merger Sub, Inc., Nextel Communications, Inc. and certain of its subsidiaries.

     Principal of a note means the principal of the note plus the premium, if any, payable on the note, which is due or overdue or is to become due at the relevant time.

     Qualified Proceeds means assets that are used or useful in, or capital stock of any person engaged in, a Permitted Business.

     Refinancing Indebtedness means indebtedness that refinances any of Holdings' or any restricted subsidiary's indebtedness existing on the date of the indenture, or incurred in compliance with the indenture, including any of Holdings' indebtedness that refinances any restricted subsidiary's indebtedness, and any restricted subsidiary's indebtedness that refinances another restricted subsidiary's indebtedness, including indebtedness that refinances Refinancing Indebtedness. However:

          1. the Refinancing Indebtedness must have a Stated Maturity no earlier than the earlier of the Stated Maturity of the notes and the Stated Maturity of the indebtedness being refinanced;

          2. the Refinancing Indebtedness must have an Average Life, at the time the Refinancing Indebtedness is incurred, that is equal to or greater than the Average Life of the notes; and

          3. the Refinancing Indebtedness must be incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the sum of the aggregate principal amount, or if issued with original issue discount, the aggregate Accreted Value, then outstanding or committed, plus fees and expenses, including any premium and defeasance costs, under the indebtedness being refinanced. However, Refinancing Indebtedness shall not include:

             a. any of a subsidiary's indebtedness that refinances any of
                Holdings indebtedness; or

             b. any of Holdings' or a subsidiary's indebtedness that refinances an Unrestricted Subsidiary's indebtedness.

     Restricted Payment with respect to any person means:

          1. the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock, or similar payment to the direct or indirect holders of its capital stock, other than dividends or distributions payable solely in its capital stock, other than Disqualified Stock, and dividends or distributions payable solely to Holdings or a restricted subsidiary, and other than pro rata dividends or other distributions, made by a subsidiary that is not a wholly
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
             owned subsidiary of Holdings, to minority stockholders, or owners of an equivalent interest, in the case of a subsidiary that is an entity other than a corporation;

          2. the purchase, redemption or other acquisition or retirement for value of any of Holdings' capital stock held by any person, or of any of a restricted subsidiary's capital stock held by any person, other than Holdings or a restricted subsidiary, other than the exercise by Holdings of any option to convert or exchange any capital stock into indebtedness so long as the indebtedness is permitted to be incurred as of the date of the exercise under the indenture, and other than as permitted by clause (9) of the definition of "Permitted Investments";

          3. the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of, any subordinated obligations, other than the purchase, repurchase or other acquisition of subordinated obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition; or

          4. the making of any Investment in any person, other than a Permitted Investment.

     Sale/Leaseback Transaction means an arrangement relating to property now owned or acquired in the future, whereby Holdings or a restricted subsidiary transfers the property to a person, and Holdings or a restricted subsidiary leases it from such person.

     Secured Indebtedness means any of Holdings' indebtedness secured by a Lien.

     Significant Subsidiary means any restricted subsidiary that would be a Significant Subsidiary of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     Site Management Contract means any agreement under which Holdings, or any of its restricted subsidiaries, has the right to substantially control Tower Assets and the revenues derived from the rental or use of the Tower Assets.

     Stated Maturity means, with respect to any security, the date specified in that security as the fixed date on which the payment of principal of the security is due and payable, including according to any mandatory redemption provision, but excluding any provision providing for the repurchase of the security at the holder's option upon the happening of any contingency beyond Holdings' control, unless the contingency has occurred.

     Temporary Cash Investments means any of the following:

          1. any investment in direct obligations of the United States or any of its agencies, or obligations guaranteed by the United States or any of its agencies;

          2. investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition, issued by a bank or trust company which is organized under the laws of the United States, any State or any foreign country recognized by the United States, having capital, surplus and undivided profits aggregating in excess of $500.0 million, or the foreign currency equivalent, and whose long-term debt is rated A, or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the Securities Act, or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

          3. repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above, entered into with a bank, meeting the qualifications described in clause (2) above;

          4. investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation, other than a Holdings Affiliate, organized and in existence under the laws of the United States or any foreign country recognized by the United States,

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             with a rating at the time of investment of at least P-1 according to Moody's Investors Service, Inc. or at least A-1 according to Standard & Poor's Ratings Group; and

          5. investments in securities with maturities of six months or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of the United States, and rated at least A by Standard & Poor's Ratings Group or A by Moody's Investors Service, Inc.

     The Trust Indenture Act means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the date of the indenture.

     Tower Asset Exchange means any transaction in which Holdings or a restricted subsidiary exchanges assets for Tower Assets, or Tower Assets and cash or cash equivalents, where the fair market value, evidenced by a board of directors resolution, set forth in an officer's certificate delivered to the trustee, of the Tower Assets and cash or cash equivalents which Holdings and its restricted subsidiaries received in the exchange, is at least equal to the fair market value of the assets disposed in the exchange.

     Tower Assets means wireless communication transmission towers and related assets that are located on the site of a transmission tower.

     Tower EBITDA means, for any period, the EBITDA of Holdings and its restricted subsidiaries for that period that is directly attributable to site rental revenue or license or management fees, paid to manage, lease or sublease space on communication sites owned, leased or managed by Holdings (collectively, site leasing revenues), all determined on a consolidated basis and in accordance with GAAP. Tower EBITDA will not include revenue derived from the sale of assets. In allocating corporate, general, administrative and other operating expenses that are not allocated to any particular line of business in Holdings' financial statements, those expenses shall be allocated to Holdings' site leasing business in proportion to the percentage of Holdings' total revenues, for the applicable period, that were site leasing revenues.

     Unrestricted Subsidiary means:

          1. any Holdings subsidiary that, at the time of determination, shall be designated an Unrestricted Subsidiary by the board of directors in the manner provided below; and

          2. any subsidiary of an Unrestricted Subsidiary.

     The board of directors may designate any Holdings subsidiary, including any newly acquired or newly formed Holdings subsidiary, to be an Unrestricted Subsidiary unless the subsidiary, or any of its subsidiaries, owns any capital stock or indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Holdings' restricted subsidiary, that is not a subsidiary of the subsidiary to be so designated. However, either:

             a. the subsidiary designated as an Unrestricted Subsidiary must have total consolidated assets of $1,000 or less; or

             b. if the subsidiary has consolidated assets greater than $1,000, then the designation would be permitted under "Limitation on Restricted Payments."

     The board of directors may designate any Unrestricted Subsidiary to be a restricted subsidiary, as long as:

        - immediately after giving effect to that designation no default shall have occurred and be continuing; and

        - the designation shall be deemed to be an incurrence of indebtedness by a restricted subsidiary of any outstanding indebtedness of the Unrestricted Subsidiary and the designation shall only be permitted if the indebtedness is permitted under the indenture.

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     Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board of directors resolution giving effect to the designation, and an officer's certificate certifying that the designation complied with the above provisions.

     U.S. Government Obligations means direct obligations, or certificates representing an ownership interest in those obligations, of the United States, including any agency or instrumentality of the United States, for the payment of which the full faith and credit of the United States is pledged and which are not callable or redeemable at Holdings' option.

     Voting Stock of a person means all classes of capital stock or other interests, including partnership interests, of that person then outstanding and normally entitled, without regard to the occurrence of any contingency, to vote in the election of that person's directors, managers, or trustee.

BOOK-ENTRY; DELIVERY AND FORM

     The registered notes will be issued in the form of Global Senior Notes. The Global Senior Notes will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Senior Notes may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Senior Notes directly through the Depository if they have an account with the Depository, or indirectly through organizations which have accounts with the Depository.

     Notes that are issued as described below under "-- Certificated Notes" will be issued in definitive form. Upon the transfer of a Senior Note in definitive form, such Senior Note will be exchanged for an interest in the Global Senior Notes representing the principal amount at maturity of notes being transferred, unless the Global Senior Notes have previously been exchanged for notes in definitive form.

     The Depository has advised Holdings as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions, including Euroclear and CEDEL, that have accounts with the Depository (participants) and to facilitate the clearance and settlement of securities transactions, among its participants, in those securities, through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Investors in the Global Senior Notes may hold their interests therein directly through the Depository, if they are participants, or indirectly through organizations, including Euroclear and CEDEL, which are participants. Investors in the Regulation S Global Senior Note must initially hold their interests through Euroclear or CEDEL, if they are accountholders in those systems, or indirectly through organizations which are accountholders in those systems. After the expiration of the restricted period, but not earlier, investors may also hold interests in the Regulation S Global Senior Note through organizations other than Euroclear and CEDEL that are participants in the Depository system. Euroclear and CEDEL will hold interests in the Regulation S Global Senior Note on behalf of their participants through their respective depositories, which in turn will hold the interests in the Regulation S Global Senior Note customers' securities accounts in their respective names on the books of the Depository. The Chase Manhattan Bank, Brussels office, will initially act as depository for Euroclear, and Citibank, N.A., will initially act as depository for CEDEL. All interests in a Global Senior Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of the Depository. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of that system.

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

     Upon the issuance of the Global Senior Notes, the Depository will credit, on its book-entry registration and transfer system, the principal amount at maturity of the notes represented by such Global Senior Note, to the accounts of participants. The accounts to be credited shall be designated by the notes' initial purchasers. Ownership of beneficial interests in the Global Senior Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Senior Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository, with respect to participants' interest, and by the participants, with respect to the owners of beneficial interests in the Global Senior Notes other than participants. The laws of some jurisdictions may require that certain securities purchasers take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Senior Notes.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Senior Notes, the Depository or its nominee, as the case may be, will be considered the sole legal owner and holder of the related notes for all purposes of the notes and the indenture. Except as set forth below, owners of beneficial interests in the Global Senior Notes will not be entitled to have the notes represented by the Global Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form, and will not be considered to be the owners or holders of any notes under the Global Senior Notes. Holdings understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Senior Notes desires to take any action that the Depository, as the holder of the Global Senior Notes, is entitled to take, the Depository would authorize the participants to take that action, and the participants would authorize beneficial owners, owning through those participants, to take the action, or would otherwise act upon the instructions of beneficial owners owning through them.

     Except for trades involving only Euroclear and CEDEL participants, interests in the Global Senior Notes will trade in the Depository's Same-Day Funds Settlement System. Secondary market trading activity in these interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of the Depository and the participants.

     Transfers between participants in the Depository will be effected in accordance with the Depository's procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between the accountholders in the Depository, on the one hand, and directly or indirectly through Euroclear or CEDEL accountholders, on the other hand, will be effected through the Depository in accordance with the Depository's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Senior Note in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear and CEDEL accountholders may not deliver instructions directly to the depositories for Euroclear or CEDEL.

     Because of time zone differences, the securities account of a Euroclear or CEDEL accountholder purchasing an interest in a Global Senior Note from an accountholder in the Depository will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day, which must be a business day for Euroclear or CEDEL, immediately following the settlement date of the Depository. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Senior Note by or through a Euroclear or CEDEL accountholder to a Participant in the Depository will be received with value on the Depository's settlement date but will be available in

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

the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the Depository's settlement date.

     Payment of principal of, and interest on, notes represented by the Global Senior Notes registered in the name of, and held by, the Depository or its nominee will be made to the Depository, or its nominee, as the case may be, as the registered owner and holder of the Global Senior Notes.

     Holdings expects that the Depository, or its nominee, upon receipt of any payment of principal of, or interest on, the Global Senior Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Senior Notes as shown on the records of the Depository or its nominee. Holdings also expects that payments by participants, to owners of beneficial interests in the Global Senior Notes held through those participants, will be governed by standing instructions and customary practices, and will be the responsibility of the participants. Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Senior Notes for any Senior Note, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests, or for any other aspect of the relationship between the Depository and its participants, or the relationship between the participants and the owners of beneficial interests in the Global Senior Notes owning through those participants.

     Unless and until it is exchanged in whole or in part for certificated notes in definitive form, the Global Senior Notes may not be transferred, except as a whole, by the Depository to a nominee of such Depository, or by a nominee of such Depository to such Depository or another nominee of such Depository.

     The information in this section concerning the Depository, Euroclear and CEDEL and their book-entry systems has been obtained from sources that Holdings believes to be reliable, but SpectraSite takes no responsibility for the accuracy of the information it received.

     Although the Depository Euroclear and CEDEL have agreed to the above procedures in order to facilitate transfers of interests in the Global Senior Notes among participants of the Depository and accountholders of Euroclear and CEDEL, they are under no obligation to perform or continue to perform those procedures, and the procedures may be discontinued at any time. Neither the trustee nor Holdings will have any responsibility for the performance by the Depository or its participants or indirect participants, or by Euroclear and CEDEL and their accountholders or indirect accountholders, of their respective obligations, under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The notes represented by the Global Senior Notes are exchangeable for certificated notes, in definitive form of like tenor as such notes, in denominations of U.S. $1,000 and integral multiples thereof if:

     - the Depository notifies Holdings that it is unwilling or unable to continue as Depository of the Global Senior Notes, or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor Depository is not appointed by Holdings within 90 days;

     - Holdings in its discretion at any time determines not to have all of the notes represented by the Global Senior Notes; or

     - an event of default has occurred and is continuing.

Any Global Senior Note that is exchangeable according to the terms of the preceding sentence, is exchangeable for certificated notes, issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the preceding sentence, the Global Senior Notes are not exchangeable, except for a Global Senior Notes of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, the certificates will bear the legend referred to under "Transfer Restrictions," unless Holdings determines otherwise in accordance with applicable law, subject, with respect to the certificated notes, to the provisions of that legend.
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                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

GENERAL

     The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion assumes that the notes will be treated as indebtedness for United States federal income tax purposes.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE TAX CONSEQUENCES TO TAXPAYERS WHO ARE SUBJECT TO SPECIAL RULES, SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, BROKER-DEALERS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX AND PERSONS THAT WILL HOLD THE NOTES AS PART OF A POSITION IN A STRADDLE OR AS PART OF A CONSTRUCTIVE SALE OR A HEDGING OR CONVERSION TRANSACTION, OR ADDRESS ASPECTS OF FEDERAL TAXATION THAT MIGHT BE RELEVANT TO A PROSPECTIVE INVESTOR BASED UPON SUCH INVESTOR'S PARTICULAR TAX SITUATION. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES, INCLUDING THE INVESTOR'S STATUS AS A UNITED STATES HOLDER OR A NON-UNITED STATES HOLDER, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

EFFECT OF EXCHANGE OF OUTSTANDING NOTES FOR REGISTERED NOTES

     SpectraSite believes that the exchange of outstanding notes for registered notes under the registered exchange offer will not be treated as an exchange for federal income tax purposes because the registered notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the registered notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, holders will not recognize any taxable gain or loss or any interest income as a result of exchanging outstanding notes for registered notes under the exchange offer, the holding period of the registered notes will include the holding period of the outstanding notes, and the basis of the registered notes will equal the basis of the outstanding notes immediately before the exchange.

UNITED STATES HOLDERS

     GENERAL. The following is a general discussion of certain United States federal income tax consequences of the ownership and sale or other disposition of the notes by a beneficial owner that, for United States federal income tax purposes, is a United States person. For purposes of this discussion, a United States person means a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States; a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any State thereof or the District of Columbia unless, in the case of a partnership, otherwise provided by regulation; an estate the income of which is subject to United States federal income tax without regard to its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be so treated shall also be considered to be United States persons.

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     ORIGINAL ISSUE DISCOUNT.  Because the notes are being issued at a discount from their stated redemption price at maturity, the notes will have original issue discount for federal income tax purposes. The amount of original issue discount generally will equal the excess of each note's stated redemption price at maturity over its issue price. The notes' issue price will be the first price at which a substantial amount of the notes are sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers. The note's stated redemption price at maturity will be the sum of all cash payments to be made on that note, whether denominated as principal or interest, other than payments of qualified stated interest. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because there will be no required payment of interest on the notes prior to October 15, 2004, none of the interest payments on the notes constitute qualified stated interest; and, accordingly, each note will bear original issue discount in an amount equal to the excess of the sum of its principal amount and all stated interest payments, over its issue price.

     A United States holder will be required to include original issue discount in gross income, as ordinary interest income, periodically over the term of the note before receipt of the cash or other payment attributable to that income, regardless of the holder's method of tax accounting. The amount to be included for any taxable year is the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year during which the holder holds the note. The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the note's adjusted issue price at the beginning of the accrual period multiplied by the note's yield to maturity. For purposes of computing original issue discount, Holdings will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. A United States holder is permitted to use different accrual periods; provided that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the first or last day of an accrual period. The adjusted issue price of a note at the beginning of any accrual period is its issue price increased by the aggregate amount of original issue discount previously includible in the gross income of the holder and decreased by any payments previously made on the note. The note's yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made on the note, produces an amount equal to the issue price of the note.

     Under these rules, United States holders are required to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Payments of stated interest on a note will not be separately included in income, but rather will be treated first as payments of previously accrued and unpaid original issue discount and then as payments of principal. Consequently, such payments will reduce a United States holder's basis in the note, as described below under "-- United States Holders -- Sale, Exchange or Redemption of the Notes."

     Holdings does not intend to treat the possibility of:

     - an optional redemption, as described under "Description of the Notes -- Redemption;"

     - a repurchase pursuant to a Change in Control, as described under "Description of the Notes -- Change of Control;" or

     - the additional interest that will accrue on the notes as a result of Holdings' failure to cause the notes to be registered under the Securities Act, as described under "Exchange Offer; Registration Rights;"

as affecting the determination of the yield to maturity of the notes, or as giving rise to any additional accrual of original issue discount or recognition of ordinary income upon the redemption, sale or exchange of a note. In the unlikely event that the interest rate on the notes is increased, then such increased interest may be treated as increasing the amount of original issue discount on the notes includible by a United

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

States holder in income as such original issue discount accrues, in advance of the receipt of any cash payment therefor.

     ACQUISITION PREMIUM. A United States holder that purchases a note for an amount that is greater than its adjusted issue price as of the purchase date will be considered to have purchased the note at an acquisition premium. The amount of original issue discount the holder must include in its gross income with respect to that note for any taxable year is generally reduced by the portion of the acquisition premium properly allocable to that year. The information reported by Holdings to the record holders of the notes on an annual basis will not account for an offset against original issue discount for any portion of any acquisition premium. Accordingly, each United States holder should consult its own tax advisor as to the determination of the acquisition premium amount and the resulting adjustments to the amount of reportable original issue discount.

     AMORTIZABLE BOND PREMIUM. A United States holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased the note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of the note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the United States holder's interest income from the note. Bond premium on a note held by a United States holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     MARKET DISCOUNT. If a United States holder purchases a note, subsequent to its original issuance, for an amount that is less than its revised issue price as of the purchase date, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The Internal Revenue Code provides that the revised issue price of a note equals its issue price plus the amount of original issue discount includable in the income of all holders for periods prior to the purchase date, disregarding any deduction for acquisition premium, reduced by the amount of all prior cash payments on the note. Subject to a de minimis exception, a United States holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of the note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, the United States holder may be required to defer, until the maturity date of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry that note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States holder elects to accrue market discount on a constant interest method. A United States holder of a note may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the United States holder of a note makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of those instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry those debt instruments, would not apply.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A United States holder of a note may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, original issue discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules and limitations apply to

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

taxpayers who make this election; therefore, United States holders should consult their tax advisors as to whether they should make this election.

     THE AHYDO RULE. The notes constitute applicable high yield discount obligations (AHYDOs). Accordingly, under Sections 163(e) and 163(i) of the Internal Revenue Code, SpectraSite is not entitled to deduct original issue discount that accrues with respect to the notes until amounts attributable to the original issue discount are paid in cash.

     Subject to otherwise applicable limitations, a corporate holder will be entitled to a dividend received deduction with respect to the disqualified portion of the accrued original issue discount if Holdings has sufficient current or accumulated earnings and profits. To the extent that Holdings' earnings and profits are insufficient, any portion of the original issue discount that otherwise would have been recharacterized as a dividend for purposes of the dividend received deduction will continue to be treated as ordinary original issue discount income in accordance with the rules described above in "Original Issue Discount."

     Treatment of the 2009 Notes as AHYDOs will not disqualify interest or original issue discount accruing with respect to the 2009 Notes from the portfolio interest exception described below under "Certain U.S. Federal Tax Considerations -- Non-United States Holders -- Interest;" provided that all applicable requirements for the exception are otherwise satisfied.

     Sale, Exchange or Redemption of the 2009 Notes. Generally, a sale, exchange or redemption of the 2009 Notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received and the United States holder's adjusted tax basis in the 2009 Notes. A United States holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a 2009 Note will initially equal the cost of the 2009 Note to such holder and will be increased by:

     - any amounts included in income as original issue discount, and

     - any market discount previously included in income by such holder; and decreased by:

     - any principal and stated interest payments received by such holder.

     Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the 2009 Note is held by the United States holder for more than one year, otherwise such gain or loss will be short-term.

     United States holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, United States holders that are individuals generally will be taxed on net capital gains at a maximum rate of 39.6% for property held for 12 months or less, and 20% for property held more than 12 months. Special rules, and generally lower maximum rates, apply for individuals in lower tax brackets. Any capital losses realized by a United States holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a United States holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

     Neither an exchange of the 2009 Notes for registered notes of Holdings with terms identical to those of the 2009 Notes nor the filing of a registration statement with respect to the resale of the 2009 Notes, as described under "Exchange Offer; Registration Rights," should be a taxable event to United States holders. Consequently, United States holders will not recognize any taxable gain or loss or any interest income as a result of such an exchange or such a filing, the holding period of the registered notes will include the holding period of the 2009 Notes, and the basis of the registered notes will equal the basis of the 2009 Notes immediately before the exchange.

NON-UNITED STATES HOLDERS

     General. The following is a general discussion of certain United States federal income, estate and gift tax consequences of the ownership and sale or other disposition of the 2009 Notes by any beneficial

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

owner of a 2009 Note that is not a United States holder. Resident alien individuals are subject to United States federal income tax with respect to the 2009 Notes as if they were United States holders.

     Subject to otherwise applicable limitations, such a corporate holder will be entitled to a dividend received deduction with respect to the disqualified portion if SpectraSite has sufficient current or accumulated earnings and profits. To the extent that SpectraSite's earnings and profits are insufficient, any portion of the original issue discount that otherwise would have been recharacterized as a dividend for purposes of the dividends received deduction will continue to be treated as ordinary original issue discount income in accordance with the rules described above under "-- United States
Holders -- Original Issue Discount." Treatment of the notes as AHYDOs will not disqualify interest or original issue discount with respect to notes from the portfolio interest exception described below under " -- Foreign Holders -- Interest;" provided that all applicable requirements for the exception are otherwise satisfied.

     SALE, EXCHANGE OR REDEMPTION OF THE NOTES. Generally, a sale, exchange or redemption of the notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the United States holder's adjusted tax basis in the notes. A United States holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will initially equal the cost of the note to such holder and will be increased by:

     - any amounts included in income as original issue discount, and

     - any market discount previously included in income by such holder,

and decreased by:

     - any principal and stated interest payments received by such holder, and

     - any amortized premium previously deducted from income by such holder.

     Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the note is held by the United States holder for more than one year, otherwise such gain or loss will be short-term.

     United States holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, United States holders that are individuals generally will be taxed on net capital gains at a maximum rate of 39.6% for property held for 12 months or less, and 20% for property held more than 12 months. Special rules, and generally lower maximum rates, apply for individuals in lower tax brackets. Any capital losses realized by a United States holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a United States holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

FOREIGN HOLDERS

     The following is a general discussion of certain United States federal income, estate and gift tax consequences of the ownership and sale or other disposition of the notes by any beneficial owner of a note that is not a United States holder. Resident alien individuals are subject to United States federal income tax with respect to the notes as if they were United States holders.

     INTEREST. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest, including original issue discount, paid on the notes to a non-United States holder will not be subject to the normal 30% United States federal withholding tax; provided that
(i) the interest is "effectively connected with the conduct of a trade or business in the United States" by the non-United States holder and the non-United States holder timely furnishes SpectraSite with two duly executed copies of Internal Revenue Service Form 4224, or any successor form, or (ii) all of the following conditions of the portfolio interest exception are met: (A) the non-United States holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of SpectraSite entitled to vote, (B) the non-United States holder is not a controlled foreign corporation that is related, directly or indirectly, to SpectraSite through stock ownership, (C) the non-United States holder is not a bank receiving interest (including original issue discount) pursuant to a loan agreement entered

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into in the ordinary course of its trade or business, and (D) either (1) the non-United States holder certifies to SpectraSite or its agent, under penalties of perjury, that it is a non-United States holder and provides its name and address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the notes in such capacity, certifies to SpectraSite or its agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by it or by any other financial institution between it and the beneficial owner and furnishes SpectraSite or its agent with a copy thereof. The foregoing certification may be provided by the non-United States holder on Internal Revenue Service Form W-8, or any successor form. Such certificate is effective with respect to payments of interest, including original issue discount, made after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

     On October 14, 1997, final regulations were published in the Federal Register that affect the United States federal income taxation of non-United States holders. The 1997 regulations are effective for payments after December 31, 2000, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules discussed below. The discussion under this heading and under "-- Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1997 regulations. Prospective holders of the notes are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 regulations.

     The 1997 regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a qualified intermediary on behalf of one or more beneficial owners, or other intermediaries, without having to obtain the beneficial owner certificate described above. Qualified intermediaries include:

     - foreign financial institutions or foreign clearing organizations, other than a United States branch or United States office of such institution or organization, or

     - foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations,

which have entered into withholding agreements with the Internal Revenue
Service.

     In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Internal Revenue Service Form W-8, from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent, including the receipt of withholding certificates, the payment of amounts of income subject to withholding and the deposit of tax withheld; provided that certain conditions are met.

     For purposes of the certification requirements, the 1997 regulations generally treat as the beneficial owners of payments on a note those persons that, under United States federal income tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership has entered into a special agreement with the Internal Revenue Service. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 regulations provide certain presumptions with respect to withholding for holders of notes not furnishing the required certifications to qualify for the withholding tax exemption described above. In addition, the 1997 regulations will replace a number of current tax certification forms, including Internal Revenue Service Form W-8, with a single, revised Internal Revenue Service Form W-8, which, in certain circumstances, requires information in addition to

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that previously required. Under the 1997 regulations, this revised Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.

     The 1997 regulations provide transition rules concerning existing certificates, such as Internal Revenue Service Form W-8. Valid withholding certificates that are held on December 31, 1999 will generally remain valid until the earlier of December 31, 2000 or the date of their expiration. Existing certificates that expire in 1999 will not be effective after their expiration. Certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the fact that their validity expires during 1998.

     In the event that the interest, including original issue discount, paid on the notes is effectively connected with the conduct of a trade or business within the United States of the non-United States holder, the non-United States holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States holders in essentially the same manner as if the notes were held by a United States holder, as discussed above. In the case of a non-United States holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-United States holder is a qualified resident of the treaty country.

     If the interest on the notes is not effectively connected and does not qualify for the portfolio interest exception described above in "-- Foreign Holders -- Interest", then the interest will be subject to United States federal withholding tax at a flat rate of 30%, or a lower applicable income tax treaty rate upon delivery of Internal Revenue Service Form 1001, or any successor form, certifying eligibility for treaty benefits.

     GAIN ON SALE OR OTHER DISPOSITION. Subject to special rules applicable to individuals as described below, a non-United States holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes, unless the gain is effectively connected with the conduct of a trade or business within the United States of the non-United States holder or of a partnership, trust or estate in which such non-United States holder is a partner or beneficiary.

     Gains realized by a non-United States holder that are effectively connected with the conduct of a trade or business within the United States of the non-United States holder generally will be taxed on a net income basis at the graduated rates that are applicable to United States holders, as described above, unless exempt by an applicable income tax treaty. In the case of a non-United States holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-United States holder is a qualified resident of the treaty country.

     In addition to being subject to the rules described above, an individual non-United States holder who holds the notes as a capital asset generally will be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such notes if:

     - such gain is not effectively connected with the conduct of a trade or business within the United States of the non-United States holder;

     - such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition; and

     - either (A) has a tax home in the United States, as specially defined for purposes of the United States federal income tax, or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.

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

     Individual non-United States holders may also be subject to tax under provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

     FEDERAL ESTATE AND GIFT TAXES. A note beneficially owned by an individual who is neither a United States citizen nor a domiciliary of the United States at the time of death will not be subject to United States federal estate tax as a result of such individual's death; provided that any interest thereon would have been eligible for the portfolio interest exception described above in "-- Foreign Holders -- Interest," if such interest had been received by the individual at the time of death.

     An individual who is not a United States citizen will not be subject to United States federal gift tax on a transfer of notes, unless such person is a domiciliary of the United States or such person is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest, including original issue discount, paid to, and to the proceeds of sales or other dispositions before maturity by, certain United States holders. In addition, a 31% backup withholding tax applies if a non-corporate United States holders if such person:

     - fails to furnish such person's taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

     - furnishes an incorrect taxpayer identification number and the payor is so notified by the Internal Revenue Service;

     - is notified by the Internal Revenue Service that such person has failed properly to report payments of interest and dividends; or

     - in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     In the case of a non-United States holder, under current United States federal income tax law, backup withholding does not apply to payments of interest, including original issue discount, with respect to a note, or to payments on the sale or other disposition of a note, if such holder has provided to SpectraSite or its paying agent the certification described in clause (ii)(D) of "-- Foreign Holders -- Interest" or has otherwise established an exemption. SpectraSite must report annually to the Internal Revenue Service and to each non-United States holder any interest, including original issue discount, that is subject to withholding or that is exempt from withholding. Copies of these information returns may also be made available to the tax authorities of the country in which the non-United States holder resides.

     Under current United States federal income tax law, (i) interest payments, including original issue discount, with respect to a note collected outside the United States by a foreign office of a custodian, nominee or broker acting on behalf of a beneficial owner of a note, and (ii) payments on the sale or other disposition of a note to or through a foreign office of a broker generally are not subject to backup withholding or information reporting. However, if such custodian, nominee or broker is a "United States person," as defined in Section 7701(a)(30) of the Internal Revenue Code, a controlled foreign corporation for United States tax purposes or a foreign person 50% of more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period (a "U.S. Related Person"), such custodian, nominee or broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such custodian, nominee or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such custodian, nominee or broker is required to report if such person has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     The 1997 regulations, described above in "-- Foreign Holders -- Interest," modify certain of the certification requirements for backup withholding and expand the group of U.S. Related Persons. It is possible that SpectraSite or its paying agent may request new withholding exemption forms from holders of notes in order to qualify for continued exemption from backup withholding when the 1997 regulations become effective.

     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of notes under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal income tax; provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes for its own account through the exchange offer, where its outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making or other trading activities. Until November 14, 1999, 90 days after the commencement of the exchange offer, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

     SpectraSite will not receive any proceeds from any sales of the registered notes by participating broker-dealers. Registered notes received by participating broker-dealers for their own account through the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver, and by delivering, a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, or until all broker-dealers who exchange outstanding notes which were acquired as a result of market making activities for registered notes have sold all registered notes held by them, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Holdings has agreed to pay all expenses incident to the exchange offer. SpectraSite will indemnify the holders of the registered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     The registered notes will not be listed on any stock exchange. The notes are designated for trading in The Portal Market.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, Washington, D.C., will pass upon the validity of the registered notes.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the period from inception (April 25, 1997) to December 31, 1997 and the year ended December 31, 1998 and the consolidated financial statements of our predecessor, Telesite Services, LLC, for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997 included in this registration statement, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Westower's consolidated financial statements as of September 30, 1998 and for the seven months then ended and Summit's financial statements as of September 30, 1998 and for the nine months then ended have been included in this registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Westower's consolidated financial statements as of February 28, 1997 and February 28, 1998 and for the three years ended February 28, 1998 and Cord's financial statements as of June 30, 1998 and for the two years ended June 30, 1998 have been included in this prospectus in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of MJA Communications Corp. as of December 31, 1996 and December 31, 1997 and for the three years ended December 31, 1997, have been consolidated with those of Westower in this prospectus in reliance on the report of Lamn, Krielow, Dytrych & Darling, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Summit Communications LLC as of December 31, 1997 and for the period from inception, May 24, 1997, to December 31, 1997 have been included in this prospectus in reliance on the report of Shearer, Taylor & Co., P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Holdings filed a registration statement on Form S-4 with the SEC covering the registered notes, and this prospectus is part of our registration statement. For further information on SpectraSite and the notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     Following the exchange offer, Holdings will file reports with the SEC as the Exchange Act requires. In addition, the indenture governing the notes requires that we file Exchange Act reports with the SEC and provide those reports to the indenture trustee and holders of notes. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY
Report of Independent Auditors..............................   F-3
Consolidated Balance Sheets as of December 31, 1997,
  December 31, 1998 and March 31, 1999 (unaudited)..........   F-4
Consolidated Statements of Operations for the period from
  inception (April 25, 1997) to December 31, 1997, for the
  year ended December 31, 1998 and the three months ended
  March 31, 1999 (unaudited)................................   F-5
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Shareholders' Deficiency........................   F-6
Consolidated Statements of Cash Flows for the period from
  inception (April 25, 1997) to December 31, 1997, for the
  year ended December 31, 1998 and the three months ended
  March 31, 1999 (unaudited)................................   F-7
Notes to Consolidated Financial Statements..................   F-8
TELESITE SERVICES, LLC
Report of Independent Auditors..............................  F-20
Consolidated Balance Sheet as of December 31, 1996..........  F-21
Consolidated Statements of Operations for the year ended
  December 31, 1996 and the period ended May 12, 1997.......  F-22
Consolidated Statements of Members' Equity..................  F-23
Consolidated Statements of Cash Flows for the year ended
  December 31, 1996 and the period ended May 12, 1997.......  F-24
Notes to Consolidated Financial Statements..................  F-25
WESTOWER CORPORATION AND SUBSIDIARIES
Reports of Independent Accountants..........................  F-29
Consolidated Balance Sheets as of February 28, 1997 and 1998
  and September 30, 1998....................................  F-32
Consolidated Statements of Income for the years ended
  February 29, 1996, February 28, 1997 and 1998 and for the
  seven months ended September 30, 1997 (unaudited) and
  1998......................................................  F-33
Consolidated Statements of Stockholders' Equity for the
  years ended February 29, 1996, February 28, 1997 and 1998
  and for the seven months ended September 30, 1998.........  F-34
Consolidated Statements of Cash Flows for the years ended
  February 29, 1996, February 28, 1997 and 1998 and for the
  seven months ended September 30, 1997 (unaudited) and
  1998......................................................  F-35
Notes to the Consolidated Financial Statements..............  F-36
Consolidated Balance Sheets as of September 30, 1998 and
  March 31, 1999 (unaudited)................................  F-57
Unaudited Condensed Consolidated Statements of Income for
  the three and six months ended March 31, 1998 and 1999....  F-58
Unaudited Condensed Consolidated Statements of Stockholders'
  Equity for the six months ended March 31, 1999............  F-59
Unaudited Condensed Consolidated Statements of Cash Flows
  for the six months ended March 31, 1998 and 1999..........  F-60
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-61
CORD COMMUNICATIONS, INC.
Report of Independent Auditors..............................  F-66
Balance Sheets as of June 30, 1998 and 1997.................  F-67
Statements of Operations for the years ended June 30, 1998
  and 1997..................................................  F-68
Statement of Changes in Stockholders' Equity (Deficit) for
  the years ended June 30, 1998 and 1997....................  F-69
Statements of Cash Flows for the years ended June 30, 1998
  and 1997..................................................  F-70
Notes to Financial Statements...............................  F-71

                                                              PAGE
                                                              ----
SUMMIT COMMUNICATIONS, LLC
Reports of Independent Accountants..........................  F-78
Balance Sheet as of December 31, 1997 and September 30,
  1998......................................................  F-80
Statement of Income for the period from May 24, 1997
  (Inception) to December 31, 1997 and for the nine months
  ended September 30, 1998..................................  F-81
Statement of Members' Equity for the period from May 24,
  1997 (Inception) to December 31, 1997 and for the nine
  months ended September 30, 1998...........................  F-82
Statement of Cash Flows for the period from May 24, 1997
  (Inception) to December 31, 1997 and for the nine months
  ended September 30, 1998..................................  F-83
Notes to Financial Statements...............................  F-84

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SpectraSite Holdings, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheets of SpectraSite Holdings, Inc. (the "Company") and subsidiary as of December 31, 1998 and December 31, 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' deficiency and cash flows for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SpectraSite Holdings, Inc. and subsidiary at December 31, 1998 and December 31, 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

February 26, 1999
Raleigh, North Carolina

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                  AS OF DECEMBER 31,
                                                              --------------------------       AS OF
                                                                 1997           1998       MARCH 31, 1999
                                                              -----------   ------------   --------------
                                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,234,148   $ 99,548,234    $111,078,599
  Short-term investments....................................           --     15,414,048              --
  Accounts receivable.......................................    1,610,039      3,352,970       3,144,381
  Prepaid expenses and other................................       34,019        252,798         246,218
                                                              -----------   ------------    ------------
Total current assets........................................    3,878,206    118,568,050     114,469,198
Property and equipment, net.................................    1,176,032     28,469,017      32,340,447
Goodwill, less accumulated amortization of $278,381,
  $797,501 and $951,869, respectively.......................    6,791,663      8,165,171       8,020,250
Deposits....................................................    1,300,000      1,750,000         750,000
Investment in affiliate.....................................      336,095             --              --
Note receivable.............................................           --        272,935         245,568
Debt issuance costs, less accumulated amortization of
  $244,054 and $365,964.....................................           --      4,591,733       4,516,715
Other assets................................................      159,957        129,106         369,877
                                                              -----------   ------------    ------------
Total assets................................................  $13,641,953   $161,946,012    $160,712,055
                                                              ===========   ============    ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS'
  DEFICIENCY
Current liabilities:
  Line of credit............................................  $   628,561   $         --    $         --
  Accounts payable..........................................    1,049,157      1,635,039         850,169
  Accrued and other expenses................................    1,005,317        791,408         900,607
  Current portion of long-term debt.........................       25,404         17,826          14,687
                                                              -----------   ------------    ------------
Total current liabilities...................................    2,708,439      2,444,273       1,765,463
Long-term debt, less current portion........................       19,376             --              --
Other long-term liabilities.................................           --        223,676         223,676
Note payable to shareholder.................................    2,312,000             --              --
Senior discount notes due 2008, net of unamortized discount
  of $92,548,709 and $88,586,895............................           --    132,689,291     136,651,105
                                                              -----------   ------------    ------------
Total liabilities...........................................    5,039,815    135,357,240     138,640,244
Series A redeemable convertible preferred stock, $0.001 par,
  3,462,830 shares authorized, 3,462,830 outstanding........   10,500,000     11,300,000      11,500,000
Series B redeemable convertible preferred stock, $0.001 par,
  7,000,000 shares authorized, 7,000,000 outstanding........           --     29,355,781      29,915,783
Shareholders' deficiency:
  Common stock, $0.001 par, 12,000,000 and 20,000,000
    authorized, respectively, 931,753 and 956,753 issued and
    outstanding, respectively...............................          932            957             957
  Additional paid-in-capital................................    1,991,652             --              --
  Accumulated deficit.......................................   (3,890,446)   (14,067,966)    (19,344,929)
                                                              -----------   ------------    ------------
Total shareholders' deficiency..............................   (1,897,862)   (14,067,009)    (19,343,972)
                                                              -----------   ------------    ------------
Total liabilities, redeemable preferred stock and
  shareholders' deficiency..................................  $13,641,953   $161,946,012    $160,712,055
                                                              ===========   ============    ============

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    PERIOD FROM
                                                     INCEPTION            YEAR
                                                (APRIL 25, 1997) TO      ENDED          THREE MONTHS ENDED
                                                   DECEMBER 31,       DECEMBER 31,           MARCH 31,
                                                       1997               1998          1998          1999
                                                -------------------   ------------   -----------   -----------
                                                                                     (UNAUDITED)   (UNAUDITED)
Revenues:
  Site acquisition............................      $ 5,001,668       $  8,141,936   $2,318,476    $ 2,382,855
  Site leasing................................               --            656,191       11,125        572,440
                                                    -----------       ------------   ----------    -----------
Total revenues................................        5,001,668          8,798,127    2,329,601      2,955,295
Cost of operations:
  Site acquisition............................        1,119,608          2,492,264      708,283        549,757
  Site leasing (exclusive of depreciation
    presented separately below)...............               --            298,856        7,722        353,868
                                                    -----------       ------------   ----------    -----------
                                                      1,119,608          2,791,120      716,005        903,625
Selling, general and administrative
  expenses....................................        7,687,892         10,246,081    1,994,583      2,829,921
Depreciation expense..........................          191,077            711,862      101,431        501,694
Restructuring charge..........................               --                 --           --        600,000
                                                    -----------       ------------   ----------    -----------
Operating loss................................       (3,996,909)        (4,950,936)    (482,418)    (1,879,945)
Other income (expense):
  Equity in earnings of affiliate.............          204,537                 --           --             --
  Interest income.............................          121,432          3,568,564       31,827      1,268,041
  Interest expense............................         (163,555)        (8,169,576)     (58,998)    (3,905,057)
  Gain on sale of assets......................               --            472,594      257,251             --
  Other expense...............................          (55,951)                --           --             --
                                                    -----------       ------------   ----------    -----------
                                                        106,463         (4,128,418)     230,080     (2,637,016)
                                                    -----------       ------------   ----------    -----------
Net loss......................................      $(3,890,446)      $ (9,079,354)  $ (252,338)   $(4,516,961)
                                                    ===========       ============   ==========    ===========
Loss applicable to common shareholders:
Net loss......................................      $(3,890,446)      $ (9,079,354)  $ (252,338)   $(4,516,961)
Accretion of redemption value of preferred
  stock.......................................         (500,000)        (2,155,781)    (230,222)      (760,002)
                                                    -----------       ------------   ----------    -----------
Net loss applicable to common shareholders....      $(4,390,446)      $(11,235,135)  $ (482,560)   $(5,276,963)
                                                    ===========       ============   ==========    ===========

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                            SHAREHOLDERS' DEFICIENCY

                              REDEEMABLE CONVERTIBLE PREFERRED STOCK                SHAREHOLDERS' DEFICIENCY
                              ---------------------------------------   -------------------------------------------------
                                                                                 ADDITIONAL
                                                                        COMMON    PAID-IN     ACCUMULATED
                               SERIES A      SERIES B        TOTAL      STOCK     CAPITAL       DEFICIT         TOTAL
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at April 25, 1997
  (inception)...............  $        --   $        --   $        --   $  --    $       --   $         --   $         --
  Issuance of common
    stock...................           --            --            --     932     2,281,043             --      2,281,975
  Issuance of warrants......           --            --            --      --       390,000                       390,000
  Issuance of preferred
    stock...................   10,000,000            --    10,000,000      --            --             --             --
  Stock issuance cost.......           --            --            --      --      (179,391)            --       (179,391)
  Accretion of redemption
    value...................      500,000            --       500,000      --      (500,000)            --       (500,000)
  Net loss..................           --            --            --      --            --     (3,890,446)    (3,890,446)
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at December 31,
  1997......................   10,500,000            --    10,500,000     932     1,991,652     (3,890,446)    (1,897,862)
  Exercise of warrants......           --            --            --     150            --             --            150
  Issuance of preferred
    stock...................           --    28,000,000    28,000,000      --            --             --             --
  Stock issuance costs......           --            --            --      --      (434,162)            --       (434,162)
  Accretion of redemption
    value...................      800,000     1,355,781     2,155,781      --    (1,557,490)      (598,291)    (2,155,781)
  Repurchase of common
    stock...................           --            --            --    (125)           --       (499,875)      (500,000)
  Net loss..................           --            --            --      --            --     (9,079,354)    (9,079,354)
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at December 31,
  1998......................   11,300,000    29,355,781    40,655,781     957            --    (14,067,966)   (14,067,009)
  Accretion of redemption
    value...................      200,000       560,002       760,002      --            --       (760,002)      (760,002)
  Net loss..................           --            --            --      --            --     (4,516,961)    (4,516,961)
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at March 31, 1999
  (unaudited)...............  $11,500,000   $29,915,783   $41,415,783   $ 957    $       --   $(19,344,929)  $(19,343,972)
                              ===========   ===========   ===========   ======   ==========   ============   ============

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            PERIOD FROM INCEPTION                                THREE MONTHS
                                             (APRIL 25, 1997) TO        YEAR ENDED              ENDED MARCH 31,
                                              DECEMBER 31, 1997     DECEMBER 31, 1998       1998              1999
                                            ---------------------   ------------------   -----------      ------------
                                                                                         (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................       $(3,890,446)          $ (9,079,354)     $  (252,338)     $ (4,516,961)
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation............................           191,077                711,862          101,431           501,694
  Amortization of goodwill and other
    intangibles...........................           297,785                556,161          126,498           154,368
  Amortization of debt issuance costs.....                --                244,054               --            75,018
  Loss (gain) on sale of assets...........            60,048               (472,594)        (257,251)               --
  Equity in earnings of affiliate.........          (204,537)                    --               --                --
  Amortization of discount -- senior
    discount notes........................                --              7,688,958               --         3,961,814
  Non-cash charge (Note 1)................         2,600,000                     --               --                --
  Changes in operating assets and
    liabilities:
    Accounts receivable...................          (288,773)            (1,450,531)        (820,895)          208,589
    Interest receivable on short-term
      investments.........................                --               (758,860)              --                --
    Prepaid expenses and other............           136,062               (164,308)         (89,295)           13,230
    Accounts payable......................           316,674                590,594          877,590          (784,870)
    Accrued and other expenses............         1,005,317               (212,955)         250,117           109,199
                                                 -----------           ------------      -----------      ------------
Net cash provided by (used in) operating
  activities..............................           223,207             (2,346,973)         (64,143)         (277,919)
INVESTING ACTIVITIES
Proceeds from note receivable.............                --                 41,313               --            20,717
Purchases of property and equipment.......          (849,939)           (26,597,612)      (1,321,989)       (3,373,124)
Distribution from affiliate...............                --                150,000               --                --
Purchases of investments..................                --            (30,005,188)              --                --
Maturities of short-term investments......                --             15,350,000               --        15,414,048
Proceeds from sale of assets..............                --                298,575          298,575                --
Repurchase of common stock................                --               (500,000)              --                --
Acquisitions, net of cash acquired........        (5,028,541)            (1,989,048)              --                --
Deposits on acquisitions..................        (1,300,000)            (1,750,000)          (5,600)               --
                                                 -----------           ------------      -----------      ------------
Net cash provided by (used in) investing
  activities..............................        (7,178,480)           (45,001,960)      (1,029,014)       12,061,641
FINANCING ACTIVITIES
Proceeds from issuance of preferred
  stock...................................        10,000,000             28,000,000       17,000,000                --
Exercise of warrants......................                --                    150               --                --
Stock issuance costs......................          (179,391)              (434,162)        (248,010)               --
Proceeds from issuance of senior discount
  notes...................................                --            125,000,333               --                --
Debt issuance costs.......................                --             (4,835,787)              --          (250,218)
Net repayments on line of credit..........          (567,501)              (628,561)        (628,561)               --
Repayment of note to shareholder and other
  debt....................................           (63,687)            (2,438,954)          (5,400)           (3,139)
                                                 -----------           ------------      -----------      ------------
Net cash provided by financing
  activities..............................         9,189,421            144,663,019       16,118,029          (253,357)
                                                 -----------           ------------      -----------      ------------
Net increase in cash and cash
  equivalents.............................         2,234,148             97,314,086       15,024,872        11,530,365
Cash and cash equivalents at beginning of
  period..................................                --              2,234,148        2,234,148        99,548,234
                                                 -----------           ------------      -----------      ------------
Cash and cash equivalents at end of
  period..................................       $ 2,234,148           $ 99,548,234      $17,259,020      $111,078,599
                                                 ===========           ============      ===========      ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the period for
  interest................................       $    63,989           $    216,110      $    26,713      $         --
                                                 ===========           ============      ===========      ============
Additional consideration (common stock)
  for acquisition.........................       $        --           $    223,676      $        --      $         --
                                                 ===========           ============      ===========      ============

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

FORMATION OF COMPANY

     SpectraSite Holdings, Inc. ("Holdings") and its wholly owned subsidiary SpectraSite Communications, Inc. ("SCI") (collectively referred to as the "Company" throughout), are principally engaged in providing services to companies operating in the telecommunications industry including site development services, transmission tower construction and leasing antenna tower sites.

     Holdings formerly known as Integrated Site Development, Inc. ("ISD"), was incorporated in the State of Delaware on April 25, 1997. Holdings, on May 12, 1997, issued 850,000 shares of its common stock and common stock warrants for 150,000 shares in exchange for the 850,000 issued and outstanding shares of common stock and common stock warrants for 150,000 shares of US Towers, Inc. ("UST"). Holdings' chief executive officer was the principal shareholder of UST prior to this transaction. One of the primary purposes of the exchange of shares was the hiring of the chief executive officer. Since UST had minimal assets and operations, this transaction was compensatory in nature, rather than a business combination or an asset acquisition. Accordingly, this transaction resulted in a non-cash compensation charge of $2,600,000, based on the estimated fair value of the stock of $2.60 per share and the estimated fair value of the warrants of $2.60 per warrant at the date of issuance. The warrants entitled the holder to the right to purchase 150,000 shares of Holdings common stock at a price of $0.001 per share, through 2001. In September and October 1998, all of the warrants were exercised. See Note 4.

     On May 12, 1997, Holdings acquired all of the outstanding membership interests of TeleSite Services, LLC ("TeleSite") and its subsidiary, MetroSite Management, LLC ("MetroSite"), for consideration including $4,850,000 in cash, 81,753 shares of common stock valued at $177,200 and a $2,312,000 note payable. Since Holdings had minimal operations prior to this acquisition, TeleSite is considered Holdings' predecessor for financial reporting purposes. In October 1997, TeleSite was merged into UST, and UST changed its name to SpectraSite Communications, Inc. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16 and, accordingly, the results of operations of TeleSite are included in the consolidated operations of the Issuer from the date of acquisition.

     In connection with the TeleSite acquisition, Holdings will be required to provide additional consideration of 55,919 shares of its common stock based upon TeleSite achieving certain operating goals through the end of December 31, 1998, pursuant to a provision in the TeleSite acquisition agreement. The Company accounted for the obligation as an additional cost of the acquisition, recording approximately $224,000 of goodwill and a related long-term liability based upon the fair value of the Company's common stock at December 31, 1998. The obligation will be subsequently relieved and $224,000 of additional paid-in-capital will be recorded when the shares are issued.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Holdings and SCI. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

SHORT-TERM INVESTMENTS

     At December 31, 1998, the Company's short-term investments consisted of commercial paper and certificates of deposit with maturities of less than one year. The carrying amount of these investments approximates market value.

PROPERTY AND EQUIPMENT

     Property and equipment, including towers, are stated at cost. The Company is capitalizing costs incurred in bringing towers to an operational state. Direct costs related to the development and construction of towers, including interest, are capitalized and are included in construction in progress. Approximately $109,700 and $176,350 of interest was capitalized for the year ended December 31, 1998 and the three months ended March 31, 1999. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to fifteen years.

GOODWILL

     The Company has classified as goodwill the cost in excess of fair value of net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over fifteen years.

DEBT ISSUANCE COSTS

     The Company capitalized costs relating to the issuance of the 12% Senior Discount Notes Due 2008 (the "Senior Discount Notes") (Note 3). The costs are amortized using the straight-line method over the term of these notes.

INCOME TAXES

     The liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities.

FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents and investments approximates fair value for these instruments. The estimated fair value of the Senior Discount Notes (see Note 3) is based on the quoted market price in the private market. Although management is not aware of any factors that would significantly affect the fair value of amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

                                                                        MARCH 31, 1999
                        DECEMBER 31, 1997      DECEMBER 31, 1998          (UNAUDITED)
                        ------------------   ---------------------   ---------------------
                        CARRYING    FAIR     CARRYING      FAIR      CARRYING      FAIR
                         AMOUNT     VALUE     AMOUNT       VALUE      AMOUNT       VALUE
                        --------   -------   ---------   ---------   ---------   ---------
                                (IN THOUSANDS OF DOLLARS)
Cash and cash
  equivalents.........  $ 2,234    $ 2,234   $  99,548   $  99,548   $ 111,079   $ 111,079
Short-term
  investments.........       --         --      15,414      15,414          --          --
Senior Discount
  Notes...............       --         --    (132,689)   (114,871)   (136,651)   (141,337)

REVENUE RECOGNITION

     Revenue from site acquisition services is recognized when services are rendered. Revenue from site leasing contracts, which include scheduled rent increases, are recognized ratably, on a straight-line basis, over the term of the contracts. To date, a large majority of the Company's revenues have been generated by providing site acquisition services.

COSTS OF OPERATIONS

     Costs of operations for site acquisition services consist of direct costs incurred to provide the related services.

     Costs of operations for site leasing services consist of direct costs incurred to provide the related services including ground lease cost, tower maintenance and related real estate taxes. Costs of operations for site leasing services does not include depreciation expense of the related leased assets.

SIGNIFICANT CONCENTRATIONS

     The Company's customer base consists of businesses operating in the wireless telecommunications industry. The Company's exposure to credit risk consists primarily of unsecured accounts receivable from these customers. Five customers accounted for 96.6% of the Company's 1997 revenue. Two customers accounted for 70.9% of the Company's 1998 revenue. Following is a list of significant customers:

                       PERCENT OF REVENUES                                                                   PERCENTAGE OF
                       FOR THE PERIOD FROM                         PERCENT OF REVENUES      PERCENT OF          REVENUES
                         APRIL 25, 1997      PERCENT OF ACCOUNTS      FOR THE YEAR           ACCOUNTS        FOR THE THREE
                         (INCEPTION) TO         RECEIVABLE AT             ENDED            RECEIVABLE AT      MONTHS ENDED
                        DECEMBER 31, 1997     DECEMBER 31, 1997     DECEMBER 31, 1998    DECEMBER 31, 1998   MARCH 31, 1998
                       -------------------   -------------------   -------------------   -----------------   --------------
Customer 1...........         38.9%                  75.0%                46.6%                15.6%                --
Customer 2...........         18.8%                    --                   --                   --                 --
Customer 3...........         14.7%                    --                   --                   --                 --
Customer 4...........         13.0%                    --                   --                   --                 --
Customer 5...........         11.2%                    --                   --                   --                 --
Customer 6...........           --                     --                 24.3%                45.0%              86.8%
Customer 7...........           --                     --                   --                 22.7%                --

                         PERCENT OF
                          REVENUES        PERCENT OF
                       FOR THE THREE       ACCOUNTS
                        MONTHS ENDED    RECEIVABLE AT
                       MARCH 31, 1999   MARCH 31, 1999
                       --------------   --------------
Customer 1...........       13.6%             9.9%
Customer 2...........         --               --
Customer 3...........         --               --
Customer 4...........         --               --
Customer 5...........         --               --
Customer 6...........       40.0%            18.6%
Customer 7...........         --             25.6%

ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred, and totaled approximately $131,000 and $135,000 for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) STOCK OPTIONS

     The Company has elected under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") to account for its employee stock options in accordance with Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Companies that account for stock based compensation arrangements for its employees under APB No. 25 are required by SFAS 123 to disclose the pro forma effect on net income (loss) as if the fair value based method prescribed by SFAS 123 had been applied. The Company plans to continue to account for stock based compensation using the provisions of APB 25 and has adopted the disclosure requirements of SFAS 123. Under APB 25, no compensation expense has been recognized for stock options granted to its employees since the exercise price of the options has equaled or exceeded the estimated fair value of the underlying stock on the date of grant. Option grants to advisors and consultants will be accounted for using the fair value method prescribed by SFAS 123.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 only impacts financial statement presentation as opposed to actual amounts recorded. Other comprehensive income includes all nonowner changes in equity that are excluded from net income. This Statement has no financial statement impact for an enterprise that has no items of other comprehensive income in any period presented. During the period from inception (April 25, 1997) to December 31, 1997 and during the year ended December 31, 1998, the Company had no items of other comprehensive income.

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new rules did not have a significant impact on the Company's financial position at December 31, 1998 or its results of operations for the year ended December 31, 1998 as the Company currently operates in only one segment.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 1999. We will adopt the requirements of SFAS 133 in our 1999 financial statements. We have not yet determined the effect that the adoption of SFAS 133 will have on our consolidated financial statements.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position of the Company as of March 31, 1999 and the results of operations and cash flows for the three-month periods ended March 31, 1998 and 1999. Operating results for the three months ended March 31,

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) 1999 are not necessarily indicative of the results to be expected for future interim periods or the entire year. All interim financial data presented is unaudited.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      AS OF DECEMBER 31,
                                                 ----------------------------   AS OF MARCH 31,
                                                     1997           1998             1999
                                                 ------------   -------------   ---------------
                                                                                  (UNAUDITED)
Towers.........................................   $  166,568     $24,780,130      $26,322,963
Equipment......................................      465,758         822,604          930,785
Furniture and fixtures.........................      250,408         288,160          288,158
Vehicles.......................................      148,314         173,315          173,315
Other..........................................           --          38,698           36,082
                                                  ----------     -----------      -----------
Total..........................................    1,031,048      26,102,907       27,751,303
Less accumulated depreciation..................     (160,824)       (869,911)      (1,371,599)
                                                  ----------     -----------      -----------
                                                     870,224      25,232,996       26,379,704
Construction in progress.......................      305,808       3,236,021        5,960,743
                                                  ----------     -----------      -----------
Property and equipment, net....................   $1,176,032     $28,469,017      $32,340,447
                                                  ==========     ===========      ===========

3.  DEBT

12% SENIOR DISCOUNT NOTES DUE 2008

     In June 1998, the Company issued $225,238,000 aggregate principal amount at maturity of Senior Discount Notes with gross proceeds of $125,000,333. The Senior Discount Notes accrete daily at a rate of 12% per annum, compounded semiannually, to an aggregate principal amount of $225,238,000 on July 15, 2003. Cash interest will not accrue on the Senior Discount Notes prior to July 15, 2003. Commencing July 15, 2003, cash interest will accrue and be payable semiannually in arrears on each January 15 and July 15, commencing January 15, 2004, at a rate of 12% per annum. After July 15, 2003, the Company may redeem all or a portion of the Senior Discount Notes at specified redemption prices, plus accrued and unpaid interest, to the applicable redemption date. On one or more occasions prior to July 15, 2001, the Company may redeem up to 25% of the aggregate principal amount at maturity of the Senior Discount Notes issued with the net cash proceeds from one or more equity offerings. The redemption price would be 112% of the accreted value on the redemption date. The Company is required to comply with certain covenants under the terms of the Senior Discount Notes that restrict the Company's ability to incur indebtedness, make certain payments and issue preferred stock among other things. In the year ended December 31, 1998 and the three months ended March 31, 1999, the Company recorded amortization of debt discount of approximately $7,689,000 and $3,962,000 related to the Senior Discount Notes as additional interest expense.

                                                        AS OF DECEMBER 31,   AS OF MARCH 31,
                                                               1998               1999
                                                        ------------------   ---------------
                                                                               (UNAUDITED)
Senior Discount Notes.................................     $225,238,000       $225,238,000
Unamortized discount..................................      (92,548,709)       (88,586,895)
                                                           ------------       ------------
     Balance..........................................     $132,689,291       $136,651,105
                                                           ============       ============

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

3.  DEBT -- (CONTINUED)
LINE OF CREDIT

     During 1997, the Company maintained a $1.5 million line of credit with a bank, which bore interest at prime plus 0.5%. The balance at December 31, 1997 was $628,561. The line of credit was repaid in full in March 1998.

OTHER LONG-TERM DEBT

     Long-term debt, other than the Senior Discount Notes, consists of the following:

                                                     AS OF DECEMBER 31,
                                                     ------------------   AS OF MARCH 31,
                                                       1997      1998          1999
                                                     --------   -------   ---------------
Installment notes payable to a bank, bearing
  interest at rates ranging from 8.75% to 10.2%,
  maturing from October 1998 to December 1999,
  monthly payments of principal and interest,
  collateralized by vehicles.......................  $ 44,780   $17,826      $ 14,687
Less current portion...............................   (25,404)   17,826       (14,687)
                                                     --------   -------      --------
Long-term debt, less current portion...............  $ 19,376   $    --      $     --
                                                     ========   =======      ========

BANK CREDIT AGREEMENT

     In January 1998, the Company signed a letter of intent with a bank for a $50.0 million revolving credit facility for the purpose of financing the construction and/or the acquisition of telecommunication towers for PCS or other wireless communication services and other permitted acquisitions as defined by the agreement, contingent upon certain events. In the year ended December 31, 1998 the Company incurred approximately $252,000 in commitment fees related to the agreement. The agreement expired on December 31, 1998.

4.  REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS' EQUITY

REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK

     The Company's mandatorily redeemable convertible preferred stock consists of Series A and Series B cumulative redeemable convertible preferred stock, $.001 par value, 10,462,830 shares authorized in the aggregate and 3,462,830 and 7,000,000 shares issued and outstanding at December 31, 1998, respectively. Dividends accumulate at a rate of 8% per annum per share and are payable when declared in cash and are subject to certain restrictions. Voting rights for preferred stock are equal to the voting rights of the largest number of common shares into which the preferred stock are convertible. Accumulated dividends for Series A and B cumulative redeemable preferred stock at December 31, 1998 are $2,655,781. The Company is accreting the carrying value of the preferred stock to reflect the accumulating dividends.

     Contemporaneously with the closing of an underwritten public offering of common stock resulting in gross proceeds of at least $30.0 million at a per share price of $4.47 or greater, the outstanding shares of Series A and Series B Preferred Stock shall automatically convert to common stock. The Series A and Series B preferred stock is convertible into common stock based on a share for share basis and can be adjusted upon the occurrence of certain transactions defined in the Issuer's articles of incorporation. In December 2008 each share of Series A and Series B preferred stock shall automatically be redeemed at a redemption price per share, in cash, equal to 100% of the original issue price plus unpaid accumulated dividends. The Company has reserved a sufficient number of its authorized shares of common stock for the purpose of effecting the future conversion of the preferred stock.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

4. REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS' EQUITY -- (CONTINUED)
WARRANTS

     During September and October, 1998, 150,000 shares of common stock were issued in connection with the exercise of common stock warrants at a price of $0.001 per share.

     On October 9, 1998, the Company paid a former employee $500,000 under an agreement to buy 125,000 shares of SpectraSite common stock from the former employee for an agreed upon price and to release the Company from any potential claims. In addition, the agreement provided that shareholders of SpectraSite would have an option to purchase the former employee's remaining 37,605 shares of SpectraSite common stock for the same price per share, provided that the Company advise the former employee in writing of the exercise of all or any portion of such option by November 15, 1998. The shares were subsequently purchased by a shareholder of the Company on February 5, 1999 for an aggregate purchase price of $150,240.

STOCK OPTIONS

     During 1997, the Company adopted a stock option plan which provides for the purchase of common stock by key employees, directors, advisors and consultants of the Company. The maximum number of shares for which options may be granted under the plans shall not exceed 1,817,700 shares. Stock options are granted under various stock option agreements. Each stock option agreement contains specific terms. During the period from inception (April 25, 1997) to December 31, 1997 and the year ended December 31, 1998, option grants were solely to employees.

     The options without a performance acceleration feature which were granted under the terms of the incentive stock option agreement and options granted under the terms of the non qualified stock option agreement vest and become exercisable ratably over a four-year period, commencing one year after date of grant.

     The options with a performance acceleration feature which were granted under the terms of the incentive stock option agreement and the non-qualified stock option agreement vest and become exercisable upon the seventh anniversary of the grant date. Vesting, however, can be accelerated upon the achievement of certain milestones defined in each agreement.

     In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option pricing model with the following weighted average assumptions for the period ended December 31, 1997 and the year ended December 31, 1998: dividend yield of 0.0%; volatility of .70; risk free interest rate of 6.0% to 5.0%; and expected option lives of 7 years. Had compensation cost for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss would have been $2,167,196 for the period ended December 31, 1997 and $9,274,354 for the year ended December 31, 1998.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

4. REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS' EQUITY -- (CONTINUED)
     Option activity under the Company's plans is summarized below:

                                                   INCENTIVE STOCK     NON QUALIFIED STOCK
                                                     OPTION PLAN           OPTION PLAN
                                                 -------------------   --------------------
                                                            WEIGHTED              WEIGHTED
                                                            AVERAGE                AVERAGE
                                                            EXERCISE              EXERCISE
                                                  SHARES     PRICE      SHARES      PRICE
                                                 --------   --------   --------   ---------
Outstanding at beginning of April 25, 1997.....        --    $  --          --      $  --
Options granted................................   724,700     2.89     160,000       2.89
Options exercised..............................        --       --          --         --
Options canceled...............................        --       --          --         --
                                                 --------              -------
Outstanding at December 31, 1997...............   724,700     2.89     160,000       2.89
Options granted................................   367,000     3.95     475,000       4.00
Options exercised..............................        --       --          --         --
Options canceled...............................  (158,800)    2.92          --         --
                                                 --------              -------
Outstanding at December 31, 1998...............   932,900     3.30     635,000       3.72
Options granted................................    15,000     4.00          --
Options exercised..............................        --       --          --
Options canceled...............................    (8,000)    2.89          --
                                                 --------              -------
Outstanding at March 31, 1999 (unaudited)......   939,900     3.31     635,000       3.72
                                                 ========              =======

     At December 31, 1997, there were no options exercisable under the incentive stock option plan. At December 31, 1998 there were 185,475 options exercisable under the incentive stock option plan. There were no options exercisable under the non-qualified option plan at December 31, 1997 or 1998.

     At December 31, 1997 and 1998, the weighted average remaining contractual life of the incentive stock options outstanding was 8.77 years and 8.90 years, respectively.

     At December 31, 1997 and 1998, the weighted average remaining contractual life of the non-qualified stock options outstanding was 8.73 years and 9.09 years, respectively.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     The Company had reserved shares of its authorized 20,000,000 shares of common stock for future issuance as follows:

                                                                 AS OF          AS OF
                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------   -----------
                                                                             (UNAUDITED)
Convertible preferred stock.................................   10,462,830    10,462,830
Outstanding stock options...................................    1,567,900     1,574,900
Possible future issuance under stock option plans...........      249,800       242,800
                                                              -----------    ----------
Total.......................................................   12,280,530    12,280,530
                                                              ===========    ==========

5.  LEASES

OPERATING LEASES FROM OTHERS

     The Company leases land "ground leases", office space and certain office equipment under noncancelable operating leases. Ground leases are generally for terms of five years and are renewable at

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

5.  LEASES -- (CONTINUED)
the option of the Company. Rent expense was approximately $588,000 and $234,000 for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997, respectively. The future minimum lease payments for these leases at December 31, 1998 are as follows:

1999........................................................  $1,369,027
2000........................................................   1,221,426
2001........................................................   1,196,597
2002........................................................     973,186
2003........................................................     310,066
                                                              ----------
Total.......................................................  $5,070,302
                                                              ==========

ANTENNA SPACE LEASED TO OTHERS

     The Company currently leases antenna space on multi-tenant towers to a variety of wireless service providers under non-cancelable operating leases. The tenant leases are generally for terms of five years and include options for renewal. Cost and accumulated depreciation of the leased towers at December 31, 1997, was $167,000 and $3,000, respectively, and at December 31, 1998, was $24,780,000 and $517,000, respectively.

     At December 31, 1998, the approximate future minimum rental income under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

                                                              RENTAL INCOME
                                                              -------------
1999........................................................   $2,074,635
2000........................................................    2,085,046
2001........................................................    2,065,295
2002........................................................    1,963,056
2003........................................................    1,378,538
                                                               ----------
Total.......................................................   $9,566,570
                                                               ==========

6.  INCOME TAXES

     The Company did not recognize any income tax expense for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 as the Company incurred a net loss for the periods and the resulting deferred tax assets were fully reserved.

     The components of net deferred taxes at December 31, are as follows:

                                                                1997         1998
                                                              --------    ----------
Deferred tax assets:
  Tax loss carryforwards....................................  $183,000    $4,057,000
                                                              ========    ==========
  Total gross deferred tax assets...........................   183,000     4,057,000
  Valuation allowance.......................................  (183,000)   (4,057,000)
                                                              --------    ----------
  Total net deferred tax assets.............................  $     --    $       --
                                                              ========    ==========

     Deferred tax assets result primarily from differences between book and tax treatment of net operating losses. The Company has a federal net operating loss carryforward of approximately $2.6 million that begins to expire in the year 2012. Also, the Company has state tax losses of $2.6 million that expire

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

6.  INCOME TAXES -- (CONTINUED)
beginning in 2002. Based on the Company's history of losses to date, management has provided a valuation allowance to fully offset the deferred assets related to federal and state net operating loss carryforwards.

7.  RELATED PARTY TRANSACTION

     In conjunction with the acquisition of TeleSite, the Company issued a $2,312,000 note payable to a shareholder. In the period from April 25, 1997 (inception) to December 31, 1997 and during the year ended December 31, 1998, the Company incurred approximately $100,000 and $81,000 of interest expense related to the note payable to shareholder, respectively. The balance of the note payable at December 31, 1997 was $2,312,000. In June 1998, the note was repaid in full.

     During the period from April 25, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, the Company paid approximately $60,000 and $120,000 to a related party for management fees.

     During the period from April 25, 1997 (inception) to December 31, 1997, the Company paid approximately $57,000 to a related party for rent expense for an office facility. In September 1997, the lease with the related party was terminated.

8.  EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) plan for the benefit of all its employees meeting specified eligibility requirements. The Company's contributions to the plan are discretionary and totaled approximately $11,000 and $31,000 for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

9.  SALE OF AFFILIATES

     In February 1998, the Company entered into an agreement under which it sold its wholly-owned subsidiary, MetroSite, for $298,575. The Company recognized a gain on the sale of $257,251.

     In May 1998, the Company sold its ownership interest in Communication Management Specialists, LLC ("CMS") for $375,000, in exchange for a note receivable bearing interest at 8.5% per annum, payable to the Company over 60 months. The total amount due to the Company at December 31, 1998 is $333,687 of which the current portion, $60,752, is included in prepaid expenses and other current assets in the accompanying balance sheet. The Company recognized a gain on the sale of approximately $189,000. Prior to the sale, the Company's ownership interest in CMS was accounted for using the equity method.

10.  ACQUISITION ACTIVITY

     In June 1998, the Company entered into an agreement under which it acquired all of the membership interests of H&K Investments, LLC for $1,400,000 in a transaction accounted for as a purchase. The results of operations of H&K are included in the Company's operations from the date of acquisition. The Company paid $1,300,000 in cash and recorded notes payable for $100,000 in conjunction with the acquisition. The outstanding note payable was subsequently paid in December 1998.

     In August 1998, the Company entered into an asset purchase agreement with Airadigm Communications, Inc. ("Airadigm") for the purchase of 47 towers for approximately $11,750,000. As of December 31, 1998, 40 towers have been placed in service and the remaining 7 towers will be placed in service subject to completion of pending due diligence. Of the total purchase price, $1,750,000 remains in escrow at December 31, 1998 and is recorded as a noncurrent deposit in the accompanying balance sheet. Under the terms of the agreement, the Company will lease antenna space on the towers to Airadigm.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

10.  ACQUISITION ACTIVITY -- (CONTINUED)
     In August 1998, the Company entered into an asset purchase agreement with Amica Wireless Phone Service, Inc. for the purchase of the construction in progress related to 14 towers for approximately $474,000. The results of operations of Amica are included in the Company's operations from the date of acquisition.

     In September 1998, the Company acquired all of the outstanding common stock of GlobalComm, Inc. for $1,988,864 in cash in a transaction accounted for as a purchase. The results of operations of GlobalComm are included in the Company's operations from the date of acquisition. The Company recorded approximately $1,669,000 of goodwill related to the transaction.

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if the GlobalComm and H&K acquisitions had been consummated as of January 1, 1998. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                                 (UNAUDITED)
                                                                 -----------
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
                                                          (IN THOUSANDS OF DOLLARS)
Net revenues............................................           $11,055
Net loss................................................            (7,965)

11.  YEAR 2000 ISSUE (UNAUDITED)

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming changes in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including the financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and products. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations and of governmental entities, both domestic and international, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the results of operations or financial position of the Company in any given year. However, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts.

12.  SUBSEQUENT EVENTS (UNAUDITED)

     In April 1999, the Company purchased 2,000 communications towers from Nextel Communications, Inc. ("Nextel") for $560.0 million in cash and shares of Series C preferred stock valued at $70.0 million. As part of the transaction, Nextel has agreed to lease 1,700 additional sites on the Company's towers as part of Nextel's national deployment.

     In connection with the purchase, Nextel entered into a master lease agreement to become the anchor tenant on each of the acquired towers and also conveyed to the Company certain third-party co-location site leases associated with the acquired assets. Nextel also transferred to the Company certain non-cancelable ground leases, and the Company assumed all operating and other costs associated with the acquired assets.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

12.  SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)
     The Company used $150.0 million of borrowings under a $500.0 million committed credit facility, $340.0 million from the proceeds of a privately placed high yield debt offering, and $231.4 million from the sale of new Series C preferred stock, to fund the cash purchase price and to pay related fees and expenses. As part of the acquisition, Nextel will receive approximately $70.0 million of SpectraSite Series C preferred stock resulting in Nextel obtaining an equity position representing approximately 18% of all the Company's outstanding stock on a fully-diluted basis.

     In connection with the Nextel tower transaction, the Company also restated its certificate of incorporation. The amended and restated certificate authorized 85 million shares of common stock, $0.001 per value per share, and 70,599,625 shares of preferred stock, 3,462,830 shares were designated as Series A convertible preferred stock, 7,000,000 shares designated as Series B convertible preferred stock and 60,136,795 shares were designated as Series C convertible preferred stock.

     In May 1999, the board of directors of the Company and Westower Corporation ("Westower") entered into a definitive agreement under which Westower will merge with SpectraSite. The merger provides for the issuance of 1.81 shares of SpectraSite's common stock for each share of Westower's common stock. The merger is subject to the approval of Westower's shareholders and the appropriate regulatory agencies as well as other customary closing conditions.

                         REPORT OF INDEPENDENT AUDITORS

The Members
TeleSite Services, LLC

     We have audited the accompanying consolidated balance sheet of TeleSite Services, LLC (the "Company") as of December 31, 1996 and the related consolidated statements of operations and members' equity and cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 through May 12, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleSite Services, LLC at December 31, 1996 and the consolidated results of its operations and its cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 through May 12, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Raleigh, North Carolina
March 27, 1998

                             TELESITE SERVICES, LLC

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996

ASSETS
Current assets:
  Cash......................................................  $    4,854
  Accounts receivable:
     Trade..................................................   1,777,611
     Other..................................................      37,107
  Prepaid expenses and other................................      39,964
                                                              ----------
Total current assets........................................   1,859,536
Property and equipment, net.................................     931,291
Investment in affiliate.....................................     131,459
                                                              ----------
Total assets................................................  $2,922,286
                                                              ==========
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Line of credit............................................  $  946,724
  Accounts payable..........................................     688,180
  Accrued expenses..........................................      33,092
  Current portion of long-term debt.........................     295,711
                                                              ----------
Total current liabilities...................................   1,963,707
Long-term debt, less current portion........................      81,106
                                                              ----------
Total liabilities...........................................   2,044,813
Members' equity.............................................     877,473
                                                              ----------
Total liabilities and members' equity.......................  $2,922,286
                                                              ==========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      FOR THE
                                                                                    PERIOD FROM
                                                                   FOR THE        JANUARY 1, 1997
                                                                 YEAR ENDED             TO
                                                              DECEMBER 31, 1996    MAY 12, 1997
                                                              -----------------   ---------------
Revenues....................................................     $8,840,869         $1,925,985
Costs of operations.........................................      2,254,777            594,683
Selling, general and administrative expenses................      4,255,840          1,741,856
Depreciation expense........................................         91,133             55,870
                                                                 ----------         ----------
Operating income (loss).....................................      2,239,119           (466,424)
Interest expense............................................        (66,505)           (35,695)
Equity in earnings (loss) of affiliate......................        116,459             (1,087)
                                                                 ----------         ----------
Net income (loss)...........................................     $2,289,073         $ (503,206)
                                                                 ==========         ==========
Pro forma income data (unaudited):
  Net income (loss) as reported.............................     $2,289,073         $ (503,206)
  Pro forma provision for income taxes......................        892,783                 --
                                                                 ----------         ----------
  Pro forma net income (loss)...............................     $1,396,290         $ (503,206)
                                                                 ==========         ==========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

Members' deficiency at January 1, 1996......................  $ (445,584)
  Distributions to members..................................    (966,016)
  Net income................................................   2,289,073
                                                              ----------
Members' equity at December 31, 1996........................  $  877,473
  Contribution to capital...................................         100
  Distributions to members..................................    (211,256)
  Net loss..................................................    (503,206)
                                                              ----------
Members' equity at May 12, 1997.............................  $  163,111
                                                              ==========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                      FOR THE
                                                                                    PERIOD FROM
                                                                   FOR THE        JANUARY 1, 1997
                                                                 YEAR ENDED             TO
                                                              DECEMBER 31, 1996    MAY 12, 1997
                                                              -----------------   ---------------
OPERATING ACTIVITIES
Net income (loss)...........................................     $ 2,289,073         $(503,206)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation..............................................          91,133            55,870
  Equity in (earnings) loss of affiliate....................        (116,459)            1,087
  Changes in operating assets and liabilities:
     Trade accounts receivable..............................      (1,314,087)          456,345
     Other accounts receivable..............................         (34,072)          (76,610)
     Prepaid expenses and other.............................         (35,827)          (17,487)
     Accounts payable.......................................         197,702           (42,534)
     Accrued expenses.......................................          31,568            55,593
                                                                 -----------         ---------
          Net cash provided by (used in) operating
            activities......................................       1,109,031           (70,942)
INVESTING ACTIVITIES
Purchases of property and equipment.........................        (837,808)         (321,788)
Investment in affiliate.....................................         (15,000)               --
                                                                 -----------         ---------
          Net cash used in investing activities.............        (852,808)         (321,788)
FINANCING ACTIVITIES
Net proceeds from line of credit............................         368,724           249,338
Net proceeds from long-term debt............................         556,391           293,785
Repayment of long-term debt.................................        (224,923)               --
Proceeds from capital contribution..........................              --               100
Distribution to members.....................................        (966,016)         (153,499)
                                                                 -----------         ---------
          Net cash (used in) provided by financing
            activities......................................        (265,824)          389,724
                                                                 -----------         ---------
Net decrease in cash........................................          (9,601)           (3,006)
Cash at beginning of period.................................          14,455             4,854
                                                                 -----------         ---------
Cash at end of period.......................................     $     4,854         $   1,848
                                                                 ===========         =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................     $    64,000         $  30,695
                                                                 ===========         =========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     TeleSite Services, LLC (the "Company") was formed on August 1, 1995, for the purpose of providing site development services, as agent, to companies operating in the telecommunications industry. TeleSite's clients are located primarily in the southeastern and south central regions of the United States.

     Metrosite Management, LLC ("Metrosite") was formed on February 28, 1997 by the contribution of $99 by the Company and $1 by a member of the Company for the 99% and 1% ownership of Metrosite, respectively. Metrosite was formed for the purpose of negotiating agreements with municipalities to lease certain locations to PCS providers (e.g., water towers, etc.) in return for a percentage of the monthly rental amounts charged by the municipalities to the PCS providers.

PRINCIPLES OF CONSOLIDATION

     The accompanying 1997 consolidated financial statements include the accounts of TeleSite, LLC and MetroSite Management, LLC from the date of MetroSite's formation. All significant intercompany transactions and balances have been eliminated in consolidation. Minority interest related to the membership interest not owned by the Company is insignificant.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets ranging from three to seven years.

REVENUE RECOGNITION

     Revenue from projects is recognized when site selection services are rendered.

COST OF REVENUES

     Cost of revenues consist of the direct costs incurred to provide the related services.

SIGNIFICANT CONCENTRATIONS

     The Company's customer base consists of companies operating in the telecommunications industry. The Company's exposure to credit risk consists primarily of unsecured accounts receivable from these customers. Following is information concerning revenue and accounts receivable concentrations of the Company's major customers:

                                                           % OF REVENUES
                                               --------------------------------------
                                                                      PERIOD FROM
                                                                    JANUARY 1, 1997
                                                  YEAR ENDED               TO
                                               DECEMBER 31, 1996      MAY 12, 1997
                                               -----------------   ------------------
Customer 1...................................         21%                  34%
Customer 2...................................         63%                  30%
Customer 3...................................         --                   12%

                                                    % OF ACCOUNTS RECEIVABLE AT
                                               --------------------------------------
                                               DECEMBER 31, 1996      MAY 12, 1997
                                               -----------------      ------------
Customer 1...................................         11%                  37%
Customer 2...................................         67%                  24%

INVESTMENT IN AFFILIATE

     The Company's 33% ownership interest in Communication Management Specialists, LLC, ("CMS") a company that provides construction management services to telecommunications companies, is accounted for using the equity method.

     Summary financial information of CMS is as follows:

                                                                    AS OF AND FOR THE
                                                                       PERIOD FROM
                                                AS OF AND FOR THE    JANUARY 1, 1997
                                                   YEAR ENDED              TO
                                                DECEMBER 31, 1996     MAY 12, 1997
                                                -----------------   -----------------
                                                   (UNAUDITED)         (UNAUDITED)
Current Assets................................     $1,110,500           $810,200
Non-current Assets............................         16,300             17,800
Current Liabilities...........................        747,400            452,000
Non-current Liabilities.......................             --                 --
Members' equity...............................        379,400            376,000
Net Sales.....................................      2,404,866            650,000
Gross Profit..................................        553,164            179,500
Net income....................................        352,900             (3,300)

INCOME TAXES

     The Company is organized as a limited liability company and is therefore not subject to income taxes. All taxable income or loss is reported by the members on their respective income tax returns. Therefore the accompanying Consolidated Statement of Operations and Members' Equity does not include any provision for income tax expense.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996:

Land........................................................  $  297,600
Equipment...................................................     304,148
Furniture and fixtures......................................     143,199
Vehicles....................................................     200,240
Leasehold improvements......................................      53,448
Construction in progress....................................      42,259
                                                              ----------
Total.......................................................   1,040,894
Less accumulated depreciation...............................    (109,603)
                                                              ----------
Property and equipment, net.................................  $  931,291
                                                              ==========

3.  LINE OF CREDIT AND LONG-TERM DEBT

     The Company has a maximum $1,500,000 line of credit with a bank, with an outstanding balance of $946,724 at December 31, 1996. The line of credit bears interest at a variable rate, not to exceed 10.0%, with interest payable monthly and principal due May 31, 1997. The rate of interest at December 31, 1996 was 8.5%. The line of credit is collateralized by substantially all assets of the Company.

     Long-term debt consisted of the following at December 31, 1996:

Note payable to a bank, bearing interest at 8.5%, maturing
  April 4, 1997, monthly payments of interest of $1,780,
  collateralized by land....................................  $ 250,000
Installment notes payable to a bank, bearing interest at
  rates ranging from 8.75% to 10.2%, maturing from October
  20, 1998 to December 9, 1999, monthly payments of
  principal and interest of $4,614, collateralized by
  vehicles..................................................    126,817
                                                              ---------
Total.......................................................    376,817
Less current maturities.....................................   (295,711)
                                                              ---------
Long-term debt..............................................  $  81,106
                                                              =========

     Maturities of long-term debt at December 31, 1996 are as follows:

                                                                   FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              -----------------
1997........................................................      $295,711
1998........................................................        46,815
1999........................................................        34,291
                                                                  --------
Total.......................................................      $376,817
                                                                  ========

     The Company estimates that the fair value of notes payable approximates the carrying value based upon its effective current borrowing rate for debt with similar terms and remaining maturities. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 1996.

4.  RELATED PARTY TRANSACTIONS

     The Company is affiliated with other organizations by common ownership and/or control. During the year ended December 31, 1996 and the period from January 1, 1997 to May 12, 1997, the Company paid approximately $66,000 and $22,000, respectively, to an affiliated organization for rent expense.

     On May 9, 1997, a member of the Company assumed the Company's construction line of credit with a bank of $562,135, in exchange for land and construction in progress with carrying values of $297,600 and $322,292, respectively. The Company recorded a non-cash shareholder's distribution of $57,757 associated with this transaction.

5.  LEASES

     The Company leases office space and certain office equipment under noncancelable operating leases. The future minimum lease payments under such leases at December 31, 1996 are as follows:

1997........................................................  $164,597
1998........................................................   136,409
1999........................................................    93,696
2000........................................................    66,429
2001........................................................    27,500
                                                              --------
Total.......................................................  $488,631
                                                              ========

     Rent expense under operating leases was approximately $110,000 and $57,000 for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997, respectively.

6.  EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) plan for the benefit of its employees meeting specified eligibility requirements. The Company's contributions to the plan are discretionary and totaled $15,205 in 1996 and $12,342 for the period from January 1, 1997 to May 12, 1997.

7.  PRO FORMA INCOME DATA (UNAUDITED)

     The pro forma provision for income taxes is based upon the statutory income tax rates in effect during the year ended December 31, 1996. No provision was provided in the period from January 1 to May 12, 1997 due to the net operating loss.

8.  SUBSEQUENT EVENT

     On May 12, 1997, 100% of the members' interests of the Company and its subsidiary, Metrosite, were acquired by SpectraSite Holdings, Inc., a Delaware corporation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Westower Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Westower Corporation and its subsidiaries at September 30, 1998, and the results of their operations and their cash flows for the seven months ended September 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of Westower Corporation for the three years in the period ended February 28, 1998 were audited by other independent accountants whose report dated April 14, 1998, except for the third paragraph in Note 3, as to which the date is May 31, 1998 and the fourth paragraph in Note 3, as to which the date is June 14, 1999, expressed an unqualified opinion on those statements.

                                          /s/ PricewaterhouseCoopers LLP

Seattle, Washington
February 4, 1999,
except for the fourth
paragraph in Note 3,
as to which the date
is June 17, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Westower Corporation

     We have audited the accompanying consolidated balance sheets of Westower Corporation and Subsidiaries as of February 28, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of MJA Communications Corporation, which are included in the financial statements of Westower Corporation as discussed in Note 3 to the financial statements, and which statements reflect total assets constituting 56% and 16% of consolidated total assets as of February 28, 1997 and 1998 and total revenues constituting 22%, 57% and 33% of consolidated total revenues for each of the three years in the period ended February 28, 1998, respectively. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MJA Communications Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westower Corporation and Subsidiaries as of February 28, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Moss Adams LLP

Bellingham, Washington
April 14, 1998, except for the third paragraph in Note 3, as to which the date is May 31, 1998, and the fourth paragraph in
Note 3, as to which the date is
June 14, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of MJA Communications Corp.
Palm Beach Gardens, Florida

     We have audited the balance sheet of MJA Communications Corp. as of December 31, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997 (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MJA Communications Corp. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Lamn, Krielow, Dytrych & Darling

LAMN, KRIELOW, DYTRYCH & DARLING
Certified Public Accountants

February 11, 1998, except for Note 4, as to which the date is August 12, 1998

                     WESTOWER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               FEBRUARY 28, 1997 AND 1998 AND SEPTEMBER 30, 1998

                                                        FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                            1997           1998           1998
                                                        ------------   ------------   -------------
ASSETS
Current Assets:
  Cash and cash equivalents...........................  $ 7,131,000    $ 7,206,000     $ 9,331,000
  Accounts receivable, net............................    4,905,000      7,112,000      13,289,000
  Costs and estimated earnings in excess of billings
     on uncompleted contracts.........................      938,000      2,143,000       5,078,000
  Inventory...........................................      201,000      1,140,000       2,151,000
  Related party advances and receivables..............           --        831,000         956,000
  Income tax receivable...............................           --             --         220,000
  Other current assets................................       63,000        125,000       1,203,000
                                                        -----------    -----------     -----------
          Total current assets........................   13,238,000     18,557,000      32,228,000
Property and equipment, net...........................    2,707,000      4,321,000       7,574,000
Intangible assets, net................................           --      2,088,000      19,721,000
Other assets..........................................       58,000         91,000       2,771,000
                                                        -----------    -----------     -----------
Total assets..........................................  $16,003,000    $25,057,000     $62,294,000
                                                        ===========    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..............................  $ 4,980,000    $ 4,445,000     $ 7,053,000
  Other current liabilities...........................      275,000        929,000       2,810,000
  Billings in excess of costs and estimated earnings
     on uncompleted contracts.........................    3,850,000      1,745,000       1,435,000
  Income taxes payable................................      155,000      1,652,000       2,116,000
  Deferred income taxes...............................      580,000        534,000         428,000
  Stockholder advances and notes payable to related
     parties..........................................      672,000      2,044,000         228,000
  Note payable........................................      208,000        147,000       1,089,000
  Current portion of long-term debt and capital lease
     obligations......................................      610,000        502,000       2,419,000
                                                        -----------    -----------     -----------
          Total current liabilities...................   11,330,000     11,998,000      17,578,000
Long-term debt and capital lease obligations,
  excluding current portion...........................      212,000        292,000      14,991,000
Deferred income taxes.................................       27,000         48,000       2,962,000
                                                        -----------    -----------     -----------
          Total liabilities...........................   11,569,000     12,338,000      35,531,000
Commitments and contingencies
Minority interest.....................................       40,000             --              --
                                                        -----------    -----------     -----------
Redeemable preferred stock............................      450,000             --              --
                                                        -----------    -----------     -----------
Stockholders' equity
  Common stock ($.01 par value, 10,000,000 shares
     authorized, 4,776,000, 6,117,000 and 7,047,000
     shares issued and outstanding at February 28,
     1997 and 1998, and September 30, 1998,
     respectively)....................................       48,000         61,000          70,000
  Additional paid-in-capital..........................      (48,000)     8,672,000       22,610,00
  Accumulated other comprehensive income (loss).......       27,000        (67,000)       (581,000)
  Retained earnings...................................    3,917,000      4,053,000       4,664,000
                                                        -----------    -----------     -----------
          Total stockholders' equity..................    3,944,000     12,719,000      26,763,000
                                                        -----------    -----------     -----------
Total liabilities and stockholders' equity............  $16,003,000    $25,057,000     $62,294,000
                                                        ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
          YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 AND 1998
           SEVEN MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED) AND 1998

                                                                                    (UNAUDITED)
                                                                                   SEVEN MONTHS    SEVEN MONTHS
                                       YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                      FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                          1996           1997           1998           1997            1998
                                      ------------   ------------   ------------   -------------   -------------
Contract and other revenues
  earned............................  $14,775,000    $46,091,000    $41,662,000     $22,869,000     $31,944,000
Costs of revenues earned (exclusive
  of depreciation and amortization
  shown below)......................   10,755,000     33,936,000     29,508,000      16,778,000      23,858,000
                                      -----------    -----------    -----------     -----------     -----------
    Gross profit....................    4,020,000     12,155,000     12,154,000       6,091,000       8,086,000
Selling, general and administrative
  expenses..........................    2,944,000      7,832,000      7,236,000       2,720,000       4,958,000
Depreciation and amortization.......      196,000        268,000        473,000         187,000         578,000
Merger related expenses.............           --             --             --              --         327,000
                                      -----------    -----------    -----------     -----------     -----------
Operating income....................      880,000      4,055,000      4,445,000       3,184,000       2,223,000
Other income (expense)
    Other income (expense)..........      (24,000)        32,000        126,000              --          (2,000)
    Interest income.................           --         70,000        127,000          41,000         130,000
    Interest and financing
      expense.......................     (110,000)       (72,000)      (129,000)        (32,000)       (771,000)
                                      -----------    -----------    -----------     -----------     -----------
         Total other income
           (expense)................     (134,000)        30,000        124,000           9,000        (643,000)
                                      -----------    -----------    -----------     -----------     -----------
Income before income taxes and
  minority interest.................      746,000      4,085,000      4,569,000       3,193,000       1,580,000
Minority interest...................       (6,000)       (19,000)            --              --              --
                                      -----------    -----------    -----------     -----------     -----------
Income before provision for income
  taxes.............................      740,000      4,066,000      4,569,000       3,193,000       1,580,000
Provision for income taxes..........      193,000        636,000      1,633,000       1,141,000         351,000
                                      -----------    -----------    -----------     -----------     -----------
Net income..........................  $   547,000    $ 3,430,000    $ 2,936,000     $ 2,052,000     $ 1,229,000
                                      ===========    ===========    ===========     ===========     ===========
Earnings per share:
Basic...............................  $      0.11    $      0.72    $      0.56     $      0.43     $      0.19
                                      ===========    ===========    ===========     ===========     ===========
Diluted.............................  $      0.11    $      0.72    $      0.52     $      0.43     $      0.16
                                      ===========    ===========    ===========     ===========     ===========
Proforma earnings per share:
Basic...............................  $      0.11    $      0.53    $      0.53     $      0.37     $      0.12
                                      ===========    ===========    ===========     ===========     ===========
Diluted.............................  $      0.11    $      0.53    $      0.50     $      0.37     $      0.10
                                      ===========    ===========    ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 AND 1998
                     SEVEN MONTHS ENDED SEPTEMBER 30, 1998

                                                                                       ACCUMULATED
                                       COMMON STOCK       ADDITIONAL                      OTHER
                                   --------------------     PAID-IN      RETAINED     COMPREHENSIVE   COMPREHENSIVE
                                    SHARES      AMOUNT      CAPITAL      EARNINGS     INCOME (LOSS)      INCOME          TOTAL
                                   ---------   --------   -----------   -----------   -------------   -------------   -----------
BALANCE, February 28, 1995.......  4,776,000   $48,000    $   (48,000)  $   362,000     $  29,000                     $   391,000
Net income.......................                                           547,000                    $  547,000
Foreign currency translation
  adjustment.....................         --        --             --            --            --              --              --
                                                                                                       ----------
    Total comprehensive income...                                                                      $  547,000         547,000
                                                                                                       ==========
Distributions of earnings to S
  corporation stockholders of
  acquired subsidiary prior to
  acquisition....................         --        --             --       (39,000)           --                         (39,000)
                                   ---------   -------    -----------   -----------     ---------                     -----------
BALANCE, February 29, 1996.......  4,776,000    48,000        (48,000)      870,000        29,000                         899,000
Net income.......................         --        --             --     3,430,000            --      $3,430,000
Foreign currency translation
  adjustment.....................         --        --             --            --        (2,000)         (2,000)
                                                                                                       ----------
    Total comprehensive income...                                                                      $3,428,000       3,428,000
                                                                                                       ==========
Distributions of earnings to S
  corporation stockholders of
  acquired subsidiary prior to
  acquisition....................         --        --             --      (383,000)           --                        (383,000)
                                   ---------   -------    -----------   -----------     ---------                     -----------
BALANCE, February 28, 1997.......  4,776,000    48,000        (48,000)    3,917,000        27,000                       3,944,000
Net income.......................         --        --             --     2,936,000            --      $2,936,000
Foreign currency translation
  adjustment.....................         --        --             --            --       (94,000)        (94,000)
                                                                                                       ----------
    Total comprehensive income...                                                                      $2,842,000       2,842,000
                                                                                                       ==========
Stock issuances..................  1,341,000    13,000      8,699,000            --            --                       8,712,000
Stock compensation expense.......         --        --         21,000            --            --                          21,000
Distributions of earnings to S
  corporation stockholders of
  acquired subsidiary prior to
  acquisition....................         --        --             --    (2,800,000)           --                      (2,800,000)
                                   ---------   -------    -----------   -----------     ---------                     -----------
BALANCE, February 28, 1998.......  6,117,000    61,000      8,672,000     4,053,000       (67,000)                    $12,719,000
Net income.......................         --        --             --     1,229,000            --      $1,229,000
Foreign currency translation
  adjustment.....................         --        --             --            --      (514,000)       (514,000)
                                                                                                       ----------
    Total comprehensive income...                                                                      $  715,000         715,000
                                                                                                       ==========
Adjustment to conform fiscal year
  ends of acquired
  subsidiaries...................         --        --             --       438,000            --                         438,000
Proceeds from warrants
  exercised......................    559,000     6,000      4,782,000            --            --                       4,788,000
Proceeds from stock options
  exercised and related tax
  benefit........................     35,000        --        556,000            --            --                         556,000
Stock issuances for business
  acquisitions...................    336,000     3,000      8,097,000            --            --                       8,100,000
Value ascribed to conversion
  feature and warrants of
  convertible debt, net of
  deferred taxes.................         --        --        468,000            --            --                         468,000
Stock compensation expense.......         --        --         35,000            --            --                          35,000
Distributions of earnings and for
  taxes to stockholders of
  acquired subsidiaries prior to
  acquisition....................         --        --             --    (1,056,000)           --                      (1,056,000)
                                   ---------   -------    -----------   -----------     ---------                     -----------
BALANCE, September 30, 1998......  7,047,000   $70,000    $22,610,000   $ 4,664,000     $(581,000)                    $26,763,000
                                   =========   =======    ===========   ===========     =========                     ===========

   The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 AND 1998
           SEVEN MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED) AND 1998

                                                                                                (UNAUDITED)
                                                                                               SEVEN MONTHS    SEVEN MONTHS
                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                                  FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                                      1996           1997           1998           1997            1998
                                                  ------------   ------------   ------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income....................................  $   547,000    $ 3,430,000    $ 2,936,000     $ 2,052,000     $ 1,229,000
Adjustments to reconcile net income to net cash
  from operating activities
  Depreciation and amortization.................      196,000        268,000        473,000         187,000         578,000
  Provision for bad debt........................           --             --             --              --         221,000
  Deferred income taxes.........................       96,000        433,000        (41,000)       (209,000)        367,000
  Non-cash interest and financing expense.......           --             --             --              --         264,000
  Gain on sale of assets........................           --             --       (125,000)             --              --
  Stock-based compensation......................           --             --         56,000              --          35,000
  Earnings from equity investment...............           --             --             --              --         (46,000)
  Minority interest.............................        6,000         19,000             --         (40,000)             --
Changes in operating assets and liabilities, net
  of effect of acquisitions
  Accounts receivable...........................   (2,570,000)    (1,402,000)    (1,484,000)     (1,962,000)     (1,603,000)
  Costs and estimated earnings in excess of
    billings on uncompleted contracts...........     (284,000)      (545,000)    (1,200,000)       (238,000)     (1,350,000)
  Inventory and other current assets............      (69,000)      (143,000)      (938,000)             --        (990,000)
  Other assets..................................      (32,000)       (93,000)        (5,000)       (597,000)        135,000
  Trade accounts payable........................    1,163,000      3,387,000       (933,000)       (810,000)     (2,265,000)
  Billings in excess of costs and estimated
    earnings on uncompleted contracts...........    1,464,000      2,380,000     (2,105,000)     (3,156,000)       (963,000)
  Other current liabilities.....................       56,000         79,000        648,000        (198,000)          6,000
  Income taxes payable..........................      (44,000)       147,000      1,354,000        (155,000)        244,000
                                                  -----------    -----------    -----------     -----------     -----------
        Net cash flows (used) provided by
          operating activities..................      529,000      7,960,000     (1,364,000)     (5,126,000)     (4,138,000)
                                                  -----------    -----------    -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, net of cash
    acquired....................................           --             --     (1,467,000)             --      (6,348,000)
  Sales of property and equipment...............      155,000             --        444,000              --              --
  Purchases of property and equipment...........     (301,000)    (1,245,000)    (1,692,000)       (455,000)     (1,657,000)
                                                  -----------    -----------    -----------     -----------     -----------
        Net cash flows used by investing
          activities............................     (146,000)    (1,245,000)    (2,715,000)       (455,000)     (8,005,000)
                                                  -----------    -----------    -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from stock issuances, net............           --             --      7,493,000              --              --
  Proceeds from stock warrant and option
    exercises, net..............................           --             --             --              --       5,002,000
  Redemption of preferred stock.................           --             --       (450,000)       (300,000)             --
  Principal payments on long-term debt..........     (583,000)      (389,000)      (326,000)       (227,000)       (392,000)
  Distributions to stockholders.................      (39,000)      (383,000)    (2,800,000)             --      (1,056,000)
  Advances to related parties...................           --             --       (196,000)       (384,000)        (65,000)
  Advances from related parties.................      481,000             --        457,000       1,117,000          34,000
  Repayments to related parties.................      (17,000)      (480,000)            --              --      (1,816,000)
  Borrowing (repayments) on line of credit,
    net.........................................           --        207,000        (57,000)        (85,000)        (88,000)
  Additions to financing costs..................           --             --             --              --      (2,368,000)
  Proceeds from debt incurred...................      159,000        555,000        104,000         104,000      15,256,000
                                                  -----------    -----------    -----------     -----------     -----------
        Net cash flows provided (used) by
          financing activities..................        1,000       (490,000)     4,225,000         225,000      14,507,000
                                                  -----------    -----------    -----------     -----------     -----------
EFFECT OF CHANGES IN EXCHANGE RATES.............           --             --        (71,000)        (27,000)       (239,000)
                                                  -----------    -----------    -----------     -----------     -----------
NET INCREASE (DECREASE) IN CASH.................      384,000      6,225,000         75,000      (5,383,000)      2,125,000
CASH AND CASH EQUIVALENTS, beginning of
  period........................................      522,000        906,000      7,131,000       7,131,000       7,206,000
                                                  -----------    -----------    -----------     -----------     -----------
CASH AND CASH EQUIVALENTS, end of period........  $   906,000    $ 7,131,000    $ 7,206,000     $ 1,748,000     $ 9,331,000
                                                  ===========    ===========    ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

     Westower Corporation (the "Company") was incorporated in Washington state in June 1997 for the purpose of acquiring Westower Holdings Ltd. and its wholly-owned subsidiaries, Westower Communications Ltd. and Westower Communications, Inc. In connection with an initial public offering on October 15, 1997, the Company raised approximately $7.5 million in net cash proceeds. Proceeds have been used in part to acquire the assets and operations of other businesses.

     The Company is successor to operations begun in 1990 by Westower Communication Ltd. It designs, builds and maintains wireless communication transmitting and receiving facilities for providers of wireless communication services. The Company also owns and leases wireless communication towers to wireless communication providers. Principal operations are located in the Pacific Northwest, including the Canadian provinces of British Columbia and Alberta, and the Southeastern and Southwestern United States. Other operations extend throughout the Western United States and into Eastern Canada.

     On October 27, 1998, the Company changed its fiscal year-end from February 28 to September 30 resulting in a seven month reporting period from March 1, 1998 to September 30, 1998 (the "Transition Period").

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Consolidation -- The consolidated financial statements include the accounts of Westower Corporation and its wholly owned domestic and Canadian subsidiaries.

     Investments in subsidiaries in which the Company exercises significant influence but which it does not control are accounted for using the equity method. At September 30, 1998, the Company has an equity investment in a joint venture which engages in operations in Brazil that are similar to those of the Company, in which it has an economic ownership interest of 60 percent. Revenues and associated expenses are transacted in Canadian dollars. As of September 30, 1998, the Company's investment totaled $217,000, which has been included in other assets, and the Company's equity earnings from this investment during the Transition Period totaled $46,000, which has been included in contract and other revenues earned.

     All material intercompany accounts and transactions have been eliminated in consolidation.

     (b) Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include costs and estimated earnings on uncompleted contracts, depreciation of property and equipment, accrued income tax liabilities, and purchase price allocations for acquisitions. Actual results could differ from those estimates.

     (c) Contract and Other Revenue and Cost Recognition -- Revenue from fixed-price construction contracts is recognized using the percentage-of-completion method based on cost incurred to total estimated cost. Revenue from contracts based upon time and materials is recognized based upon hours worked and materials consumed. Most of the Company's contracts are short-term and are completed in two to three months. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues earned.

     The Company owns wireless communication towers which it leases to third parties. Revenues are recognized on a monthly basis over the term of the leasing agreement. Revenues and cost of services of approximately $170,000 and $25,000, respectively, have been included in contract and other revenues earned and cost of revenues earned, respectively, in the Transition Period.

     (d) Cash and Cash Equivalents -- Cash and cash equivalents consist of cash in banks and money market investments on deposit with major Canadian and U.S. financial institutions. Investments with maturities of three months or less when purchased are considered cash equivalents.

     (e) Inventory -- Inventory consists of construction parts and supplies and is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     (f) Property and Equipment -- Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives by major asset category are as follows: buildings -- 10-25 years; furniture, fixtures and equipment -- 3 to 10 years; wireless communication towers -- 20 years; vehicles -- 5 years. Gains or losses on the dispositions of assets are recorded at the time of disposition. The costs of normal repairs and maintenance are charged to expense as incurred.

     (g) Capitalized Software -- Purchased software is capitalized at cost and amortized over its estimated useful life of 3 years.

     (h) Intangible Assets -- Business acquisition costs are allocated to the tangible and identifiable intangible assets that are acquired. Business acquisition costs allocated to contracts to purchase wireless communication towers are amortized over a 20 year period upon acquisition of the wireless communication towers, and costs allocated to non-compete agreements are amortized over the term of the agreements, which are generally 5 years. The excess of the aggregate purchase price over the fair value of the net assets acquired and identifiable intangible assets acquired is recorded as goodwill. Goodwill is amortized over a 20 year period. The Company amortizes its intangible assets using the straight line method.

     (i) Financing Costs -- Direct costs associated with obtaining debt financing are deferred and are amortized over the term of the debt using the effective interest method. Direct costs of obtaining commitments for financing are deferred and charged to expense over the term of the commitments. Direct costs associated with obtaining equity financing are charged to additional paid-in capital as the related funds are raised. Deferred financing costs totaled $2.4 million at September 30, 1998, which has been included in other assets. Accumulated amortization of deferred financing costs totaled $113,000 at September 30, 1998.

     (j) Valuation of Long-Lived Assets -- The Company periodically reviews its long-lived assets and certain identifiable intangible assets, including goodwill, whenever events or changes in circumstance indicate that the carrying amount of an asset may be impaired and not recoverable. Adjustments are made if the sum of the expected future undiscounted operating cash flows is less than the carrying value of the asset.

     (k) Income Taxes -- The Company accounts for income taxes under the liability method. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes at the enacted tax rates. The significant differences relate primarily to the timing and recognition of depreciation and amortization of long-lived assets, profit on uncompleted contracts, amortization of financing costs and bad debt expense. Deferred tax amounts represent the future tax consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. The Company files a consolidated federal income tax return in the United States. The Company files separate tax returns for each of its Canadian subsidiaries in Canada. Additionally, certain of the Company's operations are subject to Provincial income taxes in Canada and state income taxes in the United States.

     (l) Foreign Currency Translation -- All asset and liability accounts of Canadian operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as a component of comprehensive income and stockholders' equity in the consolidated balance sheet. Gains and losses resulting from foreign currency transactions are included in income currently.

     (m) Earnings Per Share and Change in Accounting Policy -- During fiscal year ended February 28, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. The new standard supersedes Accounting Principles Board (APB) No. 15, Earnings Per Share and establishes standards for computing and presenting earnings per share. Prior years have been restated to conform with the new requirements.

     Basic earnings per share amounts are computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock dividends and stock splits. Diluted earnings per share amounts are computed by determining the number of additional shares that are deemed outstanding from stock options and warrants, using the treasury stock method, and convertible debentures.

     (n) Segment Information -- In the Transition Period, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not significantly affect the disclosure of segment information previously reported (see "Segment Information" note).

     (o) New Accounting Standards -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Among other provisions, SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This Statement becomes effective beginning June 15, 2000, for the Company. The Company is currently assessing the impact, if any, to its financial position or results of operations.

     (p) Interim Financial Data (Unaudited) -- As discussed in Note 1, on October 27, 1998 the Company changed its fiscal year end to September 30 from February 28. The information presented for the seven months ended September 30, 1997 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim period have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the seven months ended September 30, 1997 are not necessarily indicative of the results that were reported for the entire fiscal year ending February 28, 1998.

NOTE 3 -- MERGERS AND ACQUISITIONS

MERGERS

  Westower Holdings Ltd.

     Concurrent with its incorporation in June 1997, the Company completed a merger with Westower Holdings Ltd. by issuing 3,000,000 shares of common stock in exchange for all outstanding common stock of Westower Holdings Ltd. Westower Holdings Ltd. is a Wyoming corporation that owns all outstanding common stock of Westower Communications Ltd. and Westower Communications, Inc. The merger qualified as a tax-free exchange and is accounted for similar to a pooling-of-interests.

  WTC Holdings, Inc. and Western Telecom Construction Ltd

     Effective October 28, 1997, the Company completed a merger with WTC Holdings, Inc. (formerly 411677 Alberta Ltd.) and its wholly owned subsidiary, Western Telecom Construction Ltd., (collectively, "Western Telecom"). WTC Holdings, Inc. was wholly-owned by a relative of a significant stockholder and a director of Westower Corporation. WTC Holdings, Inc. is a Wyoming corporation, and Western Telecom Construction Ltd. is a Canadian corporation. Western Telecom engages in operations similar to those of the Company. The merger was effected by exchanging 835,000 shares of common stock for all outstanding common stock of Western Telecom. The merger qualified as a tax-free exchange and has been accounted for using the pooling-of-interests method for business combinations. Accordingly, the consolidated financial statements for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period have been restated to include the combined financial position, results of operations, and cash flows of Western Telecom.

  MJA Communications Corporation

     Effective May 31, 1998, the Company completed a merger with MJA Communications Corporation ("MJA"). MJA is a Florida corporation which engages in operations similar to those of the Company. In connection with the merger, MJA's tax status was changed from an S corporation to a C corporation. The merger was effected by exchanging 397,000 shares of common stock for all outstanding common stock of MJA. The merger qualified as a tax-free exchange and has been accounted for using the pooling-of-interests method for business combinations. Accordingly, the consolidated financial statements for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period have been restated to include the combined financial position, results of operations, and cash flows of MJA.

  Standby Services, Inc.

     Effective August 31, 1998, the Company completed a merger with Standby Services, Inc. ("Standby"). Standby is a Texas corporation which engages in operations similar to those of the Company. In connection with the merger, Standby's tax status was changed from an S corporation to a C corporation. The merger was effected by exchanging 544,000 shares of common stock for all outstanding common stock of Standby. The merger qualified as a tax-free exchange and has been accounted for using the pooling-of-interests method for business combinations. Accordingly, the consolidated financial statements for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period have been restated to include the combined financial position, results of operations, and cash flows of Standby.

     Prior to the respective mergers, Western Telecom had a fiscal year-end of January 31 and MJA and Standby had a fiscal year end of December 31. In recording the business combinations, the fiscal years ended 1998 and 1997 financial statements have not been restated to conform with Westower Corporation's previous fiscal year end of February 28, as the effect on the consolidated financial statements is not material. As a result of Western Telecom, MJA and Standby having a different fiscal year end and the change in the Company's fiscal year end, Western Telecom and MJA and Standby's results of operations for the respective one and two-month periods ended February 28, 1998 have been excluded from the reported results of operations in the Transition Period and, therefore, have been presented as an adjustment to the Company's consolidated statement of stockholders' equity for the Transition Period. Aggregate revenues, expenses, income before extraordinary items and net income, attributable to these mergers, which have been excluded from the Company's reported results of operations in the Transition Period, were $3,302,000, $2,864,000, $438,000 and $438,000, respectively, for the period from January 1, 1998 to February 28, 1998.

     Summarized results of operations for the separate companies and combined amounts included in the consolidated financial statements, net of intercompany transactions, are as follows:

                                                                              (UNAUDITED)
                                                                             SEVEN MONTHS    SEVEN MONTHS
                                 YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                    1996           1997           1998           1997            1998
                                ------------   ------------   ------------   -------------   -------------
Contract and other revenues
  earned
  Westower Corporation and
     Subsidiaries, including
     entities acquired........  $ 5,664,000    $10,415,000    $16,156,000     $ 8,652,000     $11,450,000
  MJA.........................    3,305,000     26,164,000     13,929,000       8,418,000      10,824,000
  Western Telecom.............    1,777,000      5,001,000      7,027,000       3,035,000       5,341,000
  Standby.....................    4,029,000      4,511,000      4,550,000       2,764,000       4,329,000
                                -----------    -----------    -----------     -----------     -----------
                                $14,775,000    $46,091,000    $41,662,000     $22,869,000     $31,944,000
                                ===========    ===========    ===========     ===========     ===========
Net income (loss)
  Westower Corporation and
     Subsidiaries, including
     entities acquired........  $   460,000    $   815,000    $   975,000     $   784,000     $  (816,000)
  MJA.........................       (3,000)     2,617,000        527,000         195,000         513,000
  Western Telecom.............       (5,000)       364,000      1,475,000         442,000         387,000
  Standby.....................       95,000       (366,000)       (41,000)        631,000       1,145,000
                                -----------    -----------    -----------     -----------     -----------
                                $   547,000    $ 3,430,000    $ 2,936,000     $ 2,052,000     $ 1,229,000
                                ===========    ===========    ===========     ===========     ===========

     The following pro forma net income and basic diluted earnings per share are presented as if the Company had been required to provide for income taxes that were previously taxable to the former shareholders of the merged entities that were previously S corporations.

                                                                                  (UNAUDITED)
                                                                                 SEVEN MONTHS    SEVEN MONTHS
                                     YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                    FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                        1996           1997           1998           1997            1998
                                    ------------   ------------   ------------   -------------   -------------
Net income as reported............    $547,000      $3,430,000     $2,936,000     $2,052,000      $1,229,000
  Dividends on preferred shares...     (39,000)             --             --             --              --
  Pro forma adjustment for income
     taxes of acquired entities
     previously filing as S
     corporations.................       1,000        (890,000)      (165,000)      (281,000)       (454,000)
                                      --------      ----------     ----------     ----------      ----------
Pro forma net income..............    $509,000      $2,540,000     $2,771,000     $1,771,000      $  775,000
                                      ========      ==========     ==========     ==========      ==========
Pro forma basic earnings per share    $   0.11      $     0.53     $     0.53     $     0.37      $     0.12
                                      ========      ==========     ==========     ==========      ==========
Pro forma diluted earnings per
  share...........................    $   0.11      $     0.53     $     0.50     $     0.37      $     0.10
                                      ========      ==========     ==========     ==========      ==========

ACQUISITIONS

     The following acquisitions have been accounted for using the purchase method of accounting for business combinations and, accordingly, the operating results of the acquired companies have been included in the Company's consolidated financial statements from the date of acquisition.

  Acquisitions from November 1, 1997 to February 28, 1998

     On dates ranging between November 1, 1997 and January 17, 1998, the Company acquired all outstanding shares of common stock of National Tower Service Ltd., 501053 B.C. Ltd., and the minority interest in WTC Leasing Ltd. which are Canadian corporations with operations similar to those of the Company. Additionally, on January 17, 1998 the Company acquired the assets, principally communication towers, of Ralph's Radio, Inc. and 344813 Alberta Ltd. The aggregate purchase price of these transactions totaled approximately $2.7 million which consisted of $1.5 million in cash and the issuance of 134,000 shares of common stock valued at approximately $1.2 million, based on the publicly traded price.

  Jovin Communications, Inc. and Acier Filteau, Inc.

     On June 12, 1998 the Company completed the acquisitions of Jovin Communications, Inc. ("Jovin") and Acier Filteau, Inc. ("Acier"), both Montreal, Quebec (Canada) corporations which engage in operations similar to those of the Company. The acquisitions were effected by exchanging shares of common stock of the Company and shares of a separate class of common stock of an acquisition subsidiary, with rights identical to those of the Company's common stock, aggregating 118,000 shares in total and valued at approximately $2.8 million, based on the publicly traded price, and the assumption of certain obligations of Jovin and Acier, for all outstanding common shares of Jovin and Acier.

  Cord Communications, Incorporated

     On August 31, 1998 the Company completed the acquisition of Cord Communications Incorporated ("Cord"), a California corporation which engages in operations similar to those of the Company. The acquisition was effected by exchanging 218,000 shares of common stock valued at approximately $5.2 million, based on the publicly traded price, $5 million in cash and the assumption of certain obligations of Cord for all outstanding common shares of Cord. The former stockholders of Cord may also receive an additional 348,000 shares of common stock, based on the attainment of certain performance measures of Cord during the twelve month period following the date of acquisition. Additional shares of common stock will be recorded as an adjustment of the purchase price and will increase recorded goodwill.

  CNG Communications, Inc.

     On September 28, 1998, the Company completed the acquisition of CNG Communications, Inc. ("CNG") for approximately $1.7 million in cash and the assumption of certain obligations of CNG. The former shareholder of CNG may also receive up to an additional $3 million in cash pending the successful acquisition of certain wireless communication towers under an existing contract held by CNG. As part of the acquisition, the Company assumed certain liabilities of CNG, including convertible debentures, outstanding warrants and the termination costs relating to a financing agreement with a third party investment banker. The Company entered into a settlement agreement with the above parties that resulted in an aggregate payment of $3.25 million to the convertible debenture holders, which included principal and interest, and the third party investment banker. On October 22, 1998, the Company exercised its right to acquire the wireless communication towers under contract at an exercise price of $9.2 million. The consummation of the acquisition is subject to regulatory approval.

     The following is a summary of all consideration exchanged for acquisitions that were accounted for as purchases:

                                                                             SEVEN MONTHS
                                                               YEAR ENDED        ENDED
                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Shares issued...............................................      134,000         336,000
Value of shares.............................................   $1,184,000     $ 8,100,000
Cash........................................................    1,467,000       6,672,000
                                                               ----------     -----------
Total purchase price........................................   $2,651,000     $14,772,000
                                                               ==========     ===========

     The assets and liabilities of the acquired entities were recorded at their estimated fair market values at the dates of acquisition. The initial allocations of fair market values are preliminary subject to adjustments during the first year following the acquisition. The initial allocations were as follows:

                                                                            SEVEN MONTHS
                                                              YEAR ENDED        ENDED
                                                             FEBRUARY 28,   SEPTEMBER 30,
                                                                 1998           1998
                                                             ------------   -------------
Non-compete agreements.....................................   $       --    $    219,000
Tangible assets............................................    1,437,000      11,034,000
Communication tower purchase contracts.....................           --       5,661,000
Goodwill...................................................    2,104,000      12,507,000
Liabilities assumed and deferred tax liabilities...........     (890,000)    (14,649,000)
                                                              ----------    ------------
Total purchase price.......................................   $2,651,000    $ 14,772,000
                                                              ==========    ============

     The results of operations of these businesses have been included in the Company's consolidated financial statements from their respective acquisition dates. The following summarizes the unaudited pro forma results of operations, on a combined basis, as if the acquisitions had been consummated as of the beginning of each of the periods presented, after including the impact of certain adjustments such as amortization of intangible assets and income tax effects:

                                                                             (UNAUDITED)
                                                             (UNAUDITED)    SEVEN MONTHS
                                                              YEAR ENDED        ENDED
                                                             FEBRUARY 28,   SEPTEMBER 30,
                                                                 1998           1998
                                                             ------------   -------------
Contract and other revenues earned.........................  $72,720,000     $43,273,000
Pro forma net income.......................................  $ 4,323,000     $   140,000
Pro forma basic earnings per share.........................     $0.82           $0.02
Pro forma diluted earnings per share.......................     $0.77           $0.02

     The unaudited pro forma results are not necessarily indicative of the results of operations which would actually have been reported had the acquisitions had been completed prior to the beginning of the periods presented. In addition, they are not intended to be indicative of future results.

NOTE 4 -- UNCOMPLETED CONTRACTS

     Costs, estimated earnings and billings on uncompleted contracts are summarized as follows:

                                             FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                 1997           1998           1998
                                             ------------   ------------   -------------
Costs incurred on uncompleted contracts....  $ 15,356,000   $ 12,111,000   $ 15,461,000
Estimated earnings.........................     3,516,000      5,084,000      3,212,000
Less billings to date......................   (21,784,000)   (16,797,000)   (15,030,000)
                                             ------------   ------------   ------------
Total......................................  $ (2,912,000)  $    398,000   $  3,643,000
                                             ============   ============   ============
Presentation in the accompanying balance
  sheet:
  Costs and estimated earnings in excess of
     billings on uncompleted contracts.....  $    938,000   $  2,143,000   $  5,078,000
  Billings in excess of costs and estimated
     earnings on uncompleted contracts.....    (3,850,000)    (1,745,000)    (1,435,000)
                                             ------------   ------------   ------------
Total......................................  $ (2,912,000)  $    398,000   $  3,643,000
                                             ============   ============   ============

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                 FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                     1997           1998           1998
                                                 ------------   ------------   -------------
Buildings......................................   $  550,000    $ 1,507,000     $ 1,795,000
Vehicles.......................................      737,000      1,497,000       2,540,000
Equipment......................................      381,000        743,000       1,580,000
Communication towers...........................      387,000        620,000       1,401,000
Furniture and fixtures.........................      380,000        634,000         943,000
Leasehold improvements.........................       27,000         73,000          81,000
                                                  ----------    -----------     -----------
                                                   2,462,000      5,074,000       8,340,000
Less accumulated depreciation..................     (688,000)    (1,458,000)     (1,562,000)
                                                  ----------    -----------     -----------
                                                   1,774,000      3,616,000       6,778,000
Land...........................................      933,000        705,000         796,000
                                                  ----------    -----------     -----------
                                                  $2,707,000    $ 4,321,000     $ 7,574,000
                                                  ==========    ===========     ===========

     Depreciation expense on property and equipment in the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period was $196,000, $262,000, $457,000 and $396,000, respectively.

NOTE 6 -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Goodwill....................................................   $2,104,000     $14,039,000
Communication tower purchase contracts......................           --       5,661,000
Non-compete agreements......................................           --         219,000
                                                               ----------     -----------
                                                                2,104,000      19,919,000
Less accumulated amortization...............................      (16,000)       (198,000)
                                                               ----------     -----------
                                                               $2,088,000     $19,721,000
                                                               ==========     ===========

     Amortization expense on intangible assets in the fiscal years ended February 29, 1996, February 28, 1997 and 1998 and the Transition Period was $0.00, $8,000, $16,000 and $182,000, respectively.

NOTE 7 -- NOTES PAYABLE

  Note Payable to Finance Company

     At September 30, 1998, through one of its acquired subsidiaries, the Company had a $2.5 million line of credit facility with a finance company, secured by accounts receivable, inventory, property and equipment, cash and cash equivalents. At September 30, 1998 the outstanding balance was $1.09 million, which was repaid in October 1998, and the line of credit was cancelled.

  Notes Payable to Bank

     At February 28, 1998 the Company had a line of credit facility with a Canadian bank that allowed for borrowings at the bank's prime rate plus .75%. The line was collateralized by essentially all assets of Western Telecom Construction Ltd. and was cancelled in May 1998.

NOTE 8 -- LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consists of the following:

                                                   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                       1997           1998           1998
                                                   ------------   ------------   -------------
Convertible note, interest at 7%, due April 30,
  2007, quarterly interest payments through April
  2005, quarterly reductions thereafter, see
  further description below......................   $      --      $      --      $14,154,000
Convertible notes of acquired subsidiary,
  interest at rates ranging from 12% to 14%,
  repaid in December 1998 (see Note 3)...........          --             --        1,882,000
Notes payable to various Canadian banks repaid in
  full during the Transition Period and 1998, due
  on demand or in aggregate monthly installments
  of $8,200 including interest, collateralized by
  assets and an assignment of lease revenue......     480,000        263,000               --
Notes payable to various U.S. and Canadian Banks,
  repaid in full during the transition period,
  due in aggregate monthly installments of
  $7,800, including interest at rates ranging
  from 7.5% to 11.25% through June 2002,
  collateralized by property, plant and
  equipment......................................     222,000        129,000               --
Vehicle purchase contracts and other notes
  payable with U.S. and Canadian finance
  corporations, aggregate monthly installments of
  $30,000, including interest at rates up to
  11.15%, payments due through December 2001,
  collateralized by vehicles and real property...      86,000        192,000          781,000
Capital lease obligations to U.S. and Canadian
  lessors, due in aggregate monthly installments
  of $19,000 through August 2003, collateralized
  by leased equipment............................      34,000        210,000          593,000
                                                    ---------      ---------      -----------
Total debt.......................................     822,000        794,000       17,410,000
Less current portion.............................    (610,000)      (502,000)      (2,419,000)
                                                    ---------      ---------      -----------
Long-term portion................................   $ 212,000      $ 292,000      $14,991,000
                                                    =========      =========      ===========

     Long-term debt and capital lease obligations matures as follows:

                        YEAR ENDING
                       SEPTEMBER 30,
                       -------------
  1999......................................................  $ 2,419,000
  2000......................................................      452,000
  2001......................................................      225,000
  2002......................................................       98,000
  2003......................................................       62,000
Thereafter..................................................   14,154,000
                                                              -----------
                                                              $17,410,000
                                                              ===========

  Convertible Note

     In June 1998, the Company issued a private placement of $15.0 million of 7% convertible senior subordinated note (the "Convertible Debt") and warrant to purchase 40,000 shares of common stock in exchange for $14.85 million net cash proceeds. The Convertible Debt was immediately convertible at a ratio of $25.03 per share of common stock and the warrant provides for purchase of shares at $23.00 per share of common stock at the holder's option. The purchase agreement provides for an adjustment of the conversion amount for the subordinated debt and warrant exercise price for any stock dividends, splits and other changes as defined in the respective agreements, so as to preserve the Convertible Debt holder's relative rights. The conversion ratio and warrant exercise price per common share were less than the fair value of the Company's common stock at the date of issuance. The value of the conversion features was approximately $124,000 and was immediately charged to interest expense and an increase in additional paid-in capital. The value ascribed to the warrant of approximately $723,000, was reflected as both a debt discount and an increase in additional paid-in capital. The debt discount is accounted for as a component of interest expense using the effective interest rate method.

     The Convertible Debt requires quarterly interest payments through April 30, 2005, when the Company will be required to make principal payments of $3 million each April 30 and October 31 thereafter through the final maturity date, April 30, 2007. The Company may begin making optional prepayments of the Convertible Debt beginning May 30, 2000 subject to a certain minimum trading price of the Company's common stock commencing on or after April 30, 2000. The Company is subject to various affirmative and negative covenants contained in the agreement, including minimum net worth and earnings requirements, and limitations on additional indebtedness, asset disposals and asset additions. The agreement required the holder of the Convertible Debt to consent to subordination of the obligation to senior bank indebtedness discussed below. On September 30, 1998, the Company was in compliance with all covenants with the exception of the certain indebtedness covenant, which was cured subsequent to year end. The Company has received a waiver from the note holder waiving the right to demand repayment of the note as a result of the violation.

  Credit Facility

     Under terms of a revolving credit facility, dated June 9, 1998 and expiring April 25, 2005, with a consortium of U.S. and non-U.S. banks, the Company may borrow up to $75.0 million. The credit facility provides for interest only payments through August 30, 2000, with escalating principal reductions each three months from that date through maturity. Borrowings under the credit facility bear interest at optional rates as specified in the agreement, subject to the Company's election at the borrowing date. The Company is also required to pay quarterly commitment fees of .5% on the average undrawn balance of the credit facility, which is included as a component of interest expense. There were no borrowings under the credit facility at September 30, 1998. Subsequent to year end, the Company has drawn approximately $24.0 million on the credit facility to finance business acquisitions, including the repayment of acquired subsidiary debt, and to fund operations. Covenants of the credit facility require the Company to maintain certain debt-to-earnings and interest coverage ratios. Other provisions limit capital expenditures, subsidiary indebtedness and require certain minimum levels of earnings and net worth. On September 30, 1998, the Company was in compliance with all covenants with the exception of the certain indebtedness covenant, which was cured subsequent to September 30, 1998. The Company has received a waiver from the lenders waiving their right to demand repayment of the credit facility as a result of this violation.

NOTE 9 -- INCOME TAXES

     The provision for income taxes is comprised by the following:

                                                                                     SEVEN MONTHS
                                         YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED
                                        FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                            1996           1997           1998           1998
                                        ------------   ------------   ------------   -------------
Current
     U.S. federal and state...........    $ 38,000       $133,000      $  272,000      $  98,000
     Canadian federal and
       provincial.....................      59,000         70,000       1,402,000        767,000
                                          --------       --------      ----------      ---------
                                            97,000        203,000       1,674,000        865,000
                                          --------       --------      ----------      ---------
Deferred
     U.S. federal and state...........    $     --       $ (2,000)     $       --      $ (20,000)
     Canadian federal and
       provincial.....................      96,000        435,000         (41,000)      (494,000)
                                          --------       --------      ----------      ---------
                                            96,000        433,000         (41,000)      (514,000)
                                          --------       --------      ----------      ---------
          Total.......................    $193,000       $636,000      $1,633,000      $ 351,000
                                          ========       ========      ==========      =========

     The total tax provision differs from the amount computed using the U.S. federal statutory income tax rates as follows:

                                                                                    SEVEN MONTHS
                                        YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED
                                       FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                           1996           1997           1998           1998
                                       ------------   ------------   ------------   -------------
Pretax net income....................   $  740,000     $4,066,000     $4,569,000     $1,580,000
U.S. statutory rates.................           34%            34%            34%            34%
Tax at statutory rates...............      252,000      1,382,000      1,553,000        537,000
Income taxable to S Corporation
  shareholders.......................        1,000       (890,000)      (165,000)      (454,000)
Effect of change in tax status.......           --        125,000             --             --
Non deductible expenses..............           --             --             --        185,000
U.S. state income taxes, net of
  federal tax benefit................           --          8,000             --          5,000
Effect of graduated rates............      (60,000)            --             --             --
Excess income tax payable in foreign
  jurisdictions......................           --         11,000        245,000         78,000
                                        ----------     ----------     ----------     ----------
                                        $  193,000     $  636,000     $1,633,000     $  351,000
                                        ==========     ==========     ==========     ==========

     Undistributed earnings of the Company's Canadian subsidiaries amounted to approximately $5.7 million at September 30, 1998. Essentially all of those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, net of foreign tax credits, and withholding taxes payable in Canada.

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                    FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                        1997           1998           1998
                                                    ------------   ------------   -------------
Current
  Assets:
     Allowance for doubtful accounts..............    $     --       $     --      $  (51,000)
  Liabilities:
     Deferred taxable income on uncompleted
       contracts..................................     580,000        534,000         479,000
                                                      --------       --------      ----------
                                                      $580,000       $534,000      $  428,000
                                                      ========       ========      ==========
Noncurrent
  Liabilities:
     Depreciation and amortization................    $ 27,000       $ 48,000      $2,626,000
     Amortization of debt discount................          --             --         322,000
     Other........................................          --             --          14,000
                                                      --------       --------      ----------
                                                      $ 27,000       $ 48,000      $2,962,000
                                                      ========       ========      ==========

NOTE 10 -- EARNINGS PER SHARE

     The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                                                                (UNAUDITED)
                                                                               SEVEN MONTHS    SEVEN MONTHS
                                   YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                  FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,   SEPTEMBER 30,
                                      1996           1997           1998           1997            1998
                                  ------------   ------------   ------------   -------------   -------------
Numerator -- Net income as
  reported......................   $  547,000     $3,430,000     $2,936,000     $2,052,000      $1,229,000
  Dividends on preferred
    shares......................      (39,000)            --             --             --              --
                                   ----------     ----------     ----------     ----------      ----------
                                   $  508,000     $3,430,000     $2,936,000     $2,052,000      $1,229,000
                                   ==========     ==========     ==========     ==========      ==========
Denominator -- Weighted average
  number of shares outstanding
  Basic weighted average number
    of shares...................    4,776,000      4,776,000      5,263,000      4,776,000       6,531,000
  Effect of dilutive stock
    options and warrants........           --             --        331,000             --       1,105,000
                                   ----------     ----------     ----------     ----------      ----------
      Diluted weighted average
        number of shares........    4,776,000      4,776,000      5,594,000      4,776,000       7,636,000
                                   ==========     ==========     ==========     ==========      ==========

     At September 30, 1998, 342,000 weighted-average shares associated with the Convertible Debt discussed in Note 8 were excluded from the computation of diluted earnings per share for the Transition Period because their inclusion would have had an anti-dilutive effect on earnings per share. All other potential common shares have been included in the diluted earnings per share calculation. All potential common shares were included in the calculation of diluted earnings per share for the years ended February 29, 1996 and February 28, 1997 and 1998.

NOTE 11 -- STOCKHOLDERS' EQUITY

  Redeemable Preferred Stock

     During the year ended February 28, 1998, the Company merged with WTC Holdings Ltd. and its wholly-owned subsidiary, Western Telecom Construction Ltd. (collectively, "Western Telecom"). The merger was accounted for as a pooling-of-interests and the February 28, 1997 financial statements have been restated to include the accounts of Western Telecom. In February 1994, Western Telecom issued 467 shares of Class A redeemable preferred stock. The preferred stock ranked in priority to common stock in the event of liquidation, dissolution or winding up of the affairs of Western Telecom. The shares also contain stated redemption values and rights to 5% noncumulative dividends when declared by the Board of Directors. There were no unpaid dividends at February 28, 1997 and 1998. The preferred stock has no voting rights.

     The shares have been reflected at their total redemption price of $450,000 in the February 28, 1997 balance sheet. During the year ended February 28, 1998, the Company redeemed all outstanding shares.

  Common Stock

     The Company has a single class of $0.01 par value common stock. Authorized shares total 10 million, of which 2,580,000 have been registered on Form SB-2 with the Securities and Exchange Commission under the 1933 Securities Act. A total of 1,200,000 of the registered securities were sold in connection with an initial public offering on October 15, 1997. Proceeds from the offering totaled $7.5 million, net of $485,000 of underwriting costs.

     As disclosed in Note 3, an additional 1,277,000 shares were issued in connection with various business combinations during the Transition Period and an additional 3,969,000 shares were issued in the fiscal year ended February 28, 1998. During the fiscal year ended February 28, 1998, a total of 7,000 shares were issued as stock awards to employees of the Company and acquired businesses as incentive to remain in the employ of the Company.

  Stock Warrants

     In connection with its initial public offering in October 1997, the Company issued stock warrants to purchase 1,380,000 shares of common stock of the Company with an exercise price of $9.00 per share. The warrants contained a provision whereby the Company could call for redemption of the warrants if the closing price of the Company's common stock equaled or exceeded $15.00 for ten consecutive days. During the Transition Period 559,000 warrants to purchase 559,000 shares of common stock were tendered for exercise with aggregate proceeds of $4.79 million to the Company, net of commissions and related expenses of $243,000. On September 29, 1998, the Company exercised its right to call the remaining warrants, with a redemption date of October 30, 1998. Subsequent to September 30, 1998 and prior to the redemption date, 819,000 warrants were tendered for conversion with gross proceeds of $7.37 million, resulting in the cancellation of the remaining warrants which were not tendered.

NOTE 12 -- STOCK OPTIONS

     The Company has two stock option plans that provide for the granting of stock options to certain officers, employees, directors and consultants of the Company and its subsidiaries. These options generally vest over a period of three years from the date of grant (as determined by the Company's Compensation Committee) and have a maximum exercise term of ten years from the date of grant. The 1998 Stock Incentive Compensation Plan (the "1998 Plan") is the only plan with stock option awards currently available for grant; a prior plan has stock options exercisable at September 30, 1998 to purchase up to 400,000 shares of common stock. The Company is authorized to grant options for up to ten percent of the issued shares of common stock under the 1998 Plan. A summary of awards granted under the plans is as follows for the fiscal year ended February 28, 1998 and the Transition Period:

                                                  YEAR ENDED               SEVEN MONTHS ENDED
                                              FEBRUARY 28, 1998            SEPTEMBER 30, 1998
                                          --------------------------   --------------------------
                                                        WEIGHTED-                    WEIGHTED-
                                          NUMBER OF      AVERAGE       NUMBER OF      AVERAGE
                                           SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                          ---------   --------------   ---------   --------------
Options outstanding at beginning of
  year..................................        --           --         592,000        $ 7.78
Options granted.........................   592,000        $7.78         121,500         18.63
Options exercised.......................        --           --          37,000          7.80
Options forfeited.......................        --           --              --            --
                                           -------        -----         -------        ------
Options outstanding at end of year......   592,000        $7.78         676,500        $ 9.87
                                           =======        =====         =======        ======
Options exercisable at end of year......   105,000        $8.07         125,500        $ 7.85
                                           =======        =====         =======        ======

     A summary of stock options outstanding as of September 30, 1998 is as follows:

                                              WEIGHTED-
                              NUMBER           AVERAGE                             NUMBER       WEIGHTED-
                          OUTSTANDING AT      REMAINING         WEIGHTED-      EXERCISABLE AT    AVERAGE
                          SEPTEMBER 30,      CONTRACTUAL         AVERAGE       SEPTEMBER 30,    EXERCISE
RANGE OF EXERCISE PRICES       1998              LIFE         EXERCISE PRICE        1998          PRICE
------------------------  --------------   ----------------   --------------   --------------   ---------
$13.40 to 26.00........      137,000          4.8 years           $18.60               --            --
$ 7.50 to 8.25.........      525,000          3.6 years             7.24          123,300         $7.99
$ 1.00.................        4,500          3.4 years             1.00            1,500          1.00
$  .01.................       10,000          3.6 years             0.01              700          0.01

     The Company applies the accounting provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations for its stock-based plans. Accordingly, costs for employee stock options or issuance of shares is measured as the excess, if any, of the fair value of the Company's common stock at the measurement date over the amount the employee must pay to acquire the stock. The cost is recognized ratably by the Company as compensation expense over the vesting period. The expense for the fiscal year ended February 28, 1998 and the Transition Period was $21,000 and $35,000 respectively.

     The Company adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which was effective as of January 1, 1996. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model and the following assumptions:

                                                                             SEVEN MONTHS
                                                               YEAR ENDED        ENDED
                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Risk-free interest rate.....................................       6.38%           4.75%
Expected life...............................................   2.7 years       2.7 years
Expected volatility.........................................         29%             70%
Expected dividend yield.....................................          0%              0%

     Had the Company elected to recognize compensation expense as provided for by SFAS No. 123, the Company's net income amounts on a pro forma basis for the year ended February 28, 1998 and the Transition Period would have been as follows:

                                                                             SEVEN MONTHS
                                                               YEAR ENDED        ENDED
                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Pro forma net income adjusted...............................   $2,721,000      $838,000
                                                               ==========      ========
Pro forma basic earnings per share..........................   $     0.52      $   0.13
                                                               ==========      ========
Pro forma diluted earning per share.........................   $     0.49      $   0.11
                                                               ==========      ========

     The weighted average fair values per share at the date of grant for options granted during the year ended February 28, 1998 and the Transition Period were as follows:

                                                                             SEVEN MONTHS
                                                               YEAR ENDED        ENDED
                                                              FEBRUARY 28,   SEPTEMBER 30,
                                                                  1998           1998
                                                              ------------   -------------
Options with exercise prices less than the fair value of the
  stock at the date of grant................................      39,500         19,100
     -- weighted average fair value.........................    $   6.00       $  12.00
Options with exercise prices equal to the fair value of the
  stock at the date of grant................................     311,500        102,400
     -- weighted average fair value.........................    $   1.25       $   9.00
Options with exercise prices greater than the fair value of
  the stock at the date of grant............................     241,000             --
     -- weighted average fair value.........................    $   0.50             --

NOTE 13 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information is as follows:

                                        FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                            1996           1997           1998           1998
                                        ------------   ------------   ------------   -------------
Cash paid for interest................    $ 91,000       $80,000       $  107,000     $  312,000
Cash paid for income taxes............     128,000        77,000          177,000        280,000
Non-cash transactions
  Stock issuances for business
     acquisitions.....................          --            --        1,184,000      8,100,000

NOTE 14 -- RETIREMENT PLAN

     The Company's subsidiary, Westower Communications Inc., adopted a defined contribution retirement plan, effective January 1, 1997. The plan contains certain participation criteria and allows for both employee and employer discretionary contributions. The total Company funded discretionary contribution for the years ended February 29, 1996 and February 28, 1997 and 1998 was $0, $46,000 and $52,000, respectively. There were no employer contributions during the Transition Period.

NOTE 15 -- RELATED PARTY TRANSACTIONS

  Advance to Related Parties

     During the fiscal year ended February 28, 1998, the Company advanced $119,000 to a Canadian corporation owned by certain stockholders of Westower Corporation. Proceeds were used by the

Corporation to purchase facilities leased by two of the Company's subsidiaries. The advance was repaid during the Transition Period. The Company also advanced $77,000 to several stockholders during the fiscal year ended February 28, 1998 which were repaid during the Transition Period. At September 30, 1998, additional related party advances include $379,000 of unsecured non-interest bearing shareholder loans made by subsidiaries, prior to acquisition, during the Transition Period which are expected to be paid in full subsequent to September 30, 1998. At September 30, 1998, the Company has a $65,000 receivable from a former shareholder of an acquired S corporation. The acquired S corporation made a distribution to the shareholder, prior to the combination, in an amount to meet the shareholder's current estimated tax obligation. Subsequent to the combination it was determined that the tax liability was approximately $65,000 overestimated and a receivable for the excess distribution has been recorded. The Company expects to collect this amount in full subsequent to September 30, 1998.

  Note Receivable

     At September 30, 1998, the Company had a note receivable for $495,000, plus accrued interest of $17,000, from an organization with which they share a common director. The note bears interest at 12% and is collateralized by warrants to purchase shares of the Company's common stock, and is due on demand.

  Management Services and Accounts Payable

     In prior years the Company received consulting services from Westower Consulting Ltd., a Canadian corporation owned by a stockholder of Westower Corporation. Charges for these services were $94,000 and $126,000 in the fiscal years ended February 28, 1997 and 1998, respectively. Included in trade accounts payable at February 28, 1998 is $39,000 due to Westower Consulting Ltd. Fees billed by related entities generally do not continue subsequent to acquisition by the Company as the related services are performed by employees and officers of the Company.

  Notes and Advances Payable to Related Parties

     Notes and advances payable to related parties consist of the following:

                                                   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                       1997           1998           1998
                                                   ------------   ------------   -------------
Current
  Unsecured advances and notes payable to
     stockholders and officers, paid in full
     during the Transition Period................    $     --      $  871,000      $     --
  Unsecured advances payable to officers and
     stockholders, in Canadian dollars, with no
     stated interest rate and no specific
     repayment terms, paid in full during the
     Transition Period...........................          --         173,000            --
  Unsecured advances payable to officers and
     stockholders, with no stated interest rate,
     and no specific repayment terms.............          --              --       228,000
  Unsecured notes payable to officers and
     stockholders, paid in full during the
     transition period...........................     672,000       1,000,000            --
                                                     --------      ----------      --------
                                                     $672,000      $2,044,000      $228,000
                                                     ========      ==========      ========

  Facility Leases

     Two subsidiaries acquired during the fiscal year ended February 28, 1998, 501053 B.C. Ltd. and National Tower Service Ltd., lease their operating facilities, on a month-to-month basis, from Canadian corporations owned by certain stockholders of Westower Corporation. Lease payments made during the Transition Period were $39,000 and there were no significant lease payments made to the stockholders during the fiscal year ended February 28, 1998.

NOTE 16 -- COMMITMENTS AND CONTINGENCY

     The Company leases operating facilities, office equipment and vehicles under noncancelable operating lease agreements. Future minimum lease payments are as follows:

                 YEAR ENDING SEPTEMBER 30:
                 -------------------------
1999........................................................  $  607,000
2000........................................................     348,000
2001........................................................     203,000
2002........................................................      67,000
2003........................................................      63,000
Thereafter..................................................      52,000
                                                              ----------
Total.......................................................  $1,340,000
                                                              ==========

     Rent and lease expense was $29,000, $224,000, $259,000 and $632,000 for the fiscal years ended February 29, 1996 and February 28, 1997 and 1998 and the Transition Period, respectively.

LITIGATION

     The Company is subject to lawsuits and other legal claims in the normal course of its operations. Management believes that the resolution of any such lawsuits and legal claims, if any, will not have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 17 -- CREDIT RISK AND BUSINESS CONCENTRATIONS

     Financial instruments that potentially subject the Company to concentrations of credit consist primarily of cash, cash equivalents and trade accounts receivable. The Company places its temporary cash investments with a major financial institution. At times, deposits with any one institution may exceed federally insured limits. The Company extends credit to customers based on evaluation of customer's financial condition and credit history. Collateral is generally not required. Customers include large Canadian and U.S. companies concentrated in the telecommunications industry.

     Contract revenues from two customers accounted for 29% of revenues during the fiscal year ended February 28, 1998, and one customer accounted for 56% of revenues during the fiscal year ended February 28, 1997. Accounts receivable from two customers comprise 48% of accounts receivable at February 28, 1998 and one customer accounted for 39% of account receivable at February 28, 1997. There were no customers who accounted for greater than 10% of sales for the Transition Period and there were no customers with accounts receivable representing 10% or more of the total accounts receivable at September 30, 1998.

     Management expects that sales to relatively few customers will continue to account for a high percentage of its revenues into the foreseeable future and believes the Company's financial results depend in significant part upon the success of these customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have an adverse effect on the Company's business, financial condition and results of operations.

NOTE 18 -- SEGMENT INFORMATION

     The Company's operations are comprised of a number of communication tower construction entities that were recently acquired. While management assesses the operating results of each of these entities separately, as these entities and its existing operations exhibit similar financial performance and have similar economic characteristics, they have been aggregated as one segment.

     The following table summarizes contract and other revenues and long-lived assets related to the respective countries in which the Company operates.

                                                            FEBRUARY 29, 1996
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $14,775,000    $ 8,897,000    $ 5,878,000

                                                            FEBRUARY 28, 1997
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $46,091,000    $39,177,000    $ 6,914,000
Long-lived assets.............................  $ 2,707,000    $ 1,000,000    $ 1,707,000

                                                            FEBRUARY 28, 1998
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $41,662,000    $22,160,000    $19,502,000
Long-lived assets.............................  $ 4,321,000    $ 1,196,000    $ 3,125,000

                                                           SEPTEMBER 30, 1998
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $31,944,000    $19,982,000    $11,962,000
Long-lived assets.............................  $ 7,574,000    $ 3,729,000    $ 3,845,000

     Long-lived assets are comprised of property, plant and equipment and excludes intangible assets.

NOTE 19 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of cash and cash equivalents, trade accounts receivable and payable, and other current liabilities approximate their carrying amounts. The fair values of advances to and from related parties approximate their fair value due to the short term nature of the instruments. The fair values of long-term debt, which are based on the present values of the underlying cash flows discounted at the Company's incremental borrowing rates, are as follows:

                                                   FEBRUARY 28,   FEBRUARY 28,   SEPTEMBER 30,
                                                       1997           1998           1998
                                                   ------------   ------------   -------------
Long-term debt...................................    $822,000       $794,000      $19,446,000

NOTE 20 -- SUBSEQUENT EVENTS

     On November 10, 1998 the Company completed the acquisition of Summit Communications, LLC ("Summit"), a Mississippi limited liability company which engages in operations similar to those of the Company. The merger was effected by exchanging 200,000 shares of common stock valued at approximately $4.1 million, based on the publicly traded price, $4.4 million in cash, and the assumption of certain liabilities, for all membership interests in Summit. The former members of Summit may also receive an additional 100,000 shares of common stock, based on certain performance criteria during the three years following the date of acquisition. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $8.0 million.

     On October 30, 1998 the Company completed the acquisition of Teletronics Management Services, Inc. ("Teletronics"). The acquisition was effected by exchanging 188,000 shares of common stock valued at approximately $4 million, based on the publicly traded price, $1 million in cash, and the assumption of certain liabilities including distributions payable to former shareholders in the amount of $800,000, for all outstanding shares of Teletronics. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $5.0 million.

     The Company is currently in negotiations with certain tower construction companies concerning acquisition by Westower. The Company is also in negotiations with certain third parties concerning the acquisition of wireless communication towers, and with a financial institution to arrange financing for the wireless communication tower purchases, should the negotiations conclude successfully. None of the negotiations are finalized and there is no assurance that the Company will be successful in concluding these negotiations, or if the Company is successful, that the acquisitions will not be dilutive to existing shareholders.

                        [Page Intentionally Left Blank.]

                     WESTOWER CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     SEPTEMBER 30, 1998 AND MARCH 31, 1999

                                                              SEPTEMBER 30,    MARCH 31,
                                                                  1998            1999
                                                              -------------   ------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 9,331,000    $  9,246,000
  Accounts receivable, net..................................    13,289,000      16,711,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     5,078,000       4,263,000
  Inventory.................................................     2,151,000       2,920,000
  Related party advances and receivables....................       956,000       1,579,000
  Income tax receivable.....................................       220,000         220,000
  Other current assets......................................     1,203,000       1,908,000
                                                               -----------    ------------
          Total current assets..............................    32,228,000      36,847,000
Property and equipment, net.................................     7,574,000      30,529,000
Intangible assets, net......................................    19,721,000      33,739,000
Other assets................................................     2,771,000       5,547,000
                                                               -----------    ------------
          Total assets......................................   $62,294,000    $106,662,000
                                                               ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................   $ 7,053,000    $  4,909,000
  Other current liabilities.................................     2,810,000       1,366,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     1,435,000       1,112,000
  Income taxes payable......................................     2,116,000       2,690,000
  Deferred income taxes.....................................       428,000         370,000
  Stockholder advances and notes payable to related
     parties................................................       228,000         254,000
  Note payable..............................................     1,089,000          68,000
  Current portion of long-term debt and capital lease
     obligations............................................     2,419,000       1,630,000
                                                               -----------    ------------
          Total current liabilities.........................    17,578,000      12,399,000
Long-term debt and capital lease obligations, excluding
  current portion...........................................    14,991,000      46,437,000
Deferred income taxes.......................................     2,962,000       2,926,000
                                                               -----------    ------------
          Total liabilities.................................    35,531,000      61,762,000
Commitments and contingencies
Stockholders' equity
  Common stock ($.01 par value, 10,000,000 and 25,000,000
     shares authorized, 7,047,000 and 8,435,000 shares
     issued and outstanding at September 30, 1998 and March
     31, 1999, respectively)................................        70,000          84,000
  Additional paid-in-capital................................    22,610,000      39,488,000
  Accumulated other comprehensive income (loss).............      (581,000)       (482,000)
  Retained earnings.........................................     4,664,000       5,810,000
                                                               -----------    ------------
          Total stockholders' equity........................    26,763,000      44,900,000
                                                               -----------    ------------
          Total liabilities and stockholders' equity........   $62,294,000    $106,662,000
                                                               ===========    ============

             See accompanying notes to these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               THREE AND SIX MONTHS ENDED MARCH 31, 1998 AND 1999

                                            THREE MONTHS   THREE MONTHS   SIX MONTHS    SIX MONTHS
                                               ENDED          ENDED          ENDED         ENDED
                                             MARCH 31,      MARCH 31,      MARCH 31,     MARCH 31,
                                                1998           1999          1998          1999
                                            ------------   ------------   -----------   -----------
Contract and other revenues earned........  $11,401,000    $18,319,000    $23,358,000   $43,271,000
Costs of revenues earned (exclusive of
  depreciation shown below)...............    8,294,000     12,586,000     17,050,000    30,730,000
                                            -----------    -----------    -----------   -----------
     Gross profit.........................    3,107,000      5,733,000      6,308,000    12,541,000
Selling, general and administrative
  expenses................................    1,467,000      3,999,000      3,187,000     8,257,000
Depreciation and amortization.............      190,000        870,000        261,000     1,459,000
Merger related expenses...................           --             --             --        77,000
                                            -----------    -----------    -----------   -----------
Operating income..........................    1,450,000        864,000      2,860,000     2,748,000
Other income (expense)
     Other income(expense)................      122,000        237,000        116,000       273,000
     Interest income......................       64,000         78,000        112,000       131,000
     Interest and financing expense.......      (46,000)      (551,000)       (72,000)   (1,123,000)
                                            -----------    -----------    -----------   -----------
          Total other income (expense)....      140,000       (236,000)       156,000      (719,000)
                                            -----------    -----------    -----------   -----------
Income before provision for income
  taxes...................................    1,590,000        628,000      3,016,000     2,029,000
Provision for income taxes................      557,000        273,000      1,057,000       883,000
                                            -----------    -----------    -----------   -----------
Net income................................  $ 1,033,000    $   355,000    $ 1,959,000   $ 1,146,000
                                            ===========    ===========    ===========   ===========
Earnings per share:
Basic earnings............................  $      0.17    $      0.04    $      0.33   $      0.14
                                            ===========    ===========    ===========   ===========
Diluted earnings..........................  $      0.15    $      0.04    $      0.29   $      0.13
                                            ===========    ===========    ===========   ===========

             See accompanying notes to these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        SIX MONTHS ENDED MARCH 31, 1999

                                                                                   ACCUMULATED
                                    COMMON STOCK       ADDITIONAL                     OTHER
                                --------------------     PAID-IN      RETAINED    COMPREHENSIVE   COMPREHENSIVE
                                 SHARES      AMOUNT      CAPITAL      EARNINGS    INCOME (LOSS)      INCOME          TOTAL
                                ---------   --------   -----------   ----------   -------------   -------------   -----------
BALANCE, September 30, 1998...  7,047,000   $70,000    $22,610,000   $4,664,000     $(581,000)                    $26,763,000
Net income....................         --        --             --    1,146,000            --      $1,146,000
Foreign currency translation
  adjustment..................         --        --             --           --        99,000          99,000
                                                                                                   ----------
        Total comprehensive
          income..............                                                                     $1,245,000       1,245,000
                                                                                                   ==========
Proceeds from warrants and
  options exercised, net......    985,000    10,000      8,558,000           --            --                       8,568,000
Stock issuances for business
  acquisitions................    403,000     4,000      8,280,000           --            --                       8,284,000
Stock compensation expense....         --        --         40,000           --            --                          40,000
                                ---------   -------    -----------   ----------     ---------                     -----------
BALANCE, March 31, 1999.......  8,435,000   $84,000    $39,488,000   $5,810,000     $(482,000)                    $44,900,000
                                =========   =======    ===========   ==========     =========                     ===========

             See accompanying notes to these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED MARCH 31, 1998 AND 1999

                                                                 1998           1999
                                                              -----------   ------------
CASH FROM OPERATING ACTIVITIES
  Net income................................................  $ 1,959,000   $  1,146,000
Adjustments to reconcile net income to net cash from
  operating activities
  Depreciation and amortization.............................      261,000      1,459,000
  Gain on sale of assets....................................     (125,000)            --
  Non-cash interest and financing expense...................           --        239,000
  Earnings from equity investment...........................           --       (225,000)
  Stock compensation expense................................       35,000         40,000
Changes in operating assets and liabilities, net of effect
  of acquisitions
  Accounts receivable.......................................      859,000        186,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     (962,000)       815,000
  Inventory and other current assets........................     (460,000)    (1,316,000)
  Other assets..............................................      335,000             --
  Trade accounts payable....................................     (348,000)    (2,818,000)
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      587,000       (323,000)
  Other current liabilities.................................      146,000     (1,782,000)
  Current and deferred income taxes.........................    1,619,000        480,000
                                                              -----------   ------------
          Net cash flows provided by (used in) operating
             activities.....................................    3,906,000     (2,099,000)
                                                              -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, net of cash acquired..........   (1,474,000)    (6,583,000)
  Increase in other assets..................................           --     (3,225,000)
  Purchases of property and equipment.......................   (1,192,000)   (22,658,000)
  Proceeds from sale of assets..............................      302,000             --
                                                              -----------   ------------
          Net cash flows used in investing activities.......   (2,364,000)   (32,466,000)
                                                              -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from stock issuances, net........................    7,493,000      7,574,000
  Proceeds from long-term debt..............................      837,000        807,000
  Repayments to related parties.............................   (1,101,000)    (1,980,000)
  Repayments from (advances to) related parties.............     (637,000)       526,000
  Borrowings (repayments) on line of credit, net............     (404,000)    (1,871,000)
  Proceeds from credit facility.............................           --     31,500,000
  Distributions to stockholders of acquired subsidiaries
     prior to acquisition...................................   (2,738,000)            --
  Repayments of long-term debt..............................     (325,000)    (2,086,000)
                                                              -----------   ------------
          Net cash flows from financing activities..........    3,125,000     34,470,000
                                                              -----------   ------------
EFFECT OF EXCHANGE RATES....................................       (6,000)        10,000
                                                              -----------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    4,661,000        (85,000)
CASH AND CASH EQUIVALENTS, beginning of period..............    1,748,000      9,331,000
                                                              -----------   ------------
CASH AND CASH EQUIVALENTS, end of period....................  $ 6,409,000   $  9,246,000
                                                              ===========   ============

             See accompanying notes to these financial statements.

                     WESTOWER CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     Westower Corporation (the "Company") designs builds and maintains wireless communications transmitting and receiving facilities for providers of wireless communications services. The Company also owns and leases communications towers. The Company operates throughout the U.S. and Canada.

     The unaudited condensed consolidated financial statements and notes thereto at March 31, 1999 and September 30, 1998 (audited), and for the three and six months ended March 31, 1999 and 1998, reflect the October 28, 1997 merger with Western Telecom Construction Ltd., an Alberta corporation, the May 29, 1998 merger with MJA Communications Corp., a Florida corporation, and the August 31, 1998 merger with Standby Services, Inc., a Texas corporation. All companies design, fabricate and construct wireless transmitting and receiving facilities and shelters for communications providers. The Company issued 835,000 shares of its common stock for all the common shares of Western Telecom Construction Ltd., 397,000 shares of its common stock for all of the common shares of MJA Communications Corp., and 544,000 shares of its common stock for all of the common shares of Standby Services, Inc. All of these mergers were accounted for as or similar to a pooling-of-interests.

     On October 27, 1998, the Company changed its fiscal year-end from February 28 to September 30. All prior information has been restated to conform with a September 30 year end.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures normally required by generally accepted accounting principles for complete financial statements or those normally reflected in the Company's Annual Report on Form 10-KSB. The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of results for interim periods. Results of interim periods are not necessarily indicative of the results to be expected for a full year. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the seven-month Transition Period ended September 30, 1998 and the notes thereto included in the Company's Form 10-KSB.

     Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly owned domestic and Canadian subsidiaries. Investments in subsidiaries in which the Company exercises significant influence but which it does not control are accounted for using the equity method. Investment in a 60% owned affiliated company is accounted for on the equity method of accounting. The Company's equity earnings from this investment during the three and six months ended March 31, 1999 were $189,000 and $225,000, respectively, which has been included in other income. All material intercompany accounts and transactions have been eliminated in consolidation.

     Foreign Currency Translation -- All asset and liability accounts of Canadian operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as a component of comprehensive income and stockholders' equity in the consolidated balance sheet. Exchange gains and losses from foreign currency transactions are included in income currently.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include costs and estimated earnings on uncompleted contracts, depreciation of property and equipment, accrued income tax liabilities, and purchase price allocations for acquisitions. Actual results could differ from those estimates.

     Reclassification -- Certain prior year amounts have been reclassified to conform to the current year presentation and did not impact previously reported stockholders' equity or cash flow.

NOTE 2 -- INVENTORY

     Inventory is stated at the lower of cost and estimated net realizable value using the first-in, first-out method. Inventory consists of materials purchased for future construction not associated with specific jobs.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                             SEPTEMBER 30,    MARCH 31,
                                                                 1998           1999
                                                             -------------   -----------
Buildings..................................................   $ 1,795,000    $ 1,806,000
Vehicles...................................................     2,540,000      3,796,000
Equipment..................................................     1,580,000      2,361,000
Communications towers......................................     1,401,000     20,174,000
Furniture and fixtures.....................................       943,000      1,668,000
Leasehold improvements.....................................        81,000        150,000
Construction in progress...................................            --      1,616,000
                                                              -----------    -----------
                                                                8,340,000     31,571,000
Less accumulated depreciation and amortization.............    (1,562,000)    (2,358,000)
                                                              -----------    -----------
                                                                6,778,000     29,213,000
Land.......................................................       796,000      1,316,000
                                                              -----------    -----------
                                                              $ 7,574,000    $30,529,000
                                                              ===========    ===========

     In February 1999, the Company completed the acquisition of certain communications towers under contract in December 1998, at an aggregate cost of approximately $17 million.

NOTE 4 -- ACQUISITIONS

     During the six months ended March 31, 1999, the Company consummated the following transactions which were accounted for under the purchase method of accounting, and accordingly, the operating results of the acquired entities have been included in the consolidated operating results since the date of acquisition.

     On October 30, 1998 the Company completed the acquisition of Teletronics Management Services, Inc. ("Teletronics"). The acquisition was effected by exchanging approximately 188,000 shares of common stock valued at approximately $3.8 million, based on the publicly traded price, $1.8 million in cash, including distributions payable to former shareholders in the amount of $800,000, and the assumption of certain liabilities, for all outstanding shares of Teletronics. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $5.0 million.

     On November 10, 1998 the Company completed the acquisition of Summit Communications, LLC ("Summit"), a Mississippi limited liability company which engages in operations similar to those of the Company. The acquisition was effected by exchanging approximately 200,000 shares of common stock valued at approximately $4.1 million, based on the publicly traded price, $4.4 million in cash, and the assumption of certain liabilities, for all membership interests in Summit. The former members of Summit may also receive an additional 100,000 shares of common stock, based on certain performance criteria during the three years following the date of acquisition. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $8.0 million.

     On February 4, 1999 the Company completed the acquisition of Cypress Real Estate Services, Inc. ("Cypress"), a Florida corporation. The acquisition was effected by exchanging approximately 15,000 shares of common stock valued at approximately $424,000, based on the publicly traded price, for all outstanding shares of Cypress. The former shareholder of Cypress may also receive additional shares of common stock, based on the number of towers, not to exceed 1,000 towers, acquired or constructed by the Company, subject to certain limitations and restrictions. The acquisition was accounted for using the purchase method for business combinations with substantially all of the purchase price allocated to goodwill.

     On February 26, 1999 the Company completed the acquisition of Telecommunications R. David ("R. David"), a Quebec, Canada company which engages in operations similar to those of the Company. The acquisition was effected by exchanging approximately $330,000 in cash, and the assumption of certain liabilities, for all outstanding shares of R. David. The acquisition was accounted for using the purchase method for business combinations resulting in goodwill of approximately $350,000.

     The following is a summary of all consideration exchanged for acquisitions that were accounted for as purchases:

                                                              SIX MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                                 1999
                                                              -----------
Shares issued...............................................      403,000
Value of shares.............................................  $ 8,284,000
Cash........................................................    6,583,000
                                                              -----------
Total purchase price........................................  $14,867,000
                                                              ===========

     The assets and liabilities of the acquired entities were recorded at their estimated fair market values at the dates of acquisition. The initial allocations of fair market values are preliminary and are subject to adjustments during the first year following the acquisition. The initial allocations were as follows:

                                                               MARCH 31,
                                                                 1999
                                                              -----------
Non-compete agreements......................................  $   136,000
Tangible assets.............................................    5,084,000
Goodwill....................................................   13,825,000
Liabilities assumed and deferred tax liabilities............   (4,178,000)
                                                              -----------
Total purchase price........................................  $14,867,000
                                                              ===========

     Included in the operating results for the three and six months ended March 31, 1999 are revenues of $4,384,000 and $9,279,000, respectively, and operating income of $426,000 and $1,360,000, respectively, from the dates of acquisition. Goodwill is generally amortized over a 20 year period.

NOTE 5 -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                             SEPTEMBER 30,    MARCH 31,
                                                                 1998           1999
                                                             -------------   -----------
Goodwill...................................................   $14,039,000    $27,864,000
Communications tower purchase contract.....................     5,661,000      6,381,000
Non-compete agreements.....................................       219,000        355,000
                                                              -----------    -----------
                                                               19,919,000     34,600,000
Less accumulated amortization..............................      (198,000)      (861,000)
                                                              -----------    -----------
                                                              $19,721,000    $33,739,000
                                                              ===========    ===========

     During May 1999, the Company completed the acquisition of certain wireless communications towers under contract at an aggregate cost of $9.2 million, which is in addition to the amount ascribed in the contract above.

NOTE 6 -- OTHER ASSETS

     Other assets consist of the following:

                                                              SEPTEMBER 30,   MARCH 31,
                                                                  1998           1999
                                                              -------------   ----------
Deposits on tower purchase contracts........................   $       --     $  781,000
Equity investment in joint venture..........................      217,000      1,210,000
Deposit on business purchase................................           --        662,000
Other noncurrent assets, net................................    2,554,000      2,894,000
                                                               ----------     ----------
                                                               $2,771,000     $5,547,000
                                                               ==========     ==========

     During the six months ended March 31, 1999, the Company paid $781,000 as a deposit to acquire additional towers. Equity investment in joint venture represents the Company's cash investment and the Company's equity earnings from this investment. Deposits on business purchases represent deposits on purchases of businesses that the Company is currently negotiating. There can be no assurance that the Company will be successful in completing these negotiations, in which case the deposits are refundable.

NOTE 7 -- LONG-TERM DEBT

     During the six months ended March 31, 1999, the Company borrowed an aggregate $31.5 million under its credit facility with Bank Boston N.A. As of March 31, 1999, the effective interest rate on borrowings under the facility was approximately 7.5%.

NOTE 8 -- COMMON STOCK

     On October 15, 1997, the Company issued 1,200,000 shares of common stock and 1,380,000 warrants to purchase common stock in a public offering. The Company received proceeds, net of costs, of $7,493,000 from its public offering. During the six months ended March 31, 1999, the Company received net proceeds of $7,291,000 on the exercise of 819,000 warrants, at $9.00 per share of common stock. In addition to the warrants noted above, during the six months ended March 31, 1999, the Company's underwriters exercised warrants, issued in connection with the Company's initial public offering, resulting in the Company receiving $996,000 on the exercise of warrants to purchase 111,000 shares of common stock at $9 per share. At March 31, 1999, the Company has a receivable from the underwriters of $996,000 included in related party advances and receivables for which the Company received cash proceeds in April and May 1999. At March 31, 1999, there were unexercised warrants to purchase approximately 130,000 shares of common stock held by underwriters.

NOTE 9 -- EARNINGS PER SHARE

     The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                          THREE        THREE
                                          MONTHS       MONTHS     SIX MONTHS   SIX MONTHS
                                          ENDED        ENDED        ENDED        ENDED
                                        MARCH 31,    MARCH 31,    MARCH 31,    MARCH 31,
                                           1998         1999         1998         1999
                                        ----------   ----------   ----------   ----------
Numerator -- Net income as reported...  $1,033,000   $  355,000   $1,959,000   $1,146,000
                                        ==========   ==========   ==========   ==========
Denominator -- Weighted average number
  of shares outstanding:
  Basic weighted average number of
     shares...........................   6,110,000    8,343,000    5,980,000    8,088,000
  Effect of dilutive stock options and
     warrants.........................     958,000      491,000      873,000      599,000
                                        ----------   ----------   ----------   ----------
       Diluted weighted average number
          of shares...................   7,068,000    8,834,000    6,853,000    8,687,000
                                        ==========   ==========   ==========   ==========

     For the three and six months ended March 31, 1998 and 1999, shares associated with convertible debt were excluded from the computation of diluted earnings per share because inclusion would have had an anti-dilutive effect on earnings per share. All other potential common shares have been included in the diluted earnings per share calculation. All potential common shares were included in the calculation of diluted earnings per share for the three and six months ended March 31, 1998.

NOTE 10 -- SEGMENT INFORMATION

     The Company's operations are comprised of a number of communication tower construction entities that were recently acquired. While management assesses the operating results of each of these entities separately, as these entities and its existing operations exhibit similar financial performance and have similar economic characteristics, they have been aggregated as one segment.

     The following table summarizes contract and other revenues and long-lived assets related to the respective countries in which the Company operates.

                                                            AS AT AND FOR THE
                                                     SIX MONTHS ENDED MARCH 31, 1998
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $23,358,000    $12,495,000    $10,863,000
Long-lived assets.............................  $ 4,366,000    $ 1,235,000    $ 3,131,000

                                                            AS AT AND FOR THE
                                                     SIX MONTHS ENDED MARCH 31, 1999
                                                -----------------------------------------
                                                   TOTAL      UNITED STATES     CANADA
                                                -----------   -------------   -----------
Contract and other revenues...................  $43,271,000    $32,823,000    $10,448,000
Long-lived assets.............................  $30,529,000    $24,485,000    $ 6,044,000

     Long-lived assets are comprised of property and equipment and exclude intangible assets.

NOTE 11 -- MERGER OF THE COMPANY

     On May 15, 1999, the Company entered into a definitive agreement with Spectrasite Holdings, Inc. (Spectrasite), under which Westower will merge with a subsidiary of Spectrasite. Under the terms of the agreement, Westower shareholders will receive 1.81 shares of Spectrasite common stock for each Westower share. The merger is subject to the approval of Westower's shareholders and the appropriate regulatory agencies as well as other customary closing conditions. There can be no assurance that the merger will be consummated. In the event the merger is not completed, the Company may be obligated to pay a $12.0 million termination fee plus SpectraSite's expenses.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
CORD Communications, Inc.

     We have audited the accompanying balance sheets of CORD Communications, Inc. as of June 30, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CORD Communications, Inc. as of June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As described in note 13 to the financial statements, the Company was sold subsequent to June 30, 1998.

                                                  /s/ Moss Adams LLP

Beaverton, Oregon
October 21, 1998

                           CORD COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                                     JUNE 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   27,730   $  913,514
  Accounts receivable -- trade, (net of allowance)..........   1,951,901    2,452,205
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     151,817      735,634
  Unbilled amounts on completed contracts...................     175,209      394,502
  Accrued interest receivable...............................      14,410        7,744
  Employee advances.........................................       1,471        5,961
  Refundable income taxes...................................     440,320           --
  Prepaid expenses..........................................      43,392       11,069
                                                              ----------   ----------
Total current assets........................................   2,806,250    4,520,629
Property and equipment, net of accumulated depreciation.....     401,834      399,218
Other assets................................................      42,949       39,749
                                                              ----------   ----------
Total assets................................................  $3,251,033   $4,959,596
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable -- trade.................................  $1,459,981   $1,247,921
  Note payable..............................................     500,000      155,000
  Notes payable -- stockholder and related party............          --       87,402
  Current portion, long-term debt and capital lease
     obligations............................................      38,897       48,474
  Accrued wages and payroll taxes...........................     243,426      193,051
  Other accrued liabilities.................................      83,562       17,832
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     443,185       69,352
  Income taxes payable......................................          --      547,000
  Deferred income taxes.....................................     194,800      841,478
                                                              ----------   ----------
Total current liabilities...................................   2,963,851    3,207,510
                                                              ----------   ----------
Long-term debt and capital lease obligations................      53,766       86,121
                                                              ----------   ----------
Deferred income taxes.......................................     260,700           --
                                                              ----------   ----------
Stockholders' equity (deficit):
  Common stock, $1 par value, 1,000,000 shares authorized,
     2,000 shares issued, 873 shares outstanding............         873          873
  Additional paid-in-capital................................     350,878      350,878
  Retained earnings (deficit)...............................    (318,437)   1,374,812
  Note receivable -- stock subscription.....................     (60,598)     (60,598)
                                                              ----------   ----------
Total stockholders' equity (deficit)........................     (27,284)   1,665,965
                                                              ----------   ----------
Total liabilities and stockholders' equity..................  $3,251,033   $4,959,596
                                                              ==========   ==========

                            See accompanying notes.

                           CORD COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED JUNE 30,
                                                              ----------------------------
                                                                 1998             1997
                                                              -----------      -----------
CONTRACT REVENUES...........................................  $11,010,207      $15,902,768
COST OF CONTRACTS:
  Subcontractors............................................    3,642,346        3,522,513
  Labor.....................................................    2,754,248        3,672,345
  Materials and supplies....................................    1,532,546        2,008,403
  Equipment costs and rental................................      615,980          867,399
  Other.....................................................      805,431          875,529
                                                              -----------      -----------
Total cost of contracts.....................................    9,350,551       10,946,189
GROSS PROFIT................................................    1,659,656        4,956,579
GENERAL AND ADMINISTRATIVE EXPENSES.........................    4,157,468        1,916,076
                                                              -----------      -----------
OPERATING INCOME (LOSS).....................................   (2,497,812)       3,040,503
OTHER INCOME (EXPENSES):
  Interest income...........................................       10,887            8,044
  Interest expense..........................................      (41,521)        (100,982)
  Other.....................................................       37,088           18,826
                                                              -----------      -----------
Total other income (expenses)...............................        6,454          (74,112)
INCOME (LOSS) BEFORE INCOME TAXES...........................   (2,491,358)       2,966,391
PROVISION FOR INCOME TAXES..................................     (798,109)       1,339,829
                                                              -----------      -----------
NET (LOSS) INCOME...........................................  $(1,693,249)     $ 1,626,562
                                                              ===========      ===========

                            See accompanying notes.

                           CORD COMMUNICATIONS, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                 NOTE
                                 COMMON STOCK     ADDITIONAL    RETAINED      RECEIVABLE
                                ---------------    PAID-IN      EARNINGS        STOCK
                                SHARES   AMOUNT    CAPITAL      (DEFICIT)    SUBSCRIPTION      TOTAL
                                ------   ------   ----------   -----------   ------------   -----------
Balance, June 30, 1996........   873      $873     $350,878    $  (251,750)    $(80,207)    $    19,794
Receipts on note receivable
  stock subscription..........   --       --             --             --       19,609          19,609
Net income for the year.......   --       --             --      1,626,562           --       1,626,562
                                 ---      ----     --------    -----------     --------     -----------
Balance, June 30, 1997........   873       873      350,878      1,374,812      (60,598)      1,665,965
                                 ---      ----     --------    -----------     --------     -----------
Loss for the year.............   --       --             --     (1,693,249)          --      (1,693,249)
                                 ---      ----     --------    -----------     --------     -----------
Balance, June 30, 1998........   873      $873     $350,878    $  (318,437)    $(60,598)    $   (27,284)
                                 ===      ====     ========    ===========     ========     ===========

                            See accompanying notes.

                           CORD COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $(1,693,249)  $ 1,626,562
Adjustments to reconcile net income (loss) to net cash from
  operating activities:
  Depreciation and amortization.............................      131,561        73,507
  Deferred income taxes.....................................     (385,978)      780,000
  Gain (loss) on sale of fixed assets.......................       10,436        (4,284)
  Changes in certain operating assets and liabilities:
     Accounts receivable -- trade...........................      500,304    (1,716,878)
     Costs and estimated earnings in excess of billings.....      583,817      (662,048)
     Unbilled amounts on completed contracts................      219,293      (394,502)
     Accrued interest receivable............................       (6,666)        3,466
     Employee advances......................................        4,490        (4,976)
     Refundable income taxes................................     (440,320)           --
     Prepaid expenses.......................................      (32,323)          (16)
     Other assets...........................................       (3,200)      (26,074)
     Accounts payable -- trade..............................      212,060       875,528
     Accrued wages and payroll taxes........................       50,375       143,130
     Other accrued liabilities..............................       65,730        (1,702)
     Billings in excess of costs and estimated earnings.....      373,833       (65,560)
     Income taxes payable...................................     (547,000)      542,654
                                                              -----------   -----------
          Net cash (used in) from operating activities......     (956,837)    1,168,807
                                                              -----------   -----------
CASH FLOWS RELATED TO INVESTING ACTIVITIES
Decrease (increase) in note receivable -- stock
  subscription..............................................           --        19,609
Proceeds from sale of equipment.............................        2,800            --
Purchase of property and equipment..........................     (147,413)     (290,046)
                                                              -----------   -----------
          Net cash used in investing activities.............     (144,613)     (270,437)
                                                              -----------   -----------
CASH FLOWS RELATED TO FINANCING ACTIVITIES
Proceeds from issuance of long-term debt and capital lease
  obligations...............................................        8,000       123,620
Principal payments on long-term debt and capital lease
  obligations...............................................      (49,932)      (60,481)
Proceeds from stockholder loans.............................           --         6,767
Principal payments on stockholder loans.....................      (87,402)           --
Net change in notes payable.................................      345,000      (110,000)
                                                              -----------   -----------
          Net cash from (used in) financing activities......      215,666       (40,094)
                                                              -----------   -----------
NET (DECREASE) INCREASE IN CASH.............................     (885,784)      858,276
CASH AND CASH EQUIVALENTS, beginning of year................      913,514        55,238
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS, end of year......................  $    27,730   $   913,514
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................  $    41,521   $   100,982
                                                              ===========   ===========
Interest received...........................................  $     4,221   $    11,510
                                                              ===========   ===========
Income taxes paid...........................................  $   575,188   $       505
                                                              ===========   ===========

                            See accompanying notes.

                           CORD COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     CORD Communications, Inc. was incorporated in July 1994 in the state of California. The Company constructs cellular communication sites, underground and overhead telephone and utility lines, and commercial tenant improvements. In addition, they perform site acquisition and lease negotiations, and provide land use planning services. The Company operates primarily in California, Washington, and Oregon.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At June 30, 1997, cash and cash equivalents that exceeded the FDIC insurance limits were $711,410.

ACCOUNTS RECEIVABLE

     In the normal course of business, the Company extends credit to customers, principally with customers located in California, Washington, and Oregon. Collectibility of accounts receivable is periodically assessed by management. This assessment provides the basis for any allowance for doubtful accounts and related bad debt expense. An allowance of $83,000 was considered necessary by management at June 30, 1998. No allowance for doubtful accounts was considered necessary by management as of June, 30 1997. A concentration of credit risk exists in connection with the Company's trade customers due to the proximity of location and services provided. As of June 30, 1998 and 1997, the Company had accounts receivable balances of $1,951,901 and $2,452,205, which were exposed to the concentration of credit risk. Credit risk related to contract receivables is minimized by the Company's rights under lien laws on contracts subject to those laws.

REVENUE AND COST RECOGNITION

     Revenues from fixed-price construction contracts are recognized on the percentage of completion method, measured on the basis of cost incurred to date to total estimated cost for each contract. Because of inherent uncertainties in estimating cost to complete, it is at least reasonably possible that the estimates used will change in the near term.

     Contract costs include all direct material, equipment and labor costs, subcontract costs and those indirect costs related to contract performance, such as supplies, travel and per diem costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Claims are generally included in contract revenues when settled.

     The asset, "Cost and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in advance of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in advance of revenues recognized.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost and is depreciated on the straight-line method over the estimated useful lives of the assets.

Vehicles....................................................  5 years
Office furniture and equipment..............................  3 to 7 years
Construction equipment......................................  5 to 7 years
Leasehold improvements......................................  3 years

     Property and equipment consisted of the following at June 30, 1998 and 1997, respectively:

                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
Vehicles....................................................  $ 342,782   $ 275,864
Office furniture and equipment..............................    183,760     137,735
Construction equipment......................................    119,028     112,648
Leasehold improvements......................................     19,361      19,361
                                                              ---------   ---------
                                                                664,931     545,608
Less accumulated depreciation...............................   (263,097)   (146,390)
                                                              ---------   ---------
                                                              $ 401,834   $ 399,218
                                                              =========   =========

     The cost and related accumulated depreciation of assets sold or disposed are removed from the accounts, and any resulting gain or loss is included in operations. Repairs and maintenance expenditures are expensed as incurred.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to different methods of accounting for depreciation and the use of the cash method for income tax purposes. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates used in preparing these financial statements include estimated costs to complete which have a direct effect on gross profit.

VALUATION OF LONG LIVED ASSETS AND CHANGE IN ACCOUNTING POLICY

     The Company periodically reviews long-lived assets and certain identifiable intangibles whenever events of changes in circumstance indicate that the carrying amount of an asset may not be recoverable. There will be no provisions for impairment during 1998 or 1997.

2.  NOTE PAYABLE

     The Company has a line of credit with South Umpqua State Bank, which bears interest at the Wall Street Journal's published prime rate plus 1%. The Company may borrow up to $1,000,000 under the terms of the line of credit. The note is collateralized by equipment, intangible assets, chattel paper accounts, equipment, and general intangibles. The note payable is also personally guaranteed by the stockholders of the Company. Borrowing on the line is limited to 70% of receivables less than 90 days old, less retainage receivables. The line of credit was scheduled to expire on February 1, 1999, however, the note was paid off on September 1, 1998 (see note 13).

3.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Notes payable to Ford Motor Credit Corp. with interest from
  9.75% to 10.25%, payable in monthly installments of
  $1,149, including interest, maturing from 1999 through
  2001, collateralized by vehicles..........................  $ 25,798   $ 36,431
Notes payable to South Umpqua State Bank with interest from
  8.48% to 10.75%, payable in monthly installments of
  $1,950, including interest, maturing from 1998 through
  2001, collateralized by vehicles..........................    21,968     36,074
Note payable to Damerow Ford with interest at 8.65%, payable in monthly installments of $646, including interest,
  maturing in 2001, collateralized by a vehicle.............    21,349     26,950
Note payable on equipment with interest from 1.9%, to 11.5%
  payable in monthly installments of $1,716, including
  interest, maturing in 1998 through 2001, collateralized by
  equipment.................................................    11,518     28,068
Capital lease obligations for equipment, payable in monthly
  installments of $608, including interest, inputed from
  15.29% to 20.92%, maturing in 1999 through 2001,
  collateralized by equipment...............................    12,030      7,072
                                                              --------   --------
                                                                92,663    134,595
Less current portion........................................   (38,897)   (48,474)
                                                              --------   --------
Long-term portion...........................................  $ 53,766   $ 86,121
                                                              ========   ========

     Future maturities of long-term debt are as follows:

                        YEAR ENDING                            AMOUNT
                          JUNE 30,                            MATURING
                        -----------                           --------
1999........................................................  $38,897
2000........................................................   27,571
2001........................................................   22,396
2002........................................................    3,743
2003........................................................       56
                                                              -------
                                                              $92,663
                                                              =======

4.  OPERATING LEASE COMMITMENTS

     The Company leases office and storage space, vehicles, and communication analyzing equipment under non-cancelable operating leases expiring on various dates through February 2000. Total rental payments amounted to $229,482 and $109,964 for the years ended June 30, 1998 and 1997, respectively.

     Future minimum rental commitments under non-cancelable leases payable over the remaining lives of the leases are:

                                                              MINIMUM
                                                               LEASE
                    YEAR ENDING JUNE 30,                      PAYMENTS
                    --------------------                      --------
1999........................................................  $73,793
2000........................................................    7,098
                                                              -------
                                                              $80,891
                                                              =======

5.  COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

     The Company has recorded the following costs and estimated earnings on contracts in progress:

                                                                     JUNE 30,
                                                             -------------------------
                                                                1998          1997
                                                             -----------   -----------
Costs incurred on contracts in progress....................  $ 1,506,191   $ 1,563,604
Estimated earnings.........................................      402,937       807,434
                                                             -----------   -----------
  Revenue recognized to date...............................    1,909,128     2,371,038
  Less billings to date....................................   (2,200,496)   (1,704,756)
                                                             -----------   -----------
                                                             $  (291,368)  $   666,282
                                                             ===========   ===========

     Included in the accompanying balance sheet under the following captions:

                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
Costs and estimated earnings in excess of billings on
  contracts
  in progress...............................................  $ 151,817   $735,634
Billings in excess of costs and estimated earnings on
  contracts
  in progress...............................................   (443,185)   (69,352)
                                                              ---------   --------
                                                              $(291,368)  $666,282
                                                              =========   ========

6.  CONTRACT BACKLOG

     The following schedule summarizes changes in backlog on contracts during the year ended June 30, 1998 and 1997. Backlog represents the amount of gross revenue the Company expects to realize from work to be performed on contracts in progress at year-end.

                                                                    JUNE 30,
                                                           ---------------------------
                                                               1998           1997
                                                           ------------   ------------
Backlog balance, beginning of year.......................  $  1,279,115   $  2,568,957
New contracts during the year............................    10,571,539     14,612,926
                                                           ------------   ------------
                                                             11,850,654     17,181,883
Less: contract revenue earned during the year............   (11,010,207)   (15,902,768)
                                                           ------------   ------------
Backlog balance, end of year.............................  $    840,447   $  1,279,115
                                                           ============   ============

7.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                                     JUNE 30,
                                                              ----------------------
                                                                1998         1997
                                                              ---------   ----------
Current
  Federal...................................................  $(404,249)  $  426,013
  State.....................................................     (7,883)     133,816
                                                              ---------   ----------
                                                               (412,132)     559,829
                                                              ---------   ----------
Deferred
  Federal...................................................   (308,781)     624,000
  State.....................................................    (77,196)     156,000
                                                              ---------   ----------
                                                               (385,977)     780,000
                                                              ---------   ----------
                                                              $(798,109)  $1,339,829
                                                              =========   ==========

     The difference between the actual income tax provision (benefit) and the tax provision (benefit) computed by applying the statutory federal rate to income (loss) before taxes is attributable to the following:

                                                                  JUNE 30,
                                               ----------------------------------------------
                                                       1998                      1997
                                               --------------------      --------------------
                                                AMOUNT          %          AMOUNT         %
                                               ---------      -----      ----------      ----
Federal statutory income tax provision
  (benefit)..................................  $(847,062)     (34.0)%    $1,008,573      34.0%
State statutory income tax provision
  (benefit)..................................   (211,766)      (8.5)%       252,143       8.5%
Carryback of net operating losses (NOL) in
  years with rates different than statutory
  rates......................................     13,300        0.5%             --        --
Change in valuation allowance for deferred
  taxes......................................    283,370       11.4%             --        --
Other........................................    (35,951)      (1.4)%        79,113       2.7%
                                               ---------      -----      ----------      ----
Actual income tax provision (benefit)........  $(798,109)     (32.0)%    $1,339,829      45.2%
                                               =========      =====      ==========      ====

     The composition of the deferred income tax assets and liabilities at June 30, 1998 and 1997 are:

                                                                     JUNE 30,
                                                              -----------------------
                                                                1998         1997
                                                              ---------   -----------
Current deferred tax assets
  Differences in basis in assets due to cash method used for
     income taxes...........................................  $      --   $   751,789
  Bad debts, vacation accrual and other.....................    115,100            --
  Tax benefit of net operating loss carryforwards...........    283,370            --
  Valuation allowance.......................................   (283,370)           --
                                                              ---------   -----------
                                                                115,100       751,789
                                                              ---------   -----------
Current deferred tax liabilities
  Differences in basis in liabilities due to cash method
     used for income taxes..................................         --    (1,593,267)
  Difference in revenue recognized on uncompleted
     contracts..............................................   (171,300)           --
  Deferral of taxes from conversion from cash to accrual
     completed contract.....................................   (134,500)           --
  Other.....................................................     (4,100)           --
                                                              ---------   -----------
                                                               (309,900)   (1,593,267)
                                                              ---------   -----------

                                                                     JUNE 30,
                                                              -----------------------
                                                                1998         1997
                                                              ---------   -----------
Net current deferred tax liabilities........................  $(194,800)  $  (841,478)
                                                              =========   ===========
Non-current deferred tax assets
  Capitalization differences between financial and tax
     accounting.............................................  $   9,000   $     1,266
  Other.....................................................     19,300            --
                                                              ---------   -----------
                                                                 28,300         1,266
                                                              ---------   -----------
Non-current deferred tax liabilities
  Deferral of taxes from conversion from cash to accrual
     completed contract.....................................   (269,000)           --
  Depreciation differences between financial and tax
     accounting.............................................    (20,000)       (1,266)
                                                              ---------   -----------
                                                               (289,000)       (1,266)
                                                              ---------   -----------
Net non-current deferred tax liabilities....................  $(260,700)  $        --
                                                              =========   ===========

     The Company's net operating loss carryforward will expire in 2013.

8.  BOND GUARANTEES

     Most of the Company's business activities are performed under contract agreements with customers which require bond guarantees from an independent surety company. As is customary in the construction industry, the Company has pledged all of its assets in order to indemnify the surety company against losses under these bond guarantees.

9.  RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1996, the Company bought back 418 shares of its stock which was owned by a principal stockholder. The buy-back of stock was accomplished by providing an unsecured promissory note for $138,063 payable upon demand, which accrued interest at the rate of 10% per annum. During the year ended June 30, 1998, the Company paid the remaining principal balance outstanding at June 30, 1997 of $87,402.

     The Company leases equipment from a principal stockholder. Lease payments for the years ended June 30, 1998 and 1997 were $57,600 and $78,920, respectively. Amounts included in accounts payable that were due to the stockholder for equipment rental were $0 and $22,200 at June 30, 1998 and 1997, respectively.

     On June 30, 1995, the Company had an outstanding unsecured note receivable from a stockholder, which it had received in exchange for the issuance of common stock. The note is payable upon demand and accrues interest at the rate of 10% per annum. The Company received payments of principal and interest of $0 and $30,820 at June 30, 1998 and 1997, respectively. The remaining principal balance owed the Company at June 30, 1998 and 1997 was $60,598. The Company's accrued interest balance at June 30, 1998 and 1997 was $14,410 and $7,744, respectively.

10.  DEFINED CONTRIBUTION PENSION PLAN

     Effective January 1997, the Company adopted a 401(k) retirement plan that covers all employees who have completed one year of service and are at least 21 years of age. The Company's contributions, which are discretionary, are allocated to participants based on a percentage of wages. Participants may also make elective contributions. Employer pension expense for the year ended June 30, 1998 and 1997 totaled $28,409 and $0, respectively.

11.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash, accounts receivable, accounts payable, and other current liabilities -- At June 30, 1998, carrying amounts of these financial instruments approximate fair value because of their short maturities.

     Long term debt and capital lease obligations -- At June 30, 1998, estimated fair value of long-term debt approximates the carrying amount of $92,663, based on current rates offered for similar debt.

12.  YEAR 2000 COMPLIANCE

     The Company is conducting a review of its computer and other systems to identify those areas that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Company is currently working with consultants who believe, with modifications to existing software and converting to new software and hardware, the Year 2000 problem will not pose significant operational problems and is not anticipated to be material to its financial position or results of operations in any given year.

13.  SUBSEQUENT EVENTS

     On September 1, 1998, the Company's line of credit was paid in full and canceled.

     On August 31, 1998, the stockholders of CORD Communications sold all of the outstanding shares of stock to Westower Corporation in exchange for $5,000,000 in cash and 217,389 shares of Westower stock. The stockholders can receive 347,826 additional shares contingent on the performance of CORD Communications during the twelve months following the purchase. The purchase agreement also provides that Westower will support CORD's need for additional working capital during the twelve months following the purchase. Westower is a larger cellular tower contractor and operator, and is planning to bring its additional marketing, operational and capital resources to CORD Communications in order to grow and enhance the Company's business activities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Summit Communications, LLC

     In our opinion, the accompanying balance sheet and the related statements of income, members' equity and cash flows present fairly, in all material respects, the financial position of Summit Communications, LLC at September 30, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of Summit Communications, LLC for the Period of Inception (May 24, 1997) to December 31, 1997 were audited by other independent accountants whose report dated March 5, 1998 expressed an unqualified opinion on those statements.

                                            /s/ PricewaterhouseCoopers LLP
Seattle, Washington
May 21, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Summit Communications, LLC
Ridgeland, Mississippi

     We have audited the accompanying balance sheet of Summit Communications, LLC, as of December 31, 1997 and the related statements of income, members' equity and cash flows for the Period of Inception (May 24, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Summit Communications, LLC as of December 31, 1997, the results of its operations and its cash flows for the Period of Inception (May 24, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Shearer, Taylor & Co., P.A.

March 5, 1998
Jackson, Mississippi

                           SUMMIT COMMUNICATIONS, LLC

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
ASSETS
Current assets
  Cash......................................................                  $  541,850
  Accounts receivable.......................................   $1,142,771      2,791,203
  Costs and estimated earnings in excess of billings on
     uncompleted
     contracts..............................................      117,648        411,766
  Note receivable from member...............................                     155,000
  Other current assets......................................       60,949         98,088
                                                               ----------     ----------
Total current assets........................................    1,321,368      3,997,907
                                                               ----------     ----------
Property and equipment
  Machinery and equipment...................................      479,459        568,336
  Vehicles..................................................      398,916        529,734
  Furniture and fixtures....................................       17,292         24,104
                                                               ----------     ----------
                                                                  895,667      1,122,174
  Less: Accumulated depreciation............................     (196,346)      (384,547)
                                                               ----------     ----------
     Property and equipment, net............................      699,321        737,627
                                                               ----------     ----------
Other assets................................................       19,671         18,421
                                                               ----------     ----------
                                                               $2,040,360     $4,753,955
                                                               ==========     ==========
LIABILITIES AND MEMBERS' EQUITY
Liabilities
  Current liabilities
     Book overdraft.........................................   $  118,249
     Accounts payable.......................................      183,876     $1,361,357
     Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................      265,520        532,608
     Accrued expenses and other liabilities.................       84,266        225,356
     Line of credit.........................................      116,537        442,144
     Note payable to member.................................      388,938
     Current portion of capital lease obligations...........       14,917         65,630
     Current portion of long-term debt......................       52,041        125,802
                                                               ----------     ----------
Total current liabilities...................................    1,224,344      2,752,897
Capital lease obligations, less current portion.............       18,881        126,697
Long-term debt, less current portion........................      231,053        469,989
                                                               ----------     ----------
Total liabilities...........................................    1,474,278      3,349,583
                                                               ----------     ----------
Commitments and contingencies
Members' equity.............................................      566,082      1,404,372
                                                               ----------     ----------
                                                               $2,040,360     $4,753,955
                                                               ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                              STATEMENTS OF INCOME

                                                                  PERIOD
                                                               OF INCEPTION
                                                              (MAY 24, 1997)        NINE MONTHS
                                                                    TO                 ENDED
                                                               DECEMBER 31,        SEPTEMBER 30,
                                                                   1997                1998
                                                              ---------------      -------------
Contract revenues earned....................................    $5,477,770          $8,334,650
                                                                ----------          ----------
Cost of contract revenues (exclusive of depreciation and
  amortization shown below)
  Materials, supplies and contract services.................     2,519,761           3,992,685
  Direct labor..............................................       867,387           1,261,849
  Other direct costs........................................       726,241           1,031,938
                                                                ----------          ----------
Total cost of contract revenues.............................     4,113,389           6,286,472
                                                                ----------          ----------
Gross margin................................................     1,364,381           2,048,178
                                                                ----------          ----------
Selling, general and administrative expenses................       645,953             922,198
Depreciation and amortization...............................       197,061             196,616
                                                                ----------          ----------
Income from operations......................................       521,367             929,364
Other income (expense)
  Other income, net.........................................                             1,533
  Interest expense..........................................       (45,285)            (92,607)
                                                                ----------          ----------
Net income..................................................    $  476,082          $  838,290
                                                                ==========          ==========

   The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                          STATEMENT OF MEMBERS' EQUITY

Capital contributions (May 24, 1997)........................  $  100,000
Net income..................................................     476,082
Distributions to members....................................     (10,000)
                                                              ----------
December 31, 1997...........................................     566,082
Net income..................................................     838,290
September 30, 1998..........................................  $1,404,372
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                            STATEMENTS OF CASH FLOWS

                                                                  PERIOD
                                                               OF INCEPTION
                                                              (MAY 24, 1997)    NINE MONTHS
                                                                    TO             ENDED
                                                               DECEMBER 31,    SEPTEMBER 30,
                                                                   1997            1998
                                                              --------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $   476,082      $   838,290
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FLOWS FROM
     OPERATING ACTIVITIES:
     Depreciation and amortization..........................       197,061          196,616
     Loss on disposal of assets.............................                         15,520
     CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF
      EFFECT OF ACQUISITION:
       Accounts receivable..................................    (1,142,771)      (1,648,432)
       Cost and estimated earnings in excess of billings on
        uncompleted contracts...............................      (117,648)        (294,118)
       Other current assets.................................       (37,189)         (37,139)
       Accounts payable.....................................       183,876        1,177,481
       Billings in excess of costs and estimated earnings on
        uncompleted contracts...............................       265,520          267,088
       Accrued expenses and other liabilities...............         6,253          141,090
                                                               -----------      -----------
Net cash (used in) provided by operating activities.........      (168,816)         656,396
                                                               -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for acquisition.................................      (512,207)
  Purchases of property and equipment.......................       (13,865)        (577,476)
  Proceeds from disposals of property and equipment.........                        501,670
                                                               -----------      -----------
Net cash used in investing activities.......................      (526,072)         (75,806)
                                                               -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances to member........................................                       (155,000)
  Proceeds from line of credit, net.........................       116,537          325,607
  Proceeds from note payable to member......................       400,000
  Repayments of note payable to member......................       (11,062)         (10,741)
  Repayments of capital lease obligations...................      (301,930)         (14,857)
  Proceeds from long-term debt..............................       300,174          500,000
  Repayments of long-term debt..............................       (17,080)        (565,500)
  Increase (decrease) in book overdraft.....................       118,249         (118,249)
  Capital contributions.....................................       100,000
  Distributions to members..................................       (10,000)
                                                               -----------      -----------
Net cash provided by (used in) financing activities.........       694,888          (38,740)
                                                               -----------      -----------
Net increase in cash........................................                        541,850
Cash at beginning of period.................................
                                                               -----------      -----------
Cash at end of period.......................................   $        --      $   541,850
                                                               ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                           SUMMIT COMMUNICATIONS, LLC

                         NOTES TO FINANCIAL STATEMENTS

        FOR THE PERIOD OF INCEPTION (MAY 24, 1997) TO DECEMBER 31, 1997
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Summit Communications LLC (the "Company") is incorporated under the laws of the state of Mississippi as a limited liability company (LLC). The Company constructs communications towers for use by the radio, television, telephone and other industries in the continental United States.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples of estimates subject to possible revision based upon the outcome of future events include costs and estimated earnings on uncompleted contracts and depreciation on property and equipment. Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

     Revenues from fixed-priced and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs to complete each contract. Most of the Company's contracts are short-term and are completed in two to three months.

     Contract costs include all direct material and labor costs and those direct costs related to contract performance, such as supplies, tools and repairs. Selling, general and administrative costs, including indirect costs on contracts, are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues earned.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives by major asset category are as follows: machinery and equipment -- 2 to 10 years; vehicles -- 3 to 5 years; furniture and fixtures -- 3 to 7 years. Gains or losses on the dispositions of assets are recorded at the time of disposition and are included in other income. The costs of normal repairs and maintenance are charged to expense as incurred.

INCOME TAXES

     Income of the Company is taxed directly to its members for Federal income tax purposes. As a result, no provision for Federal income taxes has been reflected in the accompanying financial statements.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior year amounts to conform with current year presentation. These reclassifications had no effect on previously reported results of operations, net assets, cash flows or members' equity.

2.  UNCOMPLETED CONTRACTS

     The following is a summary of costs, estimated earnings and billings on uncompleted contracts:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
Costs incurred on uncompleted contracts.....................   $1,143,511     $2,471,585
Estimated earnings..........................................      495,683        888,087
                                                               ----------     ----------
                                                                1,639,194      3,359,672
Less: Billings to date......................................    1,787,066      3,480,514
                                                               ----------     ----------
                                                               $ (147,872)    $ (120,842)
                                                               ==========     ==========
Presentation in the accompanying balance sheet:
  Cost and estimated earnings in excess of billings on
     uncompleted contracts..................................   $  117,648     $  411,766
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     (265,520)      (532,608)
                                                               ==========     ==========
                                                               $ (147,872)    $ (120,842)
                                                               ==========     ==========

3.  LINE OF CREDIT

     Line of credit consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
Line of credit for $600,000 payable to commercial bank;
  interest at the lender's prime rate (8.5% at December 31,
  1997) plus 0.5%; principal and interest payable January 1,
  1998; collateralized by inventory, property and equipment,
  and accounts receivable...................................    $ 57,593
Line of credit for $750,000 payable to commercial bank;
  interest at the lender's prime rate, (8.5% at December 31,
  1997) plus 0.5%; principal and interest payable July 1,
  1998; collateralized by inventory, property and equipment,
  and accounts receivable...................................      58,944
Line of credit for $750,000 payable to commercial bank;
  interest at the lender's prime rate (8.25% at September
  30, 1998) plus 0.25%; principal payable April 30, 1999,
  interest payable monthly; collateralized by inventory,
  property and equipment and accounts receivable; amended on
  October 16, 1998 increasing the line of credit available
  to $1,000,000 and interest to the 90 day LIBOR rate plus
  2.25%.....................................................                   $442,144
                                                                --------       --------
                                                                $116,537       $442,144
                                                                ========       ========

4.  NOTE PAYABLE TO MEMBER

     Note payable to member consists of the following at December 31, 1997:

  Note payable to member; interest at a specified commercial bank's prime rate, 8.5% at December 31, 1997; principal
     payable on July 18, 1998 and interest payable
     quarterly.
                                                              $388,938
                                                              ========

     The net proceeds of the note were used to acquire the net assets in Note
11. In April 1998, the Company refinanced the note with a note payable to a commercial bank (see Note 5).

     Interest paid to the member was approximately $17,000 and $11,000 for the Period of Inception (May 24, 1997) to December 31, 1997 and the nine months ended September 30, 1998, respectively.

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
  Note payable to commercial bank at an interest rate of
     8.5%; payable in monthly installments of $6,176,
     including interest, through September 25, 2002;
     collateralized by property and equipment and accounts
     receivable.............................................    $283,094       $ 249,221
  Note payable to commercial bank at an interest rate of
     8.75%; payable in monthly installments of $8,207,
     including interest, through April 5, 2003;
     collateralized by property and equipment and accounts
     receivable.............................................                     346,570
                                                                --------       ---------
                                                                 283,094         595,791
  Less: Current portion.....................................     (52,041)       (125,802)
                                                                --------       ---------
  Long-term debt, less current portion......................    $231,053       $ 469,989
                                                                ========       =========

     The following is a summary of the future aggregate amounts of principal payments for long-term debt at September 30, 1998:

Three months ending December 31, 1998.......................  $  30,443
1999........................................................    128,542
2000........................................................    140,099
2001........................................................    152,696
2002........................................................    144,011
                                                              ---------
                                                                595,791
Less: Current portion.......................................   (125,802)
                                                              ---------
                                                              $ 469,989
                                                              =========

6.  CAPITAL LEASE OBLIGATIONS

     The following is a summary of future minimum lease payments under capital lease agreements at September 30, 1998:

Three months ending December 31, 1998.......................  $ 22,933
1999........................................................    70,699
2000........................................................    65,529
2001........................................................    62,712
                                                              --------
  Total minimum lease payments..............................   221,873
Less: Amount representing interest..........................   (29,546)
                                                              --------
                                                              $192,327
                                                              ========

     The following is a summary of assets and accumulated depreciation of assets under capital lease agreements as of:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
Vehicles....................................................    $54,397        $138,697
Machinery...................................................                     92,473
                                                                -------        --------
                                                                 54,397         231,170
Less: Accumulated depreciation..............................     (6,802)        (21,463)
                                                                -------        --------
                                                                $47,595        $209,707
                                                                =======        ========

     Depreciation expense includes amortization of assets under capital leases of $6,802 and $18,811 for the Period of Inception (May 24, 1997) to December 31, 1997 and for the nine months ended September 30, 1998, respectively.

7.  EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution employee benefit plan, which is the 401(k) Profit Sharing Plan and Trust. Employees become eligible for participation in the plan after one year of service. Employees may contribute a percentage of their gross compensation not to exceed certain limits. Contributions by the Company are made at the discretion of the members. There were no contributions made by the Company related to this plan for the Period of Inception (May 24, 1997) to December 31, 1997 and for the nine months ended September 30, 1998.

8.  RELATED PARTY TRANSACTIONS

NOTE RECEIVABLE

     At September 30, 1998, the Company had a note receivable for $155,000 from one of its members. The note bears interest at the same rate as the line of credit, is payable on demand, and is uncollateralized. The note was subsequently repaid in full.

SALE OF BUILDINGS

     In February 1998, the Company acquired a building from one of the members for $500,000. In July 1998 the building was sold to the members resulting in a loss of approximately $12,000.

FACILITY LEASES

     The Company leases space in two buildings owned by the members of the Company under a month to month operating lease. For the nine months ended September 30, 1998, total rent paid to the members was approximately $9,300.

9.  CONTINGENCIES

     The Company is subject to lawsuits and other legal claims in the normal course of its operations. Management believes that the resolution of any such lawsuits and legal claims, if any, will not have a material impact on the Company's financial position, results of operations or cash flows.

10.  CREDIT RISK AND BUSINESS CONCENTRATIONS

     Financial instruments that potentially subject the Company to concentrations of credit consist primarily of cash and accounts receivable. The Company deposits its cash with a major financial institution. At times, deposits may exceed federally insured limits. The Company extends credit to customers based on evaluation of the customer's financial condition and credit history. Collateral is generally not required. Customers include large U.S. companies concentrated in the telecommunications industry.

     Contract revenues earned from three customers accounted for 54% of revenues for the Period of Inception (May 24, 1997) to December 31, 1997. Accounts receivable from these three customers comprise 53% of accounts receivable at December 31, 1997. Contract revenues earned from two customers accounted for 58% of revenues for the nine months ended September 30, 1998. Accounts receivable from these two customers comprise 57% of accounts receivable at September 30, 1998.

     Management expects that sales to relatively few customers will continue to account for a high percentage of its revenues into the foreseeable future and believes that financial results depend in significant part upon the success of these customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have an adverse effect on the Company's business, financial condition and results of operations.

11.  ACQUISITION

     On May 24, 1997, the Company acquired certain assets and assumed certain liabilities of Summit Communications, Inc. (SCI), an unrelated third party, in a purchase transaction. The following is a summary of assets acquired and liabilities assumed in the SCI transaction:

Assets acquired
  Other current assets......................................  $ 23,760
  Property and equipment....................................   855,896
  Other assets..............................................    20,386
                                                              --------
                                                               900,042
Liabilities assumed
  Long-term debt............................................   293,634
  Capital lease obligations.................................    16,188
  Accrued expenses and other liabilities....................    78,013
                                                              --------
                                                               387,835
                                                              --------
     Cash paid..............................................  $512,207
                                                              ========

12.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                                PERIOD
                                                             OF INCEPTION
                                                            (MAY 24, 1997)    NINE MONTHS
                                                                  TO             ENDED
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1997            1998
                                                            --------------   -------------
Interest paid.............................................     $42,644         $ 95,248
Non-cash investing and financing activities:
  Vehicles and machinery acquired under capital leases....     $25,905         $173,386
  Note payable to member refinanced with commercial
     bank.................................................                     $378,197

13.  SUBSEQUENT EVENTS

     On November 10, 1998 the members sold all of their outstanding ownership interest in the Company to Westower Corporation (Westower), a publicly traded company, in exchange for approximately 200,000 shares of Westower and $4.4 million in cash. The members may also receive an additional 100,000 shares of Westower common stock based upon certain performance criteria during the three years subsequent to the date of acquisition. The purchase agreement also provides that Westower will supply the Company's need for additional working capital following the purchase.

     On May 15, 1999, Westower entered into a definitive agreement with Spectrasite Holdings, Inc. (Spectrasite), under which Westower will merge with a subsidiary of Spectrasite. Under the terms of the agreement, Westower shareholders will receive 1.81 shares of Spectrasite common stock for each Westower share and Westower will become a wholly owned subsidiary of Spectrasite. The merger is subject to the approval of Westower's shareholders and the appropriate regulatory agencies as well as other customary closing conditions. There can be no assurance that the merger will be consummated.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                      ------------------------------------

                               TABLE OF CONTENTS
                      ------------------------------------

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    8
Use of Proceeds.......................   16
The Westower Merger...................   17
The Nextel Tower Acquisition..........   19
Unaudited Pro Forma Consolidated
  Financial Data......................   23
Selected Historical Financial Data....   41
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   45
Industry Overview.....................   51
Business..............................   56
Management............................   68
Certain Transactions..................   78
Ownership of Capital Stock............   81
Description of Capital Stock..........   83
Description of Certain Indebtedness...   85
The Exchange Offer....................   88
Description of the Notes..............   97
Certain U.S. Federal Tax
  Considerations......................  133
Plan of Distribution..................  142
Legal Matters.........................  143
Experts...............................  143
Where You Can Fnd More Information....  143
Index to Financial Statements.........  F-1

     UNTIL NOVEMBER 14, 1999 (90TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $586,800,000
                           SPECTRASITE HOLDINGS, INC.

                               EXCHANGE OFFER FOR
                     11 1/4% SENIOR DISCOUNT NOTES DUE 2009
                     -------------------------------------

                                   PROSPECTUS
                     -------------------------------------

                               [SPECTRASITE LOGO]
                                AUGUST   , 1999

------------------------------------------------------
------------------------------------------------------

                                                              [SpectraSite Logo]
Alternate Cover Page
PROSPECTUS
[DATE OF EFFECTIVENESS]

                                  $586,800,000

                           SPECTRASITE HOLDINGS, INC.

                     11 1/4% SENIOR DISCOUNT NOTES DUE 2009

     CIBC World Markets Corp. will use this prospectus in connection with offers and sales of the notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. SpectraSite Holdings, Inc. will not receive any of the proceeds of such sales. CIBC World Markets Corp. may act as principle or agent in such transactions. The closing of the exchange offer, which constituted the delivery of the registered notes in place of the old notes, occurred on
          , 1999. See "Plan of Distribution."

SPECTRASITE:

- We develop and manage build-to-suit communications tower networks and provide site acquisition and site management services for major wireless communications service providers.

- SpectraSite Holdings, Inc. 8000 Regency Parkway, Suite 570 Cary, North Carolina 27511 (919) 468-0112

TRADING FORMAT:

- The PORTAL market, in the over-the-counter market, negotiated transactions or through a combination of such methods.

THE NOTES:

- Maturity Date: April 15, 2009.

- Accretion and Interest: the notes accrete daily at a rate of 11 1/4% per year, compounded semiannually, to an aggregate principal amount of $586,800,000 by April 15, 2004. Cash interest will begin to accrue on April 15, 2004, and we will pay cash interest on October 15, 2004 and on each April 15 and October 15 thereafter until maturity.

- Redemption: We may redeem the notes on or after April 15, 2004. We may redeem up to 35% of the notes prior to April 15, 2002 with net proceeds from one or more public equity offerings.

- Ranking: The notes are general, unsecured obligations of SpectraSite Holdings, Inc. and:

  - rank equally in right of payment to all existing and future senior indebtedness of Holdings; and

  - are effectively subordinated to all existing and future indebtedness and other liabilities of Holdings' subsidiaries.

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            CIBC WORLD MARKETS CORP.

                           ALTERNATE USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the exchange notes by CIBC World Markets Corp. in market-making transactions. SpectraSite will not receive any of the proceeds from such transactions.

                         ALTERNATE PLAN OF DISTRIBUTION

     This prospectus is to be used by CIBC World Markets Corp. in connection with offers and sales of the notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. CIBC World Markets Corp. may act as principal or agent in such transactions, has no obligation to make a market in the notes and may discontinue its market-making activities at any time without notice, at its sole discretion. There is currently no trading market for the 2009 notes. No assurances can be given as to the development or liquidity of any trading market for the 2009 notes.

     We have agreed to indemnify jointly and severally CIBC World Markets Corp. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that CIBC World Markets Corp. may be required to make in that regard.

     Affiliates of CIBC World Markets Corp. beneficially own approximately
     % of Holdings' capital stock on a fully-diluted basis. In addition, Andrew
R. Heyer, a Managing Director of CIBC World Markets Corp., serves on Holdings' board of directors.

     CIBC World Markets Corp. and its affiliates have provided investment banking and other financial services to us in the past and may do so in the future. In addition, CIBC World Markets Corp. and an affiliate are lenders and an agent under our new credit facility and have received customary fees for acting in such capacities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation (in its original certificate of incorporation or amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise of perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation, as amended, limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  *2.1    Agreement and Plan of Merger, dated as of February 10, 1999, among Nextel Communications, Inc., Tower Parent Corp., Tower
          Merger Vehicle, Inc., Tower Asset Sub Inc., SpectraSite
          Holdings, Inc., SpectraSite Communications, Inc. and SHI
          Merger Sub, Inc. (the "Nextel Merger Agreement")
  *2.2    Amendment No. 1 to the Nextel Merger Agreement
  *2.3    Agreement and Plan of Merger among Westower Corporation,
          SpectraSite Holdings, Inc. and W. Acquisition Corp., dated as of May 15, 1999
  *3.1    Certificate of Incorporation of Integrated Site Development
          ("ISD"), dated and filed as of April 25, 1997
  *3.2    Certificate of Amendment of the Certificate of Incorporation
          of ISD, dated as of May 11, 1997 (authorizing Series A
          Preferred Stock) and filed May 12, 1997
  *3.3    Certificate of Amendment of the Certificate of Incorporation
          of ISD, dated as of August 14, 1997 (changing name to
          SpectraSite Communications, Inc. ("SCI")) and filed August
          15, 1997
  *3.4    Certificate of Amendment of the Certificate of Incorporation
          of SCI, dated and filed as of October 29, 1997 (changing
          name to SpectraSite Holdings, Inc. (the "Registrant"))
  *3.5    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated and filed as of March 23, 1998
          (authorizing Series B Preferred Stock)
  *3.6    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated as of May 29, 1998 and filed June
          2, 1998
  *3.7    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated as of August 18, 1998 and filed
          August 19, 1998
  *3.8    Bylaws of Integrated Site Development, Inc. ("ISD"), dated as of April 25, 1997

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  *3.9    Amended and Restated Certificate of Incorporation of the
          Registrant
  *4.1    Indenture, dated as of June 26, 1998, between the Registrant and United States Trust Company of New York, as trustee
  *4.2    First Supplemental Indenture, dated as of March 25, 1999,
          between the Registrant and United States Trust Company of
          New York, as trustee
  *4.3    Indenture, dated as of April 20, 1999, between the
          Registrant and United States Trust Company of New York, as
          trustee.
   5.1    Opinion of Dow Lohnes & Albertson, PLLC
 *10.1    Stock Purchase Agreement (Series A Preferred Stock), dated as of May 12, 1997, by and among U.S. Towers, Inc. ("UST"),
          TeleSite Services, LLC ("TeleSite"), Metrosite Management,
          LLC ("Metrosite"), Whitney Equity Partners, L.P. ("Whitney
          Equity"), Kitty Hawk Capital Limited Partnership, L.P., III
          ("Kitty Hawk III"), and ISD
 *10.2    Stock Purchase Agreement (Series B Preferred Stock), dated as of March 23, 1998, by and among the Registrant, Whitney
          Equity, J. H. Whitney, III, L.P. ("Whitney III"), Whitney
          Strategic Partners III, L.P. ("Whitney Strategic"),
          Waller-Sutton Media Partners, L.P. ("Waller-Sutton"), Kitty
          Hawk III, Kitty Hawk Capital Limited Partnership, IV ("Kitty
          Hawk IV"), Eagle Creek Capital, L.L.C. ("Eagle Creek"), The
          North Carolina Enterprise Fund, L.P. ("NCEF"), Finley Family
          Limited Partnership ("Finley LP"), William R. Gupton
          ("Gupton"), Jack W. Jackman ("Jackman") and Alton D. Eckert
          ("Eckert")
 *10.3    First Amendment to Stock Purchase Agreement (Series B
          Preferred Stock), dated as of May 29, 1998
 *10.4    Second Amendment to Stock Purchase Agreement (Series B
          Preferred Stock), dated as of August 27, 1998
 *10.5    Second Amended and Restated Registration Rights Agreement,
          dated as of April 20, 1999, by and among the Registrant,
          Whitney Equity, Whitney III, Whitney Strategic,
          Waller-Sutton, Kitty Hawk III, Kitty Hawk IV, Eagle Creek,
          NCEF, Finley LP, certain affiliates of CIBC Oppenheimer
          Corp. (the "CIBC Purchasers"), certain affiliates and
          employees of Welsh Carson Anderson & Stowe (the "WCAS
          Purchasers"), Tower Parent Corp., Gupton, Eckert, Stephen H.
          Clark ("Clark") and David P. Tomick ("Tomick")
 *10.6    Third Amended and Restated Stockholders' Agreement, dated as of April 20, 1999, by and among the Registrant, Whitney
          Equity, Whitney III, Whitney Strategic, Waller-Sutton, Kitty
          Hawk III, Kitty Hawk IV, Eagle Creek, Clark, Tomick, Finely
          LP, NCEF, the CIBC Purchasers, the WCAS Purchasers, Tower
          Parent Corp., Edward Lutkewich ("Lutkewich"), Jackman,
          Eckert, and Gupton
 *10.7    Employment Agreement with Stephen H. Clark
 *10.8    Employment Agreement with David P. Tomick
 *10.9    Employment Agreement with Richard J. Byrne
*10.10    Consulting Agreement with Finley & Co.
*10.11    Credit Agreement, dated as of April 20, 1999, by and among the Registrant, SCI, CIBC Oppenheimer Corp., Credit Suisse
          First Boston Corporation and the other parties thereto
*10.12    Membership Interests Purchase Agreement, dated as of
          December 31, 1997, by and among SCI, Jeffrey Hawkins, Edwin
          Keuck and H&K Investments LLC
*10.13    First Amendment to the Membership Interests Purchase
          Agreement, dated May 29, 1998
*10.14    Purchase and Sale Agreement, dated as of February 20, 1998, by and among the Registrant, Metrosite and Apex Site
          Management, L.P.
*10.15    Letter Agreement, dated as of February 6, 1998, by and
          between SCI and Whalen

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *10.16   SpectraSite Holdings, Inc. Stock Incentive Plan
 *10.17   SpectraSite Holdings, Inc. Employee Stock Purchase Plan
 *10.18   Escrow Agreement, dated as of May 12, 1997, by and among
          ISD, Finley LP, and Morrison Cohen Singer & Weinstein, LLP
          ("Morrison Cohen")
 *10.19   Option Escrow Agreement, dated as of May 12, 1997, by and
          among Whitney LP, Kitty Hawk III and Morrison Cohen
 *10.20   Release and Settlement Agreement, dated as of May 12, 1997, by and among PCX Corporation ("PCX"), NCEF, Kitty Hawk III,
          Eckert, Gupton, Jackman, Lutkewich, UST, Long and Clark
 *10.21   Stock Restriction Agreement, dated as of May 12, 1997, by
          and between ISD and Finley LP
 *10.22   Agreement, dated September 15, 1998, by and between Robert
          M. Long and the Registrant
 *10.23   Asset Purchase Agreement, dated as of August 14, 1998 by and among Airadigm Communications, Inc. ("Airadigm") and SCI
 *10.24   Form of Master Tower Attachment Lease Agreement by and
          between Airadigm and SCI
 *10.25   Asset Purchase, dated as of August 20, 1998, by and among
          Amica Wireless PhoneService, Inc. ("Amica") and SCI
 *10.26   Form of Master Design Build Lease Agreement by and between
          Amica and SCI
 *10.27   Stock Contribution Agreement, dated as of May 12, 1997, by and among ISD, Clark, Long and UST
 *10.28   Membership Interests Contribution Agreement, dated as of May
          12, 1997, by and among ISD, Finley, Caroline Finley, Finley
          LP, the Central Arkansas Opportunity Foundation, TeleSite
          and MetroSite
 *10.29   Agreement and Plan of Merger, dated as of October 31, 1997, by and between UST and SCI
 *10.30   Preferred Stock Purchase Agreement (Series C Preferred
          Stock), dated as of February 10, 1999, by and among
          SpectraSite Holdings, Inc., the WCAS Purchasers, the Whitney
          Purchasers, the CIBC Purchasers and the Additional
          Purchasers.
 *10.31   First Amendment to Preferred Stock Purchase Agreement
          (Series C Preferred Stock)
 *10.32   Security & Subordination Agreement, dated as of April 20,
          1999
 *10.33   Master Site Commitment Agreement, dated as of April 20, 1999
 *10.34   Master Site Lease Agreement, dated as of April 20, 1999
 *12.1    Computation of Ratio of Earnings to Fixed Charges
 *21.1    Subsidiaries of the Registrant
  23.1    Consent of Dow, Lohnes & Albertson, PLLC (contained in
          Exhibit 5.1)
  23.2    Consent of Ernst & Young LLP
  23.3    Consent of PricewaterhouseCoopers LLP
  23.4    Consent of Moss Adams LLP
  23.5    Consent of Lamn, Krielow, Dytrych & Co. (formerly, Lamn,
          Krielow, Dytrych & Darling)
  23.6    Consent of Shearer, Taylor & Co., P.A.
  25.1    Form T-1 (Statement of Eligibility of Trustee)
 *27.1    Financial Data Schedule
  99.1    Form of Letter of Transmittal
  99.2    Form of Notice of Guaranteed Delivery

---------------
* Previously filed.

     (b) Financial Statement Schedules.

          None.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issues undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, SPECTRASITE HOLDINGS, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CARY, STATE OF NORTH CAROLINA, ON AUGUST 11, 1999.

                                          SPECTRASITE HOLDINGS, INC.

                                          By:     /s/ STEPHEN H. CLARK
                                            ------------------------------------
                                                      Stephen H. Clark
                                             President, Chief Executive Officer
                                                         and Director

     SPECTRASITE HOLDINGS, INC., A DELAWARE CORPORATION, AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS STEPHEN H. CLARK AND DAVID P. TOMICK, AND EITHER OF THEM, WITH FULL POWER TO ACT WITHOUT THE OTHERS, SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS-IN-FACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN THIS REGISTRATION STATEMENT, AND ANY AND ALL AMENDMENTS THERETO (INCLUDING, WITHOUT LIMITATION, POST-EFFECTIVE AMENDMENTS AND ANY SUBSEQUENT REGISTRATION STATEMENT FILED PURSUANT TO RULE 462(b) OR RULE 462(d) UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING NECESSARY OR DESIRABLE TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY AND TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT, OR EITHER OF THEM, OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                    TITLE                   DATE
                ---------                                    -----                   ----
           /s/ STEPHEN H. CLARK             President, Chief Executive Officer and    August 11, 1999
------------------------------------------  Director (Principal Executive Officer)
             Stephen H. Clark

           /s/ DAVID P. TOMICK              Executive Vice President, Chief           August 11, 1999
------------------------------------------  Financial Officer and Secretary
             David P. Tomick                (Principal Financial Officer)

            /s/ DANIEL I. HUNT              Vice President -- Finance and             August 11, 1999
------------------------------------------  Administration
              Daniel I. Hunt                (Principal Accounting Officer)

          /s/ LAWRENCE B. SORREL            Chairman of the Board of Directors        August 11, 1999
------------------------------------------
            Lawrence B. Sorrel

          /s/ TIMOTHY M. DONAHUE            Director                                  August 11, 1999
------------------------------------------
            Timothy M. Donahue

           /s/ ANDREW R. HEYER              Director                                  August 11, 1999
------------------------------------------
             Andrew R. Heyer

          /s/ JAMES R. MATTHEWS             Director                                  August 11, 1999
------------------------------------------
            James R. Matthews

         /s/ THOMAS E. McINERNEY            Director                                  August 11, 1999
------------------------------------------
           Thomas E. McInerney

           /s/ MICHAEL J. PRICE             Director                                  August 11, 1999
------------------------------------------
             Michael J. Price

                SIGNATURE                                    TITLE                   DATE
                ---------                                    -----                   ----
          /s/ RUDOLPH E. RUPERT             Director                                  August 11, 1999
------------------------------------------
            Rudolph E. Rupert

          /s/ STEVEN M. SHINDLER            Director                                  August 11, 1999
------------------------------------------
            Steven M. Shindler

           /s/ MICHAEL R. STONE             Director                                  August 11, 1999
------------------------------------------
             Michael R. Stone

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   5.1    Opinion of Dow, Lohnes & Albertson, PLLC
  23.2    Consent of Ernst & Young LLP
  23.3    Consent of PricewaterhouseCoopers LLP
  23.4    Consent of Moss Adams LLP
  23.5    Consent of Lamn, Krielow, Dytrych & Co. (formerly, Lamn,
          Krielow, Dytrych & Darling)
  23.6    Consent of Shearer, Taylor & Co., P.A.
  25.1    Form T-1 (Statement of Eligibility of Trustee)
  99.1    Form of Letter of Transmittal
  99.2    Form of Notice of Guaranteed Delivery